Form 10-K, Exhibit 13
period 1995-12-31
WEBSTER FINANCIAL CORP
filed 1996-03-29
CIK 801337

Webster Financial Corporation
1995 Annual Report


Corporate Profile

Webster Financial Corporation is the holding company for Webster Bank, a $4 billion bank with 64 offices in Connecticut. The Company has grown steadily and profitably through the years by emphasizing asset quality, recurring earnings and expense control. A series of recent acquisitions have expanded and strengthened Webster's franchise and have accelerated its transition from a traditional thrift institution to a full-service retail bank. Webster is organized along three business lines -- consumer, business and mortgage banking -- each focused on the special needs of its customers. By helping its customers reach their financial goals, Webster builds strong, lasting relationships which create shareholder value.

1995 Highlights
Reported record operating earnings before non-recurring items

Signed a definitive agreement to purchase 20 branches of the former Shawmut Bank Connecticut in the Greater Hartford banking market

Raised $34 million in additional capital to support the Shawmut branch acquisition Completed Shelton Bancorp acquisition

Merged three bank subsidiaries into a single bank, which was renamed Webster Bank Increased the cash dividend 23 percent

Enhanced automated and telephone banking capabilities to increase access and convenience Received again the highest rating -- Outstanding -- for Community Reinvestment Act (CRA) compliance



Selected Consolidated Financial and Other Data
(Dollars In Thousands Except Share Data)*                                             At December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                        1995             1994              1993             1992          1991
------------------------------------------------------------------------------------------------------------------------------------
Statement of Condition Data
Total assets                                       $ 3,219,670      $ 3,053,851       $ 2,483,403      $ 2,367,722      $ 1,173,489
Loans receivable, net                                1,891,956        1,869,216         1,467,935        1,522,168          701,478
Securities                                           1,044,640          828,758           669,764          438,323          332,440
Segregated Assets, net                                 104,839          137,096           176,998          223,907              --
Core deposit intangible                                  4,729            5,457            11,829           15,463            1,402
Deposits                                             2,400,202        2,431,945         1,966,574        1,995,079          990,054
FHL Bank advances and other borrowings                 553,114          414,375           312,152          193,864           73,772
Shareholders' equity                                   209,973          156,807           126,273          129,144           83,067
                                                                                  Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                          1995            1994               1993             1992           1991
------------------------------------------------------------------------------------------------------------------------------------
Operating Data
Interest income                                    $   218,811     $    190,820      $   154,589       $   111,021     $     90,901
Interest expense                                       131,533           98,464           80,803            61,205           60,015
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                     87,278           92,356           73,786            49,816           30,886
Provision for loan losses                                3,100            3,155            4,597             5,574            4,285
Noninterest income                                      21,975           13,629           10,703             8,407            5,150
Noninterest expenses:
     Non-recurring expenses**                            6,371            5,700               --                --               --
     Foreclosed property expenses and
         provisions, net                                 4,025            6,949            5,085             6,135            5,089
     Other noninterest expenses                         69,191           66,646           49,912            33,018           20,550
------------------------------------------------------------------------------------------------------------------------------------
     Total noninterest expenses                         79,587           79,295           54,997            39,153           25,639
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes                                     26,566           23,535           24,895            13,496            6,112
Income taxes                                             8,246            4,850           10,595             7,083            2,774
------------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative change                     18,320           18,685           14,300             6,413            3,338
Cumulative effect of change in method of
     accounting for income taxes                            --               --            4,575                --              --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                              18,320           18,685           18,875             6,413           3,338
Preferred stock dividends                                1,296            1,716            2,653               581              --
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to
     common shareholders                           $    17,024      $    16,969     $     16,222       $     5,832     $     3,338
------------------------------------------------------------------------------------------------------------------------------------
Loan originations during period                    $   417,372      $   745,618     $    390,337       $   283,926     $   133,418
Net (decrease)/ increase in deposits                   (31,743)         465,371          (28,505)        1,005,025         157,543
Significant Statistical Data*
                                                                                  Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
For The Period:                                           1995             1994             1993             1992           1991
------------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                      2.78%            3.29%            3.13%             3.32%           2.81%
Net yield on average earning assets                       2.89%            3.34%            3.23%             3.50%           3.14%
Return on average shareholders' equity                   10.70%           12.55%           11.11%             6.87%           4.06%
Net income per common share:***
Primary                                            $      2.44       $     2.69     $       2.25       $      1.18     $      0.68
Fully Diluted                                      $      2.30       $     2.44     $       2.04       $      1.16     $      0.68
Dividends declared per common share****            $       .64       $     0.52     $       0.50       $      0.48     $      0.48
Dividend payout ratio                                    27.83%           18.44%           16.85%            37.07           63.24%
Noninterest expenses to average assets                    2.53%            2.86%            2.30%             2.64%           2.45%
Noninterest expenses (excluding foreclosed
     property expenses and provisions, net and
     non-recurring expenses) to average assets            2.20%            2.25%            2.09%             2.23%           1.95%
At End of Period:
Book value per common share                        $     23.87       $     20.59    $       19.90      $     21.29     $     16.88



                                                                 2


Tangible book value per common share               $     23.28       $    19.78     $       17.58      $     18.13     $     16.60
Common shares outstanding (000's)                        8,078            6,780             5,088            4,895           4,920
Shareholders' equity to total assets                      6.52%            5.13%             5.08%            5.46%           7.08%
Nonaccrual assets to total assets                         1.71%            2.10%             2.41%            2.83%           2.83%
Allowance for loan losses to nonaccrual loans           110.45%          134.04%           135.79%          108.71%          77.15%
Allowances for nonaccrual assets to
     nonaccrual assets                                   76.39%           77.01%            77.32%           76.95%          36.07%
------------------------------------------------------------------------------------------------------------------------------------

* Information for all periods presented has been restated to reflect the inclusion of the results of Shelton Bancorp, Inc. and Shoreline Bank and Trust Company which were acquired on November 1, 1995 and December 16, 1994, respectively, and were accounted for using the pooling of interests method.
** See Management's Discussion and Analysis Comparison of 1995 and 1994 years and Note 2 to the Consolidated Financial Statements.
*** Before cumulative change in the method of accounting for income taxes. After such cumulative change net income per common share for 1993 was $3.13 on a primary basis and $2.73 on a fully diluted basis.
**** Webster has continuously declared dividends since the third quarter of 1987. All per share data and the number of outstanding shares of common stock have been adjusted retroactively to give effect to the payment of stock dividends.




To Our Shareholders

"Webster strives to help individuals, families and businesses reach their financial goals. Our focus is on building valuable customer relationships by providing a broad range of products and services and superior customer service."

We are pleased to report that 1995 was a year of significant accomplishment for Webster Financial Corporation. In furthering its record of sound, steady growth, Webster expanded its franchise and its product offerings. Guided by our conservative business philosophy, we continued our emphasis on asset quality, recurring earnings and expense control.

Accomplishments for the year included record operating earnings before non-recurring items and an increase in the cash dividend. In October, Webster accelerated its transition from a traditional thrift to a full-service retail bank by agreeing to acquire 20 branches of Shawmut Bank Connecticut. Webster subsequently raised $34 million in a common stock offering to support the Shawmut branch acquisition. The Shawmut branch acquisition was completed on February 16, 1996. In November, Webster acquired Shelton Bancorp and merged Webster's three bank subsidiaries into a single entity renamed Webster Bank. Once again, Webster received the highest rating for Community Reinvestment Act
(CRA) compliance.

Webster strives to help individuals, families and businesses reach their financial goals. Our focus is on building valuable customer relationships by providing a broad range of products and services and superior customer service. The bank is organized along three business lines -- consumer, business and mortgage banking -- each focused on meeting the special needs of its customers. Webster's growing franchise and automated and telephone banking initiatives enhance customer access and convenience. Webster customers now access information and transact their banking business from automated teller machines
(ATMs) worldwide and through Webster's 24-hour banking center.

Webster has completed and integrated six acquisitions since 1991, each one contributing to Webster's improving results. Today, Webster is the second largest Connecticut-based bank with assets of $4 billion and over $210 million in shareholders' equity. Our 1,200 employees serve 275,000 customers from 64 banking offices and 84 ATMs in Connecticut, extending from the Massachusetts border to Long Island Sound.

1995 Earnings

Earnings for the year were $18.3 million or $2.30 per fully diluted share compared to $18.7 million or $2.44 per fully diluted share in 1994. The 1995 results were reduced by $2.7 million of non-recurring items net after tax. The 1995 earnings would have been $18.9 million or $2.83 per fully diluted share were it not for the effects of the Shelton acquisition and the net non-recurring items. Book value per share increased 16 percent in 1995, to $23.87.

Net non-recurring pretax expenses of $6.4 million were partially offset by $2.2 million in pretax gains on the sale of mortgage loan servicing. The non-recurring expenses include a $3.3 million charge related to the acquisition of Shelton Bancorp, Inc., $2.1 million of expenses related to the merger of Webster's three banking subsidiaries and name change and $1.0 million of costs incurred in preparation for Webster's acquisition of 20 former Shawmut branch banking offices.

Dividend
Webster has paid a regular quarterly cash dividend for 34 consecutive quarters since the corporation paid its first dividend in 1987. In January 1995, the board of directors increased the dividend 23 percent to $.16 per common share.

Shawmut Branch Acquisition
In October, Webster signed a definitive agreement with Shawmut Bank Connecticut to purchase 20 Shawmut Bank offices in the Hartford banking market, including approximately $845 million in deposits and $586 million in loans. The acquisition, which was consummated on February 16, 1996, expanded and strengthened Webster's franchise and created the second largest Connecticut-based bank in the state with a six percent statewide deposit market share.

This acquisition accelerated Webster's transition from a traditional thrift institution to a full-service retail bank. The Shawmut acquisition increases Webster's deposit market share in the Hartford banking market from 3.2 percent to 8.3 percent, giving Webster the second largest share in that market.

Shelton Bancorp Acquisition

Webster completed the purchase of Shelton Bancorp on November 1. Shelton Bancorp contributed assets of $295 million and six full-service banking offices in south central Connecticut. The acquisition extended Webster's franchise into an attractive contiguous market and added 13,000 households to Webster's growing customer base.

Subsidiaries Merged and Renamed Webster Bank

In November, Webster merged its subsidiary banks -- First Federal Bank, Bristol Savings Bank and Shelton Savings Bank -- into a single entity renamed Webster Bank. The merger and renaming benefitted both Webster and its customers.

The merger enables our customers to transact their banking business at any of Webster's offices throughout Connecticut. The larger bank now offers a wider array of products and services. Additionally, Webster's commercial customers benefit from the bank's presence in a larger geographic area and from the bank's ability to accommodate the credit needs of larger customers.

The merger enabled Webster to achieve economies of scale, eliminate duplicative administrative activities, streamline operations and reduce costs. Webster Financial Corporation and Webster Bank are now regulated by a single regulator, further reducing expenses and the cost of compliance.

Webster Bank expects to achieve greater name recognition in the marketplace at reduced cost by advertising as a single bank. The name change also aligns the name of the bank more closely with the name of the holding company.

Raising Capital to Support the Shawmut Acquisition

In December, Webster raised $34 million in an offering of 1,249,600 common shares priced at $27.25 per share. Net proceeds of this public offering were used to support the acquisition of the Shawmut branches. Webster currently has $210 million in equity capital and approximately 8.1 million common shares outstanding.

Community Reinvestment Act

Webster is committed to making a meaningful investment in the communities it serves and is dedicated to achieving the objectives of the Community Reinvestment Act (CRA) and Fair Lending Practices. Webster provides a comprehensive array of deposit and loan products to support the needs of all community members including minorities and low-income families. Our commitment to our communities has earned Webster the highest attainable CRA rating -- Outstanding -- for the third consecutive rating period, and has helped us build valuable customer relationships.

Rights Agreement

In February 1996, Webster's board of directors adopted a Rights Agreement to assist the board in protecting the rights and investment of Webster shareholders. The plan is designed to protect all Webster shareholders against hostile acquirers who may seek to take advantage of Webster and its shareholders through coercive or unfair tactics aimed at gaining control of Webster without paying all shareholders a full and fair price.

Outlook

The economic outlook for Connecticut appears to be improving. While lagging the national economy, the Connecticut economy continues to show modest signs of improvement. While corporate restructuring and downsizing may continue, encouraging growth is evident in small businesses statewide.

Growth

Webster remains committed to the goal of sound, steady growth. Our expanding franchise, broader product offerings and steadfast attention to superior customer service create opportunities in this regard. We intend to pursue opportunities to further strengthen Webster's franchise through combinations with other financial institutions on terms that are consistent with this goal.

The year 1995 was a rewarding one for Webster. Our achievements were made possible through the extraordinary dedication of our employees and the continued support of our customers and shareholders. Our future is bright as we realize the benefits of recent acquisitions and continue our transition to a leading Connecticut retail bank. We appreciate your investment.

Sincerely,


James C. Smith
Chairman and Chief Executive Officer

Webster Bank Offices

Webster's franchise extends from the Massachusetts border through central Connecticut to Long Island Sound. The Shawmut branch acquisition expanded our network in the Greater Hartford area. The Shelton acquisition extended Webster's franchise in south central Connecticut. Today, Webster's franchise includes 64 full-service offices and 84 ATMs located in the central and most populous corridor of Connecticut.

Full-service Banking Office Locations
38       Webster Bank offices
6        Former Shelton Savings Bank offices
         (Acquired November 1, 1995)
20       Former Shawmut Bank Connecticut offices
         (Acquired February 16, 1996)


Consumer Banking

Webster expects that by 1998, our customers will conduct over 60 percent of their transactions using automated or telephone banking means. Here, a customer uses a 24-hour ATM to make a deposit at Webster's new downtown Hartford office.

It wasn't long ago that superior customer service meant a fast-moving teller line and courteous, professional, bankers. But as consumer preferences change, the definition has been expanded to include new product offerings and easier methods by which to access those products. Today, consumers look for full-service retail banks offering everything from basic checking accounts to mutual funds and annuities to telephone banking. Webster continuously expands its product and service offerings to meet evolving consumer needs.

For customers who continue to favor branch banking, Webster offers 64 convenient locations from the Massachusetts border through central Connecticut to Long Island Sound. But recognizing that a growing number of customers prefer automated access to banking services, Webster has steadily increased its investment in technology to develop products and services that enhance our customers' ability to access their accounts and Webster telebanking representatives at anytime and from anywhere they choose.

Webster Bank's First CallSM telephone banking service (800-325-2424) provides access to account information 24 hours a day, seven days a week. More than 45,000 customers use First Call weekly to get up-to-date balances on Webster accounts, transfer funds, and make payments on Webster installment loans and mortgages. Using First Call, customers may also speak with Webster representatives after normal banking hours to open accounts, apply for loans or to simply ask questions. We expect that by 1998, Webster customers will transact over 60 percent of their banking business by direct banking means.

In 1995, Webster made significant additions to its consumer product line. We introduced the Webster Check Card, a debit card that can be used at over 12 million merchant locations worldwide. We also introduced WebsterOneSM, a relationship banking package that affords customers the opportunity to reduce fees, earn more on savings and simplify their bookkeeping with one combined statement. Additionally, Webster introduced a valuable home equity product that provides loans of up to 100 percent of the available equity in a principal residence. Webster will introduce its own credit card later this year.

Webster offers advanced products to meet our customers changing needs while maintaining a hometown bank atmosphere. Providing superior customer service is the primary focus of Webster Bank.

Webster's new Check Card combines the convenience of an ATM card with the purchasing power of a Visa card. Accepted at over 12 million Visa merchant locations worldwide, the Check Card automatically deducts purchases from a customer's checking account - it works just like a check. Here, a customer of Lane and Lenge in West Hartford Center uses her Webster Check Card to make a floral purchase.

Business Banking

Webster recently introduced its Webster FAX-LinkTM service which provides an automatic morning fax to businesses detailing checking account balances and transaction information. The Business Banking Unit has over $500 million in credit balances and $150 million in business deposits.

Businesses large and small fuel our economy, creating jobs and opportunity for people from Hartford to Hamden, from Windsor to Waterbury. Webster facilitates this process by providing credit and other banking services throughout Connecticut, where Webster is among the largest business banks.

Webster provides a full range of business banking products and services, from cash management to the most complex financing packages. In 1995, Webster opened a business banking office in Hartford and expanded its business banking operations in the Bristol, New Haven, and Waterbury regions. We also formed a Small Business Banking Unit to focus on the special needs of businesses with credit requirements of up to $250,000. Every business customer has a dedicated relationship manager who serves as the primary contact and liaison with all Webster service areas.

Business Banking has introduced several new products to make it easier for customers to access account information at anytime and from anywhere they choose. Our Webster PC-LinkTM product is a PC-based service designed to let businesses retrieve and analyze information about Webster accounts and to perform transactions. Our Webster FAX- LinkTM product is an automatic morning fax service to business customers providing balance and transaction information. Additionally, Webster offers a telephone banking service that lets business banking customers transfer funds between accounts and perform other financial transactions over the phone. For the many Connecticut companies involved in foreign trade, Webster offers international services including import, export and standby letters of credit, acceptance financing and foreign exchange.

Webster's commitment to promoting economic expansion in Connecticut and to helping firms grow and create jobs makes us a strong partner for state businesses. And as businesses prosper, so too will Webster.

Businesses fuel job growth which, in turn, fuels the economy. Webster is committed to providing the capital small- and medium-sized businesses need to prosper and expand in Connecticut. Here, Bob Annon, senior vice president, Webster Business Banking, and Edgar B. Butler, Jr., president and chief quality officer of The Taylor & Fenn Company in Windsor, view a 3,500 pound casting made for a Taylor & Fenn customer. Taylor & Fenn, a Webster customer since 1986, employs 136 people and was recently named the top state designee for the Blue Chip Enterprise Initiative sponsored by The United States Chamber of Commerce, Nations Business magazine and the Connecticut Mutual Life Insurance Company.

Mortgage Banking

Fitz and Cheryl Morrison of New Haven enjoy their new two-family home made possible in part by a mortgage from Webster Bank. A leading mortgage lender in Connecticut, Webster is committed to helping people buy, build and refinance their homes.

Webster's roots lie in mortgage lending. Sixty years ago, Webster's founder, Harold Webster Smith, assisted would-be homeowners in buying or building their homes by providing mortgage financing during the Depression era of the 1930s. Today, Webster is a leading mortgage lender in Connecticut still committed to helping people buy, build and refinance their homes.

Webster closed $275 million in residential first mortgage loans in 1995, including $107 million to first-time homebuyers, and $60 million in construction financing. Webster participates with federal, state and local agencies to assist Connecticut families buy homes. These agencies include the Connecticut Housing Finance Authority, the Connecticut Department of Housing, Fannie Mae and Freddie Mac, to name but a few. Webster actively promotes programs which are designed to meet the special needs of low-to-moderate income families.

Superior customer service and innovative products are what make Webster a successful mortgage lender. From first-time homebuyer loans to jumbo mortgages to construction loans, Webster meets each customer's unique needs. For example, Webster's Family MortgageSM introduced in 1995 allows parents to help their children buy homes. Parents can pledge certificates of deposit or the equity in their own homes as collateral in lieu of a downpayment. Another popular product, Webster's flexible construction loan automatically converts to a permanent mortgage loan.

Innovative products mean little if they are difficult to access. That's why mortgage originators, equipped with laptop computers, visit customers in their homes or their offices to complete an application in just minutes. Responding to the need for more convenient access to bank services, our laptop origination process is a major competitive advantage for Webster.

Mortgage products and the way they are delivered have changed a great deal through the years. But our commitment to making the dream of homeownership come true for Connecticut residents is as strong today as it was in 1935.

Webster mortgage originators count themselves among the select few bankers nationwide equipped with laptop computers to expedite the application process. Using laptop computers, our originators reduce the time it takes to file a mortgage application, and, reduce by a minimum of three days, the time it takes for an application to receive approval. Here, Barry and Debbie Pasqurell of Berlin provide financial information for their refinance application to Webster loan originator Renee Gonzalez.

Executive Management of Webster Financial Corporation


Front row:  Lee A. Gagnon Executive Vice President,  Chief Operating Officer and
            Secretary
(L to R)    John V. Brennan  Executive Vice President,  Chief Financial  Officer
            and Treasurer
Back row:   Peter K. Mulligan Executive Vice President, Consumer Banking
(L to R)    Gary M. MacElhiney Executive Vice President, Business Banking
            Ross M. Strickland Executive Vice President, Mortgage Banking

Harold Webster Smith

On October 11, 1935, during the depths of the Depression, 24-year old Harold Webster Smith opened a bank in downtown Waterbury, Connecticut with $25,000 in deposits gathered from family and friends. First Federal Savings of Waterbury was founded to help community members buy and build their homes. Guided by a conservative business philosophy and an extraordinary commitment to its customers, the bank has grown in its founder's image to become the second largest Connecticut-based bank.

As you have read in this report, on November 1, 1995, 60 years after the bank was founded, Webster Financial Corporation merged First Federal and its two other subsidiary banks into a single entity with a new name - Webster Bank. The merger achieved economies of scale and enables Webster to |resent a unified image in all markets. The name Webster was chosen to honor Mr. Smith and to reaffirm the bank's Connecticut roots.

Webster's headquarters building, depicted on the cover of this report, is but four blocks from Mr. Smith's birthplace and two blocks from the bank's original main office. Mr. Smith retired as chief executive officer in 1987 and as chairman of the board in 1995. He continues to serve Webster today as a director and as chairman emeritus.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Introduction

Webster Financial Corporation, ("Webster" or the "Corporation"), through its subsidiary, Webster Bank, (the "Bank") delivers financial services to local individuals and businesses. Webster's Mission is to build valuable banking relationships by helping individuals, families and businesses to reach their financial goals. The company has grown profitably in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise and have accelerated Webster's transition from a traditional thrift institution to a full-service retail bank. Webster is organized along three lines of business--consumer, business and mortgage banking each focused on the special needs of its customers. Webster's 1,200 employees serve 275,000 customers from 64 banking offices in Connecticut, extending from the Massachusetts border to Long Island Sound.

Webster's goals are to ensure customer satisfaction by providing superior customer service and by delivering quality financial products and services, to provide a stimulating and challenging work environment that encourages, develops and rewards excellence, and to make a meaningful investment in the communities Webster serves.

Assets at December 31, 1995 were $3.2 billion compared to $3.1 billion a year earlier. Net loans receivable amounted to $1.89 billion at December 31, 1995 compared to $1.87 billion a year ago. Deposits were $2.40 billion at December 31, 1995 compared to $2.43 billion at December 31, 1994.

Acquisitions

The Shawmut Transaction

On October 1, 1995, Webster Bank entered into a Purchase and Assumption Agreement with Shawmut Bank Connecticut, as part of the Fleet/Shawmut Divestiture, to acquire 20 former Shawmut branch banking offices in the Hartford Banking Market. The Shawmut Transaction was consummated on February 16, 1996 with Webster Bank receiving approximately $845 million in deposits, and $586 million in loans. In connection with the Shawmut Transaction, Webster completed the sale of 1,249,600 shares of its common stock in an underwritten public offering in December 1995. The Shawmut Transaction is being accounted for as a purchase. The results of operations related to the Shawmut branch banking offices prior to acquisition are not included in the accompanying Consolidated Financial Statements. Such results will only be included for the period subsequent to the consummation of the Shawmut Transaction.

The Shelton Acquisition

On November 1, 1995, Webster acquired Shelton Bancorp, Inc. ("Shelton") and its subsidiary, Shelton Savings Bank, a $295 million savings bank in Shelton, Connecticut. In connection with the merger with Shelton, Webster issued 1,292,549 shares of its common stock for all the outstanding shares of Shelton common stock. Under terms of the agreement, Shelton shareholders received .92 of a share of Webster common stock in a tax free exchange for each of their Shelton common shares. This acquisition was accounted for as a pooling of interests and as such Consolidated Financial Statements include Shelton's financial data as if Shelton had been combined at the beginning of the earliest period presented.

Shoreline Bank and Trust Company

On December 16, 1994, Webster acquired Shoreline Bank and Trust Company ("Shoreline"), a $51 million asset commercial bank based in Madison, Connecticut. In connection with the merger with Shoreline, Webster issued 266,500 shares of its common stock for all of the outstanding shares of Shoreline common stock. This acquisition was accounted for as a pooling of interests and as such the Consolidated Financial Statements include Shoreline's financial data as if Shoreline had been combined at the beginning of the earliest period presented. Concurrent with the acquisition, Shoreline was merged into the former First Federal Bank ("First Federal") and its Madison banking office became a full service office.

Bristol Savings Bank

On March 3, 1994, Bristol Savings Bank ("Bristol") converted from a Connecticut mutual savings bank to a Connecticut capital stock savings bank and concurrently became a wholly owned subsidiary of Webster and a sister bank to First Federal. Webster became a multiple holding company as a result of the Bristol acquisition and increased its assets by $486 million. In connection with the conversion Webster completed the sale of 1,150,000 shares of its common stock in related subscription and public offerings. The Bristol acquisition was accounted for as a purchase and results of operations relating to Bristol are included in the accompanying Consolidated Financial Statements only for the period subsequent to the effective date of the acquisition. On November 1, 1995, Webster converted Bristol Savings Bank from a state to a federal charter under the new name of Webster Bank, and then merged First Federal Bank into the renamed Webster Bank. Webster then became a unitary holding company as a result of the merger.

FDIC Assisted Acquisitions

First Federal significantly expanded its retail banking operations through assisted acquisitions of First Constitution Bank ("First Constitution") in October 1992 and Suffield Bank ("Suffield") in September 1991 from the Federal Deposit Insurance Corporation ("FDIC"). These acquisitions, which were accounted for as purchases, involved financial assistance from the FDIC and extended First Federal's retail banking operations into new market areas by adding 21 branch offices, $1.5 billion in retail deposits and approximately 150,000 customer accounts. See Note 2 to the Consolidated Financial Statements for additional information concerning the terms of these assisted acquisitions.

Asset Quality

General

Webster devotes significant attention to maintaining high asset quality through conservative underwriting standards, active servicing of loans, aggressively managing nonperforming assets and maintaining adequate reserve coverage on nonaccrual assets. At year end 1995, residential and consumer loans comprised over 90% of the loan portfolio. All fixed income securities must have an investment rating in the top two rating categories by a major rating service at time of purchase.

Unless otherwise noted, the information set forth concerning loans, nonaccrual loans, foreclosed properties and allowances for loan losses excludes Segregated Assets.

Nonaccrual Assets

The aggregate amount of nonaccrual assets decreased to $55.0 million at December 31, 1995 from $61.5 million at December 31, 1994 and declined as a percentage of total assets to 1.71% at December 31, 1995 from 2.10% at December 31, 1994. Nonaccrual loans increased $2.9 million in 1995 which was offset by a decrease of $9.4 million in foreclosed properties due to net proceeds received from sales of $11.5 million. The allowance for loan losses at December 31, 1995 was $41.8 million and represented 110.45% of nonaccrual assets. Total loan and foreclosed properties allowances for losses of $42.8 million represented 76.39% of nonaccrual assets. The following table details Webster's nonaccrual loans and foreclosed properties for the last five years.



(In Thousands)                                                                      At December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                        1995              1994             1993            1992               1991
------------------------------------------------------------------------------------------------------------------------------------
Nonaccrual Assets:
Loans accounted for on a nonaccrual basis:
   Residential real estate                           $ 20,560          $ 18,390         $ 27,995          $ 39,633       $    8,873
   Commercial real estate                              15,296            15,268            4,132             1,846            4,934
   Consumer                                             1,987             1,237            1,137             4,311              523
Foreclosed Properties:
   Residential and Consumer                             6,368             9,296           18,753            11,674            2,887
   Commercial                                          10,808            17,292            6,711             7,744           15,063
------------------------------------------------------------------------------------------------------------------------------------
     Total                                           $ 55,019          $ 61,483         $ 58,728          $ 65,208         $ 32,280
------------------------------------------------------------------------------------------------------------------------------------
A summary of the  activity  in the  allowance  for loan losses for the last five years follows:

(Dollars In Thousands)                                                     For the Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                        1995              1994              1993             1992             1991
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                      $ 46,772           $ 45,168         $ 49,780          $ 11,055        $   7,952
Charge-offs:
   Residential real estate                            (6,952)           (12,761)          (8,208)           (1,027)            (429)
   Consumer                                             (418)              (760)          (1,236)             (706)            (239)
   Commercial                                         (3,490)            (3,578)          (2,223)           (1,424)          (2,864)
------------------------------------------------------------------------------------------------------------------------------------
                                                     (10,860)           (17,099)         (11,667)           (3,157)          (3,532)

Recoveries:
   Residential real estate                                657               388              205                10               --
   Consumer                                               943             1,701              749               558                3
   Commercial                                           1,185             1,015              114                 9                3
------------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                        (8,075)          (13,995)          (10,599)          (2,580)          (3,526)
Additions to allowance for acquired loans                  --            12,819                --           35,731            2,285
Transfer from allowance for losses for
   loans held for sale                                     --                --            2,390                --               --
Provisions charged to operations                        3,100             2,780            3,597             5,574            4,344
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                             $ 41,797          $ 46,772         $ 45,168          $ 49,780         $ 11,055
------------------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average
   loans outstanding                                      0.4%              0.8%             0.7%              0.3%             0.5%

During 1995, 1994 and 1993 increased loan charge-offs were due primarily to loans acquired as a result of the acquisitions of Bristol and First Constitution. Such charge-offs were in line with expectations and adequate loan loss allowances were established at the time of each acquisition. Included in the 1994 loan charge-offs were write-downs of $2.7 million related to a bulk sale of $10.0 million of nonperforming residential loans and foreclosed properties. See Note 13 to the Consolidated Financial Statements for a summary of activity in the allowance for losses on foreclosed properties. Management believes that the allowance for loan losses is adequate to cover expected losses in the loan portfolio.

Segregated Assets

Segregated Assets consist of all commercial real estate, commercial, and multi-family loans acquired from the FDIC in the First Constitution acquisition. Segregated Assets, before the allowance for losses of $3.2 million, totalled $108.1 million at December 31, 1995, down from $256.6 million at acquisition
(1992). Segregated Assets are subject to a loss-sharing arrangement with the FDIC. The FDIC is required to reimburse Webster Bank quarterly for 80% of the total net charge-offs and certain related expenses on Segregated Assets for five years after acquisition date, with such reimbursement increasing to 95% (less recoveries in years six and seven) as to such charge-offs and expenses in excess of $49.2 million (with payment at the end of the seventh year as to such excess). The impact of purchasing the Segregated Assets has been reflected primarily in increased noninterest expenses for the Bank's share of certain reimbursable expenses and all non-reimbursable expenses. The Bank's share of charge-offs reduces the allowance for losses on the Segregated

Assets which was established in conjunction with the First Constitution acquisition. Management believes that the allowance for losses on Segregated Assets is adequate to cover expected losses on this portfolio. See Note 5 to the Consolidated Financial Statements.

Reimbursable net charge-offs and eligible expenses of Segregated Assets aggregated $7.5 million for 1995. During 1995, Webster Bank received $6.9 million as reimbursement for eligible charge-offs and related net expenses in accordance with the loss-sharing arrangement described above. Payments due from the FDIC upon charge-off and related expenses are recorded as receivables. Such reimbursements are made on a quarterly basis to Webster Bank by the FDIC. When such reimbursements are received the funds are invested in earning assets. Such reimbursements have no immediate impact on the consolidated statements of income.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:

(In Thousands)                                                                            Years Ended December 31,
------------------------------------------------------------------------------------------------------------------
                                                                                            1995             1994
------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                                            $ 4,420         $ 5,042
Provisions charged to operations                                                               --             375
Charge-offs                                                                               (1,772)          (1,505)
Recoveries                                                                                    587             508
------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                  $ 3,235         $ 4,420
------------------------------------------------------------------------------------------------------------------
At December 31, 1995 and 1994,  nonaccrual  Segregated Assets were classified as follows:

(In Thousands)                                                                                 At December 31,
------------------------------------------------------------------------------------------------------------------
                                                                                           1995             1994
------------------------------------------------------------------------------------------------------------------
Segregated Assets accounted for on a nonaccrual basis:
   Commercial real estate loans                                                           $ 2,604        $ 13,795
   Commercial loans                                                                         1,203           3,678
   Multi-family real estate loans                                                           1,432             576
Foreclosed Properties:
   Commercial real estate                                                                     648           7,753
   Multi-family real estate                                                                   651           1,449
------------------------------------------------------------------------------------------------------------------
     Total                                                                                $ 6,538        $ 27,251
------------------------------------------------------------------------------------------------------------------


Liquidity and Capital Resources

Webster Bank is required to maintain minimum levels of liquid assets as defined by regulations adopted by the Office of Thrift Supervision ("OTS"). This requirement, which may be varied by the OTS, is based upon a percentage of withdrawable deposits and short term borrowings. The required liquidity ratio is currently 5.0% and Webster Bank's liquidity ratio was 5.99% at December 31, 1995.

The primary sources of liquidity for Webster Bank are cash flows from operating activities, investing activities and financing activities. Cash flow from operating activities include net income, loans originated for sale, the sale of loans originated for sale and adjustments for noncash items such as depreciation, the provision for loan losses and changes in accruals. Cash flow from investing activities includes the purchase, maturity, and sale of securities and mortgage-backed securities classified as trading or available for sale, and the net change in loans and Segregated Assets. While scheduled loan amortization and maturing securities and short term investments generally are predictable sources of funds, loan and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. One of the inherent risks of investing in mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity at prepayment rates different than those estimated at the time of purchase. This generally occurs because of changes in market interest rates. The market values of fixed-rate mortgage-backed securities are sensitive to fluctuations in market interest rates, declining in value as interest rates rise. If interest rates decrease, as has been the case during 1995, the market value of mortgage-backed securities generally will tend to increase causing the level of prepayments to increase. The lower yields on such loans, and mortgage-backed securities may be offset by a lower cost of funds. Changes in nonaccrual assets due to additions or sales of such assets may also affect liquidity.

Financing activity cash flows primarily include repayments and proceeds from FHL Bank advances and the net change in deposits. The utilization of particular sources of funds depends on comparative costs and availability. Webster Bank has, from time to time, chosen not to pay rates on deposits as high as certain competitors, and when necessary, supplements deposits with various borrowings. Webster Bank manages the prices of its deposits to maintain a stable, cost-effective deposit base as a source of liquidity.

Webster Bank had additional borrowing capacity from the FHL Bank of $1.4 billion at December 31, 1995. At that date, the Bank had FHL Bank advances outstanding of $383.1 million compared to $370.7 million at December 31, 1994. See Note 9 to the Consolidated Financial Statements.

Webster's main sources of liquidity at the holding company level are dividends from the Bank and capital offerings, while the main outflows are the payment of dividends to preferred and common stockholders and the payment of interest to holders of Webster's 8 3/4% Senior Notes. There are certain restrictions on payment of dividends by Webster Bank to Webster. See Note 15 to the Consolidated Financial Statements. Webster does not have a regulatory capital requirement at the holding company level.

In July of 1995, Webster announced its intention to repurchase up to ten percent of its outstanding common shares from time to time over a twenty-four month period. The shares purchased under the repurchase program are intended to offset future dilution from shares of common stock that may be issued in connection with conversions of currently convertible preferred stock or issued upon exercise of options under Webster's stock option plans. No shares have been repurchased under this current plan. Webster previously repurchased 548,500 shares in two stock repurchase plans announced in 1988 and 1990.

Applicable OTS regulations require federal savings banks such as Webster Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risked- weighted assets). As an OTS regulated savings institution, Webster Bank also is subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1995, Webster Bank was in full compliance with all applicable capital requirements as detailed below:

(Dollars In Thousands)                                                      At December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      Tier 1                    Tier 1                   Total
                                  Tangible Capital                  Core Capital            Risk-Based Capital    Risk-Based Capital
                                     Requirement                    Requirement               Requirement             Requirement
-----------------------------------------------------------------------------------------------------------------------------------
                                    Amount       %            Amount           %          Amount         %       Amount         %
-----------------------------------------------------------------------------------------------------------------------------------
Capital for regulatory
  purposes                         $ 184,715  5.85%         $ 189,444        5.99%     $ 189,444        12.04%   $ 209,174    13.30%
Minimum regulatory
  requirement                         47,334  1.50             94,810        3.00         62,932         4.00      125,863     8.00
-----------------------------------------------------------------------------------------------------------------------------------
Excess over requirement            $ 137,381  4.35%         $  94,634        2.99%     $ 126,512         8.04%   $  83,311     5.30%
-----------------------------------------------------------------------------------------------------------------------------------

The OTS issued new regulations, effective January 1, 1994, which added an interest-rate component to the risk-based capital requirement. However, the OTS has delayed implementation of the new regulations indefinitely. Under the new regulation, an institution is considered to have excess interest-rate risk if based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. The new interest-rate risk requirements, if implemented, are not expected to affect the ability of Webster Bank to meet the risk-based capital requirements.

Asset/Liability Management

The goal of Webster's asset/liability management policy is to manage interest-rate risk so as to maximize net interest income over time in changing interest-rate environments while maintaining acceptable levels of risk. To this end, Webster's strategies for managing interest-rate risk are responsive to changes in the interest-rate environment and market demands for particular types of deposit and loan products. Management measures interest-rate risk using GAP, duration and simulation analyses with particular emphasis on measuring changes in the market value of portfolio equity in different interest-rate environments. The simulations analyses incorporate assumptions about balance sheet changes such as asset and liability growth, loan and deposit pricing and changes due to the mix and maturity of such assets and liabilities. From such simulations, interest rate risk is quantified and appropriate strategies are formulated. The overall interest rate risk position is reviewed on an ongoing basis by the Asset Liability Committee, which includes Executive Management and has representation by members of each line of business. Strategies employed in 1995 to improve the interest-rate sensitive position included (i) the selling of certain fixed-rate mortgage loans, (ii) promotion of adjustable-rate mortgage loans, (iii) emphasis on the origination of variable-rate home equity credit lines and commercial loans, (iv) emphasis on the purchase of short-term or adjustable-rate securities or mortgage-backed securities, (v) emphasis on deposits that meet asset/liability management objectives and (vi) the employment of hedging techniques to reduce the interest-rate risk of certain assets or liabilities.

Based on Webster's asset/liability mix at December 31, 1995, management's simulation analysis of the effects of changing interest rates projects that an instantaneous 200 basis point increase in interest rates would decrease the market value of portfolio equity by 10% at December 31, 1995. At December 31, 1995, Webster had a 4.26% positive GAP position in the one year time horizon which means that cumulative interest-rate sensitive assets exceed cumulative interest-rate sensitive liabilities for that period. Management believes that its interest-rate risk position represents a reasonable amount of interest-rate risk at this point in time. Webster also utilizes as part of its asset/liability management strategy various interest rate contracts including short futures positions, interest rate swaps and interest rate caps. The notional amounts of these instruments are not reflected in Webster's statement of condition but are included in the repricing table for purposes of analyzing interest-rate risk. Interest-rate contracts are entered into as hedges against future rate fluctuations and not for speculative purposes.

Webster is unable to predict future fluctuations in interest rates and as such the market values of certain of Webster's financial assets and liabilities are sensitive to fluctuations in market interest rates. Changes in interest rates can affect the amount of loans originated by Webster Bank, as well as the value of its loans and other interest-earning assets. The extent to which borrowers prepay loans also is affected by prevailing interest rates. When interest rates increase, borrowers are less likely to prepay their loans; whereas when interest rates decrease, borrowers are more likely to prepay their loans. Prepayments may adversely affect the value of mortgage loans, the levels of such assets that are retained in Webster Bank's portfolio, and net interest income and loan servicing income. Similarly, prepayments on mortgage-backed securities may also adversely affect the value of these securities and interest income. Increases in interest rates may cause depositors to shift funds from accounts that have a comparatively lower cost such as regular savings accounts to accounts with a higher cost such as certificates of deposit. If the cost of interest-bearing liabilities increase at a rate that is greater than the increase in yields on interest-earning assets, the interest rate spread is negatively affected. Changes in the asset and liability mix also affects the interest rate spread.

The following table sets forth the estimated maturity/repricing structure of Webster's interest-earning assets and interest-bearing liabilities at December 31, 1995. Repricing for mortgage loans is based on contractual repricing and projected prepayments and repayments of principal. Deposit liabilities without fixed maturities are assumed to decay over the periods presented based on industry standards and internal projections.



                                          More than     More than     More than     More than    More than
                               6 Months    6 Months        1 Year       3 Years       5 Years     10 Years     More than
(Dollars In Thousands)        or less      to 1 Year    to 3 Years    to 5 Years   to 10 Years  to 20 Years    20 Years    Total
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Loans                      $   680,310    $ 468,168    $  391,347    $  138,192     $ 139,926    $ 121,030    $  58,473  $1,997,446
Securities                     571,282      147,170        97,235        52,561        83,083       77,719       41,607   1,070,657
-----------------------------------------------------------------------------------------------------------------------------------
   Total Rate-Sensitive
     Assets                $ 1,251,592    $ 615,338    $  488,582    $  190,753     $ 223,009    $ 198,749    $ 100,080  $3,068,103
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities
Deposits                   $   808,381    $ 459,215    $  689,618    $  275,955     $  84,592    $  44,703    $  37,738  $2,400,202
Borrowings                     357,057      105,000        65,000        50,700            --           --           --     577,757
-----------------------------------------------------------------------------------------------------------------------------------
   Total Rate Sensitive
   Liabilities             $ 1,165,438    $ 564,215    $  754,618    $  326,655     $  84,592    $  44,703    $  37,738  $2,977,959
-----------------------------------------------------------------------------------------------------------------------------------
Consolidated GAP           $    86,154    $  51,123    $ (266,036)   $ (135,902)    $ 138,417    $ 154,046    $  62,342
GAP to Total Assets
   Percentage                     2.67%        1.59%        -8.26%        -4.22%         4.30%        4.78%        1.94%
Cumulative GAP             $    86,154    $ 137,277    $ (128,759)   $ (264,661)    $(126,244)   $   27,802   $  90,144
Cumulative GAP to Total
   Assets Percentage              2.67%        4.26%        -4.00%        -8.22%        -3.92%        0.86%        2.80%

Comparison of 1995 and 1994 Years

General

For 1995, Webster reported net income of $18.3 million, or $2.30 per share on a fully diluted basis. Included in the 1995 results are a total of $6.4 million of non-recurring expenses which include: $3.3 million of expenses related to the Shelton acquisition, $2.1 million of expenses related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million of expenses related to charges incurred in preparation for the acquisition of 20 branch banking offices from the former Shawmut Bank. Also included in the 1995 results are a $2.2 million gain on the sale of mortgage servicing rights and $500,000 of losses on the sale of securities as part of a portfolio restructuring plan. Net income for 1994 amounted to $18.7 million, or $2.44 per share on a fully diluted basis. Included in the 1994 results are $700,000 of expenses related to the Shoreline acquisition, a $5.0 million write-down of the First Constitution core deposit intangible asset and income tax benefits of $4.5 million related to a reduction of the deferred tax asset valuation allowance primarily related to Bristol. Results for Bristol are included in the accompanying Consolidated Financial Statements only from the date of acquisition on March 3, 1994.

Net Interest Income

Net interest income before the provision for loan losses decreased $5.1 million in 1995 to $87.3 million from $92.4 million for 1994. The decrease is primarily due to the fact that the cost of interest-bearing liabilities has increased faster than the yield on interest-earning assets, in part due to a shift of low cost deposits to longer term certificates of deposit.

Interest Income

Total interest income for 1995 amounted to $218.8 million, an increase of $28.0 million, or 14.7%, compared to $190.8 million in 1994. This increase in income
was  due  primarily  to  an  increase  in  the  average   volume  of  loans  and
mortgage-backed securities and to an increase in the average yield on all interest-earning assets which increased to 7.20% in 1995 from 6.91% in 1994.

Interest Expense

Interest expense for 1995 amounted to $131.5 million, an increase of $33.1 million, or 33.6%, compared to $98.5 million in 1994. This increase in interest expense of $33.1 million was due primarily to an increase in interest rates of $21.4 million and to an increase in the average volume of deposits and borrowings of $11.7 million.

The following table shows the major categories of assets and liabilities together with their respective interest income or expense and the rates earned and paid by Webster.

(Dollars In Thousands)                                               Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                            1995                                1994                                1993
------------------------------------------------------------------------------------------------------------------------------------
                              Average                Average      Average                  Average    Average      Average
                              Balance     Interest    Yield       Balance      Interest     Yield     Balance     Interest   Yield
------------------------------------------------------------------------------------------------------------------------------------
Loans, net (a)           $ 1,935,608$    144,896(b)   7.49%   $ 1,810,382    $ 129,859(b)   7.17%    $ 1,524,133 $105,924(b) 6.95%
Segregated Assets,
   net (a)                   123,293       9,592      7.78        126,207        9,789      7.7          200,629   15,448    7.70
Mortgage-backed
   securities                776,710      52,718      6.79        602,865       38,786      6.43         395,623   24,777    6.26
Interest-bearing
   deposits                   24,790         948      3.80         30,312        1,071      3.53          19,328      650    3.36
Securities                   182,400      10,657      6.22(c)     191,682       11,315      5.99(c)      144,815    7,790    5.49(c)
------------------------------------------------------------------------------------------------------------------------------------
Total interest-
   earning assets          3,042,801     218,811      7.20      2,761,448      190,820      6.9        2,284,528  154,589    6.77
Other assets                 101,367                              211,058                                102,741
------------------------------------------------------------------------------------------------------------------------------------
Total assets             $ 3,144,168                          $ 2,972,506                            $ 2,387,269
------------------------------------------------------------------------------------------------------------------------------------
Savings, DDA and
   escrow                $   840,822  $   14,122      1.68%   $   858,887     $ 15,769      1.84%    $   708,135 $ 15,859    2.24%
Money market
   savings and
   fixed maturity
   deposits                1,632,576      84,013      5.15      1,466,179       61,066      4.16       1,270,026   52,828    4.16
FHL Bank advances            419,822      27,501      6.55        351,693       17,969      5.11         219,874   10,071    4.58
Repurchase Agreements         37,830       2,237      5.91             --           --        --              --       --      --
Other borrowings              40,000       3,660      9.15         40,000        3,660      9.15          24,836    2,045    8.23
------------------------------------------------------------------------------------------------------------------------------------
Total interest-
   bearing liabilities     2,971,050     131,533      4.42      2,716,759       98,464      3.62       2,222,871   80,803    3.64
Other liabilities              1,884                              106,878                                 35,621
Shareholders' equity         171,234                              148,869                                128,777
------------------------------------------------------------------------------------------------------------------------------------
Net interest income
   and interest rate
     spread                           $   87,278      2.78                    $ 92,356      3.29                 $ 73,786    3.13
Total liabilities and
   shareholders'
     equity              $ 3,144,168                          $ 2,972,506                            $ 2,387,269
------------------------------------------------------------------------------------------------------------------------------------
Net yield on average
   earning assets                                     2.89%                                 3.34%                            3.23%

(a) Interest on nonaccrual loans has been included only to the extent reflected in the Consolidated Statements of Income. Nonaccrual loans, however, are included in the average balances outstanding.
(b) Includes discount and fee income, net of $1.1 million, $547,000 and $707,000 in 1995, 1994 and 1993, respectively.
(c)   Yields are adjusted to a fully taxable equivalent basis.

Net interest income also can be analyzed in terms of the impact of changing rates and changing volumes. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Webster's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior volume), and (iii) the net change. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.



(In Thousands)                                                                Years Ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                             1995 v. 1994                               1994 v. 1993
----------------------------------------------------------------------------------------------------------------------------------
                                                      Increase (Decrease) Due to                Increase (Decrease) Due to
----------------------------------------------------------------------------------------------------------------------------------
                                                    Rate        Volume         Total          Rate          Volume         Total
----------------------------------------------------------------------------------------------------------------------------------
Interest on interest-earning assets:
  Loans and Segregated Assets                    $  5,802      $ 9,038      $ 14,840        $ 3,165        $ 15,111     $ 18,276
  Mortgage-backed securities                        2,232       11,700        13,932            690          13,319       14,009
  Securities                                           47         (828)         (781)           772           3,174        3,946
     Total                                          8,081       19,910        27,991          4,627          31,604       36,231
----------------------------------------------------------------------------------------------------------------------------------
Interest on interest-bearing liabilities:
  Deposits                                         16,161        5,139        21,300         (3,158)         11,306        8,148
  FHL Bank advances and other
     borrowings                                     5,216        6,553        11,769          1,530           7,983        9,513
----------------------------------------------------------------------------------------------------------------------------------
     Total                                         21,377       11,692        33,069         (1,628)         19,289       17,661
Net change in net interest income                $(13,296)     $ 8,218      $ (5,078)       $ 6,255        $ 12,315     $ 18,570
----------------------------------------------------------------------------------------------------------------------------------


Provision for Loan Losses

The provision for loan losses for 1995 was $3.1 million versus $3.2 million for 1994. The allowance for losses on loans at December 31, 1995 amounted to $41.8 million and represented 110.45% of nonaccrual loans versus $46.8 million or 134.04% of nonaccrual loans at December 31, 1994.

Noninterest Income

Noninterest income for 1995 amounted to $22.0 million, compared to $13.6 million in 1994. Fees and service charges totaled $14.1 million in 1995, an increase of $1.9 million, or 15.9% from 1994 due primarily to a larger customer base. Gains on sales of loans, mortgage loan servicing rights, securities and mortgage-backed securities amounted to $4.3 million in 1995 compared to losses of $1.2 million in 1994. The 1995 results include non-recurring income of $2.2 million, which represent gains on the sale of mortgage loan servicing rights and non-recurring losses on the sale of securities as part of a portfolio restructuring plan. Other noninterest income for 1995 amounted to $3.5 million, an increase of $.9 million from 1994.

Noninterest Expenses

Noninterest expenses for 1995 amounted to $79.6 million compared to $79.3 million in 1994. The increase of $.3 million is primarily due to increased salaries and employee benefits, occupancy, furniture and equipment, and other operating expenses, offset by decreases in federal deposit insurance premiums and foreclosed properties expenses. Included in the 1995 results are a total of $6.4 million of non-recurring expenses which include: $3.3 million of expenses related to the Shelton acquisition, $2.1 million of expenses related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million of expenses related to charges incurred in preparation for the acquisition of 20 banking offices from the former Shawmut Bank. Also included in the 1995 results were benefits from the reduction of the Bank Insurance Fund ("BIF"), deposit insurance premiums. The Federal Deposit Insurance Corporation determined that the BIF had met its required reserve ratio as of June 1, 1995 and lowered the BIF premium retroactively to that date. There was no reduction by the FDIC in the premium rates of the Savings Association Insurance Fund ("SAIF") which has not met its required reserve level. At December 31, 1995, approximately 59% of Webster Bank's deposits are assessed premiums at the BIF rate and 41% at the SAIF rate. Deposits acquired in the Shawmut transaction on February 16, 1996 will be assessed at the lower BIF rates. The decrease in foreclosed property expenses is due to lower provisions for foreclosed property losses and lower foreclosed property expenses due to a decrease in the outstanding balance of foreclosed properties. Included in the 1994 results are $700,000 of expenses related to the Shoreline acquisition and a $5.0 million write-down of the First Constitution core deposit intangible asset. An evaluation of the core deposit intangible asset at December 31, 1995 was performed using a discounted cash flow analysis. This analysis revealed that there has not been any further impairment of this asset.

Income Taxes

Income tax expense for 1995 increased to $8.2 million from $4.8 million in 1994. Included in the 1995 and 1994 results are $2.9 million and $4.5 million of benefits from the utilization of tax loss carryforwards and the reduction of the deferred tax asset valuation allowance primarily related to Bristol Savings Bank.

Comparison of 1994 and 1993 Years

General For 1994, Webster reported net income of $18.7 million, or $2.44 per share on a fully diluted basis. Included in the 1994 results were $700,000 of expenses related to the Shoreline acquisition, a $5.0 million write-down of the First Constitution core deposit intangible asset and income tax benefits of $4.5 million related to a reduction of the deferred tax asset valuation allowance. Net income for 1993 amounted to $18.9 million and net income available to common shareholders was $16.2 million. Included in the 1993 results was cumulative change in the method of accounting for income taxes of $4.6 million. This change occurred as a result of the adoption of Statement of Financial Accounting Standard No. 109, "Accounting For Income Taxes" and is discussed in more detail in Note 14 to the Consolidated Financial Statements. Operating earnings for 1994 amounted to $16.9 million or $2.44 per fully diluted share compared to $11.6 million or $2.04 per fully diluted share for the same period a year earlier. The increased operating earnings for 1994 were primarily attributed to increased earning assets as a result of the Bristol acquisition and lower provisions for loan losses.

                  Operating Earnings Summary

(In Thousands)                         Years Ended December 31,
------------------------------------------------------------------
                                         1994            1993
------------------------------------------------------------------
Net Income                            $ 18,685         $ 18,875
   Less Cumulative Change in
   Method of Accounting for
   Income Taxes                             --            4,575
------------------------------------------------------------------
     Operating Earnings                 18,685           14,300
Less Preferred Stock Divided
   Requirements                          1,716            2,653
------------------------------------------------------------------
Operating Earnings Available
   to Common Shareholders             $ 16,969         $ 11,647
------------------------------------------------------------------


Net Interest Income

Net interest income before the provision for loan losses increased $18.6 million in 1994 to $92.4 million from $73.8 million for 1993. The increase was primarily the result of higher volumes of interest-earning assets due to the Bristol acquisition.

Interest Income

Total interest income for 1994 amounted to $190.8 million, an increase of $36.2 million, or 23.4%, compared to 1993. This increase in income was due primarily to an increase in the average volume of loans, mortgage-backed securities and securities acquired in the Bristol acquisition and to an increase in the average yield on all interest-earning assets which increased to 6.91% in 1994 from 6.77% in 1993.

Interest Expense

Interest expense for 1994 amounted to $98.5 million, an increase of $17.7 million, or 21.9%, compared to 1993. The increase in interest expense of $17.7 million was attributable to an increase in the average volume of deposits and borrowings of $19.3 million and a decrease of $1.6 million related to interest rates. The increase in volume is primarily attributable to an increase of interest-bearing liabilities as a result of the Bristol acquisition.

Provision for Loan Losses

The provision for loan losses for 1994 was $3.2 million versus $4.6 million for 1993. The allowances for losses on loans at December 31, 1994 amounted to $46.8 million and represented 134.04% of nonaccrual loans versus $45.2 million or 135.79% of nonaccrual loans at December 31, 1993.

Noninterest Income

Noninterest income for 1994 amounted to $13.6 million, compared to $10.7 million in 1993. Fees and service charges totaled $12.2 million in 1994, an increase of $4.3 million, or 54%, from 1993 primarily due to increases in fees from checking and deposit products and loan servicing as a result of the Bristol acquisition. Losses on sales of loans, securities and mortgage-backed securities amounted to $1.2 million in 1994 compared to gains of $1.9 million in 1993. Other noninterest income for 1994 amounted to $2.6 million, compared to $911,000 in 1993, an increase of $1.7 million primarily as a result of the Bristol acquisition.

Noninterest Expenses

Noninterest expenses for 1994 amounted to $79.3 million compared to $55.0 million in 1993. The increase of $24.3 million is primarily due to increased salaries, benefits, occupancy, furniture and equipment costs, increased premiums for federal deposit insurance, foreclosed property expenses and provisions and other noninterest expenses and are related primarily to the Bristol acquisition. Expenses for 1994 also included a $5.0 million write-down of the core deposit intangible asset recorded in the First Constitution acquisition and $700,000 of expenses related to the Shoreline acquisition. A write-down of the core deposit intangible was deemed necessary after a review of the recoverability of this asset was made. During 1994 there were outflows of regular savings and certificate of deposit accounts because of overall increases in interest rates. In addition, because of the loss of customer accounts the ability to collect fee income on such accounts had been reduced. Based on these changes, management's estimates of fees and service charges and interest expense on deposits indicate that the original projections of such amounts will not be achieved. Such analysis was prepared using a discounted cash flow analysis. Periodic evaluations of the core deposit intangible asset will continue to be made and such further impairment, if any, will be recorded as a charge to the statement of income. The increase in foreclosed property expenses and provisions of $1.9 million is primarily due to increased provisions for foreclosed properties.

Income Taxes

Income tax expense for 1994 decreased to $4.9 million from $10.6 million in 1993 due to benefits from the utilization of tax loss carryforwards and the reduction of the deferred tax asset valuation allowance primarily relating to Bristol Savings Bank. Included in the 1993 results is a cumulative change in the method of accounting for income taxes of $4.6 million as a result of the adoption of Financial Accounting Standard No. 109, "Accounting for Income Taxes", which is discussed in more detail in Note 14 to the Consolidated Financial Statements.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a banking institution are monetary in nature. As a result, interest rates have a more significant impact on a banking institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, the maturity structure of Webster's assets and liabilities are critical to the maintenance of acceptable performance levels.

Recent Financial Accounting Standards

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation." This statement encourages all companies to adopt a new fair value based method of accounting for stock compensation plans in place of the intrinsic value method prescribed by Accounting Principals Board ("APB") Opinion
25. In adopting the fair value based method, companies will record compensation cost related to activity with their stock-based compensation plans. Companies that choose to continue to account for stock- based compensation under the provision of APB Opinion 25 will be required to disclose the impact on net income and earnings per share as if they had adopted the fair value method. Webster does not plan to adopt the fair value method. This standard applies to financial statements for fiscal years beginning after December 31, 1994. Calendar year companies will first be required to disclose comparable pro forma net income and earnings per share for 1995 and 1996 in their 1996 financial statements.

In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122") "Accounting for Mortgage Servicing Rights", which amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." Under SFAS No. 65, mortgage servicing rights were required to be capitalized only if servicing was purchased but prohibited separate capitalization of mortgage servicing rights when acquired through loan portfolio sales with servicing rights retained. SFAS No. 122 requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, SFAS No. 122 requires that a mortgage banking entity assess its capitalized mortgage servicing rights for impairment and establish valuation allowances based on the fair value of those servicing rights, which include those servicing rights acquired prior to the adoption of SFAS No. 122. As allowed under the provisions of this statement, Webster elected early adoption of SFAS No. 122 on July 1, 1995. At December 31, 1995, the fair value of all mortgage servicing rights approximates its book value of $2.6 million, therefore, no valuation allowance was recorded.

In October 1994, the FASB issued statement of Financial Accounting Standard No. 119 ("SFAS 119"), "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." This statement requires institutions to disclose the average fair value of derivative instruments as well as net gains and losses arising from trading revenues. Webster currently holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized in the statements of income as a gain or loss in the period for which the change occurred. Webster also holds various interest-rate financial instruments in the form of interest rate swaps and caps as hedges against increases in interest rates. This statement is effective for fiscal years ending after December 15, 1994. See Notes 3 and 11.

In November 1993, the Accounting Standards Executive Committee issued Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." This statement requires institutions with employee stock ownership plans to record compensation expense equivalent to the fair value of shares committed to be released to employees. Shares not committed to be released are excluded from outstanding shares for the calculation of net income per share. Such provisions are not required for employee stock ownership plan shares issued prior to December 31, 1992. On March 3, 1994, in conjunction with the subscription and public offerings of 1,150,000 shares of common stock of Webster, the Webster Bank Employee Stock Ownership Plan purchased 100,000 additional shares. The implementation of Statement of Position 93-6 did not have an effect on earnings for 1994 since no shares related to the purchase were committed for release during 1994. During 1995, 4,127 shares were released and the impact on earnings was $85,000 before income taxes. The exclusion of the additional employee stock ownership plan shares not committed to be released does not have a material effect on the computation of net income per share.

In May 1993, the FASB issued Statement of Financial Accounting Standard No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." As allowed under the provisions of this statement, Webster elected early adoption of SFAS No. 115 on December 31, 1993. The early adoption and implementation of SFAS No. 115 did not have a material affect on the financial statements. See Note 1 to the Consolidated Financial Statements for a discussion of SFAS No. 115.

In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Under SFAS No. 114, a loan is considered impaired when it is probable that the creditor will be unable to collect amounts due, both principal and interest, according to the contractual terms of the loan agreement. This statement does not apply to large groups of small-balance homogeneous loans that are collectively evaluated for impairment such as residential and consumer loans. When a loan is impaired, a creditor has a choice of ways to measure impairment. The factors used to measure impairment include: (i) the present value of expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (ii) the observable market price of the impaired loan or (iii) the fair value of the collateral of the collateral-dependent loan. When a loan has been deemed to be impaired, a valuation allowance is established for the amount of such impairment.

Webster considers its residential and consumer loan portfolios to be exempt from the provisions of SFAS No. 114 since these loans are large groups of small-balance homogeneous loans collectively evaluated for determining loan loss allowances. In identifying impaired loans under the provisions of SFAS No. 114, Webster aggregates loans into risk classifications and makes an individual assessment of each borrower's ability to repay based upon current contract terms. If it is determined that the borrower will not be able to fulfill the terms of the original contract, the loan is classified as impaired. Impaired loans differ from nonaccrual loans based upon the following: nonaccrual loans are loans which are contractually past due 90 days or more as to principal or interest payments. In addition, a loan may be placed on nonaccrual status based on uncertainty as to future principal or interest payments. In comparison, the measurement of impaired loans is more subjective due to the use of estimates of future cash flows.

There is no difference in Webster's charge-off policy for impaired loans as compared to other loans classified as nonaccrual or risk-rated by category. Loans are charged-off to the loan loss or impaired loan loss allowances when management determines that a portion of the book value of the loan will not be recovered either through principal repayment or liquidation of the underlying collateral.

In October 1994, the Financial  Accounting  Standards Board issued SFAS No. 118,
"Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure", amending SFAS No. 114. SFAS No. 118 allows institutions to use existing methods for recognizing interest income on impaired loans. Webster's policy with regard to the recognition of interest income on impaired loans includes an individual assessment of each loan. Interest which is more than 90 days past due is not accrued. When payments on impaired loans are received, Webster records interest income on a cash basis or applies the total payment to principal based on an individual assessment of each loan.

Recent Proposed Legislation

Legislation has been introduced in the United States House of Representatives ("House") that would eliminate the federal savings association charter by January 1, 1998. If such legislation is enacted, Wester Bank would be required to convert its federal savings charter to either a national bank charter or to a state depository institution charter. Pending legislation also may result in Webster becoming regulated at the holding company level by the Board of Governors of the Federal Reserve System ("Federal Reserve") rather than the OTS. Regulation by the Federal Reserve could subject Webster to capital requirements that are not currently applicable to Webster as a holding company under OTS regulation and may result in statutory limitations on the type of business activities in which Webster may engage at the holding company level, which business activities currently are not restricted. The pending legislation is expected to provide relief as to recapture of the bad debt deduction that otherwise would be applicable if Webster Bank were unable to continue as a qualified savings institution for federal tax purposes. Webster is unable to predict whether such legislation will be enacted or, if enacted, whether it will contain relief as to bad debt deductions previously taken by Webster Bank.

Savings Association Insurance Fund Recapitalization

The current financial condition of the Savings Association Insurance Fund ("SAIF") has resulted in the introduction of various legislation in both the United States Senate ("Senate") and the House to recapitalize the SAIF and then to merge the SAIF into the Bank Insurance Fund ("BIF"). Both the Senate and House legislation, as currently proposed, would generally impose a special one-time assessment of approximately 85 cents per $100 of assessable SAIF deposits at March 31, 1995. Depending upon the final form of this legislation, the special assessment may apply retroactively to approximately $882 million of assessable SAIF deposits at Webster Bank. After the special assessment, it is proposed that SAIF premium rates would then be the same as BIF rates until the funds are merged, which would significantly reduce Webster Bank's future federal deposit insurance premiums. Webster Bank is unable to predict whether this legislation will be enacted, the amount or applicable retroactive date of any one-time assessment or the rates that would then apply to assessable SAIF deposits.


Consolidated Statements of Condition

(Dollars In Thousands, Except Share Data)                                                       December 31,
--------------------------------------------------------------------------------------------------------------------
                                                                                           1995             1994
--------------------------------------------------------------------------------------------------------------------
Assets
Cash and Due from Depository Institutions                                          $       44,228    $       44,304
Interest-bearing Deposits                                                                  26,017            54,318
Securities: (Note 3)
   Trading at Fair Value                                                                   44,604            23,095
   Available for Sale, at Fair Value                                                      498,088           175,214
   Held to Maturity, (Market Value: $505,775 in 1995;
     $599,412 in 1994)                                                                    501,948           630,449
Loans Receivable, Net (Note 4)                                                          1,891,956         1,869,216
Segregated Assets, Net (Note 5)                                                           104,839           137,096
Accrued Interest Receivable                                                                21,585            18,359
Premises and Equipment, Net (Note 6)                                                       40,654            36,632
Foreclosed Properties, Net (Note 13)                                                       17,176            26,588
Prepaid Expenses and Other Assets (Note 7)                                                 28,575            38,580
--------------------------------------------------------------------------------------------------------------------
     Total Assets                                                                     $ 3,219,670       $ 3,053,851
--------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Deposits (Note 8)                                                                     $ 2,400,202       $ 2,431,945
Federal Home Loan Bank Advances (Note 9)                                                  383,100           370,700
Other Borrowings (Note 10)                                                                170,014            43,675
Advance Payments by Borrowers for Taxes and Insurance                                      14,435            13,375
Accrued Expenses and Other Liabilities                                                     41,946            37,349
--------------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                  3,009,697         2,897,044
--------------------------------------------------------------------------------------------------------------------
Shareholders' Equity (Notes 15 and 16)
   Cumulative  Convertible  Preferred Stock, Series B,
     171,869 shares issued and outstanding at December 31, 1995 and
     172,129 shares issued and outstanding at December 31, 1994                                 2                 2
   Common Stock, $.01 par value:
     Authorized - 14,000,000 shares;
     Issued - 8,501,746 shares at December 31, 1995 and
       7,255,834 shares at December 31, 1994                                                   85                73
   Paid in Capital                                                                        138,263           104,961
   Retained Earnings                                                                       75,858            63,216
   Less Treasury Stock at cost, 424,024 shares at
     December 31, 1995 and 475,874 shares at
     December 31, 1994                                                                    (3,290)           (3,692)
   Less Employee Stock Ownership Plan Shares
     Purchased with Debt                                                                  (3,207)           (3,675)
   Unrealized Gains (Losses) on Securities, Net                                             2,262           (4,078)
--------------------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                                           209,973           156,807
--------------------------------------------------------------------------------------------------------------------
   Commitments and Contingencies (Notes 4, 6, and 17)
     Total Liabilities and Shareholders' Equity                                       $ 3,219,670       $ 3,053,851
--------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements


Consolidated Statements of Income

(Dollars In Thousands, Except Share Data)                                           Years Ended December 31,
--------------------------------------------------------------------------------------------------------------------
                                                                          1995              1994           1993
--------------------------------------------------------------------------------------------------------------------
Interest Income:
Loans and Segregated Assets                                            $ 154,488        $ 139,648         $ 121,372
Mortgage-backed Securities                                                52,718           38,786            24,777
Securities and Interest-bearing Deposits                                  11,605           12,386             8,440
--------------------------------------------------------------------------------------------------------------------
     Total Interest Income                                               218,811          190,820           154,589
--------------------------------------------------------------------------------------------------------------------
Interest Expense:
Interest on Deposits (Note 8)                                             98,135           76,835            68,687
Interest on Borrowings                                                    33,398           21,629            12,116
--------------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                              131,533           98,464            80,803
--------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                       87,278           92,356            73,786
Provision for Loan Losses (Note 4)                                         3,100            3,155             4,597
--------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
   for Loan Losses                                                        84,178           89,201            69,189
--------------------------------------------------------------------------------------------------------------------
Noninterest Income:
Fees and Service Charges                                                  14,131           12,188             7,912
Gain on Sale of Loans and Loan Servicing, Net (Note 4)                     3,116              258             1,469
Gain (loss) on Sale of Securities, Net (Note 3)                            1,173          (1,440)               411
Other Noninterest Income                                                   3,555            2,623               911
--------------------------------------------------------------------------------------------------------------------
     Total Noninterest Income                                            21,975            13,629            10,703
--------------------------------------------------------------------------------------------------------------------
Noninterest Expenses:
Salaries and Employee Benefits                                            37,608           34,943            22,336
Occupancy Expense of Premises                                              6,390            5,696             4,757
Furniture and Equipment Expenses                                           5,999            5,976             4,066
Federal Deposit Insurance Premiums                                         3,990            5,742             3,921
Foreclosed Property Expenses
   and Provisions, Net (Note 13)                                           4,025            6,949             5,085
Non-recurring Expenses (Note 2)                                            6,371            5,700                --
Other Operating Expenses                                                  15,204           14,289            14,832
--------------------------------------------------------------------------------------------------------------------
     Total Noninterest Expenses                                           79,587           79,295            54,997
--------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and
   Cumulative Effect of Change in Method
   of Accounting for Income Taxes                                         26,566           23,535            24,895
Income Taxes (Note 14)                                                     8,246            4,850            10,595
--------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect of Change in
   Method of Accounting for Income Taxes                                  18,320           18,685            14,300
Cumulative Effect of Change in
   Method of Accounting for Income Taxes (Note 14)                            --               --             4,575
--------------------------------------------------------------------------------------------------------------------
Net Income                                                                18,320           18,685            18,875
Preferred Stock Dividends                                                  1,296            1,716             2,653
--------------------------------------------------------------------------------------------------------------------
Net Income Available to
   Common Shareholders                                                $   17,024       $   16,969        $   16,222
--------------------------------------------------------------------------------------------------------------------

Net Income Per Common Share Before
   Cumulative Effect of Change in Method
   of Accounting for Income Taxes:
     Primary                                                          $     2.44       $     2.69        $     2.25
     Fully Diluted                                                          2.30             2.44              2.04

See accompanying notes to consolidated financial statements


Consolidated Statements of Cash Flows
(Dollars In Thousands)                                                            Years Ended December 31,
--------------------------------------------------------------------------------------------------------------------
                                                                          1995              1994              1993
--------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                            $   18,320       $   18,685          $ 18,875
Adjustments to Reconcile Net Income to Net
   Cash Provided (Used) by Operating Activities:
     Provision for Loan Losses                                             3,100            3,155             4,597
     Provision for Foreclosed Property Losses                              2,000            3,082             1,996
     Provision for Depreciation and Amortization                           4,507            4,383             3,180
     Amortization of Securities Premiums, Net                                884              390             2,103
     Amortization and Write-down of Core Deposit Intangible                  728            6,372             1,633
     (Gains) Losses on Sale of Foreclosed Properties                       (918)               465              143
     Loans and Securities (Gains) Losses, Net                            (4,398)             1,322          (1,675)
     Losses (Gains) on Sale of Trading Securities                            109            (140)             (205)
     (Increase) Decrease in Trading Securities                          (19,859)            25,684         (27,906)
     Decrease (Increase) in Investments Held for Sale                         --            5,392           (5,372)
     Loans Originated for Sale                                         (101,537)         (288,880)         (84,230)
     Sale of Loans, Originated for Sale                                  109,787          208,775            91,740
     (Increase) Decrease in Interest Receivable                          (3,171)               453            (328)
     Increase in Interest Payable                                            960            3,888             2,793
     Increase (Decrease) in Accrued Expenses and Other Liabilities, Net    3,302         (44,671)            28,742
     Decrease in Prepaid Expenses and Other Assets                         2,240            3,543             8,384
--------------------------------------------------------------------------------------------------------------------
       Net Cash Provided (Used) by Operating Activities                   16,054         (48,102)            44,470
--------------------------------------------------------------------------------------------------------------------
Investing Activities:
Purchases of Securities, Available for Sale                            (148,803)          (99,631)         (93,071)
Purchases of Securities, Held to Maturity                              (308,021)         (106,136)        (330,739)
Maturities of Securities                                                  14,097           25,944            34,088
Proceeds from Sales of Securities, Available for Sale                    140,917           26,767            14,923
Net Decrease in Interest-bearing Deposits                                 28,301              396            29,631
Purchase of Loans                                                        (2,123)          (37,181)          (5,468)
Sale of Consumer Loans Held for Sale                                          --               --            19,695
Net (Increase) Decrease in Loans                                        (28,598)         (117,242)           13,057
Proceeds from Sales of Foreclosed Properties                              12,870           23,106            10,211
Net Decrease in Segregated Assets                                         28,941           39,902            46,909
Principal Collected on Mortgage-backed Securities                        118,174          166,503           151,143
Purchase of Premises and Equipment                                       (8,529)           (6,916)          (4,584)
Net Cash and Cash Equivalents Received from Bank
   Institutions Acquired in a Purchase Transaction                            --           15,490                --
--------------------------------------------------------------------------------------------------------------------
       Net Cash Used by Investing Activities                           (152,774)          (68,998)        (114,205)
--------------------------------------------------------------------------------------------------------------------
Financing Activities:
Net (Decrease) Increase in Deposits                                     (31,743)            26,802         (28,675)
Net Proceeds from Sale of Common Stock                                    32,112           21,923                --
Repayment of FHLB Advances                                           (1,039,613)       (1,147,042)        (544,230)
Proceeds from FHLB Advances                                            1,052,014        1,247,542           627,842
Repayment of Other Borrowings                                           (61,193)                --          (5,000)
Proceeds from Other Borrowings                                           188,077               --            40,000
Redemption of Preferred Stock Series A                                        --               --          (18,250)
Cash Dividends to Common and Preferred Shareholders                      (5,690)           (4,724)          (5,015)
Net Increase (Decrease) in Advance Payments for
   Taxes and Insurance                                                     1,060          (8,710)           (2,440)
Exercise of Stock Options                                                  1,620              569             1,026
--------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Financing Activities                         136,644          136,360            65,258
--------------------------------------------------------------------------------------------------------------------
       (Decrease) Increase in Cash and Cash Equivalents                     (76)            19,260          (4,477)
Cash and Cash Equivalents at Beginning of Period                          44,304           25,044            29,521
--------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                            $   44,228       $   44,304          $ 25,044
--------------------------------------------------------------------------------------------------------------------

                                       26

Supplemental Disclosures:
Income Taxes Paid                                                   $      9,087     $      9,253          $ 19,440
Interest Paid                                                            130,573          102,356            78,010

Supplemental Schedule of Noncash Investing and Financing Activities:
Transfer of Loans to Foreclosed Properties                                12,002           47,479            18,465
Transfer of Securities from Held to Maturity to
   Available for Sale                                                    301,424                --                 --
Securitization of Residential Real Estate Loans                                --          137,458                 --

See accompanying notes to consolidated financial statements


Consolidated Statements of Shareholders' Equity
                                                                                                  Employee
                                                                                                      Stock   Unrealized
                                                                                                  Ownership        Gains
                                                                                                Plan Shares  (Losses) On
                                      Preferred  Common     Paid-In       Retained      Treasury   Purchased   Securities,
(In thousands, Except Share Data)       Stock    Stock      Capital       Earnings        Stock    With Debt          Net    Total
Balance, December 31, 1992              $ 10   $   51     $ 94,235       $ 41,373      $ (4,249)   $ (2,276)    $    --   $129,144
Net Income for 1993                       --       --           --         18,875            --          --          --     18,875
Dividends Paid: $.46 Per
   Common Share                           --       --           --         (2,348)           --          --                 (2,348)
Dividends Paid or Accrued:
Preferred Series A & B                    --                    --         (2,653)           --          --           --    (2,653)
Reduction of Debt Related
   to ESOP Shares                         --       --           --             --            --         324           --       324
Exercise of Stock Options                 --       --          754             --           433          --           --     1,187
Ten Percent Stock Dividend                --        6        5,800         (5,930)           --          --           --      (124)
Net Unrealized Gain
   on Securities Available for Sale,
   Net of Taxes                           --       --           --             --            --          --          118       118
Redemption of Series A Stock              (7)      --      (18,243)            --            --          --           --   (18,250)
Balance, December 31, 1993               $ 3     $ 57      $82,546       $ 49,317      $ (3,816)   $ (1,952)    $    118  $126,273

Net Income for 1994                       --       --           --         18,685            --          --           --    18,685
Dividends Paid: $.48 Per
   Common Share                           --       --           --         (3,053)           --          --           --    (3,053)
Dividends Paid or Accrued:
   Preferred Series B                     --       --           --         (1,716)           --          --           --    (1,716)
Dividends On:
   Unallocated ESOP Shares                --       --           --             52            --          --           --        52
Reduction of Debt Related to
   ESOP Shares                            --       --           --             --            --         352           --       352
Purchase of Additional
   ESOP Shares                            --       --           --             --            --      (2,075)          --    (2,075)
Five Percent Stock Dividend               --       --           --            (69)           --          --           --       (69)
Exercise of Stock Options                 --       --          507             --           124          --           --       631
Proceeds from Sale of
   Common Stock                           --       11       21,912             --            --          --           --    21,923
Conversion of Preferred
   Series B to Common Stock               (1)       5          (4)             --            --          --           --        --
Net Unrealized Loss on Securities
   Available for Sale,
   Net of Taxes                           --       --          --              --            --          --       (4,196)   (4,196)
Balance, December 31, 1994               $ 2     $ 73    $104,961        $ 63,216      $ (3,692)   $ (3,675)     $(4,078) $156,807
Net Income for 1995                       --       --          --          18,320            --          --           --    18,320
Dividends Paid: $.64 Per
   Common Share                           --       --          --          (4,382)           --          --           --    (4,382)
Dividends Paid or Accrued:
   Preferred Series B                     --       --          --          (1,296)           --          --           --    (1,296)
Allocation of ESOP Shares                 --       --          (3)             --            --         468           --       465
Fractional Shares Paid                    --       --         (13)             --            --          --           --       (13)
Exercise of Stock Options                 --       --       1,218              --           402          --           --     1,620
Proceeds from Sale of
   Common Stock                           --       12      32,100              --            --          --           --    32,112
Net Unrealized Gain
   on Securities Available for Sale,

                                       28

   Net of Taxes                           --       --          --              --            --          --        6,340     6,340
Balance, December 31, 1995               $ 2     $ 85    $138,263        $ 75,858      $ (3,290)   $ (3,207)     $ 2,262  $209,973

See accompanying notes to consolidated financial statements


Notes To Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies

a)  Business
Webster Financial Corporation ("Webster"), headquartered in Waterbury, Connecticut, is the holding company for Webster Bank, a federally chartered savings bank ("Webster Bank" or "the Bank"). Webster Bank is engaged in consumer, commercial and mortgage banking primarily in Connecticut. Webster Bank attracts deposits from retail and business customers and obtains additional funds through Federal Home Loan Bank ("FHL Bank") advances and other borrowings. Webster Bank invests its funds in residential first mortgage loans, commercial and industrial loans, commercial real estate loans, home equity loans, consumer installment loans and securities. Webster Bank currently serves customers from 64 banking offices located in Hartford, New Haven, Fairfield, and Litchfield Counties in Connecticut.

Webster Bank's predecessor, First Federal Bank, a federal savings bank, ("First Federal") was founded in 1935 and converted from a federal mutual to a federal stock institution in 1986. On March 3, 1994, Webster became a multiple holding company upon consummation of the acquisition of Bristol Savings Bank ("Bristol"). See Note 2. Bristol, founded in 1870, was a Connecticut-chartered savings bank headquartered in Bristol, Connecticut. On November 1, 1995, in the following sequence: (i) Bristol converted from a state savings bank charter to a federal savings bank charter and was concurrently renamed as Webster Bank, (ii) First Federal Bank merged into Webster Bank, as the surviving savings bank,
(iii) Webster acquired Shelton Bancorp, Inc. ("Shelton") and its wholly-owned subsidiary, Shelton Savings Bank, through a merger of a wholly-owned subsidiary of Webster formed for such purpose into Shelton, as the surviving corporation,
(iv) Shelton then merged into Webster, as the surviving corporation, and (v) thereafter Shelton Savings Bank merged into Webster Bank. The acquisition of Shelton was accounted for as a pooling of interests. See Note 2.

b)  Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of Webster and the Bank. The consolidated financial statements and notes hereto have been retroactively restated to include the accounts of Shelton acquired on November 1, 1995 and Shoreline Bank and Trust and Company ("Shoreline") acquired on December 16, 1994 as if the mergers had occurred at the beginning of the period of the earliest date presented. The financial statements have been prepared in conformity with generally accepted accounting principles and all significant intercompany transactions have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. The actual results of Webster could differ from those estimates. Material estimates that are susceptible to near term changes include the determination of the allowance for loan losses, the valuation allowance of the deferred tax asset and the valuation of foreclosed property.

c)  Allowance for Loan Losses

An allowance for loan losses is established based upon a review of the loan portfolio, loss experience, specific problem loans, current and anticipated economic conditions and other pertinent factors which, in management's judgment, deserve current recognition in estimating loan losses.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Webster's allowance for loan losses. Such agencies may require Webster to recognize additions to the allowance for loan losses based on judgments different from those of management.

d)  Foreclosed Properties

Foreclosed Properties consists of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Foreclosed
Properties are reported at the lower of fair value less estimated selling expenses or cost with an allowance for losses to provide for declines in values. Operating expenses are charged to current period earnings and gains and losses upon disposition are reflected in the statements of income when realized.

e)  Loans

Loans are stated at the principal amounts outstanding. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Interest which is more than 90 days past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received. Loan origination fees net of certain direct origination costs and premiums and discounts on loans purchased are recognized in interest income over the lives of the loans using a method approximating the interest method. Loans held for sale are carried at the lower of cost or market value in aggregate. Net unrealized losses on loans held for sale, if any, are recognized in a valuation allowance by charges to income.

f)  Securities and Mortgage-backed Securities

On December 31, 1993 Webster adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires securities to be classified into one of three categories. Securities with fixed maturities that management has the intent and ability to hold to maturity are classified as Held to Maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts over the estimated terms of the securities utilizing a method which approximates the level yield method. Securities that management intends to hold for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as Available for Sale. All Equity Securities are classified as Available for Sale. Securities Available for Sale are carried at fair value with unrealized gains and losses recorded as adjustments to shareholders' equity on a tax effected basis. Securities classified as Trading Securities are carried at fair value with unrealized gains and losses included in earnings. Gains and losses on the sales of securities are recorded using the specific identification method.

Mortgage-backed securities include collateralized mortgage obligations ("CMOs") which are either U.S. government agency securities or are rated in at least the top two rating categories by at least one of the major rating agencies at time of purchase. One of the risks inherent when investing in CMOs and mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity. Because of prepayments, the weighted-average yield of these securities may also change, which would effect earnings.

g)  Interest-rate Instruments

Webster utilizes as part of its asset liability management strategy various interest rate contracts including short futures positions, interest rate swaps and interest rate caps. Webster holds short futures positions to minimize the price volatility of certain adjustable rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized as a gain or loss in the consolidated statement of income in the period for which the change occurred.

Interest rate caps and swaps are entered into as hedges against future interest rate fluctuations. Webster does not trade in speculative interest rate contracts. Those agreements meeting the criteria for hedge accounting treatment are designated as hedges and are accounted for as such. If a contract is terminated, any unrecognized gain or loss is deferred and amortized as an adjustment to the yield of the related asset or liability over the remainder of the period that is being managed. If the linked asset or liability is disposed of prior to the end of the period being managed, the related interest rate contract is marked to fair value, with any resulting gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related asset or liability. Interest income or expense associated with interest rate caps and swaps is recorded as a component of net interest income. Interest rate caps and swaps that hedge available for sale assets are marked to fair value monthly with adjustments to shareholders' equity on a tax effected basis.

h)  Interest-bearing Deposits

Interest-bearing Deposits consist primarily of deposits in the Federal Home Loan Bank of Boston. These deposits are carried at cost which approximates market value.

i)  Premises and Equipment

Depreciation of premises and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 20 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the terms of the related leases.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gains and losses are credited or charged to income.

j)  Segregated Assets

Segregated Assets represent commercial, commercial real estate and multi-family loans acquired in the October 1992 First Constitution acquisition. In addition, Segregated Assets contain foreclosed properties that has been so classified subsequent to the acquisition date. These assets are subject to a loss-sharing arrangement with the FDIC as discussed in Notes 2 and 5.

Interest on Segregated Assets is credited to income earned on loans based on the rate applied to principal amounts outstanding. Interest which is more than 90 days contractually past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received.

k)  Core Deposit Intangible

The excess of the purchase price over the fair value of the tangible net assets acquired has been allocated to deposits. The deposit intangible is being amortized on a straight-line basis over a period of ten years. On a periodic basis, management assesses the recoverability of the deposit intangible. Such assessments encompass a projection of future earnings from the deposit base as compared to original expectations, based upon a discounted cash flow analysis. If an assessment of the intangible indicates that it is impaired, a charge to income for the most recent period is recorded for the amount of such impairment.

l)  Income Taxes

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Webster adopted Statement 109 on January 1, 1993 and has reported the cumulative effect of that change in the statement of income for the year ended December 31, 1993.

m)  Employee Benefit Plans

The Bank has a noncontributory pension plan covering substantially all employees. Pension costs are accrued in accordance with generally accepted accounting principles (SFAS 87) and are funded in accordance with the requirements of the Employee Retirement Income Security Act (ERISA). The Bank also accrues costs related to postretirement benefits (SFAS 106).

n)  Net Income Per Share

Primary net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock and common stock equivalents outstanding, when dilutive. The common stock equivalents consist of common stock options. Fully diluted net income per share is calculated by dividing adjusted net income by the weighted-average fully diluted common shares, including the effect of common stock equivalents and the hypothetical conversion into common stock of the Series B cumulative convertible preferred stock. The weighted-average number of shares used in the computation of primary earnings per share for the years ended December 31, 1995, 1994 and 1993 were 6,969,208, 6,306,994 and 5,177,399, respectively and for fully diluted earnings per share were 7,970,921, 7,650,343 and 6,621,158 for the same periods, respectively.

o)  Statements of Cash Flows

For purposes of the Statements of Cash Flows, Webster considers cash on hand and in banks to be cash equivalents.

p)  Loan Sales and Servicing Sales

Gains or  losses on sales of loans are  recognized  at the time of the sale.  On
July 1, 1995, Webster elected early adoption of Statement of Financial Accounting Standard No. 122 ("SFAS No. 122") "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. See Note 4.

When loans sold have an average contractual interest rate, adjusted for normal servicing costs, which differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. Any resulting net premium is amortized over the same estimated life using a method approximating the interest method. The aggregate of unamortized excess servicing rights arising from gains on loan sales is included in the accompanying Consolidated Statements of Condition as a component of Prepaid Expenses and Other Assets and is periodically reviewed and adjusted for changed circumstances.

q)  Reclassifications

Certain  financial   statement   balances  as  previously   reported  have  been
reclassified to conform to the 1995 consolidated financial statements presentation. All per share data and the number of outstanding common shares for all periods and dates have been adjusted retroactively to give effect to stock dividends to common shareholders of record. In addition, all financial statements presented have been retroactively restated to give effect to the acquisition of Shelton, completed on November 1, 1995, which was accounted for as a pooling of interests, and to the acquisition of Shoreline, completed on December 16, 1994, which was also accounted for as a pooling of interests. See
Note 2 for additional information regarding the Shoreline and Shelton acquisitions.


Note 2
Acquisitions
Pooling of Interests Transactions

On November 1, 1995, Webster acquired Shelton, with $295 million in assets based in Shelton, Connecticut. In connection with the acquisition, Webster issued
1,292,549 shares of its common stock for all of the outstanding shares of Shelton common stock, based on an exchange ratio of .92 of a share of Webster common stock for each of Shelton's outstanding shares of common stock.

On December 16, 1994, Webster acquired Shoreline, with $51 million in assets, based in Madison, Connecticut. In connection with the acquisition of Shoreline, Webster issued 266,500 shares of its common stock for all of the outstanding shares of Shoreline common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock. Shoreline was merged into the Bank on the acquisition date.

Both acquisitions were accounted for as a pooling of interests and as such the consolidated financial statements include financial data as if both Shelton and Shoreline had been combined as of the beginning of the earliest period presented.

The following table sets forth separate results of operations of the combining entities:

(In Thousands)                                         Year Ended December 31, 1995
--------------------------------------------------------------------------------------------------------------------
                                                                       Pooling
                                                                       Expense
                                     Webster           Shelton*      Adjustments          Combined
--------------------------------------------------------------------------------------------------------------------
Net Interest Income                 $ 79,908           $ 7,370          $     --         $ 87,278
Provision for Loan Losses              2,750               350                --            3,100
Noninterest Income                    20,192             1,783                --           21,975
Noninterest Expenses                  70,365             5,922             3,300           79,587
Income Taxes                           7,115              1,13                --            8,246
--------------------------------------------------------------------------------------------------------------------
Net Income                          $ 19,870           $ 1,750          $(3,300)         $ 18,320
--------------------------------------------------------------------------------------------------------------------

(In Thousands)                                             Year Ended December 31, 1994
--------------------------------------------------------------------------------------------------------------------
                                                                                        Pooling
                                                                                        Expense
                                     Webster           Shelton        Shoreline       Adjustments          Combined
--------------------------------------------------------------------------------------------------------------------
Net Interest Income                 $ 81,623           $ 8,619           $ 2,114        $      --          $ 92,356
Provision for Loan Losses              2,594               255               306               --             3,155
Noninterest Income                    11,696             1,262               671               --            13,629
Noninterest Expenses                  70,326             6,233             2,036              700            79,295
Income Taxes                           3,789             1,193             (132)               --             4,850
--------------------------------------------------------------------------------------------------------------------
Net Income                          $ 16,610           $ 2,200           $   575        $   (700)          $ 18,685
--------------------------------------------------------------------------------------------------------------------

(In Thousands)                                        Year Ended December 31, 1993
--------------------------------------------------------------------------------------------------------------------
                                     Webster           Shelton        Shoreline          Combined
--------------------------------------------------------------------------------------------------------------------
Net Interest Income                 $ 63,917           $ 7,971           $ 1,898         $ 73,786
Provision for Loan Losses              4,000               150               447            4,597
Noninterest Income                     8,469             1,929               305           10,703
Noninterest Expenses                  46,504             6,552             1,941           54,997
Income Taxes                           9,157             1,435                 3           10,595
--------------------------------------------------------------------------------------------------------------------
Income (loss) Before
  Cumulative Effect of Change
  in Method of Accounting
  for Income Taxes                    12,725             1,763             (188)            14,300
Cumulative Effect of Change in
  Method of Accounting
  for Income Taxes                     4,300               275                --            4,575
--------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                   $ 17,025           $ 2,038          $  (188)          $ 18,875
--------------------------------------------------------------------------------------------------------------------

* Shelton's results of operations for the 1995 period shown above include earnings from January 1, 1995 to October 31, 1995. On November 1, 1995, Shelton was merged into Webster Bank and results of operations subsequent to that date are included with those of Webster. Noninterest income and noninterest expenses for Shelton and Shoreline have been adjusted from amounts previously reported to reflect certain reclassifications in accordance with accounting policies followed by Webster.

The 1995 Statement of Income  includes $6.4 million of  non-recurring  expenses:
$3.3 million of expenses related to the

Shelton acquisition, $2.1 million of expenses related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million of expenses related to charges incurred in the preparation for the acquisition of 20 banking offices from the former Shawmut Bank which was consummated on February 16, 1996. Included in the 1994 Statement of Income are $5.7 million of non-recurring expenses which include a $5.0 million write-down of the First Constitution core deposit intangible asset (See Note 7), and $700,000 of expenses related to the Shoreline acquisition.

Purchase Transactions

The Shawmut Transaction

On October 1, 1995, Webster Bank's predecessor, First Federal entered into a Purchase and Assumption Agreement with Shawmut Bank Connecticut, as part of the Fleet/Shawmut Divestiture, to acquire 20 Shawmut branch banking offices in the Hartford Banking Market. The Shawmut Transaction was consummated on February 16, 1996, with Webster Bank receiving approximately $845 million in deposits, and $586 million in loans. In connection with the Shawmut Transaction on December 15, 1995, Webster completed the sale of 1,249,600 shares of its common stock in an underwritten public offering. The Shawmut Transaction is being accounted for as a purchase and the results of operations related to Shawmut's branch banking offices are not included in the accompanying Consolidated Financial Statements. Such results will be included subsequent to February 16, 1996, the date of consummation of the acquisition.

Bristol Savings Bank Acquisition

On March 3, 1994, Bristol converted from a Connecticut mutual savings bank to a Connecticut capital stock savings bank and concurrently became a wholly-owned subsidiary of Webster and a sister bank to First Federal ("the Bristol acquisition"). Bristol, founded in 1870, was headquartered in Bristol, Connecticut and had 5 banking offices in Hartford County. Webster became a multiple holding company as a result of the Bristol acquisition. In connection with the conversion, Webster completed the sale of 1,150,000 shares of its common stock in related subscription and public offerings. The Bristol acquisition was accounted for as a purchase, and results of operations relating to Bristol from March 3, 1994 are included in the accompanying Consolidated Financial Statements. Negative goodwill of $2.3 million represented the net effect of all purchase accounting adjustments and is recorded as a reduction of premises and equipment.

First Constitution Acquisition

On October 2, 1992, Webster Bank's predecessor, First Federal, acquired most of the assets, all of the deposits and certain other liabilities of First Constitution Bank ("First Constitution"), New Haven, Connecticut, from the FDIC in an assisted transaction (the "First Constitution acquisition"). The acquisition increased First Federal's assets by over $1.3 billion and added 14 banking offices in New Haven County and two banking offices in Fairfield County.

The financial terms of the First Constitution acquisition included five primary components. First, the FDIC made a cash purchase of $30 million of Webster's Series A Cumulative Perpetual Preferred Stock (the "Series A Stock"). Webster redeemed $11.75 million of the Series A Stock on December 30, 1992 and the remaining $18.25 million on June 29, 1993. Second, First Federal received a $24.2 million cash payment from the FDIC to purchase certain assets and assume certain liabilities of First Constitution in the acquisition. The payment increased cash, which was offset on the consolidated statement of condition by various adjustments reflecting the market value of the assets and liabilities acquired, and had no impact on the consolidated statement of income. First Federal purchased approximately $1.3 billion of First Constitution's assets, including: $817 million in one-to-four family home loans; $30 million in home equity loans; $34 million in consumer loans; $257 million in "Segregated Assets" (consisting of multi-family, commercial and commercial real estate loans); and $155 million in cash, cash equivalents, U.S. agency obligations and mortgage-backed securities. First Federal assumed approximately $1.2 billion in deposit balances of First Constitution (including approximately $300 million of brokered or out-of-state deposits, most of which were withdrawn prior to December 31, 1992 as planned by First Federal) and $29 million of other borrowings and liabilities. Third, the FDIC retained approximately $225 million of First Constitution's higher-risk assets, including other real estate owned ("OREO"), "in-substance foreclosed" loans, commercial loan participations, real estate investments, and investments in subsidiaries. Fourth, the FDIC agreed to reimburse First Federal quarterly for 80% of the total net charge-offs and certain related expenses on all Segregated Assets purchased in the acquisition for five years after the acquisition date, with such reimbursement increasing to 95% (less recoveries in years six and seven) as to such charge-offs and expenses in excess of $49.2 million (with payment at the end of the seventh year as to such excess).


Fifth, the FDIC also agreed to reimburse First Federal, as a contingent reserve payment, for 80% of the excess over $52 million for four years after the acquisition date, up to a maximum reimbursement of $20 million of (i) the total net charge-offs on all First Constitution one-to-four family home, home equity and consumer loans purchased in the acquisition plus (ii) the unreimbursed portion of the total net charge-offs and certain related expenses on the Segregated Assets. As part of the First Constitution acquisition, First Federal established a reserve for the estimated unreimbursed portion of losses on Segregated Assets of $10.7 million and an additional reserve of $46.5 million for the estimated unreimbursed portion of losses on the one-to-four family home, home equity and consumer loans acquired in the First Constitution acquisition (including those held for sale).

Suffield Bank Acquisition

In September 1991, Webster's predecessor, First Federal, acquired certain assets and liabilities of Suffield Bank, Suffield, Connecticut, from the FDIC in an assisted transaction in which First Federal received a $2.5 million cash payment from the FDIC in connection with the acquisition to reflect its negative bid. This acquisition involved an assumption of $247 million of deposit liabilities (including $93 million of brokered and out-of-state deposits) and $5 million of other liabilities and a purchase of $48 million of performing one-to-four family home loans, passbook loans and installment loans and $26 million of cash, cash equivalents and U.S. agency obligations. In addition, First Federal received $181 million in cash from the FDIC, representing the difference between the liabilities assumed less the assets purchased.

Note 3
Securities

A summary of securities follows:

(In Thousands)                                                                 December 31,
--------------------------------------------------------------------------------------------------------------------
                                                                 1995                               1994
--------------------------------------------------------------------------------------------------------------------
                                                           Book        Estimated             Book         Estimated
                                                          Value       Fair Value            Value        Fair Value
--------------------------------------------------------------------------------------------------------------------
Trading Securities:
Mortgage-Backed Securities:
   GNMA                                                $ 14,766         $ 14,766         $ 13,706         $ 13,706
   FHLMC                                                 29,838           29,838               --               --
   Collateralized Mortgage Obligations                       --               --            9,311            9,311
Equity Securities                                            --               --               78               78
--------------------------------------------------------------------------------------------------------------------
                                                         44,604           44,604           23,095           23,095
--------------------------------------------------------------------------------------------------------------------
Available for Sale Portfolio:
U.S. Treasury Notes:
   Matures within 1 year                                  1,000            1,000            6,416            6,332
   Matures over 1 within 5 years                             --               --            7,530            7,300
U.S. Government Agency:
   Matures within 1 year                                     --               --              100               99
   Matures over 1 within 5 years                         12,901           12,522           33,480           31,857
Corporate Bonds and Notes:
   Matures over 1 within 5 years                         23,005           23,005               --               --
   Matures over 5 within 10 years                         2,737            2,730            2,985            2,974
Mutual Funds*                                            34,077           33,947           20,146           19,509
Equity Securities:
   Stock in Federal Home Loan Bank of Boston             30,039           30,039           26,269           26,269
   Other Equity Securities                                9,195           11,930           13,619           13,231
Mortgage-Backed Securities:
   FNMA                                                 139,860          142,827           11,316           11,560
   FHLMC                                                 62,572           63,221               --               --
   GNMA                                                  20,443           20,512               --               --

                                       35



   Collateralized Mortgage Obligations                  155,321          155,539           57,121           56,083
   Unamortized Hedge                                        816              816               --               --
Unrealized Securities Gains (Losses), Net                 6,122               --           (3,768)              --
--------------------------------------------------------------------------------------------------------------------
                                                        498,088          498,088          175,214          175,214
--------------------------------------------------------------------------------------------------------------------

(In Thousands)                                                                  December 31,
--------------------------------------------------------------------------------------------------------------------
                                                                 1995                               1994
--------------------------------------------------------------------------------------------------------------------
                                                         Book           Estimated          Book           Estimated
                                                         Value          Fair Value         Value          Fair Value
--------------------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:
U.S. Treasury Notes:
   Matures within 1 year                                 1,577             1,577            3,318            3,248
   Matures over 1 within 5 years                         8,262             8,445           19,567           18,595
U.S. Government Agency:
   Matures within 1 year                                 1,003             1,006               --               --
   Matures over 1 within 5 years                        39,868            41,330           61,822           60,239
   Matures over 5 within 10 years                          999             1,008            1,000              938
Corporate Bonds and Notes:
   Matures within 1 year                                    --                --              702              698
   Matures over 1 within 5 years                         2,555             2,579            2,564            2,459
   Matures over 5 within 10 years                          330               325              418              389
Mortgage-Backed Securities:
   FHLMC                                                42,877            43,714           87,650           82,393
   FNMA                                                 31,785            32,457          167,254          158,683
   GNMA                                                  1,622             1,698            1,919            1,922
   Collateralized Mortgage Obligations                 370,762           371,342          283,861          269,492
   Other Mortgage-Backed Securities                        308               294              374              356
--------------------------------------------------------------------------------------------------------------------
                                                       501,948           505,775          630,449          599,412
--------------------------------------------------------------------------------------------------------------------
     Total                                         $ 1,044,640       $ 1,048,467        $ 828,758        $ 797,721
--------------------------------------------------------------------------------------------------------------------

* Mutual funds consist primarily of funds that invest in U.S. Government securities, Mortgage-backed securities and money market instruments.

A summary of realized gains and losses follows:

(In Thousands)                                                            December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                            1995                               1994                                1993
-------------------------------------------------------------------------------------------------------------------------------
                                Gains      Losses       Net        Gains      Losses        Net        Gains      Losses    Net
-------------------------------------------------------------------------------------------------------------------------------
Trading Securities:
Mortgage-Backed
   Securities                 $ 1,901      $ (194)    $ 1,707      $2,086    $(3,247)    $(1,161)   $    545    $   (426)  $119
Futures and Options
   Contracts                    3,517      (5,333)     (1,816)      5,127     (3,826)      1,301       1,293      (1,224)    69
Equity Securities                  --          --         --          128       (128)         --          21          (4)    17
-------------------------------------------------------------------------------------------------------------------------------
                                5,418      (5,527)       (109)      7,341     (7,201)        140       1,859      (1,654)   205
-------------------------------------------------------------------------------------------------------------------------------

Available for Sale:
Mortgage-Backed
   Securities                    898         (878)         20          --         --          --          --          --     --
U.S. Treasury Notes              363           --         363          --         --          --          --          --     --
U.S. Government Agency            --         (284)       (284)         --         --          --          --          --     --
Mutual Funds                      --         (139)       (139)         72     (1,653)     (1,581)        160          (1)   159
Other Equity Securities        1,322           --       1,322          28        (27)          1          47          --     47
-------------------------------------------------------------------------------------------------------------------------------
                               2,583       (1,301)      1,282         100     (1,680)     (1,580)        207          (1)   206
-------------------------------------------------------------------------------------------------------------------------------
     Total                   $ 8,001      $(6,828)    $ 1,173     $ 7,441    $(8,881)    $(1,440)    $ 2,066     $(1,655)  $411
-------------------------------------------------------------------------------------------------------------------------------

During 1995, sales from the available for sale portfolio consisted of treasury, agency, mortgage-backed securities and equities. There were no sales of debt securities from the held to maturity portfolio for the years ended December 31, 1995 and 1994. During the 1995 fourth quarter the Bank elected under guidelines issued by the Financial Accounting Standards Board to transfer certain securities from the held to maturity to the available for sale portfolio. These securities had an approximate book value of $301.4 million and fair market value of $299.9 million. Under this one-time provision, the Bank was able to reassess the appropriateness of the classifications of all securities and account for any resulting reclassifications at fair market value. This one-time election to reclassify securities was required to be completed by December 31, 1995. The Bank reclassified certain securities to allow greater flexibility in managing interest-rate risk and to enhance its ability to react to changes in market conditions.

Summaries of unrealized gains and losses for the available for sale and held to maturity portfolios follow:

(In Thousands)                                                                December 31,
------------------------------------------------------------------------------------------------------------------------
                                                          1995                                          1994
------------------------------------------------------------------------------------------------------------------------
                                            Gains         Losses         Net            Gains          Losses        Net
------------------------------------------------------------------------------------------------------------------------
Available for Sale:
  U.S. Treasury Notes                     $    --        $   --         $   --       $    --      $    (314)   $    (314)
  U.S. Government Agency                       --          (379)          (379)           --         (1,623)      (1,623)
  Corporate Bonds and Notes                    --            (7)            (7)           --            (11)         (11)
  Mutual Funds                                 18          (148)          (130)           --           (638)        (638)
  Equity Securities                         3,012          (278)          2,734          372           (760)        (388)
  Mortgage-Backed Securities                6,615        (2,711)          3,904          433         (1,227)        (794)
------------------------------------------------------------------------------------------------------------------------
                                            9,645        (3,523)          6,122          805         (4,573)      (3,768)
------------------------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:
  U.S. Treasury Notes:                         --            --              --            8         (1,228)      (1,220)
     Matures within 1 year                      1            (1)             --           --             --           --
     Matures over 1 within 5 years            184            (1)            183           --             --           --
  U.S. Government Agency
     Matures within 1 year                      3            --               3           --             --           --
     Matures over 1 within 5 years          1,465            (2)          1,463           --         (1,405)      (1,405)
     Matures over 5 within 10 years             8            --               8           --            (62)         (62)
  Corporate Bonds and Notes
     Matures within 1 year                     --            --              --            1             (5)          (4)
     Matures over 1 within 5 years             26            (2)             24            4           (109)        (105)
  Matures over 5 within 10 years               --            (5)            (5)            2            (31)         (29)
  Mortgage-Backed Securities                4,844        (2,693)          2,151        1,175        (29,387)     (28,212)
------------------------------------------------------------------------------------------------------------------------
                                            6,531        (2,704)          3,827        1,190        (32,227)     (31,037)
------------------------------------------------------------------------------------------------------------------------
       Total                             $ 16,176      $ (6,227)        $ 9,949      $ 1,995      $ (36,800)   $ (34,805)
------------------------------------------------------------------------------------------------------------------------

Webster holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. At December 31, 1995, Webster held 385 short positions in Eurodollar futures contracts ($385 million notional amount) and 98 short positions in 5 and 10 year Treasury note futures ($9.8 million notional amount). Changes in the market value of short futures positions are recognized as a gain or loss in the period for which the change occurred. All gains and losses resulting from short futures positions are reflected in gains (losses) on sale of securities, net in the consolidated statement of income.

Note 4
Loans Receivable, Net

A summary of loans receivable, net follows:

(In Thousands)                                                December 31,
--------------------------------------------------------------------------------
                                                         1995            1994
--------------------------------------------------------------------------------
Loans Secured by Mortgages on Real Estate:
   Conventional, VA and FHA                         $ 1,504,506     $ 1,486,342
   Conventional, VA and FHA Loans Held for Sale           2,872          24,735
   Residential Participation                              9,368          11,720
   Residential Construction                              54,410          53,779
   Commercial Construction                                8,887           4,237
   Other Commercial                                     135,843         135,855
--------------------------------------------------------------------------------
                                                      1,715,886       1,716,668
Consumer Loans:
   Home Equity Credit Lines                             122,737         128,828
   Other Consumer Loans                                  49,546          38,228
--------------------------------------------------------------------------------
                                                        172,283         167,056
Commercial Non-Mortgage Loans                            53,194          45,055
--------------------------------------------------------------------------------
   Gross Loans Receivable                             1,941,363       1,928,779
Less:
   Loans in Process                                      20,642          26,697
   Allowance for Losses on Loans                         41,797          46,772
   Premiums on Loans Purchased, Deferred Loan Fees,
     and Unearned Discounts, Net                        (13,032)        (13,906)
--------------------------------------------------------------------------------
       Loans Receivable, Net                         $1,891,956       $1,869,216
--------------------------------------------------------------------------------

Included above at December 31, 1995 and 1994 are $466.9 million and $531.5 million, respectively, of residential and consumer loans acquired from the FDIC in the First Constitution acquisition ("Reserve Assets"). For four years after the acquisition date, the FDIC is required to reimburse the Bank quarterly, in an aggregate amount up to $20 million, for 80% of all net charge-offs on the Reserve Assets and the Bank's share of net charge-offs and expenses associated with Segregated Assets ("Webster Bank's Shared Losses"), if such charge-offs on the Reserve Assets and Webster Bank's portion of the Shared Losses collectively exceed $52 million. Cumulative net charge-offs on Reserve Assets and the Bank's share of net charge-offs and expenses associated with Segregated Assets from acquisition date through 1995 totaled $34.7 million. No contingent reserve payments will be made by the FDIC after expiration of the four-year period following the acquisition date. The Bank established $46.5 million in allowances for loan losses and allowances for loans held for sale through purchase accounting adjustments to cover its portion of losses on the Reserve Assets.

Webster adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" on January 1, 1995, with no impact on its results of operations. At December 31, 1995, Webster had $9.3 million of impaired loans, of which $4.5 million was measured based upon the fair value of the underlying collateral and $4.8 million was measured based upon the expected future cash flows of the impaired loans. Of the total impaired loans of $9.3 million, $6.9 million had allowances for losses on impaired loans of $2.1 million. In 1995, the average balance of impaired loans was $12.8 million. The allowance for losses on impaired loans was established as a result of an allocation from the allowance for losses on loans.

In October 1994, the Financial  Accounting  Standards Board issued SFAS No. 118,
"Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure", amending SFAS No. 114. SFAS No. 118 allows institutions to use existing methods for recognizing interest income on impaired loans. Webster's policy with regard to the recognition of interest income on impaired loans includes an individual assessment of each loan. Interest which is more than 90 days past due is not accrued. When payments on impaired loans are received, Webster records interest income on a cash basis or applies the total payment to principal based on an individual assessment of each loan. Cash basis interest income recognized on impaired loans for the twelve months ended December 31, 1995 amounted to $50,362.

A detail of the changes in the allowances for loan losses for the three years follows:

(In Thousands)                                                              December 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                 1995
-------------------------------------------------------------------------------------------------------------------------
                                                               Impaired             Total
                                               Loans              Loans         Allowance             1994            1993
-------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                $ 46,772        $    --           $ 46,772          $ 45,168        $ 49,780
Provisions Charged to Operations                 3,100             --              3,100             2,780           3,597
Additions to Allowance for Purchased Loans          --             --                 --            12,819              --
Transfer from Allowance for Losses for:
   Loans Held for Sale                              --             --                 --               --            2,390
   Allocation from General Allowance            (2,426)         2,426                 --               --               --
Charge-offs                                    (10,527)          (333)           (10,860)         (17,099)         (11,667)
Recoveries                                       2,785             --              2,785            3,104            1,068
-------------------------------------------------------------------------------------------------------------------------
   Balance at End of Period                   $ 39,704        $ 2,093           $ 41,797         $ 46,772         $ 45,168
-------------------------------------------------------------------------------------------------------------------------

Webster is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments included commitments to extend credit and commitments to sell residential first mortgage loans. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized on the balance sheet.

The fair value of commitments to extend credit is considered to approximate the contract amount. Future loan commitments represent residential mortgage loan commitments, letters of credit, standby letters of credit, and unused home equity credit lines. Rates for these loans are generally established shortly before closing. The rates on home equity lines of credit vary with the prime rate.

At December 31, 1995 and 1994 residential mortgage commitments outstanding totaled $45.8 million and $35.2 million, respectively. Residential commitments outstanding at December 31, 1995 consist of adjustable and fixed-rate mortgages of $17.4 million and $28.4 million, respectively, at rates ranging from 4.8% to 9.8%. Commitments to originate loans generally expire within 60 days. In addition, at December 31, 1995 and 1994, there were unused portions of home equity credit lines extended by Webster of $158.5 million and $100.1 million, respectively. Unused commercial lines of credit, letters of credit, standby letters of credit and outstanding commercial new loan commitments totaled $40.3 million and $29.5 million at December 31, 1995 and 1994, respectively.

Webster uses forward commitments to sell residential first mortgage loans which are entered into for the purpose of reducing the market risk associated with originating loans held for sale. The types of risk that may arise are from the possible inability of Webster or the other party to fulfill the contracts. At
December 31, 1995 and 1994, Webster had forward commitments to sell loans totaling $2.9 million and $4.4 million, respectively, at rates between 5.5% and 8.0% and 8.0% and 9.5%, respectively. The estimated fair value of commitments to sell loans approximated the commitment price at December 31, 1995 and 1994.

At December 31, 1995, 1994 and 1993, Webster serviced, for the benefit of others, mortgage loans aggregating approximately $753.1 million, $944.5 million and $357.7 million, respectively. During 1995, Webster sold $290.0 million in mortgage loan servicing rights and recorded a $2.2 million gain on their sale.


Note 5
Segregated Assets, Net

Segregated  Assets,  Net are certain assets purchased from the FDIC in the First
Constitution acquisition which are subject to a loss-sharing arrangement with the FDIC (see Note 2):

(In Thousands)                                           At December 31,
----------------------------------------------------------------------------
                                                     1995             1994
----------------------------------------------------------------------------
Commercial Real Estate Loans                     $   79,995      $   98,813
Commercial Loans                                     10,439          15,377
Multi-Family Real Estate Loans                       16,341          18,124
Other Real Estate Owned                               1,299           9,202
----------------------------------------------------------------------------
                                                    108,074         141,516
Allowance for Segregated Asset Losses                (3,235)         (4,420)
----------------------------------------------------------------------------
   Segregated Assets, Net                         $ 104,839       $ 137,096
----------------------------------------------------------------------------

During the first five years after the First Constitution acquisition date, the FDIC is required to reimburse Webster quarterly for 80% of all net charge-offs
(i.e., the excess of charge-offs over recoveries) and certain permitted expenses related to the Segregated Assets acquired by Webster.

During the sixth and seventh years after the First Constitution acquisition, Webster is required to pay quarterly to the FDIC an amount equal to 80% of the recoveries during such years on Segregated Assets which were previously charged off after deducting certain permitted expenses related to those assets. Webster is entitled to retain 20% of such recoveries during the sixth and seventh years following the First Constitution acquisition and 100% thereafter.

Upon  termination  of  the  seven-year  period  after  the  First   Constitution
acquisition,  if the sum of Webster's 20% share of net charge-offs on Segregated
Assets  for the first  five  years  after the  acquisition  date plus  permitted expenses during the entire  seven-year  period,  less any recoveries  during the sixth and seventh year on  Segregated  Assets  charged off during the first five years,  exceeds $49.2 million, the FDIC is required to pay Webster an additional
15% of any such excess over $49.2  million at the end of the seventh year. As of
December  31,  1995,   Webster  had  received  a  total  of  $38.0   million  in
reimbursements  for net  charge-offs  and  permitted  expenses from the FDIC. At
December 31, 1995 and 1994,  Webster had  allowances  for losses of $3.2 million and $4.4  million,  respectively,  to cover its  portion  of  Segregated  Assets losses.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:

(In Thousands)                                      At December 31,
----------------------------------------------------------------------------
                                               1995             1994
----------------------------------------------------------------------------
Balance at Beginning of Period               $ 4,420          $ 5,042
Provisions Charged to Operations                  --              375
Charge-offs                                   (1,772)          (1,505)
Recoveries                                       587              508
----------------------------------------------------------------------------
Balance at End of Period                     $ 3,235          $ 4,420
----------------------------------------------------------------------------

At December 31, 1995 and 1994, nonperforming Segregated Assets are classified as follows:

(In Thousands)                                   At December 31,
----------------------------------------------------------------------------
                                              1995             1994
----------------------------------------------------------------------------
Commercial Real Estate Loans               $ 2,604         $ 13,795
Commercial Loans                             1,203            3,678
Multi-Family Real Estate Loans               1,432              576
Foreclosed Property:
   Commercial Real Estate                      648            7,753
   Multi-Family Real Estate                    651            1,449
----------------------------------------------------------------------------
     Total                                 $ 6,538         $ 27,251
----------------------------------------------------------------------------

Note 6
Premises and Equipment, Net

A summary of premises and equipment, net follows:
   (In Thousands)                                       December 31,
----------------------------------------------------------------------------
                                                   1995            1994
----------------------------------------------------------------------------
Land                                           $   6,162        $   5,925
Buildings and Improvements                        29,809           28,509
Leasehold Improvements                             1,772            1,765
Furniture, Fixtures and Equipment                 27,020           23,520
Total Premises and Equipment                      64,763           59,719
Accumulated Depreciation and Amortization         24,109           23,087
----------------------------------------------------------------------------
   Premises and Equipment, Net                  $ 40,654         $ 36,632
----------------------------------------------------------------------------

At December 31, 1995, Webster was obligated under various non-cancelable operating leases for properties used as branch office facilities. The leases contain renewal options and escalation clauses which provide for increased rental expense based primarily upon increases in real estate taxes over a base year. Rental expense under leases was $827,000, $950,000 and $702,000 in 1995, 1994 and 1993, respectively. Webster is also entitled to rental income under various non-cancelable operating leases for properties owned. Rental income under these leases was $1,682,000, $1,474,000 and $638,000 in 1995, 1994 and
1993, respectively.

The following is a schedule of future minimum rental payments and receipts required under these leases as of December 31, 1995 (in thousands):

Years ending December 31:                         Payments         Receipts
----------------------------------------------------------------------------
1996                                               $  833          $   933
1997                                                  746              367
1998                                                  683              311
1999                                                  574              288
2000                                                  405              247
Later years                                         2,098            1,038
----------------------------------------------------------------------------
   Total                                          $ 5,339          $ 3,184
----------------------------------------------------------------------------


Note 7
Prepaid Expenses and Other Assets

A summary of prepaid expenses and other assets follows:

(In Thousands)                                              December 31,
----------------------------------------------------------------------------
                                                      1995            1994
----------------------------------------------------------------------------
Core Deposit Intangible                           $   4,729        $   5,457
Due from FDIC                                         1,174            2,008
Income Taxes Receivable                               1,809            1,857
Deferred Tax Asset, Net (Note 14)                    14,820           12,590
Other Assets                                          6,043           16,668
----------------------------------------------------------------------------
Prepaid Expenses and Other Assets                  $ 28,575         $ 38,580
----------------------------------------------------------------------------

The reduction in the Core Deposit Intangible balance at December 31, 1995 is the result of normal monthly amortization only. The core deposit intangible recorded as a purchase  accounting  adjustment in the First Constitution  acquisition was reduced by an additional  $5.0 million at December 31, 1994. A write-down of the
core  deposit   intangible   was  deemed   necessary   after  a  review  of  the
recoverability  of this  asset  was  made.  An  evaluation  of the core  deposit intangible  at December 31, 1995 was  performed  and no further  impairment  was noted.  Periodic  evaluations of the core deposit

intangible asset will continue to be made and any further impairment, if any, will be recorded as a charge to the Consolidated Statement of Income.

The  amount  due from FDIC of $1.2  million  at  December  31,  1995  represents
Webster's 80% reimbursement for fourth quarter net charge-offs and expenses on Segregated Assets. The reduction in the due from FDIC balance at December 31, 1995 reflects a decrease in the volume of segregated loan charge-offs for the fourth quarter as compared to the same quarter for the previous year. Other
Assets are primarily comprised of capitalized mortgage servicing rights, prepaid expenses and various miscellaneous assets. The reduction in the Other Assets balance at December 31, 1995 is due primarily to lower balances related to mortgage servicing rights and prepaid FDIC deposit insurance premiums.

During  the  1995  second  quarter,   Webster  adopted  Statement  of  Financial
Accounting  Standard No. 122 ("SFAS  122")  "Accounting  for Mortgage  Servicing
Rights".  SFAS No. 122 requires that a mortgage  banking  entity  recognize as a separate  asset the value of the right to  service  mortgage  loans for  others, regardless  of how those  servicing  rights are acquired.  During 1995,  Webster capitalized  $181,000 in connection with selling loans while retaining the right to service  those  loans.  At December  31,  1995,  the  combined  book value of
Purchased  Mortgage  Servicing  Rights  ("PMSR") and Excess  Mortgage  Servicing
Rights  ("EMSR") was $2.6 million.  At December 31, 1995, the fair value of PMSR and EMSR approximated book value.


Note 8
Deposits

Deposits and weighted average rates are summarized as follows:

(In Thousands)                                                      December 31,
-------------------------------------------------------------------------------------------------------------------
                                                      1995                                    1994
-------------------------------------------------------------------------------------------------------------------
                                    Weighted                                 Weighted
                                     Average                       % of       Average                        % of
                                      Rate           Balance      Total         Rate          Balance        Total
-------------------------------------------------------------------------------------------------------------------
Regular Savings                       2.09%      $   471,588      19.6%         2.09%      $   561,196        23.1%
-------------------------------------------------------------------------------------------------------------------
NOW and DDA Accounts                  1.18           351,189      14.6           .98           327,094        13.4
-------------------------------------------------------------------------------------------------------------------
Money Market Deposit Accounts         4.03            87,371       3.6          4.89           125,987         5.2
-------------------------------------------------------------------------------------------------------------------
Certificate Accounts:
  Up to 12 months                     5.19           707,540      29.5          3.91           611,300        25.1
  13 to 24 months                     5.92           521,104      21.7          4.77           509,984        21.0
  25 to 36 months                     5.52            70,812       3.0          5.07            79,124         3.3
  Over 36 months                      6.16           190,598       8.0          6.08           217,260         8.9
-------------------------------------------------------------------------------------------------------------------
     Total Certificates               5.59         1,490,054      62.2          4.62         1,417,668        58.3
-------------------------------------------------------------------------------------------------------------------
     Total Deposits                   4.20%      $ 2,400,202     100.0%         3.56%      $ 2,431,945       100.0%

Interest expense on deposits is summarized as follows:

(In Thousands)                                  Years Ended December 31,
-------------------------------------------------------------------------------
                                          1995             1994          1993
-------------------------------------------------------------------------------
Regular Savings                       $ 11,284         $ 12,139       $ 12,240
NOW Accounts                             2,838            3,906          3,222
Money Market Deposit Accounts            5,139            4,946          3,125
Certificate Accounts                    78,874           55,844         50,100
-------------------------------------------------------------------------------
     Total                            $ 98,135         $ 76,835       $ 68,687
-------------------------------------------------------------------------------

The following table presents the amount of time deposits in amounts of $100,000 or more at December 31, 1995 maturing during the periods indicated:

(In Thousands)
-----------------------------------------------------------------
Maturing                                           Amount
-----------------------------------------------------------------
January 1, 1996 to March 31, 1996               $   33,848
April 1, 1996 to June 30, 1996                      33,070
July 1, 1996 to December 31, 1996                   29,964
January 1, 1997 and beyond                          32,918
-----------------------------------------------------------------
     Total                                       $ 129,800
-----------------------------------------------------------------


Note 9
Federal Home Loan Bank Advances

Advances  payable  to the  Federal  Home Loan Bank of Boston are  summarized  as follows:
(In Thousands)                                        At December 31,
-----------------------------------------------------------------------------
                                                   1995            1994
-----------------------------------------------------------------------------
Fixed Rate:
-----------------------------------------------------------------------------
   4.23% to 8.11% Due 1995                   $        --        $ 212,000
   4.82% to 8.61% Due 1996                       295,400           85,000
   5.45% to 7.39% Due 1997                        50,000           16,000
   5.40% to 6.05% Due 1998                        15,000           15,000
   8.86% Due 1999                                    700              700
   6.31% Due 2000                                 10,000           10,000
-----------------------------------------------------------------------------
                                                 371,100          338,700
-----------------------------------------------------------------------------
Variable Rate:
-----------------------------------------------------------------------------
   6.38% Due in 1995                                  --           20,000
   5.94% to 6.41% Due in 1996                     12,000           12,000
-----------------------------------------------------------------------------
                                                  12,000           32,000
-----------------------------------------------------------------------------
Total Federal Home Loan Bank Advances          $ 383,100        $ 370,700
-----------------------------------------------------------------------------

The weighted average cost of the Federal Home Loan Bank Advances at December 31,
1995 and 1994 was 6.31% and 6.28%, respectively.

At December 31, 1995, the Bank had additional borrowing capacity of over $1.4 billion from the Federal Home Loan Bank, including a line of credit of approximately $40.0 million. Advances are secured by the Banks' investment in FHLB stock and a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets principally mortgage loans and securities. At December 31, 1995 and 1994, the Bank was in compliance with all Federal Home Loan Bank requirements.


Note 10
Other Borrowings

Other borrowings outstanding consisted of borrowings by the ESOP totaling $3.2 million and $3.7 million at December 31, 1995 and 1994, respectively, Senior
Notes (as defined below) totaling $40.0 million at both December 31, 1995 and 1994 and reverse repurchase agreements outstanding totaling $126.9 million at December 31, 1995. There were no reverse repurchase agreements outstanding at December 31, 1994. The ESOP borrowings are from a commercial bank at a floating rate based on the commercial bank's base (prime) rate and such rates at December
31, 1995 and 1994 were 8.30% and 8.00%, respectively. The estimated fair value of the ESOP borrowing approximates book value at December 31, 1995 and 1994. The terms of the loan agreements call for the ESOP to make annual scheduled principal repayments through 2001. Interest is paid quarterly and the borrowings are secured and guaranteed by Webster. See Note 15 for a description of the increase in the ESOP's outstanding indebtedness that was incurred in connection with the Bristol acquisition.


On June 29, 1993, Webster completed a registered offering of $40 million in aggregate principal of 8 3/4% Senior Notes due 2000 ("the Senior Notes").
Webster used $18.25 million from the net proceeds of the offering to redeem the remaining shares of Series A Stock issued by Webster to the FDIC in connection with the First Constitution Acquisition. The Senior Notes may not be redeemed by Webster prior to maturity and are not exchangeable for any shares of Webster's common stock.

Information   concerning  borrowings  under  reverse  repurchase  agreements  is summarized below:

(Dollars In Thousands)
-------------------------------------------------------------------------------
        Balance at                                  Book Value     Market Value
 December 31, 1995              Maturity Date    Of Collateral    Of Collateral
-------------------------------------------------------------------------------
          $126,884       Less than six months         $130,325         $132,621

The securities  underlying the reverse repurchase agreements are all U.S. Agency collateral  and have  been  delivered  to the  broker-dealers  who  arrange  the transactions.  Webster uses reverse repurchase  agreements when the cost of such borrowings  is  favorable  as compared  to other  funding  sources.  The average balance and the maximum amount of outstanding  reverse repurchase  agreements at any month-end  during 1995 was $37.8 million and $126.9  million,  respectively.
The  weighted-average   interest  rate  of  the  reverse  repurchase  agreements
outstanding at December 31, 1995 was 5.80%.


Note 11
Interest Rate Financial Instruments

Webster utilizes as part of its asset liability management strategy various interest rate contracts including short futures positions, interest rate swaps and interest rate caps. (See Note 3 for disclosures on futures positions). These interest rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counter party to a transaction fails to perform according to the terms of the contract.
Market risk is the effect of a change in interest rates or currency rates on the value of the financial instrument. The notional amount of interest rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk.

The fair value, which approximates the cost to replace the contract at the current market rates is generally representative of market risk. There is no credit risk related to the interest rate swaps at December 31, 1995 due to the fact that Webster is currently paying amounts that are greater than it is receiving. There is no credit risk related to the interest rates caps at December 31, 1995.

The following table represents a summary of interest rate financial instruments at December 31, 1995:


                                                    Fair Market          Maturity           Book
(In Thousands)                     Notional Amount        Value              Date           Value
---------------------------------------------------------------------------------------------------
Interest rate swap agreements       $ 100,000          $ (4,191)          5/23/00             --
                                       50,000              (763)          6/05/98             --
---------------------------------------------------------------------------------------------------
     Total                          $ 150,000          $ (4,954)                              --
---------------------------------------------------------------------------------------------------

Interest rate cap agreements        $  75,000          $     37           7/23/97          $ 320
                                       50,000               136           6/23/98            496
---------------------------------------------------------------------------------------------------
     Total                          $ 125,000          $    173                            $ 816
---------------------------------------------------------------------------------------------------

Interest rate swap agreements involve the exchange of fixed and variable interest payments based upon notional amounts paid to a maturity date. At December 31, 1995, Webster had two swap agreements in which the corporation received a variable rate based on LIBOR and paid a fixed rate of 6.66% and 6.04% on each swap. Total net interest expense paid on swap agreements totaled $312,000 for the year ended December 31, 1995. There were no swap agreements outstanding at December 31, 1994 and 1993.

Interest rate cap agreements are similar to interest rate swap agreements except that interest rate payments are made or received only if current interest rates rise above a predetermined interest rate. At December 31, 1995, Webster had two outstanding cap agreements with an interest rate cap of 7%. The amount paid for entering into the interest rate cap is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1995, Webster had $816,000 of unamortized cap balances and during the 1995 period amortized $250,000.


Note 12
Summary of Estimated Fair Values

A summary of estimated fair values consisted of the following:

(In Thousands)                                                           December 31,
----------------------------------------------------------------------------------------------------------------
                                                           1995                                1994
----------------------------------------------------------------------------------------------------------------
                                                 Carrying        Estimated           Carrying        Estimated
                                                   Amount       Fair Value             Amount        Fair Value
----------------------------------------------------------------------------------------------------------------
Assets:
   Securities (Note 3)                        $ 1,044,640       $ 1,048,467       $    828,758     $    797,721
   Residential Loans                            1,560,823         1,620,103          1,566,795        1,512,972
   Consumer Loans                                  49,814            51,892             38,228           38,987
   Home Equity Loans                              123,724           127,794            128,828          129,747
   Commercial Loans                               199,392           199,040            182,137          174,309
   Less Allowance for Loan Losses                  41,797                --             46,772               --
   Segregated Assets, Net (Note 5)                104,839           104,839            137,096          137,096
   Interest Rate Contracts (Note 11)                  816               173                 --               --
   Other Assets                                   177,419           177,419            218,781          218,781
----------------------------------------------------------------------------------------------------------------
     Total                                    $ 3,219,670       $ 3,329,727        $ 3,053,851      $ 3,009,613
----------------------------------------------------------------------------------------------------------------
Liabilities:
   Deposits Other than Certificates          $    910,148       $   910,148        $ 1,014,277      $ 1,014,277
   Certificate Accounts:
     Maturing in Less than One Year             1,109,471         1,111,199            676,515          674,682
     Maturing in One Year and Beyond              380,583           389,233            741,153          736,615
   Federal Home Loan Bank Advances                383,100           385,678            370,700          367,300
   Other Borrowings                               170,014           170,890             43,675           41,575
   Other Liabilities                               56,381            56,381             50,724           50,724
----------------------------------------------------------------------------------------------------------------
     Total                                    $ 3,009,697       $ 3,023,529        $ 2,897,044      $ 2,885,173
----------------------------------------------------------------------------------------------------------------

In December 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments", which requires all entities to disclose the fair value of financial instruments, including both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value.

The carrying amounts for interest-bearing deposits approximate fair value since they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of securities (Note 3) is estimated based on prices published in financial newspapers or quotations received from securities dealers or pricing services. The fair value of interest rate contracts was based on the amount the Corporation would receive or pay to terminate the agreements. Federal Home Loan Bank stock has no active market and is required to be held by member banks. The estimated fair value of Federal Home Loan Bank stock equals the carrying amount.

In estimating the fair value of loans, portfolios with similar financial characteristics were classified by type. Loans were segmented into four generic types: residential, consumer, home equity and commercial. Residential loans were further
                                       45
segmented into fifteen and thirty year fixed-rate contractual maturities, with the remaining classified as variable-rate loans. The fair value of each category is calculated by discounting scheduled cash flows through estimated maturity using market discount rates. Adjustments were made to reflect credit and rate risks inherent in the portfolio.

Due to the loss-sharing arrangement with the FDIC, a yield on Segregated Assets that approximates a market yield and the allowance for Webster's share of losses on Segregated Assets, Webster believes that the estimated fair value of Segregated Assets approximates their carrying amount of $104.8 million and $137.0 million at December 31, 1995 and December 31, 1994, respectively.

The estimated fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The estimated fair values of certificates of deposit, Federal Home Loan Bank Advances, reverse repurchase agreements and Senior Notes were calculated using the discounted cash flow method. The discount rate is estimated using rates currently offered for deposits and Federal Home Loan Bank Advances of similar remaining maturities. The discount rate used for the Senior Notes was calculated using a spread over Treasury Notes consistent with the spread used to price the Senior Notes at their inception. The carrying amount of purchased mortgage servicing rights and excess mortgage servicing rights approximates market value at December 31, 1995 and 1994.

The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties, resulting in variability in estimates with changes in assumptions. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in the amounts disclosed. Fair value estimates are not intended to reflect the liquidation value of the financial instruments.

Note 13
Foreclosed Property Expenses and Provisions, Net and Allowance for Losses on Foreclosed Properties

Foreclosed property expenses and provisions, net are summarized as follows:

(In Thousands)                                        Years Ended December 31,
--------------------------------------------------------------------------------
                                                   1995       1994       1993
--------------------------------------------------------------------------------
Gain (Loss) on Sale of Foreclosed Properties
   Acquired in Settlement of Loans, Net          $  918    $  (465)    $    245
Provision for Losses on Foreclosed
   Properties                                    (2,000)     (3,082)     (1,996)
Rental Income                                       646       1,017         536
Foreclosed Property Expenses                     (3,589)     (4,419)     (3,870)
--------------------------------------------------------------------------------
     Total                                     $ (4,025)   $ (6,949)   $ (5,085)
--------------------------------------------------------------------------------

Webster has an allowance for losses on foreclosed properties. A detail of the changes in the allowance follows:

(In Thousands)                                   Years Ended December 31,
-------------------------------------------------------------------------------
                                             1995       1994           1993
-------------------------------------------------------------------------------
Balance at Beginning of Period           $  2,504     $ 1,036        $ 1,730
Provisions                                  2,000       3,082          1,996
Losses Charged to Allowance                (3,795)     (8,966)        (2,694)
Recoveries Credited to Allowance              282         852              4
Additions to Allowance for Acquired
   Foreclosed Properties                       --       6,500             --
-------------------------------------------------------------------------------
Balance at End of Period                 $    991     $ 2,504        $ 1,036
-------------------------------------------------------------------------------

In connection with the Bristol acquisition, a purchase accounting adjustment of $5.9 million for the allowance for losses on foreclosed properties was recorded at the time of the acquisition and added to Bristol's existing allowance of $600,000 to reflect an accelerated disposition strategy.

Note 14
Income Taxes

As discussed more fully in Note 1, Webster adopted Statement 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $4.6 million was determined as of January 1, 1993 and is reported separately in the consolidated statements of income. Prior period consolidated financial statements have not been restated to apply the provisions of Statement 109.

Charges for income taxes in the Consolidated Statements of Income are comprised of the following:

(In Thousands)                   Years Ended December 31,
-------------------------------------------------------------------
                           1995             1994          1993
-------------------------------------------------------------------
Current:
   Federal             $ 10,370          $ 7,929       $   9,385
   State                  3,170            2,751           3,305
-------------------------------------------------------------------
                         13,540           10,680          12,690

Deferred:
   Federal               (4,171)          (4,452)         (1,553)
   State                 (1,123)          (1,378)           (542)
-------------------------------------------------------------------
                         (5,294)          (5,830)         (2,095)
Total:
   Federal                6,199            3,477           7,832
   State                  2,047            1,373           2,763
-------------------------------------------------------------------
                      $   8,246          $ 4,850        $ 10,595
-------------------------------------------------------------------

Income tax expense of $8.2, $4.9 and $10.6 million for the years ended December 31, 1995, 1994 and 1993, differed from the amounts computed by applying the Federal income tax rate of 35% in 1995, 1994 and 1993 to pre-tax income as a result of the following:

(In Thousands)                                                    Years Ended December 31,
-------------------------------------------------------------------------------------------------
                                                           1995           1994           1993
-------------------------------------------------------------------------------------------------

Computed "Expected" Tax Expense                          $ 9,298       $ 8,238        $  8,713
Reduction in Income Taxes Resulting From:
   Dividends Received Deduction                             (123)         (135)            (65)
   State Income Taxes, Net of Federal Income
     Tax Benefit, Including Change in
   Valuation Allowance and Rate                            1,330           895           1,800
   Adjustment to Deferred Tax Assets and Liabilities:
     Change in Tax Rate (Federal)                             --          (265)            (88)
     Change in Valuation Allowance (Federal)              (2,294)       (3,781)             --
   Other, Net                                                 35          (102)            235
-------------------------------------------------------------------------------------------------
       Income Taxes                                      $ 8,246       $ 4,850        $ 10,595
-------------------------------------------------------------------------------------------------

At December 31, 1995 Webster had a net deferred tax asset of $14.8 million. In order to fully realize the net deferred tax asset, Webster must either generate tax losses to carryback or generate future taxable income. Based on Webster's historical and current taxable earnings, management believes it is more likely than not that Webster will realize the net deferred tax asset. There can be no assurance, however, that Webster will in the future generate any taxable earnings or any specific level of continuing taxable earnings.

In March 1994, Webster acquired Bristol, as discussed more fully in Note 2. The acquisition of Bristol resulted in significant tax benefits, which are reflected in the deferred tax asset at December 31, 1995 and 1994. On the date of acquisition Bristol's deferred tax asset of approximately $14 million had a 100% valuation allowance, due to an unfavorable earnings history of Bristol and the uncertain nature of generating future taxable income. Since the acquisition, Bristol generated net income and there was an expectation that it would continue to operate profitably in the future.

As a result of the merger of First Federal into Bristol and the subsequent renaming of the Bank to Webster Bank (see Note 1 a.) any tax loss carryforwards and all other tax attributes associated with the Bristol acquisition have been retained. As a result of the Bristol acquisition, Webster has Connecticut net operating loss carryovers approximating $13 million which expire in various years through 1998. Webster has recognized a portion of the deferred tax asset valuation allowance in the current year, which offsets current income tax expense.

Webster's valuation allowance is principally for a portion of temporary differences that may be subject to review by taxing authorities. The primary source of recovery of the deferred tax assets are federal taxes paid that are available for carryback of approximately $9.0 million in 1995. The net decrease of $3.0 million in the valuation allowance was due to favorable reassessment of expected future earnings and resulted in a reduction of income tax expense.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below.

(In Thousands)                                               December 31,
-------------------------------------------------------------------------------
Deferred Tax Assets:                                    1995             1994
-------------------------------------------------------------------------------
   Loan Loss Allowances & Other Allowances, Net     $ 23,285         $ 24,075
   Accrued Compensation and Pensions                   1,995            1,311
   Unrealized Losses on Securities                        --            1,415
   Tax Loss Carryforwards                              2,025            5,439
   Intangibles                                         2,786            2,930
   Other                                               2,506            2,156
-------------------------------------------------------------------------------
   Total Gross Deferred Tax Assets                    32,597           37,326
   Less: Valuation Allowance                         (8,207)          (11,191)
-------------------------------------------------------------------------------
   Deferred Tax Asset After Valuation Allowance       24,390           26,135
-------------------------------------------------------------------------------
Deferred Tax Liabilities:
   Loan Discount                                       6,132           11,861
   Plant and Equipment, Principally due to
     Differences in Depreciation                         281              933
   Unrealized Gains on Securities                      1,649               --
   Other                                               1,508              751
-------------------------------------------------------------------------------
   Total Gross Deferred Tax Liabilities                9,570           13,545
-------------------------------------------------------------------------------
     Net Deferred Tax Asset                         $ 14,820         $ 12,590
-------------------------------------------------------------------------------


Note 15
Shareholders' Equity

In December 1995, Webster completed the sale of 1,249,600 shares of common stock in an underwritten public offering raising $32.1 million of additional capital, net of expenses, which was invested in the Bank to facilitate its completion of the Shawmut Transaction and to have the Bank remain well capitalized for regulatory purposes.

On November 1, 1995, Webster acquired Shelton (see Note 2). In connection with the acquisition, Webster issued 1,292,549 shares of its common stock for all the outstanding shares of Shelton common stock. Under the terms of the agreement, Shelton shareholders received .92 of a share of Webster common stock in a tax free exchange for each of their shares of Shelton common shares.

On December 16, 1994, Webster acquired Shoreline (see Note 2). In connection with the acquisition, Webster issued 266,500 shares of its common stock for all 533,000 outstanding shares of Shoreline common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock.

On March 3, 1994, Webster completed the sale of 1,150,000 shares of its common stock in subscription and underwritten public offerings that were conducted in connection with the Bristol acquisition. Of the 1,150,000 shares sold in the subscription and public offerings, 100,000 shares were purchased by Webster Bank's ESOP. The ESOP's outstanding loan balance was increased by approximately $2.1 million in connection with the purchase.

On December 30, 1992, through a registered offering, Webster issued 250,000 shares of Series B 7 1/2% Cumulative Convertible Preferred Stock (the "Series B Stock") for $25 million. Webster used 50% of the net proceeds of $23.5 million from this equity offering to redeem $11.75 million of its Series A Preferred Stock (as defined). On June 29, 1993, Webster completed a registered offering of $40 million aggregate principal amount of 8 3/4% Senior Notes due 2000. Webster used $18.25 million of the proceeds from this note offering to redeem the remaining shares of its Series A Preferred Stock. During 1995 and 1994 holders of the Series B Stock converted 260 shares and 77,871 shares into 1,492 shares and 446,979 shares, respectively of Webster's common stock.

In connection with the First Constitution acquisition, Webster issued 1,200,000 shares of Series A Cumulative Perpetual Preferred Stock (the "Series A Stock) to the FDIC on October 6, 1992 at a purchase price of $25.00 per share for an aggregate investment of $30 million.

Retained earnings at December 31, 1995 included $16.4 million of earnings of the bank appropriated to bad debt reserves and deducted for federal income tax purposes, which retained earnings are not available for payment of cash dividends or other distributions to Webster, including distributions on redemption, dissolution, or liquidation, without payment of taxes by the Bank on the amount of such earnings removed from the reserves for such distribution at the then current tax rate.

Under applicable capital standards adopted by the Office of Thrift Supervision, ("OTS") savings institutions are required to satisfy a "Tier 1 capital requirement," a "Tier 1 risk-based capital requirement," and a "total risk-based capital requirement." At December 31, 1995, Webster Bank exceeded all OTS regulatory capital requirements and met the FDIC requirements for a "well capitalized" savings institution. In order to be considered "well capitalized," a depository institution must have a ratio of Tier 1 capital to adjusted total assets of 5%, a ratio of Tier 1 capital to risk-weighted assets of 6%, and a ratio of total capital to risk-weighted assets of 10%.

The OTS issued new regulations, effective January 1, 1994, which add an interest-rate risk component to the risk-based capital requirement. Under the new regulation, an institution is considered to have excess interest-rate risk if based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. The OTS has indefinitely delayed implementation of the new regulation. The interest-rate risk requirements, if implemented, are not expected to have a material effect on the ability of the Bank to meet its risk-based capital requirement.

At the time of the respective conversions of the Bank and certain predecessors from mutual to stock form, each institution established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts after conversion. In the event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account. The Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause its regulatory capital to be reduced below applicable regulatory capital requirements or the amount required for its liquidation accounts.

The OTS capital distribution regulations establish three tiers of institutions for purposes of determining the level of dividends that can be paid. Since Webster Bank's capital levels exceeded all fully phased-in OTS capital requirements at December 31, 1995, it is considered a Tier 1 Institution. Tier 1 Institutions generally are able to pay dividends up to an amount equal to one-half of their excess capital at the beginning of the year plus all income for the calendar year. In accordance with the OTS capital distribution regulations, the Bank must provide a 30 day notice prior to the payment of any dividends to Webster. As of December 31, 1995, the Bank had $85.1 million available for the payment of dividends under the OTS capital distribution regulations. The Bank has paid dividends to Webster amounting to $13.1 million and$4.6 million for 1995 and 1994, respectively. Under the prompt corrective action regulations adopted by the OTS and the FDIC, the Bank is precluded from paying any dividend if such action would cause it to fail to comply with applicable minimum capital requirements.

The Bank has an ESOP that invests in Webster common stock as discussed in Notes 10 and 16. Since Webster has secured and guaranteed the ESOP debt, the outstanding ESOP loan balance is shown as a reduction of shareholders' equity. Shareholders' equity is increased by the amount of principal repayments on the ESOP loan. Principal repayments totaled $848,000, $384,000 and $352,000 during the years ended December 31, 1995, 1994 and 1993, respectively.

On February 6, 1996, Webster's Board of Directors adopted a stockholders' rights plan in which preferred stock purchase rights have been granted as a dividend at the rate of one Right for each share of common stock held of record as of the close of business on February 16, 1996. The plan is designed to protect all Webster shareholders against hostile acquirers who may seek to take advantage of Webster and its shareholders through coercive or unfair tactics aimed at gaining control of Webster without paying all shareholders a full and fair price. Each right initially would entitle the holder thereof to purchase under certain circumstances one 1/1,000th of a share of a new Series C Preferred Stock at an exercise price of $100 per share. The rights will expire in February 2006. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the common stock, or announces a tender or exchange offer which would result in its ownership of 15% or more of the common stock, or if the Board declares any person or group to be an "adverse person" upon a determination that such person or group has acquired beneficial ownership of 10% or more and that such ownership is not in the best interests of the company.



Note 16
Employee Benefit and Stock Option Plans

The Bank maintains a noncontributory pension plan for employees who meet certain minimum service and age requirements. Pensions are based upon earnings of covered employees during the period of credited service. The Bank also has an employee investment plan under section 401(k) of the Internal Revenue Code. Under the investment plan the Bank will match $.50 for every $1.00 of the employee's contribution up to 6% of the employee's annual compensation. Operations were charged with $438,000, $388,000 and $169,000 for the years ended December 31, 1995, 1994 and 1993, respectively, for contributions to the investment plan.

The Bank's ESOP, which is noncontributory by employees, is designed to invest, on behalf of employees of the Bank who meet certain minimum age and service requirements, in Webster common stock. The Bank may make contributions to the ESOP in such amounts as the board of directors may determine on an annual basis. To the extent that the Banks' contributions are used to repay the ESOP loan, Webster common stock is allocated to the accounts of participants in the ESOP. Stock and other amounts allocated to a participant's account become fully vested after the participant has completed five years of service under the ESOP. Operations were charged with $848,000, $384,000 and $352,000 for the years ended December 31, 1995, 1994 and 1993, respectively, for contributions to the ESOP. The 1995 ESOP charge includes $722,516 for principal payments and $125,484 of interest payments (net of $140,792 of dividends on unallocated ESOP shares). The number of new ESOP shares and shares committed to be released subject to the provisions of Statement of Position 93-6 were 100,000 and 10,687 respectively. See Note 14 for a description of the increase in the ESOP's outstanding indebtedness that was incurred in connection with the Bristol acquisition.

The following table sets forth the funded status of the Bank's pension plan and amounts recognized in Webster's Consolidated Statements of Condition as of December 31, 1995 and 1994. On November 1, 1995, Webster acquired Shelton in a transaction accounted for as a pooling of interests. The following pension plan disclosures exclude Shelton's noncontributory multi-employer pension plan, which had pension expense of $50,000, $85,000 and $52,000 for the years ended December 31, 1995, 1994 and 1993. Information concerning the actuarial present value of accumulated plan benefits, plan assets or benefits attributable to individual organizations participating in the Shelton pension plan is not provided by the plan administrator and, therefore, is not included on the following page.

(In Thousands)                                                December 31,
--------------------------------------------------------------------------------
                                                        1995             1994
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                             $  7,518         $  5,645
Nonvested benefit obligation                               642              914
--------------------------------------------------------------------------------
Accumulated benefit obligation                           8,160            6,559
Effect of projected future compensation levels           1,740            1,176
--------------------------------------------------------------------------------
Projected benefit obligation for service
   rendered to date                                      9,900            7,735
Plan assets at fair value, primarily listed
   stocks and U.S. bonds                                10,782            8,540
--------------------------------------------------------------------------------
Excess (Deficiency) of plan assets over
   benefit obligation                                      882              805
Items not yet recognized in earnings:
   Unrecognized prior service cost                     (1,913)           (1,775)
   Unrecognized net gain                                 (312)             (406)
   Unrecognized net asset at January 1, 1987
     being recognized over 20.9 years                    (139)             (148)
--------------------------------------------------------------------------------
Unfunded accrued pension cost                        $ (1,482)         $ (1,524)
--------------------------------------------------------------------------------

The following table sets forth a reconciliation of unfunded accrued pension costs for the Bank's pension plan :

(In Thousands)
--------------------------------------------------------------------------------
Unfunded accrued pension cost as of January 1, 1995                    $ (1,524)
Contributions made during 1995                                              518
Pension costs for 1995                                                     (476)
--------------------------------------------------------------------------------
Unfunded accrued pension costs as of December 31, 1995                 $ (1,482)
--------------------------------------------------------------------------------

The weighted average discount rate, rate of increase of future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 7.25%, 5.0% and 9.0% for 1995 and 8.0%, 5.0% and 9.0% for 1994, respectively.

Net pension expense for 1995, 1994 and 1993 included the following components:

(In Thousands)                                        December 31,
-------------------------------------------------------------------------------
                                            1995          1994            1993
-------------------------------------------------------------------------------
Service cost benefits earned during
   the period                            $   700       $   922           $ 279
Interest cost on projected benefit
   obligations                               665           462             216
Return on plan assets                     (2,170)          517            (326)
Amortization and deferral                  1,281        (1,131)             62
-------------------------------------------------------------------------------
     Total                               $   476       $   770           $ 231
-------------------------------------------------------------------------------

In December 1991, the Financial Accounting Standards Board, ("FASB"), issued Statement No. 106, "Employers' Accounting for Post Retirement Benefits Other Than Pension," which requires that employers accrue the costs and recognize the liability for benefits to be provided to retired employees over the employees' service period. This statement is effective for fiscal years beginning after December 15, 1992. During 1994, Webster accrued $900,000 representing cumulative postretirement benefits, $700,000 of which was a purchase accounting adjustment related to the Bristol acquisition.

The components of postretirement benefits cost were as follows:

(In Thousands)                                     Year Ended December 31,
----------------------------------------------------------------------------
                                                    1995            1994
----------------------------------------------------------------------------
Service cost                                       $ --            $  20
Interest cost                                        39               58
Immediate recognition of net
   transition obligation                             --              822
----------------------------------------------------------------------------
Net periodic postretirement benefit cost           $ 39            $ 900
----------------------------------------------------------------------------

The   following   table  sets  forth  the   status  of   Webster's   accumulated
postretirement benefit obligation, which was unfunded:

(In Thousands)                                    Year Ended December 31,
----------------------------------------------------------------------------
                                                   1995             1994
----------------------------------------------------------------------------
Accumulated benefit obligation                     $550             $768
Unrecognized net gain                                 4               59
----------------------------------------------------------------------------
Postretirement benefit liability                   $554             $827
----------------------------------------------------------------------------

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25%. The assumed weighted average health care cost trend rate was 13% for 1995. Such rates decrease gradually to 4.25% through the year 2008 and remain level thereafter. An increase of 1% in the assumed health care cost trend rate would result in a recalculated accumulated benefit obligation of $49,000.

Webster maintains stock option plans (the "Option Plans") for the benefit of its directors, officers and other full-time employees. Options totaling 59,600, 194,780 and 146,750 shares were granted in 1995, 1994 and 1993, respectively, at the fair market value of Webster common stock on the various grant dates. All options issued prior to June 30, 1993 have been adjusted retroactively to give effect to a 10% stock dividend to common shareholders of record on June 4, 1993. No options were canceled or expired in 1995, 1994 and 1993. At December 31, 1995, options for 596,216 shares of common stock were outstanding at an average option price of $15.56. Options for 51,850 shares were exercised in 1995.


Note 17
Legal Proceedings

Webster is a party to various legal proceedings normally incident to the kind of business conducted. Management believes that no material liability will result from such proceedings.

Note 18
Parent Company Condensed Financial Information

The Statements of Condition for 1995 and 1994 and the Statements of Income and Cash Flows for the three-year period ended December 31, 1995 (parent only) are presented below.

Statements of Condition
(In Thousands)                                                         December 31,
--------------------------------------------------------------------------------------------------------
                                                                  1995             1994
--------------------------------------------------------------------------------------------------------
Assets
Cash and Due from Depository Institutions                    $     440           $  1,290
Securities Available for Sale                                   61,400              16,878
Investment in Subsidiaries                                     191,661             178,757
Due from Subsidiaries                                               --                 336
Other Assets                                                     2,845               3,670
--------------------------------------------------------------------------------------------------------
     Total Assets                                            $ 256,346           $ 200,931
--------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Senior Notes due 2000                                        $  40,000           $  40,000
ESOP Borrowings                                                  3,130               3,675
Other Liabilities                                                3,243                 449
Shareholders' Equity                                           209,973             156,807
--------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity              $ 256,346           $ 200,931
--------------------------------------------------------------------------------------------------------


Statements of Income
(In Thousands)                                                                December 31,
--------------------------------------------------------------------------------------------------------
                                                                  1995             1994            1993
--------------------------------------------------------------------------------------------------------
Dividends from Subsidiary                                     $ 13,072        $   4,596         $ 11,997
Interest on Securities                                           1,098              964              756
Gain (Loss) on Sale of Securities                                  503             (413)              --
Other Noninterest Income                                             2               --               --
Senior Notes Interest Expense                                    3,660            3,660            1,850
Other Noninterest Expenses                                       3,453            1,475              493
--------------------------------------------------------------------------------------------------------
   Income Before Income Taxes and
     Equity in Undistributed Earnings of Subsidiaries            7,562               12           10,410
Income Tax Benefit                                               2,429            1,955              713
--------------------------------------------------------------------------------------------------------
   Income Before Equity in Undistributed
     Earnings of Subsidiaries                                    9,991            1,967           11,123
Equity in Undistributed Earnings of Subsidiaries                 8,329           16,718            7,752
--------------------------------------------------------------------------------------------------------
Net Income                                                      18,320           18,685           18,875
Preferred Stock Dividends                                        1,296            1,716            2,653
--------------------------------------------------------------------------------------------------------
Net Income Applicable to Common Shareholders                  $ 17,024         $ 16,969         $ 16,222
--------------------------------------------------------------------------------------------------------

Statements of Cash Flows
(In Thousands)                                                                December 31,
--------------------------------------------------------------------------------------------------------
                                                                  1995             1994            1993
--------------------------------------------------------------------------------------------------------
Operating Activities:
   Net Income                                                 $ 18,320          $ 18,685       $ 14,300
   Increase in Interest Receivable                                 (16)              (15)           (66)
   Decrease (Increase) in Other Assets                           2,048             6,666         (7,874)
   (Gain) Loss on Sales of Securities                             (503)              413             --
   Equity in Undistributed Earnings of Subsidiaries             (8,329)          (16,718)        (7,752)
   Other, Net                                                    1,932               511          1,507
--------------------------------------------------------------------------------------------------------
   Net Cash Provided by Operating Activities                    13,452             9,542            115
--------------------------------------------------------------------------------------------------------




Investing Activities:
   Purchases of Securities Available for Sale                       (45,168)        (2,369)      (33,199)
   Maturities of Securities Available for Sale                        4,445          8,400        11,980
----------------------------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Investing Activities                 (40,723)         6,031       (21,219)
----------------------------------------------------------------------------------------------------------
Financing Activities:
   Proceeds from Issuance of Senior Notes                                --             --        40,000
   Net Proceeds from Sale of Common Stock                            32,112         21,923            --
   Cash Dividends to Shareholders                                    (5,691)        (4,724)       (5,015)
   Redemption of Series A Stock                                          --             --       (18,250)
   Investment in Subsidiary                                              --        (32,000)           --
----------------------------------------------------------------------------------------------------------
   Net Cash Provided (Used) by Financing Activities                  26,421        (14,801)       16,735
----------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                       (850)           772        (4,369)
Cash and Cash Equivalents at Beginning of Year                        1,290            518         4,887
----------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                         $      440      $   1,290     $     518
----------------------------------------------------------------------------------------------------------

Note 19
Selected Quarterly Consolidated Financial Information  (Unaudited)

Selected quarterly data for 1995 and 1994 follows:

                                                  First           Second            Third          Fourth
(In Thousands Except Per Share Data)             Quarter         Quarter          Quarter          Quarter
-------------------------------------------------------------------------------------------------------------
1995:
Interest Income                                $ 50,954         $ 54,288         $ 56,548         $ 57,156
Interest Expense                                 28,907           32,380           34,907           35,339
-------------------------------------------------------------------------------------------------------------
Net Interest Income                              22,047           21,908           21,641           21,817
Provision for Loan Losses                           385              455              555            1,705
Loans and Securities Gains, Net                     337              678            1,256            2,018
Other Noninterest Income                          4,453            4,316            4,317            4,465
Noninterest Expenses                             18,723           18,998           18,369           23,497
Income Taxes                                      2,495            2,226            2,718              807
-------------------------------------------------------------------------------------------------------------
Net Income                                        5,234            5,223            5,572            2,291
Preferred Stock Dividends                           324              324              324              324
-------------------------------------------------------------------------------------------------------------
Net Income Applicable to
   Common Shareholders                         $  4,910         $  4,899         $  5,248         $  1,967
-------------------------------------------------------------------------------------------------------------
Net Income Per Share:
     Primary                                   $    .71         $    .71         $    .76         $    .27
-------------------------------------------------------------------------------------------------------------
     Fully Diluted                             $    .67         $    .67         $    .70         $    .27
-------------------------------------------------------------------------------------------------------------
1994:
Interest Income                                $ 41,189         $ 47,999         $ 50,430         $ 51,202
Interest Expense                                 20,820           24,231           26,042           27,371
-------------------------------------------------------------------------------------------------------------
Net Interest Income                              20,369           23,768           24,388           23,831
Provision for Loan Losses                           935              700              550              970
Loans and Securities Gains (Losses), Net            235               74               13           (1,504)
Other Noninterest Income                          3,034            4,042            3,901            3,834
Noninterest Expenses                             15,859           19,435           20,141           23,860
Income Taxes (Benefit)                            2,541            2,836            2,781           (3,308)
-------------------------------------------------------------------------------------------------------------
Net Income                                        4,303            4,913            4,830            4,639
Preferred Stock Dividends                           469              468              469              310
-------------------------------------------------------------------------------------------------------------
Net Income Applicable to
   Common Shareholders                         $  3,834         $  4,445         $  4,361         $  4,329
-------------------------------------------------------------------------------------------------------------
Net Income Per Share:
     Primary                                   $    .69         $    .70    $         .68         $    .64
-------------------------------------------------------------------------------------------------------------

     Fully Diluted                             $    .61         $    .63    $         .62         $    .59
-------------------------------------------------------------------------------------------------------------

                                       54

Results of  operations  relating  to Bristol are  included  in the  Consolidated
Financial Statements only for the period subsequent to the effective date of the acquisition of March 3, 1994. All periods presented have been retroactively restated to reflect the inclusion of the results of Shelton and Shoreline which were acquired on November 1, 1995 and December 16, 1994, respectively, and were accounted for using the pooling of interests method.



Independent Auditors' Report and Management's Report

The Board of Directors and Shareholders of
Webster Financial Corporation
Waterbury, Connecticut:

We have audited the accompanying consolidated statements of condition of Webster
Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We  conducted  our  audits  in  accordance  with  generally   accepted  auditing
standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webster Financial
Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes to the Consolidated Financial Statements, the Corporation changed its method of accounting for mortgage servicing rights in 1995 and income taxes in 1993.

January 24, 1996, except as to Note 2 and the last paragraph of Note 15, as to which the date is February 16, 1996

To Our Shareholders:
The management of Webster is responsible for the integrity and objectivity of the financial and operating information contained in this annual report, including the consolidated financial statements covered by the Independent
Auditors' Report. These statements were prepared in conformity with generally accepted accounting principles and include amounts that are based on the best estimates and judgments of management.

Webster has a system of internal accounting controls which provides management with reasonable assurance that transactions are recorded and executed in accordance with its authorizations, that assets are properly safeguarded and accounted for, and that financial records are maintained so as to permit preparation of financial statements in accordance with generally accepted accounting principles. This system includes formal procedures, an organizational structure that segregates duties, and a comprehensive program of periodic audits by the internal auditors. Webster has also instituted policies which require employees to maintain the highest level of ethical standards.

In addition, the Audit Committee of the Board of Directors, consisting solely of outside directors, meets periodically with management, the internal auditors and the independent auditors to review internal accounting controls, audit results and accounting principles and practices, and annually recommends to the Board of Directors the selection of independent auditors.


James C. Smith                          John V. Brennan
Chairman and                            Executive Vice President,
Chief Executive Officer                 Chief Financial Officer and Treasurer


Directors of Webster Financial Corporation

James C. Smith
Chairman and
Chief Executive Officer

Joel S. Becker
Chairman and
Chief Executive Officer,
Torrington Supply Company

O. Joseph Bizzozero, Jr., M.D.
BCB Medical Group

Robert A. Finkenzeller
President, Eyelet Crafters, Inc.

Walter R. Griffin Griffin,
Griffin & O'Brien, P.C.

J. Gregory Hickey, CPA
Retired Managing Partner
of Hartford office of
Ernst & Young

C. Michael Jacobi
President and
Chief Executive Officer,
Timex Corporation

Harold W. Smith
Chairman Emeritus

Sr. Marguerite Waite
President and
Chief Executive Officer,
St. Mary's Hospital

Executive Officers of Webster Financial Corporation

James C. Smith
Chairman and
Chief Executive Officer

John V. Brennan, CPA
Executive Vice President,
Chief Financial Officer and Treasurer

Lee A. Gagnon, CPA
Executive Vice President,
Chief Operating Officer and Secretary

Gary M. MacElhiney
Executive Vice President,

                                       57

Business Banking

Peter K. Mulligan
Executive Vice President,
Consumer Banking

Ross M. Strickland
Executive Vice President,
Mortgage Banking


Shareholder Information

Annual Meeting

The annual meeting of Webster Financial Corporation shareholders will be held on April 25, 1996 at 4:00 P.M. at the Courtyard by Marriot, 63 Grand Street,
Waterbury, Connecticut. As of March 9, 1996, there were 8,103,746 shares of common stock outstanding and approximately 2,792 shareholders of record.

Corporate Headquarters
Webster Financial Corporation and Webster Bank
Webster Plaza
Waterbury, CT  06702
(203) 753-2921

Transfer Agent and Registrar
Chemical Mellon Shareholder Services
Securityholder Relations
P.O. Box 24935, Church Street Station
New York, NY  10249
1-800-851-9677

Dividend Reinvestment and Stock Purchase Plan
Stockholders wishing to receive a prospectus for the Dividend Reinvestment and Stock Purchase Plan are invited to write or call to Chemical Mellon Shareholder
Services at the address listed above.

Stock Listing Information
The common stock of Webster is traded  over-the-counter  on the NASDAQ  National
Market System under the symbol "WBST".

General Inquiries - Contact Lee A. Gagnon
Financial Inquiries - Contact John V. Brennan
Webster Financial Corporation
P.O. Box 191
Waterbury, Connecticut  06726-0191
(203) 753-2921

Form 10K and Other Reports
Our annual report to the Securities and Exchange Commission (Form 10K), additional copies of this report, and quarterly reports may be obtained free of charge by contacting Lee A. Gagnon, Executive Vice President and Secretary, at
Corporate Headquarters.

Common Stock Dividends and Market Prices
The following table shows  dividends  declared and the market price per share by quarter for 1995 and 1994.
                                      Common Stock (Per Share)
-------------------------------------------------------------------------------
                                            Market Price
-------------------------------------------------------------------------------
                          Cash
                     Dividends                                      End of
1995                  Declared      Low             High            Period
-------------------------------------------------------------------------------
Fourth                  $ .16      $ 24 1/2        $ 29 1/2       $ 29 1/2
Third                     .16        23              31             26 1/4
Second                    .16        21 1/4          26             23 7/8
First                     .16        18              22 1/4         21 1/4



                                       59


1994
-------------------------------------------------------------------------------
Fourth                 $ .13      $ 17 1/4        $ 23 1/2         18 1/2
Third                    .13        22 1/2          25 1/2         23 1/4
Second                   .13        18 3/8          24 3/4         22 1/2
First                    .13        18 1/2          22 1/4         18 1/2


Market Makers

Advest, Inc.
Brean Murray, Foster Secs Inc.
First Albany Corporation
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities L.P.
MacAllister Pitfield MacKay
Mayer & Schweitzer Inc.
Merrill Lynch, Pierce, Fenner & Smith
Paine Webber Inc.
Ryan Beck & Co., Inc.
Sandler O'Neill & Partners
Sherwood Securities Corp.
Troster Singer Corp.
Tucker, Anthony & R.L. Day

Webster Bank Information

For more information on Webster Bank products and services, call 1-800-325-2424, or write:
Webster Bank
Customer Information Center
P.O. Box 191
Waterbury, Connecticut 06726-0191


