Form 10-K, Exhibit 13
period 1997-12-31
WEBSTER FINANCIAL CORP
filed 1998-03-31
CIK 801337

2

DIRECTORS

JAMES C. SMITH, Chairman and Chief Executive Officer
ACHILLE A. APICELLA, President, Apicella, Testa & Company, P.C.
JOEL S. BECKER, Chairman and Chief Executive Officer,  Torrington Supply Company
    Co., Inc.
O. JOSEPH BIZZOZERO, Jr., M.D., President, Bizzozero Assoc. P.C.
JOHN  J.  CRAWFORD,   President  and  Chief  Executive  Officer,  South  Central
    Connecticut Regional Water Authority and Chairman and Chief Executive Officer, Aristotle Corporation
HARRY P. DIADAMO, Former President, Derby Savings Bank
ROBERT A. FINKENZELLER, President, Eyelet Crafters, Inc.
WALTER R. GRIFFIN, Esq., Griffin, Griffin & O'Brien, P.C.
J. GREGORY HICKEY, Retired Managing Partner of Hartford Office of Ernst & Young, LLP
C. MICHAEL JACOBI, President and Chief Executive Officer, Timex Corporation
J. ALLEN KOSOWSKY*, J. Allen Kosowsky, CPA, P.C.
Sr. MARGUERITE  WAITE,  President,  Chief Executive  Officer and Treasurer,  St.
    Mary's Hospital
JOSEPH A. WELNA*, M.D., New Britain Obstetrical & Gynecological Group


SENIOR MANAGEMENT GROUP

JAMES C. SMITH, Chairman and Chief Executive Officer
JOHN V. BRENNAN, Executive Vice President, Chief Financial Officer and Treasurer WILLIAM T. BROMAGE, Executive Vice President, Business Banking
GEORGE M. BROPHY*, Executive Vice President, Information Technologies
JEFFREY N. BROWN*, Executive Vice President, Marketing and Communications STEPHEN M. CARTA, President, Webster Trust Company, N.A.
PETER K. MULLIGAN, Executive Vice President, Consumer and Small Business Banking RENEE P. SEEFRIED*, Executive Vice President, Human Resources
ROSS M. STRICKLAND, Executive Vice President, Mortgage Banking
HARRIET MUNRETT WOLFE, Senior Vice President, Counsel and Secretary

*Webster Bank only




   WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES
    FINANCIAL HIGHLIGHTS

                                                             At or For the
                                                              Year Ended

Dollars in thousands, expect share data               1997            1996            1995
------------------------------------------------------------------------------------------
FOR THE YEAR:
Net interest income                              $191,925          $169,037       $135,331
Noninterest income                                 35,990            32,179         27,902
Merger and acquisition expenses                    27,058               500          4,271
Other noninterest expenses                        131,489           130,055        108,465
Net income                                         33,798            38,501         29,321
Operating net income(a)                            53,844            41,534         33,016

PER COMMON SHARE:

Diluted earnings                                   $ 2.44            $ 2.66         $ 2.22
Diluted operating earnings(a)                        3.89              2.87           2.50
Book value (year-end)                               27.99             25.18          24.41
Tangible  book value (year-end)                     24.41             21.61          23.57
Annual dividend                                      0.80              0.68           0.64

AT YEAR-END:

Total assets                                   $7,019,621        $5,607,210     $4,883,402
Loans receivable,net                            3,824,602         3,642,522      3,005,014
Securities                                      2,787,240         1,577,702      1,505,919
Intangible assets                                  48,919            49,448         10,865
Deposits                                        4,365,756         4,457,561      3,797,712
Shareholders' equity                              382,186           336,832        334,580
Diluted weighted average shares                    13,828            14,460         13,202
Market  price                                       66.50             36.75          29.50

OPERATING RATIOS:

Net interest margin                                  3.17%             3.23%          2.96%
Return on average shareholders' equity               9.72             11.20          10.08
Operating return on average shareholders'           15.48             12.08          11.35
  equity(a)
Efficiency ratio(a)(b)                              54.81             58.93          61.65
Noninterest expense to average assets                2.50              2.38           2.37
Operating noninterest expense to
 average assets(c)                                   1.89              2.22           2.14


(a) Excludes merger and acquisition expenses including provisions for loan losses related to mergers and acquisitions of $34.2 million, $500,000, and $4.3 million for the periods ended December 31, 1997, 1996 and 1995, respectively. Also excludes Savings Association Insurance Fund ("SAIF") assessment of $4.7 million for the period ended December 31, 1996 and name change and subsidiary merger expense of $2.1 million for the period ended December 31, 1995.

(b) Excludes intangible amortization and foreclosed property expenses.

(c) Excludes the following: merger and acquisition expenses, the SAIF assessment in 1996, name change and subsidiary merger expense in 1995 and capital securities and dividends on preferred stock of subsidiary corporation expense in 1997.

GLOSSARY OF TERMS

Allowance for Loan Losses: A reserve for estimated loan losses at a particular balance sheet date.

Capital Components and Ratios for Webster Bank:

     Leverage Ratio: Tier 1 capital as a percentage of adjusted total assets.

     Risk-Weighted Assets: The sum of risk-weighted assets plus the risk-weighted credit equivalent amounts of off-balance sheet items, less core deposit intangibles and certain other non-qualifying intangible assets and the non-qualifying portion of the allowance for loan losses.

     Tier 1 Capital: The sum of common shareholders' equity (excluding net unrealized gains or losses on securities, except for net unrealized gains/losses on marketable equity securities) less other non-qualifying intangible assets.

     Tier 1 Risk-Weighted Capital Ratio: The ratio of Tier 1 capital to net risk-weighted assets.

     Total Capital: The sum of Tier 1 capital plus the qualifying portion of the allowance for loan losses.

     Total Risk-Weighted Capital Ratio: The ratio of total capital to net risk-weighted assets.

Core Deposit Intangible: The excess of the purchase price over the fair value of the tangible net assets acquired in a purchase transaction that represents the estimated value of the deposit base.

Derivatives: Interest-rate or currency swaps, futures, forwards, option contracts, interest-rate caps and floors or other off-balance sheet financial instruments used for asset/liability management or trading purposes. These instruments derive their values or contractually determined cash flows from the price of an underlying asset or liability, reference rate, index or other security.

EVA: Economic Value Added. A measure of financial performance to maximize long-term growth and profitability.

Foreclosed Properties: Real estate acquired in foreclosure or comparable proceedings under which possession of the collateral has been taken.

Interest-Earning Assets: The sum of loans, segregated assets, mortgage loans held for sale, securities and short-term investments.

Interest-Bearing Liabilities: The sum of interest-bearing deposits, securities sold under agreements to repurchase and other borrowings.

Interest-Rate Spread: The difference between the average yields earned on interest-earning assets and the average rates paid interest-bearing liabilities.

Net  Interest   Margin:   Net  interest   income  as  a  percentage  of  average
interest-earning assets.

Nonaccrual Assets: The sum of nonaccrual loans plus foreclosed properties.

Nonaccrual Loans: The sum of loans on nonaccrual status for purposes of interest income recognition.

Operating Net Income: Net income excluding merger and acquisition expenses, provisions for loan losses related to mergers and acquisitions, Savings Association Insurance Fund ("SAIF") assessment and costs associated with changing the name of and merging together subsidiary banks.

Operating Return on Average Equity: Operating net income as a percentage of average shareholders' equity.

Operating Noninterest Expenses to Average Assets: Noninterest expenses excluding merger and acquisition expenses, SAIF assessment and costs associated with changing the name of and merging together subsidiary banks as a percentage of average assets.

Reserve Coverage: Allowance for loan losses divided by nonaccrual loans.

Return on Average Equity: Net income as a percentage of average shareholders' equity.

MANAGEMENT'S   DISCUSSION  &  ANALYSIS  OF  FINANCIAL  CONDITION  &  RESULTS  OF
OPERATIONS (MD&A)

INTRODUCTION
--------------------------------------------------------------------------------

Webster Financial Corporation, ("Webster"), through its subsidiary, Webster Bank (the "Bank"), delivers financial services to individuals, families and businesses throughout Connecticut. The Bank is organized along four business lines - consumer, business, mortgage banking, and trust and investment management services, each supported by centralized administration and operations. The Corporation has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise.

Assets at December 31, 1997 were $7.0 billion compared to $5.6 billion a year earlier. Net loans receivable amounted to $3.8 billion at December 31, 1997 compared to $3.6 billion a year ago. Deposits were $4.4 billion at December 31, 1997 compared to $4.5 billion at December 31, 1996.

BUSINESS COMBINATIONS SUBSEQUENT TO DECEMBER 31, 1997
--------------------------------------------------------------------------------

During the second quarter of 1998, Webster expects to acquire by merger Eagle Financial Corp. ("Eagle") and its subsidiary, Eagle Bank, a $2.1 billion savings bank with headquarters in Bristol, Connecticut. In connection with the merger with Eagle, Webster expects to issue 5.1 million shares of its common shares for all the outstanding shares of Eagle common stock. Under the terms of the agreement, each outstanding share of Eagle common stock is expected to be converted into .84 shares of Webster common stock. This acquisition will be accounted for as a pooling of interests, and as such, future consolidated financial statements will include Eagle's financial data as if Eagle had been combined at the beginning of the earliest period presented.

BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

The Sachem Acquisition

On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, Connecticut with $300 million of assets under management, in a tax-free stock-for-stock exchange. Under the terms of the agreement, Webster issued 83,385 shares of Webster common stock for all 173,000 outstanding shares of Sachem Trust. This acquisition was accounted for as a purchase.

The People's Acquisition

On July 31, 1997, Webster acquired People's Savings Financial Corp. ("People's") and its subsidiary, People's Savings Bank & Trust, based in New Britain, Connecticut which had $482 million of assets. In connection with the merger with People's, Webster issued 1,575,996 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the merger agreement each outstanding share of People's common stock was converted into .85 shares of Webster common stock. This acquisition was accounted for as a pooling of interests, and as such, Consolidated Financial Statements include People's financial data as if People's had been combined at the beginning of the earliest period presented.

The Derby Acquisition

On January 31, 1997, Webster acquired DS Bancor, Inc. ("Derby") and its subsidiary, Derby Savings Bank, based in Derby, Connecticut which had $1.2 billion of assets. In connection with the merger with Derby, Webster issued 3,501,370 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the merger agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock. This acquisition was accounted for as a pooling of interests, and as such, Consolidated Financial Statements include Derby's financial data as if Derby had been combined at the beginning of the earliest period presented.

The Shawmut Transaction

On February 16, 1996, Webster Bank acquired 20 branches in the Greater Hartford market from Shawmut Bank Connecticut National Association (the "Shawmut Transaction"), as part of a divestiture in connection with the merger of Shawmut and Fleet Bank. In the branch purchase, Webster Bank acquired approximately $845 million in deposits and $586 million in loans. As a result of this transaction, Webster recorded $44.2 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 1,249,600 shares of its common stock in an underwritten public offering in December 1995. The Shawmut Transaction was accounted for as a purchase, therefore transaction results are reported only for the periods subsequent to the consummation of the Shawmut Transaction.

Prior to the Shawmut Transaction in 1996, Webster completed five acquisitions as follows:

--------------------------------------------------------------------------------
Date                                Assets Acquired        Accounting Treatment
--------------------------------------------------------------------------------
1995   Shelton Bancorp                $295 million         Pooling of Interests
1994   Shoreline Bank & Trust         $ 51 million         Pooling of Interests
1994   Bristol Savings Bank           $486 million                Purchase
1992   First Constitution Bank        $1.1 billion                Purchase
1991   Suffield Bank                  $264 million                Purchase

--------------------------------------------------------------------------------

ASSET QUALITY
--------------------------------------------------------------------------------

General

Webster devotes significant attention to maintaining high asset quality through conservative underwriting standards, active servicing of loans, aggressively managing nonaccrual assets and maintaining adequate reserve coverage on nonaccrual assets. At year end 1997, residential and consumer loans comprised over 87% of the total loan portfolio. All investments are either U.S. Government or Agency securities or have an investment rating in the top two rating categories by a major rating service at time of purchase.

Nonaccrual Assets

The aggregate amount of nonaccrual assets decreased to $45.9 million at December 31, 1997 from $54.8 million at December 31, 1996 and declined as a percentage of total assets to .65% at December 31, 1997 from .98% at December 31, 1996.
Nonaccrual loans decreased $3.9 million in 1997 and foreclosed properties decreased $5.0 million due to write-downs and sales of foreclosed properties. The allowance for loan losses at December 31, 1997 was $49.8 million and represented 132.09% of nonaccrual loans. Total allowances for nonaccrual assets of $50.3 million represented 108.40% of nonaccrual assets. The following table details nonaccrual assets for the last five years.


                                                                         December 31,
                                                       ----------------------------------------------------------
(In thousands)                                         1997          1996       1995         1994           1993
-----------------------------------------------------------------------------------------------------------------
Nonaccrual Assets:

Loans accounted for on a nonaccrual basis:

   Residential real estate                          $ 23,651     $ 25,393    $ 28,522       $27,712      $ 43,652
   Commercial                                         11,563       12,874      20,355        20,935         7,347
   Consumer                                            2,451        3,339       3,455         2,590         3,249
Foreclosed Properties:
   Residential and Consumer                            5,091        5,305       7,850        11,063        24,766
   Commercial                                          3,098        7,909      13,216        21,909        11,098
-----------------------------------------------------------------------------------------------------------------
     Total                                          $ 45,854     $ 54,820    $ 73,398      $ 84,209       $90,112
-----------------------------------------------------------------------------------------------------------------

                                       5

A summary of the activity in the allowance for loan losses for the last five years follows:

                                                                  For the Years Ended December 31,
                                             --------------------------------------------------------------------
(Dollars in thousands)                          1997           1996              1995           1994     1993
-----------------------------------------------------------------------------------------------------------------
Balance at beginning of period                $43,185       $50,281           $55,366        $54,370      $65,662
Charge-offs:
   Residential real estate                     (9,302)      (14,466)           (8,667)       (14,512)     (10,395)
   Consumer                                    (3,098)       (3,649)             (894)        (1,452)      (2,433)
   Commercial                                  (2,516)       (6,750)           (4,438)        (4,394)      (3,447)
-----------------------------------------------------------------------------------------------------------------
                                              (14,916)      (24,865)          (13,999)       (20,358)     (16,275)
Recoveries:

   Residential real estate                      3,872           670               870            437          413
   Consumer                                       470           332             1,032          1,822          815
   Commercial                                   1,307         1,979             1,286          1,042          246
-----------------------------------------------------------------------------------------------------------------
Net charge-offs                                (9,267)      (21,884)          (10,811)       (17,057)     (14,801)
Allowances for purchase transactions                -         5,000                 -         12,819            -
Acquired allowance adjustment                       -             -                 -              -       (5,963)
Transfer from allowance for losses
   for loans held for sale                          -             -                 -              -        2,390

Provisions charged to operations               15,835         9,788             5,726          5,234        7,082
-----------------------------------------------------------------------------------------------------------------
Balance at end of period                      $49,753      $ 43,185          $ 50,281        $55,366     $ 54,370
=================================================================================================================
Ratio of net charge-offs to
   average loans outstanding                      0.2%          0.6%              0.4%           0.6%         0.6%
=================================================================================================================


Net charge-offs decreased $12.6 million to $9.3 million in 1997 due primarily to decreases in the residential and commercial portfolios. Included in the 1996 loan charge-offs were write-downs of $6.3 million related to a bulk sale of $18.0 million of nonaccrual residential loans and foreclosed properties. The 1997 provisions charged to operations include $7.2 million specifically related to the Derby and People's acquisitions. See Note 13 to the Consolidated Financial Statements for a summary of activity in the allowance for losses on foreclosed properties. Management believes that the allowance for loan losses at December 31, 1997 is adequate to cover expected losses in the portfolio.

SEGREGATED ASSETS

--------------------------------------------------------------------------------

Segregated Assets consist of all commercial real estate, commercial, and multi-family loans acquired from the Federal Deposit Insurance Corporation ("FDIC") in the First Constitution Bank ("First Constitution") acquisition. Segregated Assets, before the allowance for losses of $2.6 million, totaled $43.6 million at December 31, 1997, down from $256.6 million at acquisition in 1992. Segregated Assets are subject to a loss-sharing arrangement with the FDIC. The FDIC was required to reimburse the Bank quarterly for 80% of the total net charge-offs and certain related expenses on Segregated Assets through December 1997, with such reimbursement increasing to 95% (less recoveries in years six and seven) as to such charge-offs and expenses in excess of $49.2 million (with payment at the end of the seventh year as to such excess). During 1998 and 1999, the Bank is required to pay quarterly to the FDIC an amount equal to 80% of the recoveries during such years on Segregated Assets which were previously charged-off after deducting certain permitted expenses related to those assets. The Bank is entitled to retain 20% of such recoveries during the sixth and seventh years following the First Constitution acquisition and 100% thereafter. During the second quarter of 1997, the Bank sold approximately $13.7 million in multi-family loans that included all multi-family Segregated Asset loans. Any losses incurred on the sale of these segregated multi-family loans were reimbursed under the loss-sharing arrangement and the transaction had no impact on the Consolidated Statements of Income. At December 31, 1997, cumulative net charge-offs and expenses aggregated $58.9 million. During the first quarter of 1996, Webster began recording the additional 15% reimbursement (the difference between the 80% and 95% reimbursement levels) as a receivable from the FDIC. The Bank's share of charge-offs reduces the allowance for losses on the Segregated Assets which was established in conjunction with the First Constitution acquisition. Management believes that the allowance for losses on Segregated Assets is adequate to cover expected losses on this portfolio. See Note 5 to the Consolidated Financial Statements.

Reimbursable net charge-offs and eligible expenses of Segregated Assets aggregated $4.9 million for 1997. During 1997, the Bank received $4.5 million as reimbursement for eligible charge-offs and related net expenses in accordance with the loss-sharing arrangement described above. Payments due from the FDIC for charge-offs and related expenses are recorded as receivables. Such reimbursements are made on a quarterly basis to the Bank by the FDIC and when received are invested in interest-earning assets. Such reimbursements have no immediate impact on the Consolidated Statements of Income.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:

                                                                   For the Years Ended December 31,
                                                                   --------------------------------
(In thousands)                                                             1997                1996
---------------------------------------------------------------------------------------------------
Balance at beginning of period                                              $2,859          $3,235
Charge-offs                                                                   (267)           (621)
Recoveries                                                                      31             245
---------------------------------------------------------------------------------------------------
   Balance at end of period                                                 $2,623         $ 2,859
===================================================================================================

At December 31, 1997 and 1996, nonaccrual Segregated Assets were classified as follows:

---------------------------------------------------------------------------------------------------
                                                                             December 31,
                                                                    -------------------------------
(In thousands)                                                                1997             1996
---------------------------------------------------------------------------------------------------
Segregated Assets accounted for on a nonaccrual basis:
   Commercial real estate loans                                             $2,912          $ 3,337
   Commercial loans                                                            500              192
   Multi-family real estate loans                                                -              495
Foreclosed Properties:
   Commercial real estate                                                      281              269
   Multi-family real estate                                                      -              138
---------------------------------------------------------------------------------------------------
     Total                                                                  $3,693          $ 4,431
===================================================================================================


LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
The Bank is required to maintain minimum levels of liquid assets as defined by regulations adopted by the Office of Thrift Supervision ("OTS"). This requirement, which may be varied by the OTS, is based upon a percentage of net withdrawable deposits and short-term borrowings. The required liquidity ratio as revised by the OTS is currently 4.00% and the Bank's liquidity ratio at December 31, 1997 exceeded the requirement. Webster Bank is also required by regulation to maintain sufficient liquidity to ensure safe and sound operations. Adequate liquidity as assessed by the OTS may vary from institution to institution depending on such factors as the institution's overall asset/liability structure, market conditions, competition and the requirements of the institution's deposit and loan customers. The OTS considers both an institution's adherence to the liquidity ratio requirement, as well as safety and soundness issues, in assessing whether an institution has sufficient liquidity.

The primary sources of liquidity for Webster are net cash flows provided from operating, investing and financing activities. Net cash flows from operating activities primarily include net income, the sale of loans originated for sale, trading account net changes, net changes in other assets and liabilities and adjustments for noncash items such as depreciation, investment securities net amortization and accretion and the provisions for loan losses and foreclosed properties. Net cash flows from investing activities primarily include the purchase, sale, maturity and paydowns of investment securities and mortgage-backed securities that are classified as available for sale or held to maturity, the net change in loans, interest-bearing deposits and Segregated Assets. Net cash flows from financing activities primarily include proceeds and repayments related to Federal Home Loan Bank ("FHL Bank") advances and other borrowings, the net change in deposits, minority interest and net changes in capital generally related to stock issuances, repurchases and dividend payments.

While scheduled loan amortization, maturing securities, short-term investments and securities paydowns generally are predictable sources of funds, loan and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. One of the inherent risks of investing in loans and mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity at rates different than those estimated at the time of purchase. This generally occurs because of changes in market interest rates. The market values of fixed-rate loans and mortgage-backed securities are sensitive to fluctuations in market interest rates, declining in value as interest rates rise. If interest rates decrease, the market value of fixed-rate loans and mortgage-backed securities generally will tend to increase with the level of prepayments also normally increasing. Lower yields on such loans and mortgage-backed securities may be offset by a lower cost of funds. Material changes in the level of nonaccrual assets held also affect liquidity. The utilization of particular sources of funds depends on comparative costs and availability. The Bank has, from time to time, chosen not to pay rates on deposits as high as certain competitors, and when necessary, supplements deposits with various borrowings. The Bank manages the prices of its deposits to maintain a stable, cost-effective deposit base as a source of liquidity.

The Bank had additional borrowing capacity from the FHL Bank of $1.7 billion at December 31, 1997. At that date, the Bank had FHL Bank advances outstanding of $1.1 billion compared to $559.9 million at December 31, 1996. See Note 9 to the Consolidated Financial Statements.

Webster's main sources of liquidity at the holding company level are dividends from the Bank and net proceeds from capital offerings and borrowings, while the main outflows are the payment of dividends to preferred and common stockholders, repurchases of Webster's common stock, and the payment of interest to holders of Webster's 8 3/4% Senior Notes and Webster's 9.36% Capital Trust I Capital Securities. There are certain restrictions on the payment of dividends by the Bank to Webster. See Note 15 to the Consolidated Financial Statements. Webster also maintains a $20 million line of credit with a correspondent bank. On January 31, 1997, Webster completed the sale of $100 million of Webster Capital Trust I Capital Securities further increasing its capital resources. The Capital Trust I Capital Securities are further discussed in Note 19 to the Consolidated Financial Statements.

On November 19, 1996, Webster completed a previously announced common stock repurchase program which resulted in total repurchases of 549,800 shares and also announced its intention to repurchase up to 300,000 additional shares. The purpose of the announced repurchase plan was to offset future dilution from shares of common stock that were issued in January 1997, in connection with conversions of preferred stock or issued upon exercise of options under Webster's stock option plans. At December 31, 1996, shares totaling 255,100 had been repurchased under the new repurchase plan with the remaining 44,900 shares under the plan repurchased in January 1997. On September 4, 1997, Webster completed the repurchase of 85,333 common shares under a repurchase plan announced in May 1997. The repurchased shares under the plan were reissued in connection with the purchase of Sachem Trust.

Applicable OTS regulations require the Bank, as a federal savings bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated savings institution, the Bank also is subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1997, the Bank was in full compliance with all applicable capital requirements detailed as follows:

                                                                     December 31, 1997
--------------------------------------------------------------------------------------------------------------------------
                                                            Tier 1                 Tier 1                 Total
                                    Tangible Capital        Core Capital           Risk-Based Capital     Risk-Based Capital
                                    Requirement             Requirement            Requirement            Requirement
                                   ----------------------------------------------------------------------------------------
(Dollars in thousands)              Amount      %           Amount        %        Amount        %        Amount           %
----------------------------------------------------------------------------------------------------------------------------
Capital for regulatory purposes    $ 380,896   5.54%        $ 385,599  5.61%       $ 385,599  12.15%      $ 425,398    13.41%
Minimum regulatory requirement       103,046   1.50           206,234  3.00          126,915   4.00         253,829     8.00
----------------------------------------------------------------------------------------------------------------------------
Excess over requirement            $ 277,850   4.04%        $ 179,365  2.61%       $ 258,684   8.15%      $ 171,569     5.41%
============================================================================================================================


ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

Interest-rate risk is the sensitivity of the market value of assets and liabilities to changes in interest rates over short-term and long-term time horizons. The market values of certain financial assets and liabilities of Webster are sensitive to fluctuations in market interest rates. Changes in interest rates can affect the number of loans originated by the Bank, as well as the value of its loans and other interest-earning assets. Also, increases in interest rates may cause depositors to shift funds from accounts that have a comparatively lower cost such as regular savings accounts to accounts with a higher cost such as certificates of deposit. If the cost of interest-bearing liabilities increases at a rate that is greater than the increase in yields on interest-earning assets, the interest-rate spread would be negatively affected. Changes in Webster's asset and liability mix also affects interest-rate spread. Webster is unable to predict fluctuation in interest rates.

The primary goal of interest-rate risk management is to control this risk within limits approved by the Board of Directors and narrower guidelines established by the Asset/Liability Committee while managing interest-rate risk so as to maximize net interest income and net market value over time in changing interest-rate environments. To this end, Webster's strategies for controlling interest-rate risk are responsive to changes in the interest-rate environment and market demands for particular types of deposit and loan products. Management measures interest-rate risk using simulation, duration, and GAP analyses with particular emphasis on measuring changes in the market value of portfolio equity and changes in net interest income in different interest-rate environments. Market value is measured as the net present value of future cash flows. The simulation analyses incorporate assumptions about balance sheet changes such as asset and liability growth, loan and deposit pricing and changes due to the mix and maturity of such assets and liabilities. The key assumptions relate to the behavior of interest rates and spreads, the fluctuations in product balances, and prepayment and decay rates on loans and deposits. From such simulations, interest-rate risk is quantified and appropriate strategies are formulated. The overall interest-rate risk position is reviewed on an ongoing basis by the Asset/Liability Committee, which includes Executive Management and has representation by members of each line of business. Strategies employed during 1997 to improve the interest-rate sensitive position included, (i) promotion of adjustable-rate mortgage loans, particularly three-year adjustable rate mortgage loans which have lower prepayment speeds than one-year adjustable rate mortgage loans, (ii) emphasis on the origination of variable-rate home equity credit lines and commercial loans, (iii) emphasis on the purchase of short duration mortgage-backed securities, (iv) the purchase of prepayment protected mortgage-backed securities, and (v) emphasis on deposits and borrowed funds that meet asset/liability management objectives.

Webster also uses as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. Webster utilized interest-rate financial instruments to hedge mismatches in interest-rate maturities to reduce exposure to movements in interest rates. These interest-rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates or currency rates on the value of the financial instruments. The notional amount of interest-rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest- rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk.

Webster holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized as a gain or loss in the Consolidated Statements of Income in the period for which the change occurred.

The following table summarizes the estimated market value of Webster's interest-sensitive assets and interest-sensitive liabilities at December 31, 1997, and the projected change to market values if interest rates instantaneously increase or decrease by 100 basis points.


                                                              Estimated Market Value Impact
                                      Book         Market    ----------------------------
(In thousands)                        Value        Value        -100 BP      +100BP
-------------------------------------------------------------------------------------------
Interest-Sensitive Assets:
   Trading                           $84,749        $84,749      $(438)    $    (399)
   Non-Trading                     6,451,488      6,540,286     81,174      (122,591)
Interest-Sensitive Liabilities     6,566,843      6,583,018    (35,540)       36,305


The table above excludes earning assets that are not directly impacted by changes in interest rates. These assets include equity securities of $204.9 million (See Note 3 to Consolidated Financial Statements) and nonaccrual loans of $41.1 million (See "Asset Quality" and "Segregated Assets" within the MD&A). Values for mortgage servicing rights have been included in the table above as movement in interest rates affect the valuation of the servicing rights. Equity securities and nonaccrual assets not included in the above table are however, subject to fluctuations in market value based on other risks.

Based on Webster's asset/liability mix at December 31, 1997, management's sensitivity analysis of the effects of changing interest rates estimates that an instantaneous 100 basis point increase in interest rates would decrease net interest income over the next twelve months by about 4.1% and an instantaneous 100 basis point decline in interest rates would increase net interest income over the next twelve months by about 1.8%. The estimated market values in the above table are subject to factors that could cause actual results to differ from such projections and estimates.

The following table sets forth the estimated maturity/repricing structure of Webster's interest-earning assets and interest-bearing liabilities at December 31, 1997. Repricing for mortgage loans is based on contractual repricing and projected prepayments and repayments of principal. Deposit liabilities without fixed maturities are assumed to decay over the periods presented based on industry standards and internal projections. At December 31, 1997, Webster was primarily liability sensitive in the 0-3 year time horizon and asset sensitive in the 3-20 year time horizon. In a declining interest-rate environment, a liability sensitive position would primarily result in a favorable effect on net interest income and in an increasing interest-rate environment net interest income would be adversely affected. Management believes that Webster's interest-rate risk position at December 31, 1997, presents a reasonable level of risk.


------------------------------------------------------------------------------------------------------------------------------------
                                           More than   More than     More than    More than   More than
(Dollars in thousands)         6 Months     6 Months      1 Year       3 Years      5 Years    10 Years     More than
                               or less     to 1 Year  to 3 Years    to 5 Years   to 10 Years  to 20 Years     20 Years    Total
------------------------------------------------------------------------------------------------------------------------------------
Assets
------------------------------------------------------------------------------------------------------------------------------------
Loans                        $ 1,397,800    $  633,340   $  658,338   $  370,492   $  376,020   $  304,279   $  136,389  $ 3,876,658
Securities                     1,173,251       670,698      304,095      142,141      218,904      202,019      106,636    2,817,744
------------------------------------------------------------------------------------------------------------------------------------
 Total Rate-Sensitive Assets $ 2,571,051    $1,304,038   $  962,433   $  512,633   $  594,924   $  506,298   $  243,025  $ 6,694,402
====================================================================================================================================
Liabilities

------------------------------------------------------------------------------------------------------------------------------------
 Deposits                    $ 1,552,479    $  861,853   $1,222,305   $  257,865   $  107,573   $      582   $  363,099  $ 4,365,756
Borrowings                     1,875,989       109,700       24,820       41,000            -            -            -    2,051,509
------------------------------------------------------------------------------------------------------------------------------------
 Total Rate-
     Sensitive Liabilities   $ 3,428,468    $  971,553   $1,247,125   $  298,865   $  107,573   $      582   $  363,099  $ 6,417,265
====================================================================================================================================

Consolidated GAP             $  (857,417)   $  332,485   $ (284,692)  $  213,768   $  487,351   $  505,716   $ (120,074)     N/A
GAP to Total Assets Percent       (12.21)%        4.74%       (4.06)%       3.05%        6.94%        7.20%       (1.71)%    N/A
Cumulative GAP               $  (857,417)   $ (524,932)  $ (809,624)  $ (595,856)  $ (108,505)  $  397,211   $  277,137      N/A
Cumulative GAP to Total
   Assets Percent                 (12.21)%       (7.48)%     (11.53)%      (8.49)%      (1.55)%       5.66%        3.95%     N/A
------------------------------------------------------------------------------------------------------------------------------------
   Total Assets              $ 7,019,621    $7,019,621   $7,019,621   $7,019,621   $7,019,621   $7,019,621   $7,019,621
====================================================================================================================================


COMPARISON OF 1997 AND 1996 YEARS
--------------------------------------------------------------------------------
GENERAL. For 1997, Webster reported net income of $33.8 million, or $2.44 per share on a diluted basis. Included in the 1997 results are merger and acquisition expenses of $27.1 million and provisions for loan losses of $7.2 million specifically related to the Derby and People's acquisitions. Excluding the effect of merger and acquisition expenses and additional provisions for loan losses, net income for the 1997 year would have been $53.8 million or $3.89 per diluted share. Net income for 1996 amounted to $38.5 million, or $2.66 per share on a diluted basis. Included in the 1996 results are expenses of $4.7 million related to a special assessment associated with the recapitalization of the Savings Association Insurance Fund ("SAIF") and $500,000 of acquisition related charges for the Shawmut Transaction. Excluding the effects of these expenses, net income for the 1996 year would have been $41.5 million or $2.87 per diluted share. Results for the Shawmut Transaction are included in the accompanying Consolidated Financial Statements from the date of acquisition on February 16, 1996.

NET INTEREST INCOME. Net interest income before provision for loan losses increased $22.9 million in 1997 to $191.9 million from $169.0 million in 1996. The increase is primarily attributable to an increased volume of average interest-earning assets and interest-bearing liabilities as a result of balance sheet growth. The balance sheet growth was due in part to the utilization of the proceeds of the Capital Trust I Capital Securities offering in January 1997, which supported increases in interest-earning assets and interest-bearing liabilities. See Note 19 to Consolidated Financial Statements. The interest-rate spread for the 1997 year decreased to 3.02% compared to 3.12% in 1996 due primarily to the change in mix of interest-earning assets and interest-bearing liabilities. During 1997, the average balance of securities increased $660.6 million and the average balance of borrowings increased $759.7 million from the year earlier period.

INTEREST INCOME. Total interest income for 1997 amounted to $445.8 million, an increase of $59.3 million, or 15.3% compared to $386.5 million in 1996. This improvement was due primarily to an increase in the average volume of loans and securities offset by a decrease in the average cost of funds on all interest-earning assets to 7.34% in 1997 from 7.39% in 1996.

INTEREST EXPENSE. Interest expense for 1997 totaled $253.9 million, an increase of $36.5 million compared to $217.4 million in 1996. The higher interest expense was due primarily to an increase in the average volume of borrowings and an increase in the average cost of funds on all interest-bearing liabilities to 4.32% in 1997 from 4.27% in 1996. The following table shows the major categories of average assets and average liabilities together with their respective interest income or expense and the rates earned and paid by Webster.

                                                                    Years Ended December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                              1997                             1996                               1995
                                 Average               Average      Average              Average     Average               Average
(Dollars in thousands)           Balance   Interest      Yield      Balance   Interest     Yield     Balance   Interest      Yield

----------------------------------------------------------------------------------------------------------------------------------
Loans, net (a)                $3,758,448  $293,925(b)    7.82%  $ 3,566,695  $ 279,143(b)   7.83%  $ 3,014,715  $228,341(b) 7.57%
Segregated Assets, net (a)        59,500     5,133       8.63        93,034      6,470      6.95       123,293     9,592    7.78
Securities                     2,187,351   143,267       6.55(c)  1,526,736     98,568      6.46(c)  1,428,377    92,945    6.51(c)
Interest-Bearing Deposits         61,256     3,523       5.75        39,679      2,277      5.64        43,472     2,044    4.64
---------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets  6,066,555   445,848       7.34     5,226,144    386,458      7.39     4,609,857   332,922    7.22
Other Assets                     287,599                            259,704                            149,748
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                  $6,354,154                        $ 5,485,848                        $ 4,759,605
================================================================================================================================

Savings and Escrow              $992,806    24,721       2.49%   $  966,205     21,813      2.26%  $   805,099    17,785    2.21%
Money Market Savings,
   NOW and DDA                   841,286    10,952       1.30       904,136     16,101      1.78       753,398    20,480    2.72
Time Deposits                  2,539,857   132,917       5.23     2,510,975    136,020      5.42     2,292,391   119,367    5.21
FHL Bank Advances                856,520    49,672       5.72       527,414     31,765      6.02       522,884    33,333    6.37
Repurchase Agreements
   and Other Borrowings          575,126    32,001       5.49       144,543      8,062      5.58        49,945     2,966    5.94
Senior Notes                      40,000     3,660       9.15        40,000      3,660      9.15        40,000     3,660    9.15
---------------------------------------------------------------------------------------------------------------------------------
Total Interest-
   Bearing Liabilities         5,845,595   253,923       4.32     5,093,273    217,421      4.27     4,463,717   197,591    4.42
Other Liabilities                160,754                             48,773                              4,953
Shareholders' Equity             347,805                            343,802                            290,935
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income and
   Interest-Rate Spread                   $191,925       3.02%                $169,037      3.12%               $135,331    2.80%
==================================================================================================================================
     Total Liabilities and
       Shareholders' Equity   $6,354,154                         $5,485,848                        $ 4,759,605
==================================================================================================================================

Net Interest Margin                                      3.17%                              3.23%                           2.96%
==================================================================================================================================

(a) Interest on nonaccrual loans has been included only to the extent reflected in the Consolidated Statements of Income. Nonaccrual loans, however, are included in the average balances outstanding.

(b) Includes amortization of net deferred expense (income) of: $4.0 million, $1.6 million and ($869,000) in 1997, 1996 and 1995, respectively.

(c) Yields are adjusted to a fully tax equivalent basis.

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



                                               Years Ended December 31,           Years Ended December 31,
                                                   1997 v. 1996                        1996 v. 1995
--------------------------------------------------------------------------------------------------------------
                                               Increase (Decrease) Due to         Increase (Decrease) Due to

(In thousands)                                Rate      Volume       Total        Rate   Volume          Total

--------------------------------------------------------------------------------------------------------------
Interest on interest-earning assets:
  Loans and Segregated Assets              $  1,055    $ 12,390    $ 13,445    $  7,137    $ 40,543   $ 47,680
  Securities                                  1,430      44,515      45,945        (232)      6,088      5,856
--------------------------------------------------------------------------------------------------------------
    Total                                     2,485      56,905      59,390       6,905      46,631     53,536
--------------------------------------------------------------------------------------------------------------

Interest on interest-bearing liabilities:

  Deposits                                   (5,049)       (295)     (5,344)     (4,572)     20,874     16,302
  FHL Bank advances and other
    borrowings                               (2,087)     43,933      41,846      (2,264)      5,792      3,528
--------------------------------------------------------------------------------------------------------------
    Total                                    (7,136)     43,638      36,502      (6,836)     26,666     19,830
--------------------------------------------------------------------------------------------------------------
Net change in net interest income          $  9,621    $ 13,267    $ 22,888    $ 13,741    $ 19,965   $ 33,706
==============================================================================================================


PROVISION FOR LOAN LOSSES. The provision for loan losses for 1997 was $15.8 million compared to $9.8 million in 1996. The increase for 1997 is attributable to $7.2 million in provisions made at the time of the acquisitions of Derby and People's. The allowance for losses on loans totaled $49.8 million and represented 132.1% of nonaccrual loans at December 31, 1997 versus $43.2 million or 103.8% of nonaccrual loans at December 31, 1996.

NONINTEREST INCOME. Noninterest income for 1997 totaled $36.0 million, compared to $32.2 million in 1996. Fees and service charges were $27.7 million in 1997, an increase of $5.4 million, or 24.5% from 1996 due primarily to an increase in the customer base. Gains on the sale of loans and mortgage loan servicing rights amounted to $669,000 in 1997 compared to $737,000 in 1996. Gains on the sale of securities amounted to $3.2 million in 1997 compared to $4.1 million in 1996. Other noninterest income was $4.5 million for 1997 and $5.1 million for 1996.

NONINTEREST EXPENSES. Noninterest expenses for 1997 were $158.5 million compared to $130.6 million in 1996. Included in the 1997 results are merger and acquisition expenses totaling $27.1 million which include: $19.9 million related to the Derby acquisition and $7.2 million related to the People's acquisition. Other components of the increase were higher occupancy, furniture and equipment, intangible amortization, Capital Securities and other operating expenses. Offsetting such increases were lower salaries and employee benefits due to decreases in pension and post-retirement benefits and decreased foreclosed property expenses and provisions due to fewer foreclosed properties. Included in the 1996 results are expenses of $4.7 million related to a special assessment associated with the recapitalization of the SAIF and $500,000 related to the Shawmut Transaction. Also included in the 1996 results were benefits from the Bank Insurance Fund ("BIF") and SAIF related to deposit premium reductions. At December 31, 1997, approximately 81% of the Bank's deposits are assessed premiums at the BIF rate and 19% at the SAIF rate.

INCOME TAXES. Income tax expense for 1997 decreased to $19.7 million from $22.4 million in 1996. The decrease in income tax expense is due primarily to merger and acquisition expenses and to lower state income tax rates. Included in the 1997 and 1996 results are $1.1 million and $2.0 million, respectively, of benefits from the reduction of the deferred tax asset valuation allowance. The decrease in the valuation allowance was due to favorable reassessments of known risks during 1997 and 1996.

COMPARISON OF 1996 AND 1995 YEARS
--------------------------------------------------------------------------------

GENERAL. For 1996, Webster reported net income of $38.5 million, or $2.66 per share on a diluted basis. Included in the 1996 results are expenses of $4.7 million related to a special assessment associated with the recapitalization of the SAIF and $500,000 of acquisition related charges for the Shawmut Transaction. Excluding the effect of these expenses, net income for the 1996 year would have been $41.5 million or $2.87 per diluted share. Net income for 1995 amounted to $29.3 million, or $2.22 per share on a diluted basis. Included in the 1995 results are expenses of $3.3 million related to the Shelton acquisition, $2.1 million related to changing the name of and merging together Webster's banking subsidiaries, and $1.0 million related to the Shawmut Transaction. Excluding the effects of these expenses, net income for the 1995 year would have been $33.0 million or $2.50 per diluted share. Results for the Shawmut Transaction are included in the accompanying Consolidated Financial Statements only from the date of acquisition on February 16, 1996.

NET INTEREST INCOME. Net interest income before provision for loan losses increased $33.7 million in 1996 to $169.0 million from $135.3 million in 1995. The increase is primarily due to an increased volume of average interest-earning assets and interest-bearing liabilities related to the Shawmut Transaction. Interest-rate spread for the 1996 year increased to 3.12% compared to 2.80% in 1995 also due primarily to lower costing liabilities acquired in the Shawmut Transaction.

INTEREST INCOME. Total interest income for 1996 amounted to $386.5 million, an increase of $53.6 million, or 16.1% compared to $332.9 million in 1995. The higher interest income was due primarily to an increase in the average volume of loans and securities and to a higher average yield on all interest-earning assets which rose to 7.39% in 1996 from 7.22% in 1995.

INTEREST EXPENSE. Interest expense for 1996 totaled $217.4 million, an increase of $19.8 million compared to $197.6 million in 1995. The higher interest expense was due primarily to an increase in the average volume of deposits and borrowings partially offset by a decrease in the average yield on all interest-bearing liabilities to 4.27% in 1996 from 4.42% in 1995. The lower average yield on interest-bearing liabilities is due primarily to the higher number of noninterest bearing and other deposits acquired in the Shawmut Transaction.

PROVISION FOR LOAN LOSSES. The provision for loan losses for 1996 was $9.8 million compared to $5.7 million in 1995. The increased provision for the 1996 year is attributable to an increase in the balance of outstanding loans and the change in portfolio mix. The allowance for losses on loans was $43.2 million and represented 103.8% of nonaccrual loans at December 31, 1996 versus $50.3 million or 96.1% of nonaccrual loans at December 31, 1995.

NONINTEREST INCOME. Noninterest income for 1996 was $32.2 million, compared to $27.9 million in 1995. Fees and service charges totaled $22.2 million in 1996, an increase of $4.5 million, or 25.1% from 1995 due primarily to the increase in customers from acquisitions. Gains on the sale of loans and mortgage loan servicing rights were $737,000 in 1996 compared to $4.6 million in 1995. The 1995 results included gains on the sale of mortgage loan servicing rights of $2.1 million. Gains on the sale of securities were $4.1 million in 1996 compared to $532,000 in 1995. Other noninterest income was $5.1 million for 1996 and $5.0 million for 1995.

NONINTEREST EXPENSES. Noninterest expenses for 1996 amounted to $130.6 million compared to $112.7 million in 1995. The increase of $17.9 million is due primarily to increased salaries and employee benefits, occupancy, furniture and equipment, core deposit intangible amortization, marketing, and other operating expenses with all such increases related primarily to the Shawmut Transaction. Offsetting such increases were lower foreclosed property expenses and provisions due to a decrease in the outstanding balance of foreclosed properties. Included in the 1996 results are expenses of $4.7 million related to a special assessment associated with the recapitalization of the SAIF and $500,000 related to the Shawmut Transaction. Also, included in the 1996 results were benefits from the BIF and SAIF related to deposit premium reductions. At December 31, 1996, approximately 81% of the Bank's deposits were assessed premiums at the BIF rate and 19% at the SAIF rate. Included in the 1995 results were expenses of $3.3 million related to the Shelton acquisition, $2.1 million related to changing the name and merging Webster's banking subsidiaries, and $1.0 million related to the Shawmut Transaction.

INCOME TAXES. Income tax expense for 1996 increased to $22.4 million from $15.5 million in 1995. The increase in income tax expense is due primarily to an increase in income before taxes. Included in the 1996 and 1995 results are $2.0 million and $2.3 million, respectively, of benefits from the reduction of the deferred tax asset valuation allowance. The decrease in the valuation allowance was due to favorable reassessments of known risks during 1996 and 1995.

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

RECENT FINANCIAL ACCOUNTING STANDARDS
--------------------------------------------------------------------------------

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the method in which public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports issued to shareholders. This statement requires that public business enterprises report quantitative and qualitative information about its reportable segments, including profit or loss, certain specific revenue and expense items and segment assets. Webster plans to report segment information along its four business lines: consumer, business, mortgage banking and trust and investment management services. This statement also requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the Consolidated Financial Statements. This statement is effective for financial statements for periods beginning after December 15, 1997 and in the initial year of application, comparative information for earlier years is required. Comparative interim information is required in the year subsequent to the adoption.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of this statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. This statement is effective for fiscal years beginning after December 15, 1997 and reclassification of financial statements of earlier periods for comparative purposes is required.

In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about an entity's capital structure. This statement is effective for financial statements issued for periods ending after December 15, 1997.

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement simplifies the standards for computing and presenting earnings per share previously found in APB Opinion No. 15 and makes them comparable to international standards. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share and requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Webster implemented this statement in the fourth quarter of 1997. See Notes 1 and 16.

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

YEAR 2000 IMPACT
--------------------------------------------------------------------------------

The "Year 2000" issue refers to the potential impact of the failure of computer programs and equipment to give proper recognition of dates beyond December 31, 1999 and other issues related to the Year 2000 century date change. Webster has completed its assessment of Year 2000 issues and has developed and began implementing a plan to modify or replace software and hardware systems to ensure proper date recognition. The Corporation is utilizing internal and external resources for this purpose. The total cost of the Year 2000 project is estimated to be $1.5 million.

Webster has initiated formal communications with all significant vendors to determine the extent to which vendors will be Year 2000 compliant. Webster requires compliance as a condition of future business. Contingency plans for vendor failure to comply are incorporated in Webster's Year 2000 plan. There can be no guarantee that the systems on which Webster relies will be in compliance. The estimated cost of the Year 2000 project is based on management's best estimates which could differ from actual results.

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except share data)

                                                                                                          December 31,
                                                                                                     -----------------------
ASSETS                                                                                                   1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Cash and Due from Depository Institutions                                                         $   122,267    $   105,226
Interest-bearing Deposits                                                                              30,504          4,536
Securities: (Note 3)
   Trading at Fair Value                                                                               84,749         59,331
   Available for Sale, at Fair Value                                                                2,290,254        983,699
   Held to Maturity, (Market Value: $412,061 in 1997; $528,473 in 1996)                               412,237        534,672
Loans Receivable, Net (Note 4)                                                                      3,824,602      3,642,522
Segregated Assets, Net (Note 5)                                                                        41,038         75,670
Accrued Interest Receivable                                                                            40,755         35,430
Premises and Equipment, Net (Note 6)                                                                   58,640         58,711
Foreclosed Properties, Net (Note 13)                                                                    8,189         13,214
Intangible Assets (Note 2)                                                                             48,919         49,448
Prepaid Expenses and Other Assets (Note 7)                                                             57,467         44,751
----------------------------------------------------------------------------------------------------------------------------
   Total Assets                                                                                   $ 7,019,621    $ 5,607,210
============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------
Deposits (Note 8)                                                                                 $ 4,365,756    $ 4,457,561
Federal Home Loan Bank Advances (Note 9)                                                            1,071,620        559,880
Reverse Repurchase Agreements and Other Borrowings (Note 10)                                          956,554        166,127
Advance Payments by Borrowers for Taxes and Insurance                                                  23,335         31,106
Accrued Expenses and Other Liabilities                                                                 70,593         55,704
----------------------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                                                6,487,858      5,270,378
----------------------------------------------------------------------------------------------------------------------------

Corporation-Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust (Note 19)         100,000           --
Preferred Stock of Subsidiary Corporation (Note 20)                                                    49,577           --

SHAREHOLDERS' EQUITY: (NOTES 15, 16 AND 17)
----------------------------------------------------------------------------------------------------------------------------
   Cumulative Convertible Preferred Stock, Series B:
     0 shares issued and outstanding at December 31, 1997 and
     98,084 shares issued and outstanding at December 31, 1996                                           --                1
   Common Stock, $.01 par value:
     Authorized - 30,000,000 shares;
     Issued - 13,676,136 shares at December 31, 1997 and 13,561,540 shares in 1996                        137            136
   Paid-in Capital                                                                                    171,659        186,451
   Retained Earnings                                                                                  193,267        169,637
   Less Treasury Stock at cost, 22,958 shares at December 31, 1997 and
     575,274 shares at December 31, 1996                                                               (1,116)       (18,801)
   Less Employee Stock Ownership Plan Shares Purchased with Debt                                       (1,971)        (2,574)
   Unrealized Gains on Securities, Net                                                                 20,210          1,982
----------------------------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                                                       382,186        336,832
----------------------------------------------------------------------------------------------------------------------------
   Commitments and Contingencies (Notes 4, 6 and 21)
     Total Liabilities and Shareholders' Equity                                                   $ 7,019,621    $ 5,607,210
============================================================================================================================

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

                                                                       Years Ended December 31,
                                                                   ------------------------------
(Dollars in thousands, except per share data)                          1997       1996       1995
-------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans and Segregated Assets                                        $299,058   $285,614   $237,933
Securities and Interest-bearing Deposits                            146,790    100,844     94,989
-------------------------------------------------------------------------------------------------
     Total Interest Income                                          445,848    386,458    332,922
-------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on Deposits (Note 8)                                       168,590    173,934    157,631
Interest on Borrowings                                               85,333     43,487     39,960
-------------------------------------------------------------------------------------------------
     Total Interest Expense                                         253,923    217,421    197,591
-------------------------------------------------------------------------------------------------
Net Interest Income                                                 191,925    169,037    135,331
Provision for Loan Losses (Note 4)                                   15,835      9,788      5,726
-------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                 176,090    159,249    129,605
-------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Fees and Service Charges                                             27,685     22,242     17,775
Gain on Sale of Loans and Loan Servicing, Net (Note 4)                  669        737      4,644
Gain on Sale of Securities, Net (Note 3)                              3,152      4,133        532
Other Noninterest Income                                              4,484      5,067      4,951
-------------------------------------------------------------------------------------------------
     Total Noninterest Income                                        35,990     32,179     27,902
-------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
Salaries and Employee Benefits                                       57,651     60,702     52,725
Occupancy Expense of Premises                                        12,807     12,337      9,132
Furniture and Equipment Expenses                                     12,140     11,176      8,255
Federal Deposit Insurance Premiums                                      993      1,577      5,888
SAIF Recapitalization Expense                                          --        4,730       --
Foreclosed Property Expenses
   and Provisions, Net (Note 13)                                      2,150      3,507      6,254
Intangible Amortization                                               6,262      5,338      1,444
Marketing Expenses                                                    5,730      5,900      4,829
Merger and Acquisition Expenses (Note 18)                            27,058        500      4,271
Name Change and Subsidiary Merger Expense                              --         --        2,100
Capital Securities Expense (Note 19)                                  8,845       --         --
Dividends on Preferred Stock of Subsidiary Corporation (Note 20)         85       --         --
Other Operating Expenses                                             24,826     24,788     17,838
-------------------------------------------------------------------------------------------------
     Total Noninterest Expenses                                     158,547    130,555    112,736
-------------------------------------------------------------------------------------------------
Income Before Income Taxes                                           53,533     60,873     44,771
Income Taxes (Note 14)                                               19,735     22,372     15,450
-------------------------------------------------------------------------------------------------
NET INCOME                                                           33,798     38,501     29,321
Preferred Stock Dividends                                              --        1,149      1,296
-------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                        $ 33,798   $ 37,352   $ 28,025
=================================================================================================
NET INCOME PER COMMON SHARE (NOTE 16):
    Basic                                                          $   2.51   $   2.82   $   2.35
    Diluted                                                            2.44       2.66       2.22

-------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements



CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                                               Employee
                                                                                               Stock
 (In thousands, except per share data)                                                         Ownership   Unrealized
                                                                                               Plan Shares Gains (Losses)
                                    Preferred   Common      Paid-In    Retained     Treasury   Purchased   On Securities,
                                        Stock    Stock      Capital    Earnings     Stock      With Debt   Net             Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                $ 2    $ 124    $ 158,251    $ 125,329    $ (3,692)   $(3,675)   $(11,935)     $ 264,404
Net Income for 1995                        --       --           --       29,321          --         --          --         29,321
Dividends Paid:
   $.64 Per Common Share                   --       --           --       (4,382)         --         --          --         (4,382)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                              --       --           --       (1,718)         --         --          --         (1,718)
Dividends Paid or Accrued:
  Preferred Series B                       --       --           --       (1,296)         --         --          --         (1,296)
Allocation of ESOP Shares                  --       --           (3)          --          --        468          --            465
Fractional Shares Paid                     --       --          (13)          --          --         --          --            (13)
Exercise of Stock Options                  --       --        1,331           --         402         --          --          1,733
Proceeds from Sale
   of Common Stock                         --       12       32,100           --          --         --          --         32,112
Stock Dividends Declared by
   Pooled Companies Prior
   to Mergers                              --       --        6,950       (6,960)         --         --          --            (10)
Pooling Adjustments, Net                   --       --         (829)          --          --         --         (37)          (866)
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes                      --       --           --           --          --         --      14,830         14,830
Other, Net                                 --       (1)           1           --          --         --          --             --
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                $ 2    $ 135    $ 197,788    $ 140,294    $ (3,290)   $(3,207)   $  2,858      $ 334,580
==================================================================================================================================
Net Income for 1996                        --       --           --       38,501          --         --          --         38,501
Dividends Paid:
   $.68 Per Common Share                   --       --           --       (5,546)         --         --          --         (5,546)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                              --       --           --       (2,463)         --         --          --         (2,463)
Dividends Paid or Accrued:
  Preferred Series B                       --       --           --       (1,149)         --         --          --         (1,149)
Allocation of ESOP Shares                  --       --           94           --          --        633          --            727
Exercise of Stock Options                  --        1          614           --       3,351         --          --          3,966
Conversion of Preferred
   Series B to Common Stock                (1)      --       (8,724)          --       8,725         --          --             --
Common Stock Repurchased                   --       --           --           --     (27,611)        --          --        (27,611)
Pooling Adjustments, Net                   --       --       (3,216)          --          --         --      (1,365)        (4,581)
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes                      --       --           --           --          --         --         489            489
Other, Net                                 --       --         (105)          --          24         --          --            (81)
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                $ 1    $ 136    $ 186,451    $ 169,637    $(18,801)   $(2,574)   $  1,982      $ 336,832
==================================================================================================================================

Net Income for 1997                        --       --           --       33,798        --           --          --         33,798
Dividends Paid:
   $.80 Per Common Share                   --       --           --       (9,037)       --           --          --         (9,037)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                              --       --           --       (1,069)       --           --          --         (1,069)
Allocation of ESOP Shares                  --       --          166           --        --          603          --            769
Exercise of Stock Options                  --        3         (590)          --       5,058         --          --          4,471
Conversion of Preferred
   Series B to Common Stock                (1)      --      (18,499)          --       8,500         --          --             --

                                                                                               Employee
                                                                                               Stock
 (In thousands, except per share data)                                                         Ownership   Unrealized
                                                                                               Plan Shares Gains (Losses)
                                    Preferred   Common      Paid-In    Retained     Treasury   Purchased   On Securities,
                                        Stock    Stock      Capital    Earnings     Stock      With Debt   Net             Total
----------------------------------------------------------------------------------------------------------------------------------

Common Stock Repurchased                   --     --           --           --        (6,020)      --          --         (6,020)
Common Stock Issued in
   Consideration for Sachem Trust          --        1        3,971         --          --         --          --          3,972
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes                      --     --           --           --          --         --        18,576       18,576
Other, Net                                 --       (3)         160          (62)        147       --          (348)        (106)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                $--    $ 137    $ 171,659    $ 193,267    $ (1,116)   $(1,971)   $ 20,210    $ 382,186
================================================================================================================================

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended December 31,
                                                                                -------------------------------------
(In thousands)                                                                   1997             1996           1995
---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                                                $    33,798      $    38,501    $    29,321
Adjustments to Reconcile Net Income to Net
   Cash Provided (Used) by Operating Activities:
     Provision for Loan Losses                                                 15,835            9,788          5,726
     Provision for Foreclosed Property Losses                                     746            1,866          3,532
     Provision for Depreciation and Amortization                                9,503            8,598          6,097
     (Accretion) Amortization of Securities Premiums, Net                      (3,148)           4,110          1,513
     Amortization and Write-down of Intangibles                                 6,262            5,338          1,444
     Amortization of Hedging Costs                                              2,985              780            250
     Mortgage Servicing Rights Amortization and Provision                       1,101              491            715
     Gains on Sale of Foreclosed Properties                                    (1,240)          (1,354)          (735)
     Gains on Sale of Loans and Securities                                     (3,592)          (4,019)        (4,697)
     Gains on Sale of Trading Securities                                         (229)            (851)          (479)
     (Increase) Decrease in Trading Securities                                (40,952)           7,587        (14,211)
     Loans Originated for Sale                                                (44,819)         (70,955)      (105,720)
     Sale of Loans, Originated for Sale                                        56,649           84,838        147,154
     (Increase) Decrease in Interest Receivable                                (5,325)             316         (3,792)
     Increase (Decrease) in Interest Payable                                   17,353             (747)           976
     Increase (Decrease) in Accrued Expenses and Other Liabilities, Net        13,200          (17,610)         6,044
     (Increase) Decrease in Prepaid Expenses and Other Assets                 (25,890)         (10,651)           543
---------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities                               32,237           56,026         73,681
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Purchases of Securities, Available for Sale                                (1,719,047)        (602,853)      (298,409)
Purchases of Securities, Held to Maturity                                     (21,347)        (100,426)      (317,786)
Maturities of Securities                                                      185,038          153,489        115,775
Proceeds from Sales of Securities, Available for Sale                         126,223          292,594        216,774
Net (Increase) Decrease in Interest-bearing Deposits                          (25,968)          45,132         19,026
Purchase of Loans                                                            (187,815)         (77,440)       (99,235)
Net Increase in Loans                                                         (36,262)         (10,530)       (15,420)
Proceeds from Sale of Foreclosed Properties                                    20,520           21,017         16,269
Net Decrease in Segregated Assets                                              20,932           29,169         28,941
Sale of Segregated Assets                                                      13,700               --             --
Principal Collected on Mortgage-Backed Securities                             279,281          191,064        118,174
Purchase of Premises and Equipment, Net                                        (9,432)         (11,454)        (9,608)
Net Cash and Cash Equivalents Received from Bank Acquisition                       --          113,551             --
---------------------------------------------------------------------------------------------------------------------
       Net Cash (Used) Provided by Investing Activities                    (1,354,177)          43,313       (225,499)
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:

Net (Decrease) Increase in Deposits                                           (91,225)         (91,561)        16,103
Net Proceeds from Sale of Common Stock                                             --               --         32,112
Repayment of FHL Bank Advances                                             (3,316,780)      (1,676,469)    (1,122,986)
Proceeds from FHL Bank Advances                                             3,828,520        1,737,423      1,106,618
Repayment of Other Borrowings                                              (4,424,506)      (1,439,207)       (61,193)
Proceeds from Other Borrowings                                              5,215,701        1,436,048        188,077
Net Proceeds from Issuance of Capital Securities                               97,700               --             --
Net Proceeds from Preferred Stock of Subsidiary Corporation                    49,577               --             --
Cash Dividends to Common and Preferred Shareholders                           (10,106)          (9,158)        (7,396)
Net (Decrease) Increase in Advance Payments for Taxes and Insurance            (8,351)           2,987            249
Exercise of Stock Options                                                       4,471            3,966          1,733
Common Stock Repurchased                                                       (6,020)         (27,611)            --
---------------------------------------------------------------------------------------------------------------------
       Net Cash Provided (Used) by Financing Activities                     1,338,981          (63,582)       153,317
---------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                          17,041           35,757          1,499
Cash and Cash Equivalents at Beginning of Period                              105,226           69,469         67,970
---------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                $   122,267      $   105,226    $    69,469
=====================================================================================================================

See accompanying notes to consolidated financial statements

                                                                                         Years Ended December 31,
                                                                                ---------------------------------
(In thousands)                                                                      1997         1996      1995
-----------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES:
Income Taxes Paid                                                                $  24,581    $ 24,749   $ 14,401
Interest Paid                                                                      242,467     215,097    196,873
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfer of Loans to Foreclosed Properties                                          26,058      19,788     20,162
Transfer of Securities from Held to Maturity to Available for Sale                      --          --    340,613


Assets acquired and liabilities assumed in 1996 purchase business combinations were as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                                                       Year Ended
(In thousands)                                                                                  December 31, 1996
-----------------------------------------------------------------------------------------------------------------
ASSETS ACQUIRED:
   Loans                                                                                                $ 586,235
   Premises and Equipment                                                                                   6,327
   Other Assets                                                                                             3,059
-----------------------------------------------------------------------------------------------------------------
     Total Assets Acquired                                                                                595,621
-----------------------------------------------------------------------------------------------------------------

LIABILITIES ASSUMED:
   Deposits                                                                                               846,412
   Less Deposits Exchanged                                                                                (95,163)
-----------------------------------------------------------------------------------------------------------------
   Net Deposits Assumed                                                                                   751,249
   Other Liabilities                                                                                          922
-----------------------------------------------------------------------------------------------------------------
     Total Liabilities Assumed                                                                            752,171
-----------------------------------------------------------------------------------------------------------------
   Net Liabilities Assumed                                                                                156,550
   Net Premium Paid for Deposits                                                                          (42,999)
-----------------------------------------------------------------------------------------------------------------
   Net Cash and Cash Equivalents Received from Bank Acquisition                                         $ 113,551
=================================================================================================================


See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

a) Business
Webster Financial Corporation, ("Webster"), through its subsidiary, Webster Bank (the "Bank"), delivers financial services to individuals, families and businesses throughout Connecticut. Webster Bank is organized along four business lines - consumer, business, mortgage banking, and trust and investment services, each supported by centralized administration and operations. Webster has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise in Connecticut. Webster Bank was founded in 1935 and converted from a federal mutual to a federal stock institution in 1986.

b) Basis of Financial Statement Presentation
The Consolidated Financial Statements include the accounts of Webster and its subsidiaries. The Consolidated Financial Statements and notes hereto have been retroactively restated to include the accounts of People's Savings Financial Corp. ("People's") acquired on July 31, 1997, DS Bancor, Inc. ("Derby") acquired on January 31, 1997, Shelton Bancorp, Inc. ("Shelton") acquired on November 1, 1995 and Shoreline Bank and Trust Company ("Shoreline") acquired on December 16, 1994 as if the mergers had occurred at the beginning of the period of the earliest date presented (See Note 2). The financial statements have been prepared in conformity with generally accepted accounting principles and all significant intercompany transactions have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. The actual results of Webster could differ from those estimates. Material estimates that are susceptible to near-term changes include the determination of the allowance for loan losses, the valuation allowance of the deferred tax asset and the valuation of foreclosed property.

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

d) Foreclosed Properties
Foreclosed properties are acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Foreclosed properties are reported at the lower of fair value less estimated selling expenses or cost with an allowance for losses to provide for declines in value. Operating expenses are charged to current period earnings and gains and losses upon disposition are reflected in the Consolidated Statements of Income when realized.

e) Loans
Loans are stated at the principal amounts outstanding. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Interest which is more than 90 days past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period eceived. Loan origination fees, net of certain direct origination costs and premiums and discounts on loans purchased, are recognized in interest income over the lives of the loans using a method approximating the interest method.

Loans held for sale are carried at the lower of cost or market value in aggregate. Net unrealized losses on loans held for sale, if any, are recognized in a valuation allowance by charges to income.

f) Securities
Securities are classified into one of three categories. Securities with fixed maturities that management has the intent and ability to hold to maturity are classified as Held to Maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts over the estimated terms of the securities using a method which approximates the level yield method. Securities that management intends to hold for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as Available for Sale. All Equity Securities are classified as Available for Sale. Securities Available for Sale are carried at fair value with unrealized gains and losses recorded as adjustments to shareholders' equity on a tax-effected basis. Securities classified as Trading Securities are carried at fair value with unrealized gains and losses included in earnings. Gains and losses on the sales of securities are recorded using the specific identification method.

Mortgage-backed securities, which include collateralized mortgage obligations ("CMOs"), are either U.S. Government Agency securities or are rated in at least the top two ratings categories by at least one of the major rating agencies at the time of purchase. One of the risks inherent when investing in mortgage-backed securities and CMOs is the ability of such instruments to incur prepayments of principal prior to maturity. Because of prepayments, the weighted-average yield of these securities may also change, which could affect earnings.

g) Interest-rate Instruments
Webster uses as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. Webster holds short futures positions to minimize the price volatility of certain adjustable rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized as a gain or loss in the Consolidated Statements of Income in the period for which the change occurred.

Interest-rate caps, interest-rate floors and interest-rate swaps are entered into as hedges against future interest rate fluctuations. Webster does not trade in speculative interest-rate contracts. Those agreements meeting the criteria for hedge accounting treatment are designated as hedges and are accounted for as such. If a contract is terminated, any unrecognized gain or loss is deferred and amortized as an adjustment to the yield of the related asset or liability over the remainder of the period that was being hedged. If the linked asset or liability is disposed of prior to the end of the period being managed, the related interest-rate contract is marked to fair value, with any resulting gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related asset or liability. Interest income or expense associated with interest-rate caps and swaps is recorded as a component of net interest income. Interest-rate instruments that hedge Available for Sale assets are marked to fair value monthly with adjustments to shareholders' equity on a tax-effected basis.

h) Interest-bearing Deposits
Interest-bearing Deposits consist primarily of deposits in the Federal Home Loan Bank ("FHL Bank") or other short-term overnight investments. These deposits are carried at cost which approximates market value.

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

j) Segregated Assets
Segregated Assets represent commercial, commercial real estate and multi-family loans acquired in the October 1992, First Constitution Bank ("First Constitution") acquisition. In addition, Segregated Assets contain foreclosed properties that have been so classified subsequent to the acquisition date. These assets are subject to a loss-sharing arrangement with the Federal Deposit Insurance Corporation ("FDIC") as discussed in Notes 2 and 5.

Interest on Segregated Assets is credited to income earned on loans and Segregated Assets based on the rate applied to principal amounts outstanding. Interest which is more than 90 days contractually past due is not accrued. Such interest ultimately collected, if any, is credited to income in the period received.

k) Intangible Assets
Intangible assets consist of core deposit intangibles and goodwill. Core deposit intangible is the excess of the purchase price over the fair value of the tangible net assets acquired in bank acquisitions accounted for using the purchase accounting method and allocated to deposits. The core deposit intangibles are being amortized on a straight-line basis over a period of ten years from the acquisition dates. On a periodic basis, management assesses the recoverability of the core deposit intangibles. Such assessments encompass a projection of future earnings from the deposit base as compared to the original expectations, based upon a discounted cash flow analysis. If an assessment of the core deposit intangibles indicates that they are impaired, a charge to income for the most recent period is recorded for the amount of the impairment. Goodwill is the excess of cost over the fair value of tangible net assets acquired in bank acquisitions accounted for using the purchase accounting method and not allocated to any specific asset or liability category. Goodwill is being amortized on a straight-line basis over periods up to fifteen years from the acquisition date. The Corporation also reviews goodwill on a periodic basis for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

l) Income Taxes
Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance has been provided for a portion of the deferred tax asset that may not be realized. The valuation allowance is adjusted as facts and circumstances warrant.

m) Employee Benefit Plans
The Bank has a noncontributory pension plan covering substantially all employees. Pension costs are accrued in accordance with generally accepted accounting principles and are funded in accordance with the requirements of the Employee Retirement Income Security Act ("ERISA"). The Bank also accrues costs related to post-retirement benefits.

n) Net Income Per Share
Basic net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding. Diluted net income per share is calculated by dividing adjusted net income by the weighted-average diluted common shares, including the effect of common stock equivalents and the hypothetical conversion into common stock of the Series B cumulative convertible preferred stock. The common stock equivalents consist of common stock options and warrants. The weighted-average number of shares used in the computation of basic earnings per share for the years ended December 31, 1997, 1996 and 1995 were 13,474,117, 13,252,237 and
11,936,050 respectively, and diluted earnings per share were 13,828,499, 14,459,953 and 13,202,259 for the same periods, respectively.

o) Stock Compensation
SFAS No. 123 "Accounting for Stock-Based Compensation," encourages all companies to adopt a new fair value based method of accounting for stock-based employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its stock option plans using the accounting method prescribed by Accounting Principal Board Opinion No. 25 ("APB No. 25") "Accounting for Stock Issued to Employees." Entities electing to maintain accounting standards under APB No. 25 must make pro forma disclosures for net income and earnings per share as if the fair value based method of accounting had been applied. See Note 17.

p) Statements of Cash Flows
For purposes of the Statements of Cash Flows, Webster considers cash on hand and in banks to be cash equivalents.

q) Loan Sales and Servicing Sales
Gains or losses on sales of loans are recognized at the time of the sale. During the 1995 second quarter, Webster elected early adoption of SFAS No. 122 "Accounting for Mortgage Servicing Rights," that was superseded by SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 122 requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Fair values are estimated considering loan prepayment predictions, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation and measurement, Webster stratifies mortgage servicing rights based on predominate risk characteristics of the underlying loans including loan type, interest rate and amortization type (fixed or adjustable). To the extent that the carrying value of mortgage servicing rights exceeds fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted for changes in fair value. The cost basis of mortgage servicing rights is amortized into noninterest income over the estimated period of servicing revenue. See Note 7.

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

r) Reclassifications
Certain  financial   statement   balances  as  previously   reported  have  been
reclassified  to  conform  to  the  1997   Consolidated   Financial   Statements
presentation.

NOTE 2: BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

POOLING OF INTEREST TRANSACTION PENDING CONSUMMATION IN 1998 (Unaudited)

During the second quarter of 1998, Webster expects to acquire Eagle Financial Corp. ("Eagle") and its subsidiary, Eagle Bank, a $2.1 billion savings bank, headquartered in Bristol, Connecticut. In connection with the merger with Eagle, Webster expects to issue 5.1 million shares of its common shares for all the outstanding shares of Eagle common stock. Under the terms of the agreement, each outstanding share of Eagle common stock will be converted into .84 shares of Webster common stock. This acquisition will be accounted for as a pooling of interests, and as such, future Consolidated Financial Statements will include Eagle's financial data as if Eagle had been combined at the beginning of the earliest period presented.

The pro forma combined amounts in the table below are presented for informational purposes and are not necessarily indicative of the results of operations of the combined company that would have actually occurred had the merger been consummated as of the earliest period presented. The pro forma combined amounts are not necessarily indicative of future results of the combined company. In particular, Webster expects to achieve significant operating cost savings as a result of the merger. No adjustment has been included in the pro forma combined company financial statements for anticipated operating cost savings. Webster's fiscal year ends December 31 and Eagle's fiscal year ends September 30. The unaudited pro forma combined financial data combines the financial information of Webster at and for the fiscal years ended December 31, 1997, 1996 and 1995 with the financial information of Eagle for the fiscal years ended September 30, 1997, 1996 and 1995, respectively.

The following table sets forth unaudited pro forma results of operations of the combining entities:

------------------------------------------------------------------------------------------
                                                       Year Ended December 31, 1997
                                                     ------------------------------------
(In thousands, except per share data)          Webster             Eagle          Combined
------------------------------------------------------------------------------------------
Net Interest Income                           $191,925           $  59,125        $251,050
Provision for Loan Losses                       15,835               8,978          24,813
Net Income                                      33,798               7,315          41,113
Diluted Earnings Per Share                       $2.44               $1.12           $2.15
==========================================================================================

                                                       Year Ended December 31, 1996
                                                    -------------------------------------
(In thousands, except per share data)          Webster              Eagle         Combined
------------------------------------------------------------------------------------------
Net Interest Income                           $169,037            $ 53,081        $222,118
Provision for Loan Losses                        9,788               3,266          13,054
Net Income                                      38,501              15,493          53,994
Diluted Earnings Per Share                       $2.66               $2.42           $2.72
==========================================================================================

                                                     Year Ended December 31, 1995
                                               -------------------------------------------
(In thousands, except per share data)          Webster             Eagle          Combined
-------------------------------------------------------------------------------------------
Net Interest Income                           $135,331            $ 53,315        $188,646
Provision for Loan Losses                        5,726               4,138           9,864
Net Income                                      29,321              12,046          41,367
Diluted Earnings Per Share                       $2.22               $1.92           $2.24
==========================================================================================


POOLING OF INTERESTS TRANSACTIONS
--------------------------------------------------------------------------------
All acquisitions accounted for under the pooling of interests method include financial data as if the combination occurred at the beginning of the earliest period presented.


THE PEOPLE'S ACQUISITION
On July 31, 1997, Webster acquired People's and its subsidiary, People's Savings Bank & Trust, a $482 million savings bank headquartered in New Britain, Connecticut. In connection with the merger with People's, Webster issued 1,575,996 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, each outstanding share of People's common stock was converted into .85 shares of Webster common stock.


THE DERBY ACQUISITION
On January 31, 1997, Webster acquired Derby and its subsidiary, Derby Savings Bank, a $1.2 billion savings bank headquartered in Derby, Connecticut. In connection with the merger with Derby, Webster issued 3,501,370 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock.


THE SHELTON ACQUISITION
On November 1, 1995, Webster acquired Shelton and its subsidiary, Shelton Savings Bank, a $295 million savings bank headquartered in Shelton, Connecticut. In connection with the acquisition, Webster issued 1,292,549 shares of its common stock for all of the outstanding shares of Shelton common stock, based on an exchange ratio of .92 shares of Webster common stock for each of Shelton's outstanding shares of common stock.


THE SHORELINE ACQUISITION
On December 16, 1994, Webster acquired Shoreline, based in Madison, Connecticut which had $51 million of assets. In connection with the acquisition of Shoreline, Webster issued 266,500 shares of its common stock for all of the outstanding shares of Shoreline common stock, based on an exchange ratio of 1 share of Webster's common stock for 2 shares of Shoreline's common stock.

PURCHASE TRANSACTIONS
--------------------------------------------------------------------------------


The following acquisitions were accounted for as purchase  transactions,  and as
such,  results  of  operations  are  included  in  the  Consolidated   Financial
Statements subsequent to acquisition.

THE SACHEM ACQUISITION
On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, Connecticut which had approximately $300 million of trust assets under management, in a tax- free stock-for-stock exchange. Under the terms of the agreement, Webster issued 83,385 shares of Webster common stock for all 173,000 outstanding shares of Sachem Trust. As a result of this transaction ,Webster recorded $5.8 million as goodwill.


THE SHAWMUT TRANSACTION
On February 16, 1996, Webster Bank acquired 20 branches in the Hartford market from Shawmut Bank Connecticut National Association, as part of a divestiture in connection with the merger of Shawmut and Fleet Bank (the "Shawmut Transaction"). In the branch purchase, Webster Bank acquired approximately $845 million in deposits and $586 million in loans. As a result of this transaction, Webster recorded $44.2 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 1,249,600 shares of its common stock in an underwritten public offering in December 1995.


BRISTOL SAVINGS BANK ACQUISITION
On March 3, 1994, Bristol Savings Bank ("Bristol") converted from a Connecticut mutual savings bank to a Connecticut capital stock savings bank and concurrently became a wholly-owned subsidiary of Webster. Bristol had 5 banking offices in Hartford County. In connection with the conversion, Webster completed the sale of 1,150,000 shares of its common stock in related subscription and public offerings. Negative goodwill of $2.3 million represented the net effect of all purchase accounting adjustments and is recorded as a reduction of premises and equipment and is being amortized over a 10 year period. Bristol was merged with the Bank in November 1995.


FDIC ASSISTED ACQUISITIONS
Webster significantly expanded its retail banking operations through assisted acquisitions of First Constitution Bank ("First Constitution") in October 1992 and Suffield Bank ("Suffield") in September 1991 from the FDIC. These acquisitions involved financial assistance from the FDIC and extended Webster's retail banking operations into new market areas by adding 21 branch offices, $1.5 billion in retail deposits and approximately 150,000 customer accounts. See
Note 5 to the Consolidated Financial Statements for additional information concerning the terms of these assisted acquisitions.

NOTE 3: SECURITIES
--------------------------------------------------------------------------------

A summary of securities follows:


                                                                  December 31,
                              ---------------------------------------------------------------------------------------------
                                     1997                                                         1996
----------------------------------------------------------------------------------------------------------------------------
                               Amortized         Unrealized           Estimated     Amortized   Unrealized        Estimated
(In thousands)                 Cost            Gains     Losses       Fair Value    Cost      Gains    Losses    Fair Value
----------------------------------------------------------------------------------------------------------------------------
Trading Securities:

Mortgage-Backed Securities   $   84,749(a)  $    -- $      --    $   84,749     $   59,331(a)   $ --     $  --    $  59,331
----------------------------------------------------------------------------------------------------------------------------
                                 84,749          --        --        84,749         59,331        --        --       59,331
----------------------------------------------------------------------------------------------------------------------------
Available for Sale Portfolio:

U.S. Treasury Notes               6,507          31       (3)         6,535          2,508        40        (4)        2,544
U.S. Government Agency           42,229         201      (24)        42,406         78,105       277      (381)       78,001
Corporate Bonds and Notes         6,662           4     (201)         6,465         10,299        13        (7)       10,305
Equity Securities               183,560      21,914     (609)       204,865(b)      96,078     4,419      (144)      100,353
Mortgage-Backed Securities    2,001,372      27,339   (6,545)     2,022,166        786,723     8,559    (6,822)      788,460
Purchased Interest-Rate
   Contracts                     15,079          -    (7,262)         7,817          5,460        --    (1,424)        4,036
----------------------------------------------------------------------------------------------------------------------------
                              2,255,409      49,489  (14,644)     2,290,254        979,173    13,308    (8,782)      983,699
----------------------------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:

U.S. Treasury Notes               2,447          28        --         2,475            944        12        --           956
U.S. Government Agency           32,274          14      (65)        32,223         39,453       948      (340)       40,061
Municipal Bonds and Notes        12,500          93       (1)        12,592             --        --        --            --
Corporate Bonds and Notes         1,199           3        --         1,202          1,577         6        (8)        1,575
Money Market Preferred Stock      1,000          --        --         1,000          8,000        --        --         8,000
Mortgage-Backed Securities      362,817       2,533   (2,781)       362,569        484,698     2,110    (8,927)      477,881
----------------------------------------------------------------------------------------------------------------------------
                                412,237       2,671   (2,847)       412,061        534,672     3,076    (9,275)      528,473
----------------------------------------------------------------------------------------------------------------------------
   Total                     $2,752,395     $52,160 $(17,491)    $2,787,064     $1,573,176   $16,384  $(18,057)   $1,571,503
============================================================================================================================

(a) Stated at fair market value.

(b) Equity securities at December 31, 1997, consisted of FHL Bank stock of $64.3 million, mutual funds of $37.5 million, preferred stock of $46.5 million and common stock of $56.6 million.

A summary of realized gains and losses follows:

                                                                         Years Ended December 31,
                                   ------------------------------------------------------------------------------------------------
                                                1997                             1996                             1995
-----------------------------------------------------------------  --------------------------------  ------------------------------
(In thousands)                       Gains     Losses       Net       Gains     Losses        Net      Gains    Losses         Net
-----------------------------------------------------------------  --------------------------------  ------------------------------
  Trading Securities:

  Mortgage-Backed Securities       $ 4,052   $  (2,647) $  1,405   $  2,962   $  (2,712)  $   250    $ 1,901    $  (194)   $ 1,707
  U.S. Treasury Notes                   --          --        --         --          --        --         18         (5)        13
  U.S. Government Agencies              --          --        --         --          --        --          3         --          3
  Futures and Options Contracts      7,318      (8,494)   (1,176)    10,704     (10,434)      270      3,517     (5,333)    (1,816)
  Equity Securities                     --          --        --        366         (35)      331        708       (123)       585
-----------------------------------------------------------------  --------------------------------  ------------------------------
                                    11,370     (11,141)      229     14,032     (13,181)      851      6,147     (5,655)       492
-----------------------------------------------------------------  --------------------------------  ------------------------------
  Available for Sale:

  Mortgage-Backed Securities           532          --       532      1,211        (590)      621      1,127       (891)       236
  U.S. Treasury Notes                    6          --         6         --          (7)       (7)       363         --        363
  U.S. Government Agencies              13          --        13         11         (28)      (17)        --     (1,886)    (1,886)
  Corporate Debt                        --          --        --         --          --        --         37       (555)      (518)
  Mutual Funds                       1,179         (58)    1,121        227        (174)       53          3       (199)      (196)
  Other Equity Securities              938         (21)      917      2,773        (197)    2,576      2,042         (1)     2,041
  Other                                920        (586)      334         56          --        56         --         --         --
-----------------------------------------------------------------  --------------------------------  ------------------------------
                                     3,588        (665)    2,923      4,278        (996)    3,282      3,572     (3,532)        40
-----------------------------------------------------------------  --------------------------------  ------------------------------
       Total                      $ 14,958    $(11,806) $  3,152   $ 18,310   $ (14,177)   $4,133    $ 9,719    $(9,187)       532
=================================================================  ================================  ==============================


There were no sales of securities from the held to maturity portfolio for the years ended December 31, 1997, 1996 and 1995. During the 1995 fourth quarter, the Bank elected, under guidelines issued by the Financial Accounting Standards Board ("FASB"), to transfer certain securities from the held to maturity to the available for sale portfolio. These securities had an approximate book value of $340.6 million and fair market value of $339.2 million. Under this one-time provision, the Bank was able to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair market value. The Bank reclassified certain securities to allow greater flexibility in managing interest-rate risk and to enhance its ability to react to changes in market conditions.

Webster holds short futures positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. At December 31, 1997, Webster held 237 short positions in Eurodollar futures contracts ($237.0 million notional amount) and 385 short positions in 5 and 10 year Treasury note futures ($38.5 million notional amount). Changes in the market value of short futures positions are recognized as a gain or loss in the period for which the change occurred. All gains and losses resulting from short futures positions are reflected in gains (losses) on sale of securities, net in the Consolidated Statements of Income.

The following table sets forth the contractual maturities of the Bank's securities and mortgage-backed securities at December 31, 1997 and the weighted-average yields of such securities (based upon the financial statement carrying amount of such securities).

                                                           Due After One,           Due After
                                             Due Within       But Within                Five, But
                                              One Year        Five Years           Within 10 Years
------------------------------------------------------------------------------------------------------
                                               Weighted              Weighted               Weighted
                                                Average               Average                Average
(Dollars in thousands)                    Amount  Yield       Amount    Yield       Amount     Yield
------------------------------------------------------------------------------------------------------
Trading Portfolio:
    Mortgage-Backed Securities           $  --       --%   $     --       --%   $     --       --%
------------------------------------------------------------------------------------------------------
                                            --       --          --       --          --       --
------------------------------------------------------------------------------------------------------
Available For Sale Portfolio:
    U.S. Treasury Notes                  3,504     6.08       3,031     6.42          --       --
    U.S. Government Agency               9,986     5.44      24,664     6.58       5,031     6.95
    Corporate Bonds and Notes            4,411     5.96       2,054     6.16          --       --
    Equity Securities                  204,865     3.86          --       --          --       --
    Mortgage-Backed Securities             973     5.50      42,399     5.90     137,128     7.17
    Purchased Interest-Rate Contracts       --       --       2,115       --       5,702       --
------------------------------------------------------------------------------------------------------
                                       223,739     4.01      74,263     5.98     147,861     6.89
------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:
    U.S. Treasury Notes                    443     5.13       2,004     6.25          --       --
    U.S. Government Agencies            24,775     5.55       6,999     5.56         500     6.40
    Municipal Bonds and Notes(a)            --       --          --       --      12,500     6.68
    Corporate Bonds and Notes              749     5.57         350     6.54          --       --
    Money Market Preferred Stock         1,000     5.68          --       --          --       --
    Mortgage-Backed Securities           6,307     5.90      48,131     6.09       3,299     7.98
------------------------------------------------------------------------------------------------------
                                        33,274     5.61      57,484     6.03      16,299     6.93
------------------------------------------------------------------------------------------------------
Totals                                $257,013     4.22%   $131,747     6.01%   $164,160     6.89%
======================================================================================================

                                             Due
                                          After 10 Years           Total
 -------------------------------------- ----------------------------------------
                                                 Weighted              Weighted
                                                  Average               Average
 (Dollars in thousands)                     Amount  Yield         Amount  Yield
 -------------------------------------- --------------------------------------
 Trading Portfolio:
     Mortgage-Backed Securities         $  84,749     5.79%    $   84,749  5.79%
 -------------------------------------------------------------------------------
                                           84,749     5.79         84,749  5.79
 ------------------------------------------------------------------------------
  Available For Sale Portfolio:
     U.S. Treasury Notes                       --       --          6,535  6.23
     U.S. Government Agency                 2,725     7.18         42,406  6.39
     Corporate Bonds and Notes                 --       --          6,465  6.02
     Equity Securities                         --       --        204,865  3.86
     Mortgage-Backed Securities         1,841,666     6.48      2,022,166  6.52
     Purchased Interest-Rate Contracts         --       --          7,817    --
 -------------------------------------- ----------------------------------------
                                        1,844,391     6.49      2,290,254  6.25
 -------------------------------------- ----------------------------------------
 Held to Maturity Portfolio:
     U.S. Treasury Notes                       --       --          2,447  6.05
     U.S. Government Agencies                  --       --         32,274  5.56
     Municipal Bonds and Notes(a)              --       --         12,500  6.68
     Corporate Bonds and Notes                100     6.29          1,199  5.91
     Money Market Preferred Stock              --       --          1,000  5.68
     Mortgage-Backed Securities           305,080     7.33        362,817  7.15
--------------------------------------------------------------------------------
                                          305,180     7.33        412,237  7.00
--------------------------------------------------------------------------------
  Totals                               $2,234,320     6.57%    $2,787,240  6.35%
================================================================================

(a)Adjusted to a fully tax equivalent basis.

The above table shows contractual maturities of securities. At December 31, 1997 the duration of the trading, available for sale and held to maturity portfolios, are approximately less than one month, 1.7 years, and 1.6 years, respectively.

NOTE 4:  LOANS RECEIVABLE, NET
--------------------------------------------------------------------------------

A summary of loans receivable, net follows:

                                                                                 December 31,
                                                            -------------------------------------------------
(Dollars in THOUSANDS)                                                1997                        1996
-------------------------------------------------------------------------------------------------------------
                                                            Amount           %            Amount        %
                                                            ------          ---           ------       ---
Loans Secured by Mortgages on Real Estate:
 Conventional, VA and FHA                                 $  2,849,827        74.5%   $2,689,005        73.8%
   Conventional, VA and FHA Loans Held for Sale                  1,685         0.1         5,075         0.1
   Residential Participation                                    12,244         0.3        16,394         0.5
   Residential Construction                                    100,524         2.6        94,596         2.6
   Commercial Construction                                      22,203         0.6        23,383         0.6
   Other Commercial                                            249,164         6.5       258,456         7.1
-------------------------------------------------------------------------------------------------------------
                                                             3,235,647        84.6     3,086,909        84.7
--------------------------------------------------------------------------------------------------------------
Consumer Loans:
   Home Equity Loans                                           381,151        10.0       339,885         9.3
   Other Consumer Loans                                         37,020         1.0        68,651         1.9
   Credit Cards                                                 33,112         0.8        14,893         0.4
--------------------------------------------------------------------------------------------------------------
                                                               451,283        11.8       423,429        11.6
--------------------------------------------------------------------------------------------------------------
Commercial Non-Mortgage Loans                                  220,450         5.8       195,643         5.4
--------------------------------------------------------------------------------------------------------------
   Gross Loans Receivable                                    3,907,380       102.2     3,705,981       101.7
Less:
   Loans in Process                                             51,263         1.4        35,924         1.0
   Allowance for Losses on Loans                                49,753         1.3        43,185         1.2
   Premiums on Loans Purchased, Deferred Loan Fees
     and Unearned Discounts, Net                               (18,238)       (0.5)      (15,650)       (0.5)
--------------------------------------------------------------------------------------------------------------
       Loans Receivable, Net                                $3,824,602       100.0%   $3,642,522       100.0%
==============================================================================================================


Webster adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," on January 1, 1995 as amended by SFAS No. 118, with no impact on its results of operations. At December 31, 1997, Webster had $13.5 million of impaired loans, of which $7.3 million were measured based upon the fair value of the underlying collateral and $6.2 million were measured based upon the expected future cash flows of the impaired loans. In 1997, 1996 and 1995, the average balance of impaired loans was $20.0 million, $26.3 million and $27.6 million, respectively.

Webster's policy with regard to the recognition of interest income on impaired loans includes an individual assessment of each loan. Interest which is more than 90 days past due is not accrued. When payments on impaired loans are received, interest income is recorded on a cash basis or is applied to principal based on an individual assessment of each loan. Cash basis interest income recognized on impaired loans for the twelve months ended December 31, 1997, 1996 and 1995 amounted to $355,986, $120,746 and $50,362, respectively.

A detail of the changes in the allowances for loan losses for the three years follows:

                                                           December 31,
                                      ------------------------------------------------------
                                                     1997                 1996       1995
--------------------------------------------------------------------------------------------
                                                 Impaired     Total       Total      Total
(In thousands)                          Loans      Loans   Allowance   Allowance  Allowance
-------------------------------------------------------------------------------------------
Balance at Beginning of Period          $ 42,629    $556   $ 43,185    $ 50,281    $ 55,366
Provisions Charged to Operations          15,535     300     15,835       9,788       5,726
Acquired Allowance for Purchased Loans        --      --         --       5,000          --
Charge-offs                              (14,916)     --    (14,916)    (24,865)    (13,999)
Recoveries                                 5,649      --      5,649       2,981       3,188
-------------------------------------------------------------------------------------------
  Balance at End of Period              $ 48,897    $856   $ 49,753    $ 43,185    $ 50,281
===========================================================================================

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

The estimated fair value of commitments to extend credit is considered insignificant at December 31, 1997 and 1996. Future loan commitments represent residential mortgage loan commitments, letters of credit, standby letters of credit, credit card lines and unused home equity credit lines. Rates for these loans are generally established shortly before closing. The rates on home equity lines of credit generally vary with the prime rate.

At December 31, 1997 and 1996, residential mortgage commitments outstanding totaled $74.1 million and $51.9 million, respectively. Residential commitments outstanding at December 31, 1997 consisted of adjustable-rate and fixed-rate mortgages of $29.8 million and $44.3 million, respectively, at rates ranging from 4.9% to 8.3%. Commitments to originate loans generally expire within 60 days. In addition, at December 31, 1997 and 1996, there were unused portions of home equity credit lines extended of $273.4 million and $257.9 million, respectively. Unused commercial lines of credit, letters of credit, standby letters of credit and outstanding commercial new loan commitments totaled $114.9 million and $104.5 million at December 31, 1997 and 1996, respectively. Additionally, unused credit card lines were $102.3 million and $36.5 million at December 31, 1997 and 1996, respectively.

Webster uses forward commitments to sell residential first mortgage loans which are entered into for the purpose of reducing the market risk associated with originating loans held for sale. The types of risk that may arise are from the possible inability of Webster or the other party to fulfill the contracts. At December 31, 1997 and 1996, Webster had forward commitments to sell loans totaling $1.7 million and $4.8 million, respectively, at rates between 5.75% and 8.0% and 5.75% and 9.0%, respectively. The estimated fair value of commitments to sell loans is considered insignificant at December 31, 1997 and 1996.

At December 31, 1997, 1996 and 1995, Webster serviced, for the benefit of others, mortgage loans aggregating approximately $1.1 billion, $1.2 billion and $967.0 million, respectively.


NOTE 5: SEGREGATED ASSETS, NET
--------------------------------------------------------------------------------

Segregated Assets, Net are certain assets purchased from the FDIC in the First Constitution acquisition which are subject to a loss-sharing arrangement with the FDIC:

                                                             December 31,
                                             --------------------------------------
(In thousands)                                         1997                   1996
------------------------------------------------------------------------------------
                                                   Amount       %       Amount    %
-------------------------------------------------------------------------------------
Commercial Real Estate Loans                    $ 39,063      89.5%   $58,745   74.8%
Commercial Loans                                   4,317       9.9      6,606    8.4
Multi-Family Real Estate Loans                        --        --     12,772   16.3
Foreclosed Properties                                281       0.6        406    0.5
------------------------------------------------------------------------------------
                                                  43,661     100.0%    78,529  100.0%
Allowance for Segregated Asset Losses             (2,623)              (2,859)
-------------------------------------------------------------------------------------
     Segregated Assets, Net                     $ 41,038              $75,670
=====================================================================================


The FDIC was required to reimburse the Bank quarterly through December 31, 1997 for 80% of all net charge-offs (i.e., the excess of charge-offs over recoveries) and certain permitted expenses related to the Segregated Assets.

During 1998 and 1999, the Bank is required to pay quarterly to the FDIC an amount equal to 80% of the recoveries during such years on Segregated Assets which were previously charged-off after deducting certain permitted expenses related to those assets. The Bank is entitled to retain 20% of such recoveries during the sixth and seventh years following the First Constitution acquisition and 100% thereafter.

Upon termination of the seven-year period after the First Constitution acquisition (December 1999), if the sum of the Bank's 20% share of net charge-offs on Segregated Assets for the first five years after the acquisition date plus permitted expenses during the entire seven-year period, less any recoveries during the sixth and seventh year on Segregated Assets charged-off during the first five years, exceeds $49.2 million, the FDIC is required to pay the Bank an additional 15% of any such excess over $49.2 million at the end of the seventh year. At December 31, 1997, cumulative net charge-offs and expenses aggregated $58.9 million. During the first quarter of 1996, the Bank began recording the additional 15% reimbursement as a receivable from the FDIC (See
Note 7). As of December 31, 1997, the Bank had received a total of $46.7 million in reimbursements for net charge-offs and permitted expenses from the FDIC and the amount due from the FDIC totals $1.7 million. At December 31, 1997 and 1996, the Bank had allowances for losses of $2.6 million and $2.9 million, respectively, to cover its portion of Segregated Assets losses.

During the second quarter of 1997, the Bank sold approximately $13.7 million in multi-family loans including all multi-family Segregated Asset Loans. Any losses incurred on the sale of these segregated multi-family loans was covered under the loss-sharing arrangement with the FDIC and the transaction had no impact on the Consolidated Statements of Income.

A detail of changes in the allowance for Webster's share of losses for Segregated Assets follows:

                                                                                      December 31,
                                                                                  ----------------------
(In thousands)                                                                        1997        1996
--------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                     $   2,859    $  3,235
Charge-offs                                                                             (267)       (621)
Recoveries                                                                                31         245
--------------------------------------------------------------------------------------------------------
   Balance at End of Period                                                        $   2,623    $  2,859
========================================================================================================

At December 31, 1997 and 1996, nonperforming Segregated Assets are classified as follows:

                                                                                     December 31,
                                                                              --------------------------
(In thousands)                                                                       1997         1996
--------------------------------------------------------------------------------------------------------
Commercial Real Estate Loans                                                       $   2,912    $  3,337
Commercial Loans                                                                         500         192
Multi-Family Real Estate Loans                                                          --           495
Foreclosed Property:
     Commercial Real Estate                                                              281         269
     Multi-Family Real Estate                                                           --           138
--------------------------------------------------------------------------------------------------------
       Total                                                                       $   3,693    $  4,431
========================================================================================================

NOTE 6: PREMISES AND EQUIPMENT, NET
--------------------------------------------------------------------------------
A summary of premises and equipment, net follows:

--------------------------------------------------------------------------------------------------------
                                                                                     December 31,
                                                                            ----------------------------
(In thousands)                                                                       1997           1996
--------------------------------------------------------------------------------------------------------
Land                                                                               $   9,294    $  8,138
Buildings and Improvements                                                            43,447      44,685
Leasehold Improvements                                                                 4,425       4,801
Furniture, Fixtures and Equipment                                                     46,069      41,966
--------------------------------------------------------------------------------------------------------
Total Premises and Equipment                                                         103,235      99,590
Accumulated Depreciation and Amortization                                             44,595      40,879
--------------------------------------------------------------------------------------------------------
   Premises and Equipment, Net                                                     $  58,640    $ 58,711
========================================================================================================

At December 31, 1997, Webster was obligated under various non-cancelable operating leases for properties used as branch office facilities. The leases contain renewal options and escalation clauses which provide for increased rental expense based primarily upon increases in real estate taxes over a base year. Rental expense under leases was $3.5 million, $3.4 million and $2.0 million in 1997, 1996 and 1995, respectively. Webster is also entitled to rental income under various non-cancelable operating leases for properties owned. Rental income under these leases was $2.0 million, $1.9 million and $1.7 million in 1997, 1996 and 1995, respectively.

The following is a schedule of future minimum rental payments and receipts required under these leases as of December 31, 1997:

---------------------------------------------------------------------------
(In thousands)                                            Payments Receipts
---------------------------------------------------------------------------
Years ending December 31:

1998                                                      $ 3,957   $   843
1999                                                        3,251       645
2000                                                        2,621       551
2001                                                        2,171       373
2002                                                        1,963       235
Later years                                                 7,555     1,034
---------------------------------------------------------------------------
   Total                                                  $21,518   $ 3,681
===========================================================================


NOTE 7: PREPAID EXPENSES AND OTHER ASSETS

---------------------------------------------------------------------------

A summary of prepaid expenses and other assets follows:


                                                             December 31,
                                                       --------------------
(In thousands)                                               1997      1996
---------------------------------------------------------------------------
Due from FDIC                                             $ 1,660   $ 1,420
Income Taxes Receivable                                     4,641     6,913
Deferred Tax Asset, Net (Note 14)                          16,318    20,411
Mortgage Servicing Rights, Net                              5,342     5,607
Bank Owned Life Insurance                                  12,750        --
Other Assets                                               16,756    10,400
---------------------------------------------------------------------------
   Prepaid Expenses and Other Assets                     $ 57,467   $44,751
===========================================================================

Of the $1.7 million due from FDIC at December 31, 1997, $387,000 represents Webster's 80% reimbursement for fourth quarter net charge-offs and expenses on Segregated Assets which will be received in the first quarter of 1998. The remaining $1.3 million represents the additional 15% reimbursement for charge-offs and expenses which Webster will receive at the end of 1999 (See Note
5). Other Assets are primarily comprised of prepaid expenses and various miscellaneous assets.

During the 1995 second quarter, Webster adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights," superseded by SFAS 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Amortization of mortgage servicing rights was $797,000, $491,000 and $715,000 for the years ended December 31, 1997, 1996 and 1995, respectively. During 1997 and 1996, Webster capitalized mortgage servicing assets of $895,000 and $508,000, respectively, related to originating loans and selling them servicing retained. Also, during 1996, Webster purchased mortgage loan servicing assets with a principal balance of $272.5 million and recorded a mortgage loan servicing asset of $2.8 million. In 1996, Webster established an allowance to provide for the decrease in value of mortgage servicing rights due to declining interest rates and an increased rate of prepayments. At December 31, 1997 and 1996, the allowance totaled $458,000 and $95,000, respectively. During 1997 and 1996, provisions to this allowance totaled $363,000 and $95,000, respectively.

NOTE 8: DEPOSITS
--------------------------------------------------------------------------------

Deposits categories are summarized as follows:

                                                                      December 31,
                                                          ---------------------------------------
                                                                 1997                 1996
-------------------------------------------------------------------------------------------------
                                                                      % of                  % of
(Dollars in thousands)                                   Balance      Total    Balance      Total
-------------------------------------------------------------------------------------------------
Demand Deposits and NOW Accounts                        $  784,850    18.0%  $  711,498      16.0%
Regular Savings and Money Market Deposit Accounts        1,060,050    24.3    1,144,244      25.6
Time Deposits                                            2,520,856    57.7    2,601,819      58.4
-------------------------------------------------------------------------------------------------
       Total Deposits                                   $4,365,756   100.0%  $4,457,561     100.0%
==================================================================================================

Interest expense on deposits is summarized as follows:

                                                      Years Ended December 31,
                                                     ---------------------------
(In thousands)                                        1997       1996       1995
----------------------------------------------------------------------------------
NOW Accounts                                        $  8,332   $  6,123   $  3,933
Regular Savings and Money Market Deposit Accounts     27,341     31,719     34,274
Time Deposits                                        132,917    136,092    119,424
----------------------------------------------------------------------------------
   Total                                            $168,590   $173,934   $157,631
==================================================================================

Time deposits of $100,000 or more amounted to $345.7 million and represented 7.92% of total deposits at December 31, 1997. The following table presents the amount of these deposits maturing during the periods indicated:

 (In thousands)
----------------------------------------------------------
           Maturing                                 Amount
----------------------------------------------------------
January 1, 1998 to March 31, 1998                $  98,141
April 1, 1998 to June 30, 1998                      68,689
July 1, 1998 to December 31, 1998                   90,403
January 1, 1999 and beyond                          88,433
----------------------------------------------------------
   Total                                          $345,666
==========================================================


NOTE 9: FEDERAL HOME LOAN BANK ADVANCES
--------------------------------------------------------------------------------

Advances payable to the Federal Home Loan Bank are summarized as follows:


                                                             December 31,
                                                     ------------------------
 (Dollars in thousands)                                      1997       1996
-----------------------------------------------------------------------------
Fixed Rate:
   4.82% to 9.80% Due 1997                              $       --   $414,590
   5.20% to 6.40% Due 1998                               1,050,800     76,800
   5.54% to 8.86% Due 1999                                   6,400      6,400
   6.31% to 9.16% Due 2000                                  13,420     13,420
   6.69% Due in 2001                                         1,000      1,000
   4.00% Due in 2008                                            --        150
-----------------------------------------------------------------------------
                                                         1,071,620    512,360
-----------------------------------------------------------------------------
Variable Rate:

-----------------------------------------------------------------------------
   7.32% Due in 1997                                            --     47,520
-----------------------------------------------------------------------------
Total Federal Home Loan Bank Advances                   $1,071,620   $559,880
=============================================================================

         The following table sets forth certain information as to the Bank's FHL Bank short-term borrowings at the dates and for the years indicated.

                                                                December 31,
                                                  -----------------------------------------
(Dollars in thousands)                                     1997        1996           1995
-------------------------------------------------------------------------------------------

Average amount outstanding during the period          $ 788,928    $379,969      $ 374,910
Amount outstanding at end of period                   1,050,800     462,110        392,366
Highest month end balance                             1,050,800     475,693        493,340
Weighted-average interest rate at end of period            5.76%       5.71%          5.94%
Weighted-average interest rate during the period           5.66%       5.61%          6.01%
===========================================================================================

At December 31, 1997, the Bank had additional borrowing capacity of over $1.7 billion from the FHL Bank, including a line of credit of approximately $41.3 million. Advances are secured by the Bank's investment in FHL Bank stock and a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities. At December 31, 1997 and 1996, the Bank was in compliance with the FHL Bank collateral requirements.

NOTE 10: REVERSE REPURCHASE AGREEMENTS AND OTHER BORROWINGS
--------------------------------------------------------------------------------

The  following  table  summarizes  reverse   repurchase   agreements  and  other
borrowings:


                                                  December 31,
                                            ---------------------------
(In thousands)                                   1997             1996
-----------------------------------------------------------------------
Reverse Repurchase Agreements               $  904,576        $  99,085
Senior Notes                                    40,000           40,000
Bank Line of Credit                             10,000           18,000
ESOP Borrowings                                  1,978            2,546
Other Borrowings                                     -            6,496
-----------------------------------------------------------------------
   Total                                    $  956,554        $ 166,127
=======================================================================

The weighted-average rates for other borrowed funds for the 1997 and 1996 year periods were 5.73% and 6.26%, respectively.

During 1997, reverse repurchase agreement transactions inclusive of dollar roll transactions were the primary source of borrowed funds with the exception of FHL Bank advance borrowings (See Note 9). The average balance and weighted- average rate for reverse repurchase agreements for the 1997 year period were $556.6 million and 5.65% as compared to $132.7 million and 5.53% for the 1996 year period. Securities underlying the reverse repurchase transactions held as collateral are primarily U.S. government agency securities consisting of FNMA, GNMA and FHLMC securities. Securities for reverse repurchase agreements related to Webster's funding operations are delivered to broker-dealers who arrange the transactions. Webster also enters into reverse repurchase agreement transactions directly with certain customers through its money desk operations.

Information   concerning  short-term  and  long-term  borrowings  under  reverse repurchase agreements as of the end of the current period is summarized below:

(Dollars in thousands)
-------------------------------------------------------------------------------------------------------
       Balance at        Weighted Average     Weighted Average     Book Value        Market Valuee
   December 31, 1997          Rate             Maturity Date      of Collateral     of Collateral
-------------------------------------------------------------------------------------------------------
      $904,576                5.80%             3.1 months          $895,965           $906,340

While the Bank used several types of short-term borrowings as part of funding its daily operations, only reverse repurchase agreement transactions had an average balance that was 30% or more of the Bank's total equity at the end of the 1997 and 1996 periods. The following table sets forth certain information as to the Bank's reverse repurchase agreement short-term borrowings at the dates and for the years indicated.

                                                                              December 31,
                                                                          -------------------
(Dollars in thousands)                                                    1997           1996
-------------------------------------------------------------------------------------------------------
Average amount outstanding during the period                            $556,364       $132,666
Amount outstanding at end of period                                      899,577         99,085
Highest month end balance                                                899,577        202,204
Weighted-average interest rate at end of period                             5.80%          5.52%
Weighted-average interest rate during the period                            5.65%          5.53%
=======================================================================================================

During 1997, Webster at times also used a variable-rate $20 million line of credit through a correspondent bank and purchased federal funds. Webster has established multiple sources of funding and uses the most favorable source under the circumstances in conjunction with asset and liability management strategies. The Employee Stock Ownership Plan ("ESOP") borrowings are from a correspondent bank at a floating rate based on the correspondent bank's base (prime) rate and the weighted rates at December 31, 1997 and 1996 were 8.26% and 7.90%, respectively. The terms of the loan agreements call for the ESOP to make annual scheduled principal repayments through the year 2004. Interest is paid quarterly and the borrowings are guaranteed and secured by unallocated shares of Webster common stock under the ESOP Plan.

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

NOTE 11: INTEREST-RATE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
Webster employs as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. See Note 3 for disclosures on futures positions. Webster used interest-rate financial instruments to hedge mismatches in interest-rate maturities to reduce exposure to movements in interest rates. These interest-rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates or currency rates on the value of the financial instrument. The notional amount of interest-rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest-rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk.

The fair value, which approximates the cost to replace the contract at the current market rates, is generally representative of market risk. Credit risk related to the interest-rate swaps, interest-rate caps and floors at December 31, 1997 is not considered to be significant due to counterparty ratings. In the event of a default by a counterparty, the cost to Webster, if any, would be the replacement cost of the contract at the current market rate.

Interest-rate financial instruments are summarized as follows:

-------------------------------------------------------------------------------------------------------------------------------
                                                                            Fair Market
                                            Notional Amount                    Value                     Amortized Cost
                               ------------------------------------------------------------------------------------------------
                                              December 31,                  December 31,                   December 31,
                               ------------------------------------------------------------------------------------------------
(In thousands)                           1997             1996            1997         1996           1997         1996
-------------------------------------------------------------------------------------------------------------------------------
Interest-rate swap agreements        $   50,000      $  50,000         $   (18)     $   (15)       $      -     $      -
Interest-rate floor agreements          100,000        100,000             954        1,602           1,138        1,482
Interest-rate cap agreements            460,000        225,000           6,881        2,449          13,941        3,978
-------------------------------------------------------------------------------------------------------------------------------
Total (Classified in available for
   sale securities)                     610,000        375,000           7,817        4,036          15,079        5,460
-------------------------------------------------------------------------------------------------------------------------------
Interest rate swap agreements
  (Classified in time reports)           25,000              -             309            -               -            -
-------------------------------------------------------------------------------------------------------------------------------
   Total                              $ 635,000      $ 375,000         $ 8,126      $ 4,036        $ 15,079     $  5,460
===============================================================================================================================

Interest-rate swap agreements involve the exchange of fixed and variable interest payments based upon notional amounts paid to a maturity date. At
December 31, 1997, Webster had two interest-rate swap agreements, one hedging available for sale securities and the other hedging $25 million of brokered certificates of deposit. The swap, classified as a hedge of available for sale securities, has Webster paying a fixed rate of 6.04% while receiving a variable rate based on LIBOR. The swap, classified as a hedge of brokered certificates of deposit, has Webster receiving a fixed rate of 6.65% while paying a variable rate based on LIBOR. For the year ended December 31, 1997, net expense recorded on the available for sale swap was $25,000 and net revenue recorded on the brokered certificates of deposit swap was $18,000.

Interest-rate cap agreements will result in cash payments to be received by Webster only if current interest rates rise above a predetermined interest rate. At December 31, 1997, Webster had six outstanding cap agreements with interest-rate caps ranging from 6.00% to 9.00%. The amount paid for entering into the interest-rate cap is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1997, Webster had $13.9 million of unamortized interest-rate cap balances and during the 1997 period amortized $2.6 million as a reduction of available for sale interest income. Similarly, interest-rate floor agreements will result in cash payments to be received by Webster only if current interest rates fall below a predetermined interest rate. At December 31, 1997, Webster had one outstanding interest-rate floor agreement with a floor of 5.75%. The amount paid for entering into an interest-rate floor agreement is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1997, Webster had $1.1 million of unamortized floor costs and during the 1997 period amortized $344,000 as a reduction of available for sale interest income.

NOTE 12: SUMMARY OF ESTIMATED FAIR VALUES
--------------------------------------------------------------------------------

A summary of estimated fair values consisted of the following:

                                                                                  December 31,
                                                         ----------------------------------------------------------
                                                                    1997                             1996
-------------------------------------------------------------------------------------------------------------------
                                                            Carrying      Estimated          Carrying     Estimated
(In thousands)                                               Amount      Fair Value           Amount     Fair Value
-------------------------------------------------------------------------------------------------------------------
Assets:
  Cash and Due from Depository Institutions              $  122,267    $   122,267         $   105,226   $  105,226
  Interest-bearing Deposits                                  30,504         30,504               4,536        4,536
  Securities                                              2,779,423      2,779,247           1,573,666    1,567,467
  Residential Loans                                       2,925,591      3,001,667           2,785,592    2,852,213
  Consumer Loans                                             70,680         71,168             141,291      141,478
  Home Equity Loans                                         384,274        398,352             285,912      293,104
  Commercial Loans                                          493,810        490,920             472,912      469,098
  Less Allowance for Loan Losses                             49,753              -              43,185            -
  Segregated Assets, Net                                     41,038         42,417              75,670       75,670
  Interest-rate Contracts                                     7,817          7,817               4,036        4,036
  Mortgage Servicing Rights, Net                              5,342          7,808               5,607        6,433
  Other Assets                                              208,628        208,628             195,947      195,947

Liabilities:
  Deposits Other than Certificates                       $1,844,900    $ 1,844,900          $1,855,742   $1,855,742
  Time Deposits:
    Maturing in Less than One Year                        1,872,462      1,877,962           1,628,618    1,631,181
    Maturing in One Year and Beyond                         648,394        650,671             973,201      974,182
  Federal Home Loan Bank Advances                         1,071,620      1,071,863             559,880      560,421
  Other Borrowings                                          956,554        956,903             166,127      166,175
  Other Liabilities                                          93,928         93,928              86,810       86,810
  Capital Securities and Preferred Stock of
    Subsidiary Corp.                                        149,577        157,384                  --           --
===================================================================================================================

In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the fair value of financial instruments, including both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value.

The carrying amounts for interest-bearing deposits approximate fair value since they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of securities (See Note 3) is estimated based on prices published in financial newspapers or quotations received from securities dealers or pricing services. The fair value of interest-rate contracts was based on the amount Webster would receive or pay to terminate the agreements. FHL Bank stock has no active market and is required to be held by member banks. The estimated fair value of FHL Bank stock equals the carrying amount.

In estimating the fair value of loans, portfolios with similar financial characteristics were classified by type. Loans were segmented into four generic types: residential, consumer, home equity and commercial. Residential loans were further segmented into 15 and 30 year fixed-rate contractual maturities, with the remaining classified as variable-rate loans. The fair value of each category is calculated by discounting scheduled cash flows through estimated maturity using market discount rates. Adjustments were made to reflect credit and rate risks inherent in the portfolio.

The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The estimated fair values of time deposits, FHL Bank advances, and other borrowings were calculated using the discounted cash flow method. The discount rate is estimated using rates currently offered for deposits and FHL Bank advances of similar remaining maturities. The discount rate used for the senior notes was calculated using a spread over treasury notes consistent with the spread used to price the senior notes at their inception. The discount rates used for the capital securities and minority interest liabilities were calculated using market rates for current instruments with similar terms.

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

NOTE 13: FORECLOSED PROPERTY EXPENSES AND PROVISIONS, NET AND ALLOWANCE FOR LOSSES ON FORECLOSED PROPERTIES
--------------------------------------------------------------------------------
Foreclosed property expenses and provisions, net are summarized as follows:

                                                                                            Years Ended December 31,
                                                                               ---------------------------------------
(In thousands)                                                                     1997             1996         1995
----------------------------------------------------------------------------------------------------------------------
(Gain) on Sale of Foreclosed Properties
   Acquired in Settlement of Loans, Net                                        $ (1,240)       $  (1,354)    $   (735)
Provision for Losses on Foreclosed Properties                                       746            1,866        3,532
Rental Income                                                                       (86)            (262)        (782)
Foreclosed Property Expenses                                                      2,730            3,257        4,239
----------------------------------------------------------------------------------------------------------------------
    Total                                                                      $  2,150        $   3,507     $  6,254
======================================================================================================================

Webster has an allowance for losses on foreclosed properties. A detail of the changes in the allowance follows:

                                                                                           Years Ended December 31,
                                                                               ----------------------------------------
(In thousands)                                                                     1997             1996         1995
-----------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                 $    740        $   1,233     $  2,943
Provisions                                                                          746            1,866        3,532
Losses Charged to Allowance                                                      (1,033)          (2,503)      (5,524)
Recoveries Credited to Allowance                                                    121              144          282
-----------------------------------------------------------------------------------------------------------------------
Balance at End of Period                                                       $    574        $     740     $  1,233
=======================================================================================================================


NOTE 14:  INCOME TAXES
-----------------------------------------------------------------------------------------------------------------------

Charges for income taxes in the Consolidated Statements of Income are comprised of the following:


                                                                                           Years Ended December 31,
                                                                               ---------------------------------------
(In thousands)                                                                     1997             1996         1995
----------------------------------------------------------------------------------------------------------------------
Current:
     Federal                                                                   $ 25,233        $  18,774     $ 16,034
     State                                                                        3,615            4,025        5,156
----------------------------------------------------------------------------------------------------------------------
                                                                                 28,848           22,799       21,190
----------------------------------------------------------------------------------------------------------------------
Deferred:
     Federal                                                                     (7,758)          (1,781)      (4,526)
     State                                                                       (1,355)           1,354       (1,214)
----------------------------------------------------------------------------------------------------------------------
                                                                                 (9,113)            (427)      (5,740)
----------------------------------------------------------------------------------------------------------------------
Total:
     Federal                                                                     17,475           16,993       11,508
     State                                                                        2,260            5,379        3,942
----------------------------------------------------------------------------------------------------------------------
                                                                               $ 19,735        $  22,372     $ 15,450
======================================================================================================================

Income tax expense of $19.7 million, $22.4 million and $15.5 million for the years ended December 31, 1997, 1996 and 1995, respectively, differed from the amounts computed by applying the Federal income tax rate of 35% in 1997, 1996 and 1995 to pre-tax income as a result of the following:

                                                                                          Years Ended December 31,
                                                                               --------------------------------------
(In thousands)                                                                     1997             1996         1995
---------------------------------------------------------------------------------------------------------------------

Computed "Expected" Tax Expense                                                $ 18,737        $  21,246     $ 15,615
Reduction in Income Taxes Resulting From:
   Dividends Received Deduction                                                    (364)            (603)        (324)
   State Income Taxes, Net of Federal Income Tax Benefit,
     Including Change in Valuation Allowance and Rate                             1,469            3,822        2,581
   Adjustment to Deferred Tax Assets and Liabilities:
     Change in Valuation Allowance (Federal)                                     (1,100)          (2,000)      (2,294)
   Merger Related Costs                                                           1,225               --           --
   Other, Net                                                                      (232)             (93)        (128)
----------------------------------------------------------------------------------------------------------------------
       Income Taxes                                                            $ 19,735        $  22,372     $ 15,450
=====================================================================================================================

At December 31, 1997, Webster had a net deferred tax asset of $16.3 million. In order to fully realize the net deferred tax asset, Webster must either incur tax losses to carryback or generate future taxable income. Based on Webster's historical and current taxable earnings, management believes that Webster will realize the net deferred tax asset. There can be no assurance, however, that Webster will generate taxable earnings or a specific level of continuing taxable earnings in the future.

The deferred tax valuation allowance is principally for a portion of temporary differences that may be subject to review by taxing authorities. The net decreases in the valuation allowance in 1997, 1996 and 1995 were due to favorable reassessments of known risks and resulted in reductions of income tax expense in these years.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below.

                                                                                       December 31,
                                                                               -----------------------
(In thousands)                                                                   1997          1996
------------------------------------------------------------------------------------------------------
Deferred Tax Assets:
   Loan Loss Allowances & Other Allowances, Net                                $  26,224     $  21,657
   Accrued Compensation and Pensions                                               3,256         3,620
   Deferred Expenses                                                               3,671             -
   Intangibles                                                                     4,598         3,743
   Other                                                                           2,106         3,362
------------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Assets                                                39,855        32,382
   Less Valuation Allowance                                                       (5,107)       (6,207)
------------------------------------------------------------------------------------------------------
   Deferred Tax Asset after Valuation Allowance                                   34,748        26,175
------------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
   Loan Discount                                                                   2,665         2,826
   Unrealized Gain on Securities                                                  14,635         1,427
   Other                                                                           1,130         1,511
------------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Liabilities                                           18,430         5,764
------------------------------------------------------------------------------------------------------
     Net Deferred Tax Asset                                                    $  16,318     $  20,411
======================================================================================================

NOTE 15: SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------
Shareholders' equity increased $45.4 million to $382.2 million at December 31, 1997 from $336.8 million at December 31, 1996 due primarily to net income of $33.8 million and the tax-effected unrealized gain on securities available for sale of $18.6 million.

On July 31, 1997, Webster acquired People's (see Note 2). In connection with the acquisition, Webster issued 1,575,996 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, People's shareholders received .85 shares of Webster common stock in a tax-free exchange for each of their shares of People's common stock

On January 31, 1997, Webster acquired Derby (see Note 2). In connection with the acquisition, Webster issued 3,501,370 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement, Derby shareholders received 1.14158 shares of Webster common stock in a tax-free exchange for each of their shares of Derby common stock.

In December 1995, Webster completed the sale of 1,249,600 shares of common stock in an underwritten public offering raising $32.1 million of additional capital, net of expenses, which was invested in the Bank to facilitate its completion of the Shawmut Transaction and to have the Bank remain well capitalized for regulatory purposes.

On November 1, 1995, Webster acquired Shelton (See Note 2). In connection with the acquisition, Webster issued 1,292,549 shares of its common stock for all the outstanding shares of Shelton common stock. Under the terms of the agreement, Shelton shareholders received .92 of a share of Webster common stock in a tax-free exchange for each of their shares of Shelton common stock

Retained earnings at December 31, 1997 included $27.2 million of earnings of the Bank appropriated to bad debt reserves (pre-1988), which were deducted for federal income tax purposes. Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

Applicable Office of Thrift Supervision ("OTS") regulations require federal savings banks such as the Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated institution, the Bank is also subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1997, the Bank exceeded all OTS regulatory capital requirements and met the FDIC requirements for a "well capitalized" institution. In order to be considered "well capitalized" a depository institution must have a ratio of Tier 1 capital to adjusted total assets of 5%, a ratio of Tier 1 capital to risk-weighted assets of 6% and a ratio of total capital to risk-weighted assets of 10%. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that if undertaken, could have a direct material effect on Webster's Consolidated Financial Statements. Webster's capital amounts and classifications are also subject to qualitative judgments by the OTS about components, risk weightings, and other factors.

At December 31, 1997, the Bank was in full compliance with all applicable capital requirements as detailed below:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                            OTS
                                                                                       Minimum Capital            Well
                                                                    Actual              Requirements           Capitalized
(Dollars in thousands)                                         Amount   Ratio         Amount    Ratio      Amount     Ratio
------------------------------------------------------------------------------------------------------------------------------------

At December 31, 1997
--------------------
Total Capital (to Risk-Weighted Assets)                   $  425,398   13.41%       $253,829    8.00%    $317,286     10.00%
Tier 1 Capital (to Risk-Weighted Assets)                     385,599   12.15         126,915    4.00      190,372      6.00
Tier 1 Capital (to Adjusted Total Assets)                    385,599    5.61         206,234    3.00      343,723      5.00
Tangible Capital (to Adjusted Total Assets)                  380,896    5.54         103,046    1.50       No Requirement

At December 31, 1996
--------------------
Total Capital (to Risk-Weighted Assets)                   $  364,951   12.40%       $235,423    8.00%    $294,278     10.00%
Tier 1 Capital (to Risk-Weighted Assets)                     330,306   11.22         117,711    4.00      176,557      6.00
Tier 1 Capital (to Adjusted Total Assets)                    330,306    6.00         165,096    3.00      275,160      5.00
Tangible Capital (to Adjusted Total Assets)                  325,905    5.92          82,547    1.50       No Requirement

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

The OTS capital distribution regulations establish three tiers of institutions for purposes of determining the level of dividends that can be paid. Since the Bank's capital levels exceeded all fully phased-in OTS capital requirements at December 31, 1997, it is considered a Tier 1 Institution. Tier 1 Institutions generally are able to pay dividends up to an amount equal to one-half of their excess capital at the beginning of the year plus all income for the calendar year. In accordance with the OTS capital distribution regulations, the Bank must provide a 30 day notice prior to the payment of any dividends to Webster. As of December 31, 1997, the Bank had $128.2 million available for the payment of dividends under the OTS capital distribution regulations. The Bank has paid dividends to Webster amounting to $42.7 million and $21.5 million for 1997 and 1996, respectively. Under the prompt corrective action regulations adopted by the OTS and the FDIC, the Bank is precluded from paying any dividends if such action would cause it to fail to comply with applicable minimum capital requirements.

The Bank has an ESOP that invests in Webster common stock as discussed in Notes 10 and 17. Since Webster has secured and guaranteed the ESOP debt, the outstanding ESOP loan balance which is considered unearned compensation expense, is recorded as a reduction of shareholders' equity. Both the loan obligation and the unearned compensation expense are reduced by the amount of any loan repayments made by the ESOP. Principal repayments totaled $568,025, $583,000 and $545,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

In February 1996, Webster's Board of Directors adopted a stockholders' rights plan in which preferred stock purchase rights have been granted as a dividend at the rate of one right for each share of common stock held of record as of the close of business on February 16, 1996. The plan is designed to protect all Webster shareholders against hostile acquirers who may seek to take advantage of Webster and its shareholders through coercive or unfair tactics aimed at gaining control of Webster without paying all shareholders a fair price. Each right initially would entitle the holder thereof to purchase under certain circumstances one 1/1,000th of a share of a new Series C Preferred Stock at an exercise price of $100 per share. The rights will expire in February 2006. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the common stock, or announces a tender or exchange offer which would result in its ownership of 15% or more of the common stock, or if the Board declares any person or group to be an "adverse person" upon a determination that such person or group has acquired beneficial ownership of 10% or more and that such ownership is not in the best interests of the company.

NOTE 16:  EARNINGS PER SHARE
--------------------------------------------------------------------------------
On February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement simplifies the standards for computing and presenting earnings per share previously found in APB Opinion No. 15 and makes them comparable to international standards. It replaces the presentation of primary earnings per share with basic earnings per share and replaces fully diluted earnings per share with diluted earnings per share. SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures.

The following tables reconcile the components of basic and diluted earnings per share.

                                                                                           Years Ended December 31,
                                                                               -----------------------------------------
(Dollars in thousands, except per share data)                                      1997             1996         1995
------------------------------------------------------------------------------------------------------------------------
BASIC EPS:
Net income                                                                   $    33,798      $    38,501    $    29,321
Preferred stock dividends                                                             --            1,149          1,296
------------------------------------------------------------------------------------------------------------------------
Income available to common stockholders                                      $    33,798      $    37,352    $    28,025
========================================================================================================================
Weighted-average common shares outstanding                                    13,474,117       13,252,237     11,936,050
------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                                           $2.51            $2.82          $2.35
========================================================================================================================

DILUTED EPS:
Net income                                                                   $    33,798      $    38,501    $    29,321
========================================================================================================================

Weighted-average common shares outstanding                                    13,474,117       13,252,237     11,936,050

Dilutive common stock equivalents:
Effect of conversion of preferred stock series B                                  17,053          888,086        986,403
Common stock equivalents due to dilutive effect
   of  options                                                                   240,285          284,936        279,806
Common stock equivalents due to dilutive effect
   of warrant                                                                     97,044           34,694             --
------------------------------------------------------------------------------------------------------------------------
Total weighted-average diluted shares                                         13,828,499       14,459,953     13,202,259
========================================================================================================================
Diluted earnings per share                                                         $2.44            $2.66          $2.22
========================================================================================================================

At December 31, 1997, options to purchase 119,700 shares of common stock at exercise prices between $49.63 and $64.50 were not included in the computation of diluted earnings per share since the options' exercise price was greater than the average market price of Webster common shares for 1997.

NOTE 17: EMPLOYEE BENEFIT AND STOCK OPTION PLANS
--------------------------------------------------------------------------------
The Bank maintains a noncontributory pension plan for employees who meet certain minimum service and age requirements. Pensions are based upon earnings of covered employees during the period of credited service. The Bank also has an employee investment plan under section 401(k) of the Internal Revenue Code. Under the savings plan, the Bank will match $.50 for every $1.00 of the employee's contribution up to 6% of the employee's annual compensation. Operations were charged with $1.0 million, $909,000 and $593,000 for the years ended December 31, 1997, 1996 and 1995, respectively, for contributions to the investment plan.

The Bank's ESOP, which is noncontributory by employees, is designed to invest on behalf of employees of the Bank who meet certain minimum age and service requirements in Webster common stock. The Bank may make contributions to the ESOP in such amounts as the Board of Directors may determine on an annual basis. To the extent that the Bank's contributions are used to repay the ESOP loan, Webster common stock is allocated to the accounts of participants in the ESOP. Stock and other amounts allocated to a participant's account become fully vested after the participant has completed five years of participation service under the ESOP. Operations were charged with $870,000, $847,000 and $848,000 for the years ended December 31, 1997, 1996 and 1995, respectively, for costs related to the ESOP. The 1997 ESOP charge includes $568,025 for principal payments, $55,513 of interest payments (net of $31,387 of dividends on unallocated ESOP shares) and $46,178 of administrative costs. As required under the Accounting Standards Executive Committee's Statement of Position 93-6, "Employers Accounting for Stock Ownership Plans," additional compensation expense of approximately $200,284 was recorded for the 1997 period.

The following table sets forth the funded status of the Bank's pension plan and amounts recognized in Webster's Consolidated Statements of Condition at December 31, 1997 and 1996.

                                                                        December 31,
                                                               ---------------------------
(In thousands)                                                      1997             1996
------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Vested benefit obligation                                   $   13,484       $   15,266
   Nonvested benefit obligation                                     1,369            1,380
------------------------------------------------------------------------------------------
   Accumulated benefit obligation                                  14,853           16,646
Effect of projected future compensation levels                      4,094            4,155
------------------------------------------------------------------------------------------
Projected benefit obligation for service
   rendered to date                                                18,947           20,801
Plan assets at fair value, primarily listed
   stocks and U.S. bonds                                           22,179           18,694
------------------------------------------------------------------------------------------
Excess (Deficiency) of plan assets over
   benefit obligation                                               3,232           (2,107)
Items not yet recognized in earnings:
   Unrecognized prior service cost                                 (1,403)          (2,221)
   Unrecognized net gain (loss)                                    (3,531)           1,878
   Unrecognized net asset at January 1, 1987
     being recognized over 20.9 years                                (121)            (313)
-------------------------------------------------------------------------------------------
   Unfunded Accrued Pension Liability                          $   (1,823)      $   (2,763)
===========================================================================================

The reduction in the unfunded accrued pension liability balance at December 31, 1997, as compared to the December 31, 1996 balance, as shown in the above table is due primarily to favorable curtailment adjustments realized in 1997 that were directly related to the Derby and People's acquisitions. The following table summarizes the components of the net change in the unfunded accrued pension liability balance.

(In thousands)
-----------------------------------------------------------------
Balance at December 31, 1996                             $(2,763)
Acquisition-Related Net Curtailments                       1,577
Contributions                                                702
Net Periodic Cost                                         (1,339)
-----------------------------------------------------------------
Balance at December 31, 1997                             $(1,823)
=================================================================

The discount rate, the rate of increase of future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 7.0%, 4.75% and 9.0% for 1997 and 7.25%, 5.0% and 9.0% for 1996.

Net pension expense for 1997, 1996 and 1995 included the following components:

                                                                                             December 31,
                                                                        -----------------------------------------
(In thousands)                                                                 1997           1996          1995
-----------------------------------------------------------------------------------------------------------------
Service cost benefits earned during the period                              $   1,759       $  1,961     $  1,286
Interest cost on projected benefit obligations                                  1,320          1,394        1,225
Return on plan assets                                                          (5,381)        (2,038)      (3,153)
Amortization and deferral                                                       3,641            338        1,704
-----------------------------------------------------------------------------------------------------------------
   Total                                                                    $   1,339       $  1,655     $  1,062
=================================================================================================================

The   following   table  sets  forth  the   status  of   Webster's   accumulated
post-retirement benefit obligation:

                                                                                                    December 31,
                                                                                   ------------------------------------
(In thousands)                                                                               1997                1996
-----------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                            $(1,912)            $(3,818)
Unrecognized transition obligation                                                              -               1,748
Unrecognized net (loss) gain                                                                  273                (998)
----------------------------------------------------------------------------------------------------------------------
Unfunded Accrued Post-Retirement Liability                                                $(1,639)            $(3,068)
======================================================================================================================

The reduction in the unfunded accrued post-retirement liability balance at December 31, 1997, as compared to the December 31, 1996 balance, as shown in the above table is due primarily to favorable curtailment adjustments realized in 1997 that were directly related to the Derby and People's acquisitions. The following table summarizes the components of the net change in the unfunded accrued post-retirement liability position:

(In thousands)
--------------------------------------------------------------------------------
Balance at December 31, 1996                                          $(3,068)
Acquisition-Related Net Curtailments                                    1,495
Contributions                                                             126
Net Periodic Costs                                                       (192)
--------------------------------------------------------------------------------
Balance at December 31, 1997                                          $(1,639)
================================================================================

The discount rate used in determining the accumulated post-retirement benefit obligation was 7.0% and the assumed healthcare cost-trend rate was 5.0% for 1997. An increase of 1% in the assumed healthcare cost-trend rate would result in an increase in the accumulated benefit obligation by $133,400. The discount rate and healthcare cost-trend rate for 1996 were 7.25% and 4.25%, respectively.

The components of post-retirement benefits cost were as follows:

                                                                                   Years Ended December 31,
                                                                        --------------------------------------------
(In thousands)                                                                 1997           1996          1995
--------------------------------------------------------------------------------------------------------------------
Service cost                                                                $   40         $   258          $   238
Interest cost                                                                  140             256              250
Amortization                                                                    12              78               68
--------------------------------------------------------------------------------------------------------------------
Net Periodic Post-Retirement Benefit Cost                                   $  192         $   592          $   556
====================================================================================================================

Webster maintains stock option plans (the "Option Plans") for the benefit of its directors and officers. In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee and non-employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its option plans using the accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." Disclosure information requirements are effective for financial statements for fiscal years beginning after December 15, 1995, or for an earlier fiscal year for which this statement is initially adopted for recognizing compensation cost. Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB Opinion No. 25 must include the effects of all awards granted in fiscal years that begin after December 31, 1994.

At December 31, 1997, Webster had multiple fixed stock option based compensation plans, which are described below. Webster applies the provisions of APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans in the Consolidated Statements of Income. Had compensation cost for Webster's stock option based compensation plans been determined consistent with SFAS No. 123 and recorded to the Consolidated Statements of Income, Webster's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                           Year December 31,
                                                                              ----------------------------------------------
(Dollars in thousands, except per share data)                                     1997            1996             1995
----------------------------------------------------------------------------------------------------------------------------
Net Income:
   As Reported                                                                 $  33,798      $   38,501        $  29,321
   Pro Forma                                                                      33,151          37,740           27,592

Basic Earnings Per Share:
   As Reported                                                                 $    2.51      $     2.82        $    2.35
   Pro Forma                                                                        2.46            2.76             2.20

Diluted Earnings Per Share:
   As Reported                                                                 $    2.44      $     2.66        $    2.22
   Pro Forma                                                                        2.40            2.61             2.09
============================================================================================================================

Webster's five fixed stock option plans were established in 1995, 1994, 1992, 1986 and 1985. The 1995, 1994 and 1985 plans were acquired through bank acquisitions. Under these plans, the number of shares that may be granted are 212,500, 286,650, 780,500, 385,085 and 312,069, respectively, after having been adjusted for a 10% stock dividend that occurred in 1993 that affected the number of shares under the plans and amendments to the 1992 plan. The 1992 plan was amended in April 1994 and 1996 to increase shares under the Plan by an additional 235,000 and 375,000 shares, respectively. Stock appreciation rights ("SARS") were granted in tandem with stock options by Derby under the 1985 option plan. In accordance with generally accepted accounting principles, compensation expense is recorded when the market value of Webster's common stock exceeds the SARS' strike price. Compensation expense recorded for 1997, 1996 and 1995 was $229,000, $18,800 and $177,900. During the years ended December 31, 1997, 1996 and 1995, the number of SARS exercised for each respective period were: 525, 1,102 and 19,634, respectively. Under the terms of the plans, the exercise price of each option granted equals the approximate market price of Webster's stock on the date of grant and each option has a maximum contractual life of ten years. The tables that follow provide disclosures and information required under SFAS No. 123 and summarize stock compensation activity for the years 1997, 1996 and 1995 for which Consolidated Statements of Income are presented.

The fair value of each option grant is estimated based on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions used for grants issued during 1997: expected option term 8.6 years, expected dividend yield 1.85%, expected volatility 25.14%, expected forfeiture rate 2.33%, and risk-free interest rate of 5.83% and the following weighted-average assumptions were used for grants issued during 1996: 10 years, 1.91%, 21.0%, 1.14% and 6.42%, respectively.

A summary of the status of Webster's fixed stock option plans at December 31, 1997, 1996, and 1995 and changes during the years ended on those dates is presented below:

                                                            1997                           1996                     1995
--------------------------------------------------------------------------------------------------------------------------
                                                         Weighted-                      Weighted-                Weighted-
                                                           Average                        Average                  Average
                                                          Exercise                       Exercise                 Exercise
                                             Shares          Price          Shares          Price      Shares        Price
--------------------------------------------------------------------------------------------------------------------------
Options Outstanding at Beginning of Year     812,029      $ 21.75        1,196,024      $ 17.37        889,297    $  14.50
Granted                                      156,153        56.18          194,729        31.19        394,361       22.89
Exercised                                   (154,326)       19.03         (569,199)       15.75        (80,734)      12.48
Forfeited/Canceled                           (14,100)       33.71           (9,525)       22.41         (6,900)      18.75
--------------------------------------------------------------------------------------------------------------------------
Options Outstanding at End of Year           799,756     $  28.78          812,029      $ 21.75      1,196,024     $ 17.37
==========================================================================================================================
Options Exercisable at Year End              483,906                       498,929                     973,474

Weighted Average Per Share Fair Value
   of Options Granted During the Year      $   21.58                    $   11.91                    $    9.77
==========================================================================================================================

The following table summarizes information about Webster's fixed stock option plans by price range for options that are outstanding and exercisable at December 31, 1997:

                                                      OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------
                                                       Weighted-
                                                        Average           Weighted-                         Weighted-
                                                       Remaining           Average                           Average
                                   Number            Contractual Life      Exercise         Number          Exercise
Range of Exercise Prices          Outstanding          (In years)           Price         Exercisable       Price
---------------------------------------------------------------------------------------------------------------------
 $4.55 -  $6.45                     12,980               2.9               $4.55            12,980            $4.55
 $6.46 - $12.90                     69,350               2.9                9.87            69,350             9.87
$12.91 - $19.35                    156,107               5.5               17.97           156,107            17.97
$19.36 - $25.80                    220,325               6.5               21.29           171,275            21.29
$25.81 - $32.25                     96,973               7.9               27.86            48,123            27.65
$32.26 - $38.70                    121,821               9.0               37.80            26,071            37.64
$38.71 - $45.15                      2,500               9.1               39.38                 -                -
$45.16 - $51.60                     15,000               9.6               49.75                 -                -
$51.61 - $58.05                      2,000               9.6               51.75                 -                -
$58.06 - $64.50                    102,700              10.0               63.52                 -                -
---------------------------------------------------------------------------------------------------------------------
                                   799,756               7.0              $28.78           483,906           $19.63
=====================================================================================================================

Webster also has two restricted stock plans consisting of a Director Fee Retainer Restricted Stock Plan, which was established in 1996 and a Restricted Stock Plan, which was established in 1992. Under the Director Fee Restricted Stock Plan, a total of 4,260 shares were issued to twelve directors in 1997 with each receiving 355 shares. These restricted shares were reissued from treasury stock and the cost was measured as of the grant date using the fair market value of Webster's stock as of the grant date. There were no shares granted in 1997, 1996 and 1995 under the Restricted Stock Plan. The cost of all restricted shares are amortized to compensation expense over the contractual service period and such expense is reflected in Webster's Consolidated Statements of Income.


NOTE 18: MERGER AND ACQUISITION EXPENSES
-------------------------------------------------------------------------------------------------------------

A summary of merger and acquisition expenses follows:

                                                                       Years Ended December 31,
                                                               --------------------------------------
(In thousands)                                                     1997           1996         1995
-------------------------------------------------------------------------------------------------------------
   Shawmut Transaction                                          $     -       $    500      $ 1,000
   Shelton                                                            -              -        3,271
   Derby                                                         19,858              -            -
   People's                                                       7,200              -            -
-------------------------------------------------------------------------------------------------------------
   Total                                                        $27,058       $    500      $ 4,271
=============================================================================================================

In connection with the acquisitions of Derby and People's, that were completed on January 31, 1997 and July 31, 1997, Webster recorded approximately $27.1 million of merger-related charges. The following table presents a summary of the merger-related accrued liabilities:

(In thousands)                                                                     Derby          People's
--------------------------------------------------------------------------------------------------------------
Balance of merger-related accrued liabilities at December 31, 1996              $     --         $      --
Additions                                                                          19,900            7,200
Compensation (severance and related costs)                                         (6,700)          (2,400)
Data processing contract termination                                               (1,600)              --
Write-down of fixed assets                                                         (1,200)              --
Transaction costs (including investment bankers, attorneys and accountants)        (2,200)          (1,300)
Merger-related and miscellaneous expenses                                          (2,800)          (1,100)
--------------------------------------------------------------------------------------------------------------
Balance of merger-related accrued liabilities at December 31, 1997              $   5,400        $   2,400
==============================================================================================================

The remaining accrued liability of $7.8 million represents, for the most part, an accrual for data processing contract termination costs payable over a future period, the estimated loss on sale of excess fixed assets due to consolidation of overlapping branch locations and compensation costs related to severance.

NOTE 19: CAPITAL SECURITIES OF SUBSIDIARY TRUST
--------------------------------------------------------------------------------

During 1997, Webster formed a statutory business trust, Webster Capital Trust I ("Trust I"), of which Webster owns all of the common stock. Trust I exists for the sole purpose of issuing trust securities and investing the proceeds in an equivalent amount of subordinated debentures of the Corporation. On January 31, 1997, Trust I completed a $100 million underwritten public offering of 9.36% Corporation-Obligated Manditorily Redeemable Capital Securities of Webster Capital Trust I ("capital securities"). The sole asset of Trust I is the $100 million of Webster's 9.36% junior subordinated deferrable interest debentures due in 2027 ("subordinated debt securities"), purchased by Trust I on January 30, 1997. The subordinated debt securities are unsecured obligations of Webster and are subordinate and junior in right of payment to all present and future senior indebtedness of Webster.

Webster has entered into a guarantee, which together with Webster's obligations under the subordinated debt securities and the declaration of trust governing Trust I, including its obligations to pay costs, expenses, debts and liabilities (other than trust securities), provides a full and unconditional guarantee of amounts on the capital securities.

NOTE 20:  PREFERRED STOCK OF SUBSIDIARY CORPORATION
--------------------------------------------------------------------------------
The Bank formed and incorporated Webster Preferred Capital Corporation ("WPCC") in March 1997. WPCC was formed to provide a cost-effective means of raising funds, including capital, on a consolidated basis for the Bank. WPCC's strategy is to acquire, hold and manage real estate mortgage assets.

In December 1997, WPCC raised $50 million in a public offering in which $40 million was issued as Series A 7.375% cumulative redeemable preferred stock and $10 million was issued as Series B 8.625% cumulative redeemable preferred stock that is quoted under NASDAQ listing (WBSTP). All of WPCC's common stock is owned by the Bank. The preferred shares are not exchangeable into common stock or any other securities of the Bank or Webster, and will not constitute regulatory capital of either the Bank or Webster .

NOTE 21: LEGAL PROCEEDINGS
--------------------------------------------------------------------------------
Webster is party to various legal proceedings normally incident to the kind of business conducted. Management believes that no material liability will result from such proceedings.

NOTE 22: PARENT COMPANY CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------
The Statements of Condition for 1997 and 1996 and the Statements of Income and Cash Flows for the three-year period ended December 31, 1997 (parent only) are presented below.

STATEMENTS OF CONDITION

                                                                                              December 31,
                                                                                ----------------------------------------
(In thousands)                                                                            1997               1996
------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and Due from Depository Institutions                                         $    1,830         $     2,248
   Securities Available for Sale                                                         85,819              17,072
   Investment in Subsidiaries                                                           439,308             374,747
   Due from Subsidiaries                                                                      -               2,138
   Other Assets                                                                           5,317               2,482
------------------------------------------------------------------------------------------------------------------------
     Total Assets                                                                    $  532,274         $   398,687
========================================================================================================================
Liabilities and Shareholders' Equity
   Senior Notes due 2000                                                             $   40,000         $    40,000
   Line of Credit                                                                             -              18,400
   ESOP Borrowings                                                                        1,978               2,546
   Due to Subsidiaries                                                                    2,691                   -
   Other Liabilities                                                                      5,419                 909
   Corporation-Obligated Mandatorily Redeemable Capital Securities
     of Subsidiary Trust                                                                100,000                   -
   Shareholders' Equity                                                                 382,186             336,832
------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                                      $  532,274         $   398,687
========================================================================================================================

STATEMENTS OF INCOME


                                                                                      Years Ended December 31,
                                                                      --------------------------------------------------
(In thousands)                                                            1997            1996           1995
------------------------------------------------------------------------------------------------------------------------
Dividends from Subsidiary                                            $  42,671        $  21,526       $ 18,072
Interest on Securities                                                   1,821              984          1,148
Gain on Sale of Securities                                                 937            1,520            503
Other Noninterest Income                                                    11              139             70
Interest Expense on Borrowings                                           3,812            3,780          3,660
Capital Securities Expense                                               8,845                -              -
Other Noninterest Expenses                                               5,936            3,124          3,752
------------------------------------------------------------------------------------------------------------------------
   Income Before Income Taxes and
     Equity in Undistributed Earnings of Subsidiaries                   26,847           17,265         12,381
Income Tax Benefit                                                       5,984            1,597          2,504
------------------------------------------------------------------------------------------------------------------------
   Income Before Equity in Undistributed
     Earnings of Subsidiaries                                           32,831           18,862         14,885
Equity in Undistributed Earnings of Subsidiaries                           967           19,639         14,436
------------------------------------------------------------------------------------------------------------------------
Net Income                                                              33,798           38,501         29,321
Preferred Stock Dividends                                                    -            1,149          1,296
------------------------------------------------------------------------------------------------------------------------
Income Available to Common Shareholders                              $  33,798        $  37,352       $ 28,025
========================================================================================================================

STATEMENTS OF CASH FLOWS

                                                                              Years Ended December 31,
                                                                  ------------------------------------------------
(In thousands)                                                        1997            1996             1995
------------------------------------------------------------------------------------------------------------------
Operating Activities:
   Net Income                                                     $  33,798        $  38,501         $ 29,321
   (Increase) Decrease in Interest Receivable                          (186)              42              (16)
   (Increase) Decrease in Other Assets                               (2,570)             117            2,048
   Gains on Sale of Securities                                         (937)          (1,520)            (503)
   Equity in Undistributed Earnings of Subsidiaries                    (967)         (19,639)         (14,436)
   Other, Net                                                        10,453           (6,281)          (1,722)
------------------------------------------------------------------------------------------------------------------
   Net Cash  Provided by Operating Activities                        39,591           11,220           14,692
------------------------------------------------------------------------------------------------------------------

Investing Activities:
   Purchases of Securities Available for Sale                      (119,640)         (35,076)         (45,168)
   Sales of Securities Available for Sale                            61,986           76,465            4,445
------------------------------------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Investing Activities                 (57,654)          41,389          (40,723)
------------------------------------------------------------------------------------------------------------------
Financing Activities:
   Repayment of Borrowings                                          (28,400)          (7,584)            (545)
   Proceeds from Borrowings                                          10,000           25,400                -
   Net Proceeds from Issuance of Capital Securities                  97,700                -                -
   Net Proceeds from Sale of Common Stock                                 -                -           32,112
   Exercise of Stock Options                                          4,471           12,929            1,733
   Cash Dividends to Shareholders                                   (10,106)          (9,158)          (7,396)
   Common Stock Repurchases                                          (6,020)         (29,200)            (721)
   Investment in Subsidiary                                         (50,000)         (44,000)             (50)
------------------------------------------------------------------------------------------------------------------
   Net Cash Provided (Used) by Financing Activities                  17,645          (51,613)          25,133
------------------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                       (418)             996             (898)
Cash and Cash Equivalents at Beginning of Year                        2,248            1,252            2,150
------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                          $   1,830        $   2,248        $   1,252
==================================================================================================================

NOTE 23: SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

Selected quarterly data for 1997 and 1996 follows:
                                                                First           Second             Third            Fourth
(Dollars in thousands, except per share data)                  Quarter          Quarter           Quarter          Quarter
-----------------------------------------------------------------------------------------------------------------------------
1997:
Interest Income                                              $ 100,542         $109,799         $ 116,088        $ 119,419
Interest Expense                                                55,309           61,068            66,482           71,064
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                             45,233           48,731            49,606           48,355
Provision for Loan Losses                                        7,265            2,645             3,550            2,375
Gain on Sale of Loans and Securities, Net                          542              425             1,412            1,442
Other Noninterest Income                                         7,504            7,542             8,305            8,818
Noninterest Expenses                                            53,471           32,824            39,795           32,457
-----------------------------------------------------------------------------------------------------------------------------
Income Before Taxes                                             (7,457)          21,229            15,978           23,783
Income Taxes                                                    (3,573)           8,042             6,288            8,978
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                      (3,884)          13,187             9,690           14,805
Preferred Stock Dividends                                            -                -                 -                -
-----------------------------------------------------------------------------------------------------------------------------
Income Available to Common Shareholders                      $  (3,884)        $ 13,187         $   9,690         $ 14,805
=============================================================================================================================

Net Income Per Share:
Basic                                                        $   (0.29)        $   0.98         $    0.72         $   1.09
=============================================================================================================================
Diluted                                                      $   (0.28)        $   0.94         $    0.70         $   1.06
=============================================================================================================================

1996:
Interest Income                                              $  91,238         $ 96,487         $  98,839         $ 99,894
Interest Expense                                                53,074           53,386            55,079           55,882
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                             38,164           43,101            43,760           44,012
Provision for Loan Losses                                        1,714            2,145             2,345            3,584
Gain on Sale of Loans and Securities, Net                          608              904               871            2,487
Other Noninterest Income                                         5,692            7,221             7,372            7,024
Noninterest Expenses                                            29,047           31,999            36,824           32,685
-----------------------------------------------------------------------------------------------------------------------------
Income Before Taxes                                             13,703           17,082            12,834           17,254
Income Taxes                                                     5,127            6,007             4,613            6,625
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                       8,576           11,075             8,221           10,629
Preferred Stock Dividends                                          323              321               283              222
-----------------------------------------------------------------------------------------------------------------------------
Income Available to Common Shareholders                      $   8,253         $ 10,754         $   7,938         $ 10,407
=============================================================================================================================

Net Income Per Share:
Basic                                                        $    0.62         $   0.81         $    0.60         $   0.79
=============================================================================================================================
Diluted                                                      $    0.59         $   0.76         $    0.56         $   0.75
=============================================================================================================================


All periods presented have been retroactively restated to reflect the inclusion of the results of People's and Derby, which were acquired on July 31, 1997 and January 31, 1997, respectively, and were accounted for using the pooling of interests method.

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

/s/ James C. Smith                         /s/ John V. Brennan
James C. Smith                             John V. Brennan
Chairman and Chief Executive Officer       Executive Vice President,
                                           Chief Financial Officer and Treasurer

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------
The Board of Directors and Shareholders of
Webster Financial Corporation
Waterbury, Connecticut

We have audited the accompanying consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webster Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Hartford, Connecticut
January 20, 1998

Annual Meeting
The annual meeting of shareholders of Webster Financial Corporation will be held on April 23, 1998 at 4:00 P.M. at the Four Points Sheraton, 3580 East Main Street, Waterbury, Connecticut. As of February 28, 1998, there were 13,672,899 shares of common stock outstanding and approximately 4,792 shareholders of record.

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

Stock Listing Information
The common stock of Webster is traded over-the-counter on the NASDAQ National Market System under the symbol "WBST." Investor Relations Contact: James M. Sitro, Vice President, Investor Relations (203) 578-2399

Form 10K and Other Reports
Our annual report to the Securities and Exchange Commission (Form 10K), additional copies of this report, and quarterly reports may be obtained free of charge by contacting James M. Sitro, Vice President, Investor Relations, Webster Plaza, Waterbury, CT 06702.

Common Stock Dividends and Market Prices
The following table shows dividends declared and the market price per share by quarter for 1997 and 1996.


--------------------------------------------------------------------------------
                     Common Stock (Per Share)
--------------------------------------------------------------------------------
                                        Market Price
--------------------------------------------------------------------------------
                       Cash
                  Dividends                              End of
1997               Declared        Low        High      Period
--------------------------------------------------------------------------------
Fourth               $ .20       $57        $67 3/4     $ 66 1/2
Third                  .20        43 3/8     59 3/4       58 3/4
Second                 .20        34 5/8     45 3/4       45 1/2
First                  .20        35 1/8     41 3/8       35 1/8

                       Cash
                  Dividends                              End of
1996               Declared         Low        High     Period
--------------------------------------------------------------------------------
Fourth               $ .18       $33 1/2     $38 1/4      $ 36 3/4
Third                  .18        28          35 3/4        35 1/4
Second                 .16        26 3/4      29 3/8        28
First                  .16        27 1/2      30 1/4        28

--------------------------------------------------------------------------------

MARKET MAKERS:
Advest, Inc.
Bear, Sterns & Co. Inc.
First Albany Corporation
Fox-Pitt, Kelton, Inc.
Friedman Billings Ramsey & Co.
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
Legg Mason Wood Walker Inc.
Lehman Brothers Inc.
M.A. Schapiro & Co., Inc.
MacAllister Pitfield MacKay
Mayer & Schweitzer Inc.
Merrill Lynch, Pierce & Fenner
OTA Limited Partnership
Paine Webber Inc.
Ryan Beck & Co., Inc.
Sandler O'Neill & Partners
Sherwood Securities Corp.
Smith Barney Inc.
Troster Singer Corp.
Tucker Anthony Incorporated

ELECTRONIC COMMUNICATIONS NETWORK:
Inc Trading Corporation
Island Systems
B-Trade Services
Spear, Leeds & Kellogg

Webster Bank Information
For more information on Webster Bank products and services, call 1-800-325-2424, or write:

Webster Bank
Telebanking Center
P.O. Box 191
CH420

Waterbury, Connecticut 06720-0191
Worldwide Web Site
www.websterbank.com