Form 10-K, Exhibit 13
period 1998-12-31
WEBSTER FINANCIAL CORP
filed 1999-04-01
CIK 801337

EXHIBIT 13



FINANCIAL HIGHLIGHTS
(Dollars in thousands except share data)

                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                 ------------- ------------- -------------
                                                      1998         1997          1996
                                                 ------------- ------------- -------------
STATEMENT OF CONDITION DATA

Total assets                                       $9,033,917    $9,095,887    $7,368,941
Loans receivable, net                               4,993,509     4,995,851     4,737,883
Securities                                          3,462,090     3,589,273     2,105,173
Intangible assets                                      78,380        78,493        81,936
Deposits                                            5,651,273     5,719,030     5,826,264
Shareholders' equity                                  554,879       517,262       472,824

OPERATING DATA

Net interest income                                $  245,435    $  251,050    $  222,118
Provision for loan losses                               6,800        24,813        13,054
Noninterest income                                     74,163        42,264        52,009
Noninterest expenses:
     Acquisition-related expenses                      17,400        29,792           500
     Other noninterest expenses                       180,389       171,871       173,977
                                                   ----------    ----------    ----------
     Total noninterest expenses                       197,789       201,663       174,477
                                                   ----------    ----------    ----------
Income before income taxes                            115,009        66,838        86,596
Income taxes                                           44,544        25,725        32,602
                                                   ----------    ----------    ----------
NET INCOME                                             70,465        41,113        53,994

Preferred stock dividends                                  --            --         1,149
                                                   ==========    ==========    ==========
Income available to common shareholders            $   70,465    $   41,113    $   52,845
                                                   ==========    ==========    ==========

SIGNIFICANT STATISTICAL DATA

Interest-rate spread                                     2.64%         3.00%         3.12%
Net interest margin                                      2.81%         3.19%         3.24%

Return on average shareholders' equity                  13.16%         8.44%        11.32%

Net income per common share
       Basic                                       $     1.86    $     1.10    $     1.44
       Diluted                                     $     1.83    $     1.07    $     1.36
Dividends declared per common share                $     0.44    $     0.40    $     0.34
Noninterest expenses to average assets             $     2.13%   $     2.45%   $     2.42%
Noninterest expenses to average assets,
adjusted (a)                                             1.73%         1.90%         2.34%
Diluted weighted average shares                        38,571        38,473        39,560

Book value per common share                        $    14.87    $    13.78    $    12.73

Tangible book value per common share               $    12.77    $    11.69    $    10.48

Shareholders' equity to total assets                     6.14%         5.69%         6.42%


(a) Noninterest expenses excluding foreclosed property, acquisition related, non-recurring tax, capital securities and preferred dividend expenses divided by average assets.

All per share data and the number of outstanding shares of common stock have been adjusted retroactively to give effect to a stock dividend and a stock split effected in the form of a stock dividend.

GLOSSARY OF TERMS

ALLOWANCE FOR LOAN LOSSES: A reserve for estimated loan losses at a particular balance sheet date.

BASIC EARNINGS PER COMMON SHARE: Net income applicable to common stock (after deducting dividends on preferred stock) divided by the weighted average number of common shares outstanding during the period.

BOOK VALUE PER COMMON SHARE: Total common shareholders' equity divided by the number of shares of common stock outstanding.

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

     TIER 1 CAPITAL: The sum of common shareholders' equity (excluding net unrealized gains or losses on available for sale securities, except for a portion of net unrealized gains/losses on marketable equity securities) less other non-qualifying intangible assets.

     TIER 1 RISK-WEIGHTED CAPITAL RATIO: The ratio of Tier 1 capital to net risk-weighted assets.

     TOTAL CAPITAL: The sum of Tier 1 capital plus the qualifying portion of the allowance for loan losses.

     TOTAL RISK-WEIGHTED CAPITAL RATIO: The ratio of total capital to net risk-weighted assets.

COMPREHENSIVE INCOME: The change in equity of a business enterprise during a period from transactions and other events except from changes resulting from investments by or distributions to owners.

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

DILUTED EARNINGS PER COMMON SHARE: Net income divided by the weighted average number of common shares outstanding during the period, plus common-equivalent shares (such as stock options) and common shares issuable upon assumed conversion of any outstanding convertible preferred stock.

EVA: Economic Value Added. A measure of financial performance to maximize long-term growth and profitability.

FORECLOSED PROPERTIES: Real estate acquired in foreclosure or comparable proceedings under which possession of the collateral has been taken.

INTEREST-EARNING   ASSETS:   The  sum  of  loans,   securities   and  short-term
investments.

INTEREST-BEARING LIABILITIES: The sum of interest-bearing deposits, Federal Home Loan Bank advances, securities sold under agreements to repurchase and other borrowings.

INTEREST-RATE  SPREAD:  The  difference  between  the average  yields  earned on
interest-earning   assets  and  the  average  rates  paid  on   interest-bearing
liabilities.

NET INTEREST INCOME: The difference between interest and dividends on earning assets and interest paid on interest-bearing liabilities, adjusted for the effect of off-balance-sheet derivative financial instruments utilized to hedge interest rate risk.

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

MANAGEMENT'S   DISCUSSION  &  ANALYSIS  OF  FINANCIAL  CONDITION  &  RESULTS  OF
OPERATIONS (MD&A)

INTRODUCTION
--------------------------------------------------------------------------------

Webster Financial Corporation ("Webster" or the "Corporation"), through its subsidiaries, Webster Bank (the "Bank") and Damman Insurance Associates ("Damman"), delivers financial services to individuals, families and businesses throughout Connecticut. Webster emphasizes five business lines - consumer banking, business banking, mortgage lending, trust and investment services, and insurance services, each supported by centralized administration and operations. Webster has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise.

Assets at December 31, 1998 were $9.0 billion compared to $9.1 billion a year earlier. Net loans receivable amounted to $5.0 billion at December 31, 1998 and 1997. Deposits were $5.7 billion at December 31, 1998 and 1997.

BUSINESS COMBINATIONS PENDING AT DECEMBER 31, 1998
--------------------------------------------------------------------------------

THE ACCESS ACQUISITION
Effective January 1, 1999, Webster purchased Access National Mortgage, Inc. ("Access"). Access was founded in 1996 as a privately held Internet-based mortgage lender located in Wilmington, Massachusetts. Access will initially continue to sell all originated mortgage loans. This acquisition was accounted for as a purchase.

THE VILLAGE ACQUISITION
On November 11, 1998, Webster announced a definitive agreement to acquire Village Bancorp, Inc. ("Village"), the holding company for Village Bank & Trust Company for $23.50 per share in a tax-free, stock-for-stock exchange. At the time of the original announcement, Village, based in Ridgefield, Connecticut, had approximately $230 million in total assets, $152 million in loans and $215 million in deposits at six branches. Webster expects to consummate the acquisition in the second quarter of 1999 and expects to account for this transaction as a purchase.

THE MARITIME ACQUISITION
On November 4, 1998, Webster announced a definitive agreement to acquire Maritime Bank & Trust Company ("Maritime") for $26.67 per share in a tax-free, stock-for-stock exchange. At the time of the original announcement, Maritime, based in Essex, Connecticut, had approximately $100 million in total assets and $90 million in deposits at three branches. Webster expects to consummate the acquisition in the second quarter of 1999 and expects to account for this transaction as a purchase.

BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

THE DAMMAN ACQUISITION
On June 1, 1998, Webster completed its acquisition of Damman. Damman is a full service insurance agency, providing property-casualty, life and group coverage to commercial and individual customers and is headquartered in Westport with an additional office in Wallingford, Connecticut. Under the terms of the merger agreement, Webster issued 274,609 shares of common stock and recorded goodwill of $10 million. The transaction was accounted for as a purchase and therefore results are reported only for the periods subsequent to the acquisition.

THE EAGLE ACQUISITION
On April 15, 1998, Webster acquired Eagle Financial Corporation ("Eagle") and its subsidiary, Eagle Bank, a $2.1 billion savings bank with headquarters in Bristol, Connecticut. In connection with the merger with Eagle, Webster issued 10,615,156 shares of its common stock for all the outstanding shares of Eagle common stock. Under the terms of the agreement, each outstanding share of Eagle common stock was converted into 1.68 shares of Webster common stock. This acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include Eagle's financial data as if Eagle had been combined at the beginning of the earliest period presented. Prior to the acquisition, Eagle's fiscal year ended on September 30. In recording the pooling of interests business combination, Eagle's financial statements as of and for the twelve months ended September 30, 1997, were combined with Webster's financial statements as of and for the twelve months ended December 31, 1997. See Note 2 to the Consolidated Financial Statements.

THE SACHEM ACQUISITION
On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, Connecticut with $300 million of assets under management, in a tax-free stock-for-stock exchange. This acquisition was accounted for as a purchase and therefore results are reported only for the periods subsequent to the acquisition.

THE PEOPLE'S ACQUISITION
On July 31, 1997, Webster acquired People's Savings Financial Corporation ("People's") and its subsidiary, People's Savings Bank & Trust, based in New Britain, Connecticut, which had $482 million of assets. In connection with the merger with People's, Webster issued 3,151,992 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the merger agreement each outstanding share of People's common stock was converted into .85 shares of Webster common stock. This acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include People's financial data as if People's had been combined at the beginning of the earliest period presented.

THE MIDCONN ACQUISITION
On May 31, 1997, Webster acquired MidConn Bank ("MidConn") as a result of its acquisition of Eagle. In connection with the merger, Webster effectively issued 2,869,440 shares of its common stock for all the outstanding shares of MidConn common stock after adjusting for the conversion factor related to the Eagle Acquisition and common stock split of 1998. The acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include MidConn's financial data as if MidConn had been combined at the beginning of the earliest period presented.

THE DERBY ACQUISITION
On January 31, 1997, Webster acquired DS Bancor, Inc. ("Derby") and its subsidiary, Derby Savings Bank, based in Derby, Connecticut which had $1.2 billion of assets. In connection with the merger with Derby, Webster issued 7,002,740 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the merger agreement, each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock. This acquisition was accounted for as a pooling of interests, and as such, the Consolidated Financial Statements include Derby's financial data as if Derby had been combined at the beginning of the earliest period presented.

THE SHAWMUT TRANSACTION
During the first quarter of 1996, Webster acquired 25 branches in the Greater Hartford market from Shawmut Bank Connecticut, National Association (the "Shawmut Transaction"), as part of a divestiture in connection with the merger of Shawmut and Fleet Bank. In the branch purchase, Webster acquired approximately $1.1 billion in deposits and $622 million in loans. As a result of this transaction, Webster recorded $64.1 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 2,499,200 shares of its common stock in an underwritten public offering in December 1995. The Shawmut Transaction was accounted for as a purchase, therefore operating results are reported only for the periods subsequent to the consummation of the Shawmut Transaction.

ASSET QUALITY
--------------------------------------------------------------------------------

NONACCRUAL ASSETS
Webster devotes significant attention to maintaining high asset quality through conservative underwriting standards, active servicing of loans, aggressively managing nonaccrual assets and maintaining adequate reserve coverage on nonaccrual assets. The aggregate amount of nonaccrual assets decreased to $28.9 million at December 31, 1998 from $54.1 million at December 31, 1997 and declined as a percentage of total assets to .32% at December 31, 1998 from .59% at December 31, 1997. Nonaccrual loans decreased $16.8 million in 1998 and foreclosed properties decreased $8.4 million due primarily to the bulk sale of $26.3 million of nonaccrual residential assets and write-downs and sales of foreclosed properties. The allowance for loan losses at December 31, 1998 was $55.1 million and represented 217% of nonaccrual loans. Total allowances for nonaccrual assets of $55.3 million represented 191% of nonaccrual assets. The following table details nonaccrual assets for the last five years.

                                                                                            December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                     1998          1997           1996           1995           1994
------------------------------------------------------------------------------------------------------------------------------------
Nonaccrual Assets:
Loans accounted for on a nonaccrual basis:
   Residential real estate                                      $  9,040       $ 26,640       $ 33,901       $ 39,495       $ 37,257
   Commercial                                                     14,703         12,229         15,004         21,583         22,431
   Consumer                                                        1,636          3,274          4,571          4,785          4,094
Foreclosed Properties:
   Residential and Consumer                                        1,153          7,711          9,191         12,171         17,353
   Commercial                                                      2,373          4,232          9,407         15,000         25,635
------------------------------------------------------------------------------------------------------------------------------------
     Total                                                      $ 28,905       $ 54,086       $ 72,074       $ 93,034       $106,770
------------------------------------------------------------------------------------------------------------------------------------

A summary of the activity in the allowance for loan losses for the last five years follows:


                                                                        For the Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                      1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                            $ 59,518     $ 53,692     $ 59,892     $ 65,671     $ 60,513
Charge-offs:
   Residential real estate                                 (11,939)     (15,309)     (17,645)     (11,914)     (15,989)
   Consumer                                                 (3,383)      (4,175)      (3,944)      (1,260)      (1,528)
   Commercial                                               (1,742)      (5,310)      (7,616)      (5,786)      (5,164)
-----------------------------------------------------------------------------------------------------------------------
                                                           (17,064)     (24,794)     (29,205)     (18,960)     (22,681)
Recoveries:
   Residential real estate                                     834        4,008          761          964          546
   Consumer                                                    239          491          335        1,033        1,827
   Commercial                                                2,159        1,308        1,984        1,320        1,045
-----------------------------------------------------------------------------------------------------------------------
Net charge-offs                                            (13,832)     (18,987)     (26,125)     (15,643)     (19,263)
Allowances for purchase transactions                            --           --        6,871           --       17,647
Reclassification of Allowance for Segregated Asset
 Losses                                                      2,623           --           --           --           --
Provisions charged to operations                             6,800       24,813       13,054        9,864        6,774
-----------------------------------------------------------------------------------------------------------------------
Balance at end of period                                  $ 55,109     $ 59,518     $ 53,692     $ 59,892     $ 65,671
-----------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average loans outstanding          0.3%         0.4%         0.6%         0.4%         0.5%
-----------------------------------------------------------------------------------------------------------------------


Net charge-offs decreased $5.2 million to $13.8 million in 1998 due primarily to decreases in residential nonaccrual loans. Included in the 1998 and 1997 charge-offs were writedowns of $8.6 million and $5.8 million, respectively, related to the bulk sales of $26.3 million and $17.7 million, respectively, of primarily nonaccrual and delinquent loans. Included in the 1996 loan charge-offs were write-downs of $6.3 million related to a bulk sale of $18.0 million of nonaccrual residential loans and foreclosed properties. The 1998 provisions charged to operations include $1.5 million specifically related to the acquisition of Eagle. The 1997 provisions charged to operations include $9.9 million specifically related to the Derby, MidConn and People's acquisitions and $3.4 million related to the sale of nonaccrual and delinquent loans. See Note 12 to the Consolidated Financial Statements for a summary of activity in the allowance for losses on foreclosed properties. Management believes that the allowance for loan losses at December 31, 1998 is adequate to cover expected losses in the portfolio.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

The Bank is required to maintain minimum levels of liquid assets as defined by regulations adopted by the Office of Thrift Supervision ("OTS"). This requirement, which may be varied by the OTS, is based upon a percentage of net withdrawable deposits and short-term borrowings. The required liquidity ratio as revised by the OTS is currently 4.00% and the Bank's liquidity ratio at December 31, 1998 exceeded the requirement. Webster Bank is also required by regulation to maintain sufficient liquidity to ensure safe and sound operations. Adequate liquidity as assessed by the OTS may vary from institution to institution depending on such factors as the institution's overall asset/liability structure, market conditions, competition and the requirements of the institution's deposit and loan customers. The OTS considers both an institution's adherence to the liquidity ratio requirement, as well as safety and soundness issues, in assessing whether an institution has sufficient liquidity.

The primary sources of liquidity for Webster are net cash flows provided from operating, investing and financing activities. Net cash flows from operating activities primarily include net income, the sale of loans originated for sale, trading account net changes, net changes in other assets and liabilities and adjustments for noncash items such as depreciation, intangibles amortization, investment securities net amortization and accretion and the provisions for loan losses and foreclosed properties. Net cash flows from investing activities primarily include the purchase, sale, maturity and paydowns of investment securities and mortgage-backed securities that are classified as available for sale or held to maturity and the net change in loans and interest-bearing deposits. Net cash flows from financing activities primarily include proceeds and repayments related to Federal Home Loan Bank ("FHL Bank") and other borrowings, the net change in deposits, the issuance of debt securities and changes in stockholders' equity generally related to stock issuances, repurchases and dividend payments.

While scheduled loan amortization, maturing securities, short-term investments and securities paydowns generally are predictable sources of funds, loan and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. One of the inherent risks of investing in loans and mortgage-backed securities is the ability of such instruments to incur prepayments of principal prior to maturity at rates different than those estimated at the time of purchase. This generally occurs because of changes in market interest rates. The market values of fixed-rate loans and mortgage-backed securities are sensitive to fluctuations in market interest rates, declining in value as interest rates rise. If interest rates decrease, the market value of fixed-rate loans and mortgage-backed securities generally will tend to increase with the level of prepayments also normally increasing. Lower yields on such loans and mortgage-backed securities may be offset by a lower cost of funds. Material changes in the level of nonaccrual assets held also affects liquidity. The utilization of particular sources of funds depends on comparative costs and availability. The Bank has, from time to time, chosen not to pay rates on deposits as high as certain competitors, and when necessary, supplements deposits with various borrowings. The Bank manages the prices of its deposits to maintain a stable, cost-effective deposit base as a source of liquidity.

The Bank had additional borrowing capacity from the FHL Bank of $700 million at December 31, 1998. At that date, the Bank had FHL Bank advances outstanding of $1.8 billion compared to $1.5 billion at December 31, 1997. See Note 8 to the Consolidated Financial Statements.

Webster's main sources of liquidity at the holding company level are dividends from the Bank, investment income and net proceeds from capital offerings and borrowings, while the main outflows are purchases of available for sale securities, the payment of dividends to preferred and common stockholders, repurchases of Webster's common stock, and the payment of interest to holders of Webster's senior notes and capital securities. There are certain restrictions on the payment of dividends by the Bank to Webster. See Note 14 to the Consolidated Financial Statements. Webster also maintains $80 million in revolving lines of credit with correspondent banks. The sale of $100 million and $50 million of Webster's Capital Trust I Capital Securities and Webster's Capital Trust II Capital Securities, respectively, were completed further increasing Webster's capital resources. The Capital Trust Securities are further discussed in Note 19 to the Consolidated Financial Statements.

During 1998, Webster repurchased a total of 1,396,551 shares of its common stock under three announced repurchase programs. The 1998 repurchases included 274,609 shares related to the Damman acquisition and 305,215 shares repurchased in connection with the settlement of warrants previously issued to Fleet related to the Shawmut Transaction. During 1997, Webster repurchased 260,466 shares of its common stock of which 170,666 was related to the acquisition of Sachem Trust and 89,800 was to complete repurchases under a repurchase plan announced in November of 1996.

Applicable OTS regulations require the Bank, as a federal savings bank, to satisfy certain minimum capital requirements, including a leverage capital requirement and risk-based capital requirements. As an OTS regulated savings institution, the Bank is also subject to a minimum tangible capital requirement. At December 31, 1998, the Bank was in full compliance with all applicable capital requirements. See Note 14 to the Consolidated Financial Statements.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK
--------------------------------------------------------------------------------

Interest-rate risk is the sensitivity of the market value of assets and liabilities to changes in interest rates over short-term and long-term time horizons. The market values of certain financial assets and liabilities of Webster are sensitive to fluctuations in market interest rates. Changes in interest rates can affect the amount of loans originated by the Bank, as well as the value of its loans and other interest-earning assets and interest-bearing liabilities. Also, increases in interest rates may cause depositors to shift funds from accounts that have a comparatively lower cost such as regular savings accounts to accounts with a higher cost such as certificates of deposit. If the cost of interest-bearing liabilities increases at a rate that is greater than the increase in yields on interest-earning assets, the interest-rate spread would be negatively affected. Changes in Webster's asset and liability mix also affects interest-rate spread. Webster is unable to predict future fluctuations in interest rates.

The primary goals of interest-rate risk management are to control risk within limits approved by the Board of Directors and more narrow guidelines established by the Asset/Liability Committee while managing interest-rate risk to maximize net interest income and net market value over time in changing interest-rate environments. To this end, Webster's strategies for controlling interest-rate risk are responsive to changes in the interest-rate environment and market demands for particular types of deposit and loan products. Management measures interest-rate risk using simulation analyses with particular emphasis on measuring changes in the market value of portfolio equity and changes in net interest income in different interest-rate environments. Market value is measured as the net present value of future cash flows. The simulation analyses incorporate assumptions about balance sheet changes such as asset and liability growth, loan and deposit pricing and changes due to the mix and maturity of such assets and liabilities. The key assumptions relate to the behavior of interest rates and spreads, the fluctuations in product balances, and prepayment and decay rates on loans and deposits. From such simulations, interest-rate risk is quantified and appropriate strategies are formulated. The overall interest-rate risk position is reviewed on an ongoing basis by the Asset/Liability Committee, which includes Executive Management and has representation by members of each major line of business. Strategies employed during 1998 to improve the interest-rate sensitive position included, (i) promotion of adjustable-rate mortgage loans, particularly adjustable rate mortgage loans which have lower prepayment speeds than one-year adjustable rate mortgage loans, (ii) promotion of prepayment protected residential mortgage loans, (iii) emphasis on the origination of variable-rate home equity credit lines and commercial loans, (iv) emphasis on the purchase of short duration mortgage-backed securities, (v) the purchase of prepayment protected mortgage-backed securities, and (vi) emphasis on deposits and borrowed funds that meet asset/liability management objectives.

Webster also uses as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. Webster utilized interest-rate financial instruments to hedge mismatches in interest-rate maturities to reduce exposure to movements in interest rates. These interest-rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates or currency rates on the value of the financial instruments. The notional amount of interest-rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest-rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk. See Notes 3 and 10 to the Consolidated Financial Statements.

Webster holds short futures positions, long options positions and interest-rate contracts to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. Changes in the market value of short futures positions and options are recognized as a gain or loss in the Consolidated Statements of Income in the period for which the change occurred.

The following table summarizes the estimated market value of Webster's interest-sensitive assets and interest-sensitive liabilities at December 31, 1998 and 1997, and the projected change to market values if interest rates instantaneously increase or decrease by 100 basis points.

                                                            Book           Market              Estimated Market Value Impact
(In thousands)                                              Value           Value               -100 BP              +100 BP
---------------------------------------------- --------------------- -------------------- -------------------- --------------------

1998
----

Interest-Sensitive Assets:
     Trading                                             $   91,114           $   91,114          $    (84)        $  (1,236)
     Non-Trading                                          8,187,091            8,334,598           137,345          (177,909)
Interest-Sensitive Liabilities                            8,164,754            8,315,981          (131,580)          126,715

1997
----

Interest-Sensitive Assets:
     Trading                                             $   84,749           $   84,749          $    (438)       $    (399)
     Non-Trading                                          8,398,573            8,485,329            105,605         (159,488)
Interest-Sensitive Liabilities                            8,492,402            8,512,618            (45,929)          46,918

------------------------------------------------------------------------------------------------------------------------------------


The tables above exclude interest-earning assets that are not directly impacted by changes in interest rates. These assets include equity securities of $214.4 million at December 31, 1998 and $224.0 million at December 31, 1997 (See Note 3 to Consolidated Financial Statements) and nonaccrual loans of $25.4 million at December 31, 1998 and $42.1 million at December 31, 1997 (See "Asset Quality" within the MD&A). Values for mortgage servicing rights have been included in the tables above as movements in interest rates affect the valuation of the servicing rights. Equity securities and nonaccrual assets not included in the above tables are however, subject to fluctuations in market value based on other risks.

Interest-sensitive assets, net of interest-sensitive liabilities, when impacted by a minus 100 basis point rate change, results in a favorable $5.7 million change in net market values for 1998 compared to a $59.2 million favorable net market value change in 1997. A plus 100 basis point rate change results in a unfavorable $52.4 million change in net market values for 1998 compared to a $113.0 million unfavorable net market value change in 1997.

Based on Webster's asset/liability mix at December 31, 1998, management's sensitivity analysis of the effects of changing interest rates estimates that an instantaneous 100 basis point increase in interest rates would decrease net interest income over the next twelve months by an estimated 2.6% compared to an estimated 3.2% decrease at December 31, 1997. A instantaneous 100 basis point decline in interest rates would decrease net interest income over the next twelve months by less than 2.0% compared to less than 1.0% at December 31, 1997. The estimated market values in the preceding tables are subject to factors that could cause actual results to differ from such projections and estimates. Management believes that Webster's interest-rate risk position at December 31, 1998, represents a reasonable level of risk.

COMPARISON OF 1998 AND 1997 YEARS
--------------------------------------------------------------------------------

GENERAL. For 1998, Webster reported net income of $70.5 million, or $1.83 per share on a diluted basis. Included in the 1998 results are acquisition related expenses of $17.4 million and provisions for loan losses of $1.5 million specifically related to the Eagle acquisition. Also, included in the 1998 results is a non-recurring net tax expense of $3.2 million. Excluding the effect of acquisition related expenses and provisions for loan losses and non-recurring net tax expense, net income for the 1998 year would have been $86.9 million or $2.25 per diluted share. Net income for 1997 amounted to $41.1 million, or $1.07 per share on a diluted basis. Included in the 1997 results are acquisition related expenses of $29.8 million and provisions for loan losses of $9.9 million specifically related to the Derby, MidConn and People's acquisitions. Excluding the effect of acquisition related expenses and provisions for loan losses, net income for the 1997 year would have been $64.5 million or $1.68 per diluted share.

NET INTEREST INCOME. Net interest income before provision for loan losses decreased $5.7 million in 1998 to $245.4 million from $251.1 million in 1997. The decrease is primarily attributable to a reduction of the yield on interest-earning assets mainly related to a lower return on investment securities. The cost of interest-bearing liabilities was higher in 1998 due primarily to a higher volume of borrowings. Interest-rate spread for the 1998 year decreased to 2.64% compared to 3.00% in 1997 due primarily to a higher level of average interest-earning assets that yielded a return that was approximately twenty-eight basis points lower than realized in 1997. The average balance for investment securities was $3.9 billion with a yield of 6.17% for the 1998 year compared to $2.8 billion with a yield of 6.62% for 1997.

INTEREST INCOME. Total interest income for 1998 amounted to $622.5 million, an increase of $43.6 million, or 7.5% compared to $578.9 million in 1997. The higher interest income was due primarily to an increase in the average volume of securities partially offset by decreases in net loans and interest-bearing deposits.

INTEREST EXPENSE. Interest expense for 1998 totaled $377.0 million, an increase of $49.2 million compared to $327.8 million in 1997. The higher interest expense was due primarily to an increase in the average volume of borrowings in 1998 compared to 1997.

The following table shows the major categories of average assets and average liabilities together with their respective interest income or expense and the rates earned or paid by Webster.

                                                                     YEARS ENDED DECEMBER 31,
-------------------------- ------------ ------------ -------- ----------- ------------ --------- ------------ ----------- ----------
                                           1998                              1997                                1996
                                           ----                              ----                                ----
(Dollars in thousands)      Average                  Average   Average                  Average    Average                   Average
                            Balance      Interest     Yield    Balance     Interest      Yield     Balance     Interest        Yield
-------------------------- ------------ ------------ -------- ----------- ------------ ---------- ----------- ------------ ---------
Loans, net (a)              $4,883,585  $382,906(b)    7.84%  $4,949,366  $386,416(b)     7.81%   $4,706,292  $367,003(b)     7.80%
-------------------------- ------------ ------------ -------- ----------- ------------ ---------- ----------- ------------ ---------
Securities and
  Interest-Bearing           3,904,203   239,547      6.14(c)  2,920,303   192,438       6.59(c)   2,148,770    140,023      6.52(c)
  Deposits
-------------------------- ------------ ------------ -------- ----------- ------------ ---------- ----------- ------------ ---------
Total Interest-Earning       8,787,788   622,453      7.07     7,869,669   578,854       7.35      6,855,062    507,026      7.40
Assets
Other Assets                   499,692                           372,883                             357,571
-------------------------- ------------ ------------ -------- ----------- ------------ ---------- ----------- ------------ ---------

Total Assets                $9,287,480                        $8,242,552                          $7,212,633
-------------------------- ------------ ------------ -------- ----------- ------------ ---------- ----------- ------------ ---------

Savings and Escrow          $1,245,658  $  31,046      2.49%  $1,238,203  $ 29,61529,615  2.39%   $1,222,830    $26,975      2.21%

Money Market Savings,
   NOW and DDA               1,124,502    12,807      1.14     1,100,750    14,572       1.32      1,175,046     20,245      1.72
Time Deposits                3,367,975   177,435      5.27     3,398,843   179,292       5.28      3,343,197    182,003      5.44
FHL Bank Advances            1,654,533    94,825      5.73     1,171,612    67,904       5.80        685,268     40,808      5.96
Repurchase Agreements
   and Other Borrowings      1,017,470    57,245      5.63       593,029    32,761       5.52        197,083     11,217      5.69
Senior Notes                    40,000     3,660      9.15        40,000     3,660       9.15         40,000      3,660      9.15
-------------------------- ------------ ------------ -------- ----------- ------------ ---------- ----------- ------------ ---------
Total Interest-Bearing       8,450,138   377,018      4.43     7,542,437   327,804       4.35      6,663,424    284,908      4.28
   Liabilities                 301,721                           212,953                              72,087
Other Liabilities              535,621                           487,162                             477,122
Shareholders' Equity
-------------------------- ------------ ------------ -------- ----------- ------------ ---------- ----------- ------------ ---------
Net Interest Income and
    Interest-Rate Spread                $245,435       2.64%              $251,050        3.00%                $222,118       3.12%
-------------------------- ------------ ------------ -------- ----------- ------------ ---------- ----------- ------------ ---------
     Total Liabilities and
           Shareholders'   $9,287,480                        $8,242,552                          $7,212,633
           Equity
-------------------------- ------------ ------------ -------- ----------- ------------ --------- ------------ ------------ ---------

Net Interest Margin                                    2.81%                             3.19%                                3.24%
-------------------------- ------------ ------------ -------- ----------- ------------ --------- ------------ ------------ ---------

(a) Interest on nonaccrual loans has been included only to the extent reflected in the Consolidated Statements of Income. Nonaccrual loans, however, are included in the average balances outstanding.

(b) Includes amortization of net deferred loan costs and premiums (net of discounts) of: $ 1.7 million, $3.9 million and $939,000 in 1998, 1997 and 1996, respectively.

(c) Yields are adjusted to a fully tax equivalent basis.

Net interest income also can be analyzed in terms of the impact of changing rates and changing volumes. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Webster's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior volume) and (iii) the net change. The change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                                                 Years Ended December 31,                     Years Ended December 31,
                                                        1998 v.1997                                 1997 v. 1996
--------------------------------------------------------------------------------------------------------------------------------
                                                Increase (Decrease) Due to                   Increase (Decrease) Due to
(In thousands)                              Rate          Volume           Total         Rate         Volume          Total
--------------------------------------------------------------------------------------------------------------------------------
Interest on interest-earning assets:
  Loans                                 $   1,658       $ (5,168)        $ (3,510)     $   436     $  18,977       $ 19,413
  Securities                              (12,111)        59,220            47,109       1,591        50,824         52,415
--------------------------------------------------------------------------------------------------------------------------------
    Total                                 (10,453)        54,052            43,599       2,027        69,801         71,828
--------------------------------------------------------------------------------------------------------------------------------

Interest on interest-bearing liabilities:
  Deposits                                 (2,204)            13           (2,191)     (7,884)         2,140         (5,744)
  FHL Bank advances and other
    borrowings                               (719)        52,124            51,405     (2,259)        50,899         48,640
--------------------------------------------------------------------------------------------------------------------------------
    Total                                  (2,923)        52,137            49,214     (10,143)       53,039         42,896
--------------------------------------------------------------------------------------------------------------------------------
Net change in net interest income       $  (7,530)      $  1,915         $ (5,615)     $12,170       $16,762        $28,932
--------------------------------------------------------------------------------------------------------------------------------


PROVISION FOR LOAN LOSSES. The provision for loan losses for 1998 was $6.8 million compared to $24.8 million in 1997. The decrease for 1998 is attributable to approximately $8.4 million less in provisions related to acquisitions and an overall reduction in nonaccrual loans. The provision for loan losses for 1997 included additional provisions of $9.9 million related to the acquisitions of Derby, MidConn and People's. The allowance for losses on loans totaled $55.1 million and represented 217% of nonaccrual loans at December 31, 1998 versus $59.5 million or 141% of nonaccrual loans at December 31, 1997.

NONINTEREST INCOME. Noninterest income for 1998 totaled $74.2 million, compared to $42.3 million in 1997. Fees and service charges were $43.2 million in 1998, an increase of $11.2 million, or 35% from 1997 due primarily to an increase in the customer base and fees generated as a result of the Damman and Sachem Trust acquisitions. Gains on the sale of loans and mortgage loan servicing rights increased to $3.3 million in 1998 compared to $793,000 in 1997, due primarily to the sale of the credit card portfolio. Gains on the sale of securities amounted to $15.4 million in 1998 compared to $3.1 million in 1997. Other noninterest income was $12.3 million, an increase of $5.6 million from $6.7 million in 1997 due primarily to the implementation of a life insurance program.

NONINTEREST EXPENSES. Noninterest expenses for 1998 were $197.8 million compared to $201.7 million in 1997. Included in the 1998 total are acquisition related expenses totaling $17.4 million for the Eagle acquisition. The 1997 results also include acquisition related expenses totaling $29.8 million which include: $19.9 million related to the Derby acquisition, $7.2 million related to the People's acquisition and $2.7 million related to the MidConn acquisition. Excluding acquisition related expenses, noninterest expenses for 1998 increased $8.5 million compared to 1997. Increases in salaries and benefits, furniture and equipment, intangible amortization, and capital securities expenses were partially offset by lower expenses for occupancy, federal deposit insurance, foreclosed property, marketing, and other expenses. Salaries and benefits expenses included a $1.5 million reduction in expenses related to the consolidation of the Eagle pension and post-retirement benefits other than pension plans into Webster's plans.

INCOME TAXES. Income tax expense for 1998 increased to $44.5 million from $25.7 million in 1997. The increase in income tax expense is due primarily to a $48.2 million increase in income before taxes and a $3.2 million non-recurring net tax expense related primarily to the planned formation of a Connecticut Passive Investment Company, see "Tax Legislation".

COMPARISON OF 1997 AND 1996 YEARS
--------------------------------------------------------------------------------

GENERAL. For 1997, Webster reported net income of $41.1 million, or $1.07 per share on a diluted basis. Included in the 1997 results are acquisition related expenses of $29.8 million and provisions for loan losses of $9.9 million specifically related to the Derby, People's and MidConn acquisitions. Excluding the effect of acquisition related expenses and additional provisions for loan losses, net income for the 1997 year would have been $64.5 million or $1.68 per diluted share. Net income for 1996 amounted to $54.0 million, or $1.36 per share on a diluted basis. Included in the 1996 results are expenses of $10.1 million related to a special assessment associated with the recapitalization of the Savings Association Insurance Fund ("SAIF"), $500,000 of acquisition related charges for the Shawmut Transaction and a $15.9 million gain on the sale of deposits resulting from Eagle's sale of seven Danbury, CT region branch offices. Excluding the effects of these items, net income for the 1996 year would have been $50.9 million or $1.29 per diluted share. Results for the Shawmut Transaction are included in the accompanying Consolidated Financial Statements from the date of acquisition on February 16, 1996.

NET INTEREST INCOME. Net interest income before provision for loan losses increased $28.9 million in 1997 to $251.0 million from $222.1 million in 1996. The increase is primarily attributable to an increased volume of average interest-earning assets and interest-bearing liabilities as a result of balance sheet growth. The balance sheet growth was due in part to the utilization of the proceeds of the Capital Trust I and II Capital Securities offerings in 1997, which supported increases in interest-earning assets and interest-bearing liabilities. See Note 19 to the Consolidated Financial Statements. The interest-rate spread for the 1997 year decreased to 3.00% compared to 3.12% in 1996 due primarily to the change in mix of interest-earning assets and interest-bearing liabilities. During 1997, the average balance of securities increased $771.9 million and the average balance of borrowings increased $882.3 million from the year earlier period.

INTEREST INCOME. Total interest income for 1997 amounted to $578.9 million, an increase of $71.8 million, or 14.2% compared to $507.0 million in 1996. This improvement was due primarily to an increase in the average volume of loans and securities offset by a decrease in the average yield on all interest-earning assets to 7.35% in 1997 from 7.40% in 1996.

INTEREST EXPENSE. Interest expense for 1997 totaled $327.8 million, an increase of $42.9 million compared to $284.9 million in 1996. The higher interest expense was due primarily to an increase in the average volume of borrowings and an increase in the average cost of funds on all interest-bearing liabilities to 4.35% in 1997 from 4.28% in 1996.

PROVISION FOR LOAN LOSSES. The provision for loan losses for 1997 was $24.8 million compared to $13.1 million in 1996. The increase for 1997 is attributable to $9.9 million in provisions made at the time of the acquisitions of Derby, MidConn and People's and $3.4 million related to the sale of nonaccrual and delinquent loans. The allowance for losses on loans totaled $59.5 million and represented 141% of nonaccrual loans at December 31, 1997 versus $53.7 million or 100% of nonaccrual loans at December 31, 1996.

NONINTEREST INCOME. Noninterest income for 1997 totaled $42.3 million, compared to $52.0 million in 1996. Included in the 1996 results is a $15.9 million gain on the sale of deposits resulting from the sale of seven Danbury, CT region branch offices. Fees and service charges were $32.0 million in 1997, an increase of $5.9 million, or 22.8% from 1996 due primarily to an increase in the customer base. Gains on the sale of loans and mortgage loan servicing rights amounted to $793,000 in 1997 compared to a loss of $705,000 in 1996. Gains on the sale of securities amounted to $3.1 million in 1997 compared to $3.7 million in 1996. Other noninterest income was $6.7 million for 1997 and $7.1 million for 1996. Also included as a charge to noninterest income in the 1997 period was a loss on disposal of premises and equipment of $915,000.

NONINTEREST EXPENSES. Noninterest expenses for 1997 were $201.7 million compared to $174.5 million in 1996. Included in the 1997 results are acquisition related expenses totaling $29.8 million which include: $19.9 million related to the Derby acquisition, $7.2 million related to the People's acquisition and $2.7 million related to the MidConn acquisition. Other components of the increase were higher occupancy, furniture and equipment, intangible amortization and Capital Securities expenses. Offsetting such increases were lower salaries and employee benefits due to decreases in pension and post-retirement benefits and decreased foreclosed property expenses and provisions due to fewer foreclosed properties. Included in the 1996 results are expenses of $10.1 million related to a special assessment associated with the recapitalization of the SAIF and $500,000 related to the Shawmut Transaction.

INCOME TAXES. Income tax expense for 1997 decreased to $25.7 million from $32.6 million in 1996. The decrease in income tax expense is due primarily to lower pre-tax income and to lower state income tax rates.

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

RECENT FINANCIAL ACCOUNTING STANDARDS
--------------------------------------------------------------------------------

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. Early adoption is permitted, however, retroactive application is prohibited. Management is in the process of evaluating the impact of this statement on its financial position and results of operations.

In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits". This statement standardizes the disclosure requirements of Statements No. 87 and No. 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. This statement addresses disclosure only and does not change any measurement or recognition provisions provided in previous statements. Webster implemented this statement for the year ended December 31, 1998. See Note 16.

TAX LEGISLATION
--------------------------------------------------------------------------------

Federal tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post 1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

The State of Connecticut enacted tax law changes in May 1998, allowing for the formation of a Passive Investment Company ("PIC") by financial institutions. This new legislation exempts Passive Investment Companies from state income taxation in Connecticut, and exempts from inclusion in Connecticut taxable income the dividends paid from a passive investment company to a related financial institution. Webster Bank qualifies as a financial institution under the new statute, and has taken steps to organize a PIC that will begin operations in the first quarter of 1999. The legislation is effective for tax years beginning on or after January 1, 1999. Webster's formation of a PIC is expected to reduce its Connecticut tax liability beginning in 1999 and, as a result, a deferred tax charge was taken in the fourth quarter of 1998.

YEAR 2000 READINESS DISCLOSURE STATEMENT
--------------------------------------------------------------------------------

The "Year 2000" issue refers to the potential impact of the failure of computer programs and equipment to give proper recognition of dates beyond December 31, 1999 and other issues related to the Year 2000 century date change. The Corporation has completed its assessment of Year 2000 issues and has determined that, if not addressed, the consequences of Year 2000 issues would have a material effect on business operations. The following discussion addresses the Corporation's Year 2000 preparedness and focuses on four categories of information: I. The Corporation's state of readiness, II. The costs to address the Corporation's Year 2000 issues, III. The risks of the Corporation's Year 2000 issues and IV. The Corporation's contingency plans.

I.  THE CORPORATION'S STATE OF READINESS
In accordance with guidelines provided by the Federal Financial Institutions Examination Council ("FFIEC"), the Corporation developed a five phase Year 2000 plan. Plan phases are: Awareness, Assessment, Renovation, Validation, and Implementation. Descriptions of each phase, including excerpts of the FFIEC phase definitions, are as follows:

     AWARENESS
     FFIEC requires the Corporation to 1) define the Year 2000 problem as it relates to its particular circumstances and gain executive support for the resources necessary to perform compliance work, 2) establish a Year 2000 program team and 3) develop an overall strategy that encompasses in-house systems, service bureaus for systems that are outsourced, vendors, auditors, customers, and suppliers (including correspondents).

     The Corporation has completed the Awareness phase. The Corporation formed a Year 2000 Task Force, headed by a senior technology officer. The Task Force developed and implemented a strategy to minimize the impact of Year 2000 technology problems. The Corporation's strategic plan incorporates the FFIEC recommended guidelines and includes regular reporting of progress to the Corporation's Board of Directors and executive management. In addition to addressing the Corporation's technology issues, the strategy includes a community awareness program. The Corporation has held seminars for the business community and sent an informational pamphlet to all retail customers. The Corporation has also placed information on its web site to address the Corporation's preparedness and related Year 2000 issues and will continue to do so throughout 1999.

     ASSESSMENT
     FFIEC requires the Corporation to assess the size and complexity of the problem and detail the magnitude of the effort necessary to address Year 2000 issues. During this phase, the Corporation must identify all hardware, software, networks, automated teller machines, other various processing platforms, and customer and vendor dependencies affected by the Year 2000 date change. The assessment must go beyond information systems and include environmental systems that are dependent on embedded microchips, such as security systems, elevators, and vaults.

     The Corporation has completed the Assessment phase. The assessment included inventorying all Information Technology (IT) and non-IT systems, including vaults, security, and environmental systems. Inventoried items were then prioritized by their impact on the Corporation's business. A determination was made as to whether failure to remediate for the Year 2000 date change would adversely impact customers, shareholders, or employees. Systems meeting this criteria were labeled mission critical. During this assessment, 25% of the Corporation's IT system applications and services were classified as mission critical, requiring testing and validation. Examination of non-IT systems indicated that no significant replacements are required for Year 2000 readiness. Security systems have already been upgraded, automated teller machines (ATM's) are being upgraded by each respective vendor or manufacturer and are anticipated to be Year 2000 ready by the end of the first quarter of 1999. Vaults do not have date related issues, and therefore no remediation is required.

     RENOVATION
     FFIEC requirements for this phase include code enhancements, hardware and software upgrades, system replacements, vendor certification, and other associated changes. Work should be prioritized based on information gathered during the assessment phase. For institutions relying on outside servicers or third-party software providers, ongoing discussions and monitoring of vendor progress is necessary.

    The Corporation has significantly completed activities related to the Renovation phase. The majority of mission critical systems were Year 2000 ready by December 31, 1998. The remainder of systems, both mission critical and essential, are targeted for completion by the end of the second quarter of 1999. Most of the Corporation's systems are vendor supplied and are being remediated by the vendors. The vendor for the Corporation's primary system of records has provided the Corporation with a Year 2000 ready release which has been installed. This release has been validated by the Year 2000 Task Force for future date processing accuracy.

     VALIDATION
     This phase focuses on the actual testing of the project plan. FFIEC states that "testing is a multifaceted process that is critical to the Year 2000 project and inherent in each phase of the project management plan. This process includes testing of incremental changes to hardware and software components. In addition to testing upgraded components, connections with other systems must be verified, and all changes should be accepted by internal and external users".

     Vendor supplied updates, subject to regulatory review, are tested by the vendor prior to their release. The Corporation's focus is to perform validation and testing for Year 2000 readiness of the release on its systems. The Corporation has a team of Year 2000 Task Force members responsible for testing the primary systems of record and all mission critical server-based applications for Year 2000 readiness. The Corporation has created a Test Lab with all necessary hardware and software that simulates live production. Test scripts were developed for all mission critical applications. Primary functional transaction types such as: deposits, withdrawals, payments, maturities, interest postings, inquiries on deposit and loan accounts, and other typical business processes, were tested for key date validity and accuracy. Key dates include dates before, during, and after the century change and the century leap year. As of December 31, 1998, future date testing on mission critical systems has been successfully completed. The Corporation anticipates that this process will be substantially completed for other essential systems by June 30, 1999. Testing will continue as needed on newly acquired applications and new vendor upgrades.

     IMPLEMENTATION
     In accordance with FFIEC, "In this phase, systems should be certified as Year 2000 compliant and be accepted by the business users. For any system failing certification, the business effect must be assessed clearly and the organization's Year 2000 contingency plans should be implemented".

     A significant number of the Corporation's mission critical applications are supplied by third party vendors. Remediation of the software is performed by the vendor, tested by the vendor, and then provided to the Corporation. The majority of the remediated, vendor supplied software has already been installed and is in production. The Corporation is continuing the process of validating the software for Year 2000 readiness on its systems. Validation of the majority of core functionality on mission critical applications was completed by December 31, 1998, with the remainder targeted for completion by the end of the first quarter of 1999.

II.  THE COSTS TO ADDRESS THE CORPORATION'S YEAR 2000 ISSUES
The Corporation began implementing a four year Year 2000 readiness project plan in mid 1996. Estimated total direct costs for Year 2000 remediation during this four year period are approximately $1 million. Estimated outlays for Year 2000 remediation are included in the Information Technology department budget. Approximately $560,000 of direct costs have been incurred to date. Included in these direct costs, are expenses related to the replacement or upgrade of hardware and software that amounted to approximately $136,000 and expenses related to consulting services for Year 2000 project management and systems testing that amounted to approximately $410,000. During the next 12 months, the Corporation anticipates Year 2000 readiness direct expenses to total approximately $460,000. A significant portion of these future expenses will be attributed to consulting fees.

III.  THE RISKS OF THE CORPORATION'S YEAR 2000 ISSUES
The Corporation is in the process of identifying and evaluating potential Year 2000 related scenarios that could result from 1) the Corporation's failure to identify, test, and validate all critical date dependent applications and embedded microchips that affect core business processes and 2) the failure of external forces, such as third party vendors, the Corporation's business customers, and utilities, to have properly remediated their systems.

Planning scenarios being addressed, include: excessive levels of cash withdrawals prior to and through the century date change, extended electrical power outage, extended telephone communication outage, extended ATM service outage, ACH and payroll deposit file transmission difficulties, and excessive negative media coverage that could exacerbate public fear.

The Corporation has implemented a plan, in accordance with FFIEC guidelines, to identify and evaluate potential Year 2000 risks to the Corporation's commercial loan customers. Customers borrowing more than $250,000 have been contacted and were provided with a questionnaire. The questionnaire assists the Corporation in evaluating the customer's state of Year 2000 readiness and serves to raise customer awareness. At this time, all targeted customers have been contacted. The Corporation is in the process of evaluating the responses and will follow up with customers to monitor progress toward Year 2000 readiness. The Corporation has also implemented an enhanced small business loan program specific to Year 2000 expenditures.

The Corporation is unable to estimate lost revenue related to Year 2000 issues due to the uncertainties of the impact and effects of external forces and their potential extended disruptions.

IV. THE CORPORATION'S CONTINGENCY PLANS
The Corporation is proactively addressing each critical core business area in terms of developing contingency plans which cover alternate processing means should problems arise. In compliance with regulatory guidance, it is expected that all such plans will be developed and in place by the end of the first quarter, 1999. The Corporation will utilize the remainder of 1999 to refine the contingency plans and preplan actions to be taken before, during, and after the century date change. The contingency plans now under development address most likely scenarios related to a Year 2000 technological fault. Alternative solutions for business resumption and approaches to minimize the impact of each scenario are being formulated. Proposed approaches to address potential scenarios include: increasing cash reserves, designating regional offices as emergency branch locations with alternate power sources, identifying alternate communication methods, increasing customer and community awareness, and having staff available over the January 1, 2000 weekend and as needed.

FORWARD LOOKING STATEMENTS

This annual report contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended. Actual results could differ materially  from  those  management  expectations,  projections  and  estimates.
Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposits flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of Webster's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting Webster's operations, markets, products services and prices. Such developments could have an adverse impact on Webster's financial position and results of operations.

CONSOLIDATED STATEMENTS OF CONDITION
--------------------------------------------------------------------------------


(Dollars in thousands, except share data)

                                                                                                            December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                        1998         1997
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Depository Institutions                                                           $  173,863    $ 151,322
Interest-bearing Deposits                                                                                3,560       77,104
Securities: (Note 3)
   Trading, at Fair Value                                                                               91,114       84,749
   Available for Sale, at Fair Value                                                                 2,969,822    3,092,287
   Held to Maturity, (Fair Value: $404,365 in 1998; $412,061 in 1997)                                  401,154      412,237
Loans Receivable, Net (Note 4)                                                                       4,993,509    4,995,851
Accrued Interest Receivable                                                                             55,012       52,658
Premises and Equipment, Net (Note 5)                                                                    79,324       71,887
Foreclosed Properties, Net (Note 12)                                                                     3,526       11,943
Intangible Assets (Note 2)                                                                              78,380       78,493
Cash Surrender Value of Life Insurance                                                                 141,059       12,750
Prepaid Expenses and Other Assets (Note 6)                                                              43,594       54,606
-----------------------------------------------------------------------------------------------------------------------------
      Total Assets                                                                                  $9,033,917    $9,095,887
-----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------
Deposits (Note 7)                                                                                 $  5,651,273    $5,719,030
Federal Home Loan Bank Advances (Note 8)                                                             1,774,560     1,516,634
Reverse Repurchase Agreements and Other Borrowings (Note 9)                                            738,921     1,032,963
Advance Payments by Borrowers for Taxes and Insurance                                                   32,293       30,570
Accrued Expenses and Other Liabilities                                                                  82,414       84,851
-----------------------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                            $  8,279,461    $8,384,048
-----------------------------------------------------------------------------------------------------------------------------

Corporation-Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trusts (Note 19)         150,000      145,000
Preferred Stock of Subsidiary Corporation (Note 20)                                                     49,577       49,577

SHAREHOLDERS' EQUITY: (NOTES 14, 15 AND 16)
-----------------------------------------------------------------------------------------------------------------------------
   Common Stock, $.01 par value:
     Authorized - 50,000,000 shares;
     Issued - 38,353,424 shares at December 31, 1998 and 37,574,177 shares in 1997                         384          376
   Paid-in Capital                                                                                     249,819      241,552
   Retained Earnings                                                                                   314,791      257,954
   Less Treasury Stock at cost, 1,026,770 shares at December 31, 1998 and 45,916 shares
     at December 31, 1997                                                                              (27,914)      (1,116)
   Less Employee Stock Ownership Plan Shares Purchased with Debt                                        (1,339)      (1,971)
   Accumulated Other Comprehensive Income                                                               19,138       20,467
-----------------------------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                                                        554,879      517,262
-----------------------------------------------------------------------------------------------------------------------------
   Commitments and Contingencies (Notes 4, 5 and 21)
     Total Liabilities and Shareholders' Equity                                                     $9,033,917   $9,095,887
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                             Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                                       1998              1997             1996
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans                                                                          $ 382,906        $  386,416        $ 367,004
Securities and Interest-bearing Deposits                                         239,547           192,438          140,022
------------------------------------------------------------------------------------------------------------------------------
     Total Interest Income                                                       622,453           578,854          507,026
------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposits (Note 7)                                                                221,288           223,479          229,223
Borrowings                                                                       155,730           104,325           55,685
------------------------------------------------------------------------------------------------------------------------------
     Total Interest Expense                                                      377,018           327,804          284,908
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                              245,435           251,050          222,118
Provision for Loan Losses (Note 4)                                                 6,800            24,813           13,054
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses                              238,635           226,237          209,064
------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:

Fees and Service Charges                                                          43,181            32,013           26,060
Gain (Loss) on Sale of Loans and Loan Servicing, Net                               3,290               793             (705)
Gain on Sale of Securities, Net (Note 3)                                          15,351             3,142            3,670
Gain on Sale of Deposits                                                              --               546           15,904
Other Noninterest Income                                                          12,341             5,770            7,080
------------------------------------------------------------------------------------------------------------------------------
     Total Noninterest Income                                                     74,163            42,264           52,009
------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:

Salaries and Employee Benefits                                                    76,861            74,369           77,676
Occupancy Expense of Premises                                                     16,295            16,408           15,393
Furniture and Equipment Expenses                                                  17,363            14,030           12,995
Federal Deposit Insurance Premiums                                                 1,317             1,657            3,366
SAIF Recapitalization Expense                                                         --                --           10,128
Foreclosed Property Expenses and Provisions, Net (Note 12)                           576             4,184            5,158
Intangible Amortization                                                            9,642             9,249            8,102
Marketing Expenses                                                                 6,604             7,576            7,740
Acquisition-related Expenses (Note 17)                                            17,400            29,792              500
Capital Securities Expense (Note 19)                                              14,708            11,368               --
Dividends on Preferred Stock of Subsidiary Corporation (Note 20)                   4,151                85               --
Other Operating Expenses                                                          32,872            32,945           33,419
------------------------------------------------------------------------------------------------------------------------------
     Total Noninterest Expenses                                                  197,789           201,663          174,477
------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                       115,009            66,838           86,596
Income Taxes (Note 13)                                                            44,544            25,725           32,602
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $  70,465       $    41,113       $   53,994
Preferred Stock Dividends                                                             --                --            1,149
------------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders                                    $  70,465       $    41,113       $   52,845
------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE (NOTE 15):
     Basic                                                                     $    1.86       $      1.10       $     1.44
     Diluted                                                                        1.83              1.07             1.36
------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                        Employee
                                                                                           Stock
                                                                                       Ownership     Accumulated
                                                                                     Plan Shares        Other
                              Preferred    Common    Paid-In     Retained   Treasury   Purchased    Comprehensive
                                 Stock      Stock    Capital     Earnings      Stock   With Debt        Income         Total
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995     $     2      $374     $273,554    $190,318      $(3,290)   $(3,301)    $3,134         $460,791
--------------------------------------------------------------------------------------------------------------------------------
Net Income for 1996                 --         --         --        53,994          --         --         --           53,994
Dividends Paid:
   $.34 Per Common Share            --         --         --        (5,546)         --         --         --          (5,546)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                       --         --         --        (7,741)         --         --         --          (7,741)
Dividends Paid or Accrued:
  Preferred Series B                --         --         --        (1,149)         --         --         --          (1,149)
Allocation of ESOP Shares           --         --         94           --           --        727         --              821
Exercise of Stock Options           --          4      1,468            (2)      3,351         --         --            4,821
Conversion of Preferred
   Series B to Common Stock        (1)         --    (8,724)           --        8,725         --         --               --
Common Stock Repurchased            --         --         --           --      (27,611)        --         --         (27,611)
Pooling Adjustments, Net            --         (3)   (3,215)            2           --         --    (1,365)          (4,581)
Net Unrealized Loss on
   Securities Available for
   Sale, Net of Taxes               --         --         --           --           --         --    (1,549)          (1,549)
Other, Net                          --         --        550           --           24         --         --             574
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996     $     1     $  375  $ 263,727    $ 229,876   $  (18,801)  $ (2,574)   $  220       $   472,824
-----------------------------------------------------------------------------------------------------------------------------
Net Income for 1997                 --         --         --       41,113           --         --         --           41,113
Dividends Paid:
   $.40 Per Common Share            --         --         --       (9,037)          --         --         --          (9,037)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                       --         --         --       (6,846)          --         --         --           (6,846)
Allocation of ESOP Shares           --         --        166           --           --        603         --              769
Exercise of Stock Options           --          8        264           (4)       5,058         --         --            5,326
Conversion of Preferred
   Series B to Common Stock        (1)         --    (18,499)          --       18,500         --         --               --
Common Stock Repurchased            --         --         --           --       (6,020)        --         --          (6,020)
Common Stock Issued in
   Consideration for Acquisitions   --          2      3,971           (1)          --         --         --            3,972
Pooling Adjustments, Net            --         (5)    (8,833)       2,913           --         --     (4,020)          (9,945)
Net Unrealized Gain on
   Securities Available for
   Sale, Net of Taxes               --         --         --           --           --         --     24,615           24,615
Other, Net                          --         (4)       756          (60)         147         --      (348)              491
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997     $    --     $  376  $ 241,552     $257,954    $  (1,116)  $ (1,971)  $ 20,467      $   517,262
-----------------------------------------------------------------------------------------------------------------------------

(In thousands, except per share data)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                         Employee
                                                                                            Stock
                                                                                        Ownership     Accumulated
                                                                                      Plan Shares        Other
                              Preferred    Common    Paid-In     Retained   Treasury    Purchased   Comprehensive
                                 Stock      Stock    Capital     Earnings      Stock    With Debt        Income         Total
--------------------------------------------------------------------------------------------------------------------------------
Net Income for 1998            $    --     $   --   $     --    $  70,465       $   --   $     --   $     --      $    70,465
Dividends Paid
   $.43 Per Common Share            --         --         --      (15,299)          --         --         --          (15,299)
Cash Dividends Declared by
   Pooled Companies Prior
   to Mergers                       --         --         --       (3,226)          --         --         --           (3,226)
Allocation of ESOP Shares           --         --        411           --           --        632         --            1,043
Exercise of Stock Options           --          3      7,687           --        3,778         --         --           11,468
Common Stock Repurchased            --         --        (12)          --      (39,873)        --         --          (39,885)
Common Stock Issued in
   Consideration for Acquisitions   --         --        185           --        9,083         --         --            9,268
Net Unrealized Loss on
   Securities Available for
   Sale, Net of Taxes               --         --         --           --           --         --     (1,329)          (1,329)
Adjustment for the Effect of the
  Change of Eagle's Fiscal Year
  End (Note 2)                      --         --         --       4,898            --         --         --            4,898
Other, Net                          --          5         (4)         (1)          214         --         --              214
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998     $    --       $384   $249,819   $ 314,791      $(27,914)    $(1,339) $  19,138        $554,879
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                           Years Ended December 31,
(Dollars in thousands)                                                           1998              1997                1996
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                 $     70,465       $   41,113         $     53,994
Other Comprehensive Income (Loss), Net of Tax
    Unrealized Gains (Losses) on Securities Available for Sale:
    Unrealized Holding Gain (Loss) Arising During Year
       (Net of Income Taxes (Benefit) of $5,231, $13,516 and
       ($981) for 1998, 1997 and 1996, respectively)                              7,631           21,591               (1,626)
    Less: Reclassification Adjustment for Net Gains
       Included in Net Income (Net of Income Tax Expense
       of ($5,664), ($841) and ($778)  for 1998, 1997 and 1996, respectively)     8,960            1,344                1,288
--------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss)                                                (1,329)          20,247               (2,914)
--------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                       $     69,136       $   61,360         $     51,080
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Years Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                     1998              1997             1996
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                                                       $70,465          $ 41,113        $  53,994
Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
     Provision for Loan Losses                                                     6,800            24,813           13,054
     Provision for Foreclosed Property Losses                                        330             1,637            2,523
Provision for Depreciation and Amortization                                       12,789            11,298            9,441
     Amortization (Accretion) of Securities Premiums, Net                          3,704            (1,700)           5,067
     Amortization and Write-down of Intangibles                                    9,642             9,249            8,102
     Amortization of Hedging Costs, Net                                            4,669             2,985              780
     Amortization of Mortgage Servicing Rights                                     1,949             1,215              615
     Gains on Sale of Deposits                                                        --              (546)         (15,904)
     Gains on Sale of Foreclosed Properties, Net                                    (908)           (1,274)          (1,650)
     Gains on Sale of Loans and Securities, Net                                  (19,408)           (3,706)          (2,050)
     Losses (Gains) on Sale of Trading Securities, Net                               767              (229)            (915)
     Loss on Disposal of Premises and Equipment                                       --               915               --
     (Increase) Decrease in Trading Securities                                    (2,278)          (40,952)          24,539
     Loans Originated for Sale                                                  (101,401)          (59,543)        (136,814)
     Sale of Loans, Originated for Sale                                          100,952            70,372          112,370
     (Increase) Decrease in Interest Receivable                                   (2,109)           (6,019)             194
     Decrease (Increase) in Prepaid Expenses and Other Assets                     21,967            (2,668)          (15,242)
     Increase (Decrease) in Interest Payable                                       2,890            18,389             (866)
     (Decrease) Increase in Accrued Expenses and Other Liabilities               (51,018             9,310          (12,736)
     Increase in Cash Surrender Value of Life Insurance                          (3,396)                --               --
     Adjustment to Conform Eagle's Fiscal Year End                                 7,860                --               --
--------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities                                  64,266            74,659           44,502
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Purchases of Securities, Available for Sale                                   (2,398,584)       (2,139,050)        (945,317)
Purchases of Securities, Held to Maturity                                       (151,988)          (24,213)        (162,564)
Principal Collected on Mortgage-Backed Securities                              1,110,411           368,000          302,037
Investment in Subsidiaries                                                       (11,068)           (4,069)              --
Maturities of Securities                                                         193,342           210,682          207,689
Proceeds from Sales of Securities, Available for Sale                          1,501,680           156,203          473,753
Net Decrease (Increase) in Interest-bearing Deposits                              71,109           (41,045)          57,513
Purchase of Loans                                                                (66,173)         (191,078)         (113,582)
Net Increase in Loans                                                             53,476           (58,119)         (20,679)
Proceeds from Sale of Foreclosed Properties                                       13,529            38,487           26,694
Purchases of Life Insurance                                                     (124,913)          (12,750)              --
Purchase of Premises and Equipment, Net                                          (19,802)          (11,436)         (14,041)
Proceeds from Sales of Premises and Equipment                                         --                --              735
Net Cash and Cash Equivalents Received in Bank Acquisition                            --                --          310,336
--------------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided (Used) by Investing Activities                          171,019       (1,708,388)          122,574
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net Decrease in Deposits                                                         (84,671)          (96,929)         (55,141)
Sale of Deposits                                                                      --           (9,179)        (168,506)
Repayment of FHL Bank Advances                                                (4,422,636)       (5,167,029)      (2,093,849)
Proceeds from FHL Bank Advances                                                4,638,265         5,906,775        2,288,661
Repayment of Reverse Repurchase Agreements and Other Borrowings              (18,404,261)       (4,448,386)      (1,631,765)
Proceeds from Reverse Repurchase Agreements and Other Borrowings              18,111,564         5,301,170        1,561,053
Net Proceeds from Issuance of Capital Securities                                      --           141,327               --
Net Proceeds from Preferred Stock of Subsidiary Corporation                           --            49,577               --
Cash Dividends to Common and Preferred Shareholders                              (18,524)          (15,883)         (14,436)
Net (Decrease) Increase in Advance Payments for Taxes and Insurance               (4,089)           (7,747)           2,429
Exercise of Stock Options                                                         11,468             5,808            5,476
Common Stock Repurchased                                                         (39,860)           (6,020)         (27,611)
--------------------------------------------------------------------------------------------------------------------------------
       Net Cash (Used) Provided by Financing Activities                        $(212,744)      $ 1,653,484        $(133,689)
--------------------------------------------------------------------------------------------------------------------------------

                                                                                          Year Ended December 31,
                                                                            --------------------------------------------------
(In thousands)                                                                      1998              1997             1996
------------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                             22,541            19,755           33,387
Cash and Cash Equivalents at Beginning of Period                                 151,322           131,567           98,180
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                $      173,863      $    151,322     $    131,567
------------------------------------------------------------------------------------------------------------------------------


                                                                                          Years Ended December 31,
                                                                            --------------------------------------------------
(In thousands)                                                                      1998              1997             1996
------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES:
Income Taxes Paid                                                           $     35,205     $      27,662    $      40,202
Interest Paid                                                                    373,238           315,293          282,699

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfer of Loans to Foreclosed Properties                                        13,963            29,552           25,015
Transfer of Securities from Held to Maturity to Available for Sale                    --           109,329           90,858
Securitization of Loans into Mortgage-Backed Securities Available for Sale            --                --               83
Securitization of Loans into Trading Mortgage-Backed Securities                       --                --           16,888

Assets acquired and liabilities assumed in 1996 purchase business combinations were as follows:

                                                                                                               Year Ended
(In thousands)                                                                                            December 31, 1996
------------------------------------------------------------------------------------------------------------------------------
ASSETS ACQUIRED:
   Loans                                                                                                    $ 621,955
   Premises and Equipment                                                                                       8,008
   Other Assets                                                                                                 3,059
------------------------------------------------------------------------------------------------------------------------------
     Total Assets Acquired                                                                                    633,022
------------------------------------------------------------------------------------------------------------------------------
LIABILITIES ASSUMED:
   Deposits                                                                                                  1,099,551
   Less Deposits Exchanged                                                                                    (95,163)
------------------------------------------------------------------------------------------------------------------------------
   Net Deposits Assumed                                                                                      1,004,388
   Other Liabilities                                                                                            1,883
------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities Assumed                                                                               1,006,271
------------------------------------------------------------------------------------------------------------------------------
   Net Liabilities Assumed                                                                                    373,249
   Net Premium Paid for Deposits                                                                              (62,913)
------------------------------------------------------------------------------------------------------------------------------
   Net Cash and Cash Equivalents Received in Bank Acquisition                                               $ 310,336
------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

A) BUSINESS
Webster Financial Corporation ("Webster"), through its subsidiaries, Webster Bank and Damman Insurance Associates, delivers financial services to individuals, families and businesses throughout Connecticut. Webster emphasizes five business lines - consumer banking, business banking, mortgage lending, trust and investment services and insurance services and each is supported by centralized administration and operations. Webster Bank was founded in 1935 and converted from a federal mutual to a federal stock institution in 1986.

B) BASIS OF FINANCIAL STATEMENT PRESENTATION
The Consolidated Financial Statements include the accounts of Webster and its subsidiaries. The Consolidated Financial Statements and notes hereto have been retroactively restated to include the accounts of Eagle Financial Corp.
("Eagle") acquired on April 15, 1998, People's Savings Financial Corp. ("People's") acquired on July 31, 1997, MidConn Bank ("MidConn") acquired on May 31, 1997 (through Webster's acquisition of Eagle), and DS Bancor, Inc. ("Derby") acquired on January 31, 1997 as if the mergers had occurred at the beginning of the earliest period presented (See Note 2). The number of common shares have been retroactively restated for stock dividends and stock splits (See Note 14). The financial statements have been prepared in conformity with generally accepted accounting principles and all significant intercompany transactions have been eliminated in consolidation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the balance sheets and revenues and expenses for the periods presented. The actual results of Webster could differ from those estimates. Material estimates that are susceptible to near-term changes include the determination of the allowance for loan losses and the valuation allowance for the deferred tax asset.

C) ALLOWANCE FOR LOAN LOSSES
An allowance for loan losses is established based upon a review of the loan portfolio, loss experience, specific problem loans, current and anticipated economic conditions and other pertinent factors which, in management's judgment, deserve current recognition in estimating loan losses. Effective January 1, 1995, Webster adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No.
118. Under this standard, commercial and commercial real estate loans are considered impaired when it is probable that Webster will not collect all amounts due in accordance with the contractual terms of the loan. Certain loans are exempt from the provisions of SFAS No. 114, including large groups of smaller balance homogenous loans that are collectively evaluated for impairment, such as consumer and residential mortgage loans.

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

G) INTEREST-RATE INSTRUMENTS
Webster uses as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. Webster holds short futures and long options positions to minimize the price volatility of certain adjustable rate assets held as Trading Securities. Changes in the market value of short futures positions are recognized as a gain or loss in the Consolidated Statements of Income in the period for which the change occurred.

Interest-rate caps, interest-rate floors and interest-rate swaps are entered into as hedges against future interest rate fluctuations. Webster does not trade in unmatched interest-rate contracts. Those agreements meeting the criteria for hedge accounting treatment are designated as hedges and are accounted for as such. If a contract is terminated, any unrecognized gain or loss is deferred and amortized as an adjustment to the yield of the related asset or liability over the remainder of the period that was being hedged. If the linked asset or liability is disposed of prior to the end of the period being managed, the related interest-rate contract is marked to fair value, with any resulting gain or loss recognized in current period income as an adjustment to the gain or loss on the disposal of the related asset or liability. Interest income or expense associated with interest-rate caps and swaps is recorded as a component of net interest income. Interest-rate instruments that hedge Available for Sale assets are marked to fair value monthly with adjustments to shareholders' equity on a tax-effected basis.

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

J) INTANGIBLE ASSETS
Intangible assets consist of core deposit intangibles and goodwill. The core deposit intangibles are the excess of the purchase price over the fair value of the tangible net assets acquired in bank acquisitions accounted for using the purchase method of accounting and allocated to deposits. The core deposit intangibles are being amortized on a straight-line basis over a period of ten years from the acquisition dates. On a periodic basis, management assesses the recoverability of the core deposit intangibles. Such assessments encompass a projection of future earnings from the deposit base as compared to the original expectations, based upon a discounted cash flow analysis. If an assessment of the core deposit intangibles indicates that they are impaired, a charge to income for the most recent period is recorded for the amount of the impairment. Goodwill is the excess of cost over the fair value of tangible net assets acquired in bank acquisitions accounted for using the purchase method of accounting and not allocated to any specific asset or liability category. Goodwill is being amortized on a straight-line basis over periods up to fifteen years from the acquisition date. The Corporation also reviews goodwill on a periodic basis for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

K) INCOME TAXES
Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance has been provided for a portion of the deferred tax asset that may not be realized. The valuation allowance is adjusted as facts and circumstances warrant.

L) EMPLOYEE BENEFIT PLANS
The Bank has a noncontributory pension plan covering substantially all employees. Pension costs are accrued in accordance with generally accepted accounting principles and are funded in accordance with the requirements of the Employee Retirement Income Security Act ("ERISA"). The Bank also accrues costs related to post-retirement benefits. The provisions of SFAS No. 132, "Employers' Disclosure about Pensions and Other Post-retirement Benefits", were adopted on December 31, 1998. SFAS No. 132 revised disclosures about pension and other post-retirement benefit plans; it did not change the measurement or recognition of these plans. Prior period disclosures have been revised to conform with SFAS No. 132.

M) NET INCOME PER COMMON SHARE
Basic net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding. Diluted net income per share is calculated by dividing adjusted net income by the weighted-average diluted common shares, including the effect of common stock equivalents and for 1996 the hypothetical conversion into common stock of the Series B cumulative convertible preferred stock. The common stock equivalents consist of common stock options and warrants.

N) STOCK COMPENSATION
SFAS No. 123 "Accounting for Stock-Based Compensation," encourages all companies to adopt a new fair value based method of accounting for stock-based employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its stock option plans using the accounting method prescribed by Accounting Principal Board Opinion No. 25 ("APB No. 25") "Accounting for Stock Issued to Employees." Entities electing to maintain accounting standards under APB No. 25 must make pro forma disclosures for net income and earnings per share as if the fair value based method of accounting had been applied. See Note 16.

O) STATEMENTS OF CASH FLOWS
For the purposes of the Statements of Cash Flows, Webster considers cash on hand and in banks to be cash equivalents.

P) LOAN SALES AND SERVICING SALES
Gains or losses on sales of loans are recognized at the time of sale. During the 1995 second quarter, Webster elected early adoption of SFAS No. 122 "Accounting for Mortgage Servicing Rights", that was superseded by SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 122 required, and SFAS No. 125 continues to require that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Fair values are estimated considering loan prepayment predictions, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation and measurement, Webster stratifies mortgage servicing rights based on predominate risk characteristics of the underlying loans including loan type, interest rate and amortization type (fixed or adjustable). To the extent that the carrying value of mortgage servicing rights exceeds fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted for changes in fair value. The cost basis of mortgage servicing rights is amortized into noninterest income over the estimated period of servicing revenue. See Note 6.

Q) CASH SURRENDER VALUE OF LIFE INSURANCE
The investment in life insurance represents the cash surrender value of life insurance policies on officers of the Bank. Increases in the cash surrender value are recorded as other noninterest income.

R) COMPREHENSIVE INCOME
The provisions of SFAS No. 130, "Reporting Comprehensive Income" were adopted as of January 1, 1998. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes net income and any changes in equity from non-owner sources that bypass the statements of income (such as changes in net unrealized gains and losses on securities available for sale). The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The adoption of SFAS No. 130 resulted in a change in financial statement disclosures only and had no effect on Webster's financial position or results.

S) RECLASSIFICATIONS
Certain  financial   statement   balances  as  previously   reported  have  been
reclassified  to  conform  to  the  1998   Consolidated   Financial   Statements
presentation.

NOTE 2: BUSINESS COMBINATIONS
--------------------------------------------------------------------------------

POOLING OF INTERESTS TRANSACTIONS

All acquisitions accounted for under the pooling of interests method include financial data as if the combination occurred at the beginning of the earliest period presented.

THE EAGLE ACQUISITION
On April 15, 1998, Webster acquired Eagle and its subsidiary, Eagle Bank, a $2.1 billion savings bank, headquartered in Bristol, Connecticut. In connection with the merger with Eagle, Webster issued 10,615,156 shares of its common shares for all of the outstanding shares of Eagle common stock. Under the terms of the agreement, each outstanding share of Eagle common stock was converted into 1.68 shares of Webster common stock. Prior to the acquisition, Eagle's fiscal year ended on September 30. In recording the pooling of interests combination, Eagle's financial statements as of and for the twelve months ended September 30, 1997 were combined with Webster's financial statements as of and for the twelve months ended December 31, 1997. An adjustment has been made to shareholders' equity as of December 31, 1998 to include Eagle's unaudited results of operations for the period October 1, 1997 to December 31, 1997 as the results of this period, which included net interest income of $15.7 million and net income of $4.9 million, are not included in the results of operations of the combined entity for the year ended December 31, 1998.

THE PEOPLE'S ACQUISITION
On July 31, 1997, Webster acquired People's and its subsidiary, People's Savings Bank & Trust, a $482 million savings bank headquartered in New Britain, Connecticut. In connection with the merger with People's, Webster issued 3,151,992 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, each outstanding share of People's common stock was converted into .85 shares of Webster common stock.

THE MIDCONN ACQUISITION
On May 31, 1997, Webster acquired MidConn as a result of its acquisition of Eagle. In connection with the merger, Webster effectively issued 2,869,440 shares of its common stock for all the outstanding shares of MidConn common stock after adjusting for the conversion factor related to the Eagle Acquisition and subsequent common stock split.

THE DERBY ACQUISITION

On January 31, 1997, Webster acquired Derby and its subsidiary, Derby Savings Bank, a $1.2 billion savings bank headquartered in Derby, Connecticut. In connection with the merger with Derby, Webster issued 7,002,740 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement, each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock.

PURCHASE TRANSACTIONS PENDING CONSUMMATION AT DECEMBER 31,1998 (UNAUDITED)

THE ACCESS ACQUISITION
In January 1999, Webster announced the purchase of Access National Mortgage, Inc. ("Access"). Access was founded in 1996 as a privately held Internet-based mortgage lender located in Wilmington, Massachusetts. Access is currently able to originate mortgages in 44 states and will initially continue to sell all originated mortgages. The Access principals continue as senior officers and as minority owners of Access National Mortgage, L.L.C., which is a subsidiary of Webster Bank.

THE VILLAGE ACQUISITION
In November 1998, Webster announced a definitive agreement to acquire Village Bancorp, Inc. ("Village"), the holding company for Village Bank & Trust Company for $23.50 per share in a tax-free, stock-for-stock exchange. At the time of the original announcement, Village had approximately $230 million in total assets, $152 million in loans and $215 million in deposits at 6 branches. Webster expects to consummate the acquisition and complete the conversion in the second quarter of 1999.

THE MARITIME ACQUISITION
In November 1998, Webster announced a definitive agreement to acquire Maritime Bank & Trust Company ("Maritime") for $26.67 per share in a tax-free, stock-for-stock exchange. At the time of the original announcement, Maritime had approximately $100 million in total assets and $90 million in deposits at 3 branches. Webster expects to consummate the acquisition and complete the conversion in the second quarter of 1999.

PURCHASE TRANSACTIONS

The following acquisitions were accounted for as purchase  transactions,  and as
such,  results  of  operations  are  included  in  the  Consolidated   Financial
Statements subsequent to acquisition.

THE DAMMAN ACQUISITION
On  June  1,  1998,  Webster  completed  its  acquisition  of  Damman  Insurance
Associates ("Damman"). Damman is a full service Westport-based insurance company, providing property-casualty, life and group coverage to commercial and individual customers. Damman has offices in Westport and Wallingford and approximately 50 employees. During 1998, Webster began offering a full array of insurance services to its consumer and commercial customer base.

THE SACHEM ACQUISITION
On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, Connecticut which had approximately $300 million of trust assets under management, in a tax-free stock-for-stock exchange.

THE SHAWMUT TRANSACTION
In the first quarter of 1996, Webster Bank acquired 25 branches in the Hartford market from Shawmut Bank Connecticut, National Association, as part of a divestiture in connection with the merger of Shawmut and Fleet Bank (the "Shawmut Transaction"). In the branch purchase, Webster Bank acquired approximately $1.1 billion in deposits and $622 million in loans. As a result of this transaction, Webster recorded $64.1 million as a core deposit intangible asset. In connection with the Shawmut Transaction, Webster raised net proceeds of $32.1 million through the sale of 2,499,200 shares of its common stock in an underwritten public offering in December 1995.

NOTE 3: SECURITIES
--------------------------------------------------------------------------------

A summary of securities follows:

                                                                              December 31,
                                            ----------------------------------------------------------------------------------------
                                                    1998                                               1997
------------------------------------------------------------------------------------------------------------------------------------
                                 Amortized  Unrealized Unrealized   Estimated    Amortized  Unrealized   Unrealized       Estimated
(In thousands)                     Cost       Gains      Losses     Fair Value      Cost       Gains       Losses         Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Trading Securities:
Mortgage - Backed Securities   $  91,114(a)   $    --   $     --    $    91,114      $84,749(a)    $ --      $  --       $84,749
------------------------------------------------------------------------------------------------------------------------------------
                                  91,114           --         --         91,114       84,749         --         --        84,749
------------------------------------------------------------------------------------------------------------------------------------
Available for Sale Portfolio:
U.S. Treasury Notes               13,514           123        --         13,637       19,522         37         (8)       19,551
U.S. Government Agency            16,501           278        --         16,779       50,229        220        (24)       50,425
Municipal Bonds and Notes         14,688           516        --         15,204       14,685         --       (126)       14,559
Corporate Bonds and Notes         81,452           454    (2,148)        79,758       10,045         33       (227)        9,851
Equity Securities (b)            211,871         7,241    (4,664)       214,448      210,041   1  4,983     (1,049)      223,975
Mortgage-Backed Securities     2,582,759        39,937    (5,248)     2,617,448    2,737,522   3  6,307     (7,720)    2,766,109
Purchased Interest-Rate
   Contracts (Note 10)            15,985            --    (3,437)        12,548       15,079          -     (7,262)        7,817
------------------------------------------------------------------------------------------------------------------------------------
                               2,936,770        48,549   (15,497)     2,969,822    3,057,123   5  1,580    (16,416)    3,092,287
------------------------------------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:
U.S. Treasury Notes                2,455            12        --          2,467        2,447         28         --         2,475
U.S. Government Agency             6,000            15        --          6,015       32,274         14        (65)       32,223
Municipal Bonds and Notes         12,500           347        --         12,847       12,500         93         (1)       12,592
Corporate Bonds and Notes        151,536         2,626    (1,171)       152,991        1,199          3         --         1,202
Money Market Preferred Stock          --            --        --             --        1,000         --         --         1,000
Mortgage-Backed Securities       228,663         2,426    (1,044)       230,045      362,817      2,533     (2,781)      362,569
------------------------------------------------------------------------------------------------------------------------------------
                                 401,154         5,426    (2,215)       404,365      412,237      2,671     (2,847)      412,061
------------------------------------------------------------------------------------------------------------------------------------
   Total                      $3,429,038     $  53,975  $(17,712)   $ 3,465,301   $3,554,109    $54,251   $(19,263)   $3,589,097
------------------------------------------------------------------------------------------------------------------------------------

(a) Stated at fair value.

(b) Equity securities at December 31, 1998, consisted of FHL Bank stock of $97.6 million, mutual funds of $35.1 million, preferred stock of $36.0 million and common stock of $45.7 million. At December 31, 1997, equity securities consisted of FHL Bank stock of $87.1 million, mutual funds of $37.5 million, preferred stock of $55.6 million and common stock of $43.8 million.

A summary of realized gains and losses follows:

                                                                 Years Ended December 31,
                                          1998                              1997                            1996
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                    Gains     Losses       Net      Gains    Losses        Net     Gains     Losses       Net
----------------------------------------------------------------------------------------------------------------------------------
Trading Securities:
Mortgage-Backed Securities       $ 4,789  $ (3,548)  $ 1,241   $  4,052   $ (2,647)  $  1,405   $  3,033  $ (2,719)  $   314
Futures and Options Contracts      8,015   (10,023)   (2,008)      7,318    (8,494)    (1,176)    10,704   (10,434)      270
Equity Securities                     --        --        --         --         --         --        366       (35)      331
----------------------------------------------------------------------------------------------------------------------------------
                                  12,804   (13,571)     (767)     11,370   (11,141)       229     14,103   (13,188)      915
----------------------------------------------------------------------------------------------------------------------------------
Available for Sale:
Mortgage-Backed Securities         7,148      (222)    6,926        566       (119)       447      2,401    (1,652)      749
U.S. Treasury Notes                   --        --        --          6         --          6          5        (7)       (2)
U.S. Government Agencies              --        --        --         18        (45)       (27)        11       (39)      (28)
Corporate Debt                        --        --        --         77         --         77          4      (364)     (360)
Mutual Funds                       1,156        --     1,156      1,210        (58)     1,152        227      (463)     (236)
Other Equity Securities            7,966      (867)    7,099        945        (21)       924      2,773      (197)    2,576
Other                                982       (45)      937        920       (586)       334         56        --        56
----------------------------------------------------------------------------------------------------------------------------------
                                  17,252    (1,134)   16,118      3,742       (829)     2,913      5,477    (2,722)    2,755
----------------------------------------------------------------------------------------------------------------------------------
     Total                       $30,056  $(14,705)  $15,351   $ 15,112   $(11,970)   $ 3,142   $ 19,580  $(15,910)   $3,670
----------------------------------------------------------------------------------------------------------------------------------

There were no sales of securities from the Held to Maturity portfolio for the years ended December 31, 1998, 1997 and 1996.

On June 30, 1997, Eagle transferred securities with a book value of $109.3 million from the Held to Maturity portfolio to the Available for Sale portfolio. The transfer resulted in an unrealized gain of approximately $299,000 which is net of income taxes of approximately $200,000, being recorded as an increase to shareholders' equity. The securities were transferred due to a change in intent with respect to holding the securities to maturity precipitated by changes in the balance sheet following the merger with MidConn.

Webster enters into short futures and long options positions to minimize the price volatility of certain adjustable-rate assets held as Trading Securities. At December 31, 1998, Webster had 216 short positions in Eurodollar futures contracts ($216.0 million notional amount) and 220 short positions in 5 and 10 year Treasury note futures ($22.0 million notional amount). Changes in the market value of short futures positions are recognized as a gain or loss in the period for which the change occurred. All gains and losses resulting from short futures positions are reflected in gains (losses) on sale of securities, net in the Consolidated Statements of Income.

The following table sets forth the contractual maturities of the Bank's securities and mortgage-backed securities at December 31, 1998 and the weighted-average yields of such securities (based upon the financial statement carrying amount of such securities).

                                                            Due After One,        Due After
                                           Due Within         But Within          Five, But              Due
                                            One Year          Five Years        Within 10 Years    After 10 Years         Total
                                       ---------------------------------------------------------------------------------------------
                                               Weighted           Weighted           Weighted           Weighted           Weighted
                                                Average            Average            Average            Average            Average
(Dollars in thousands)                  Amount    Yield    Amount    Yield    Amount    Yield    Amount    Yield     Amount  Yield
------------------------------------------------------------------------------------------------------------------------------------
Available For Sale Portfolio:
    U.S. Treasury Notes              $  13,111    5.90 % $    526    6.25 % $     --      --%  $      --     --%   $ 13,637   5.92%
    U.S. Government Agency                  --      --     10,670    6.67      6,109    7.19          --     --      16,779   6.86
    Municipal Bonds and Notes (a)           --      --         --      --         --      --      15,204   5.31      15,204   5.31
    Corporate Bonds and Notes            2,019    6.88         --      --      1,833    6.16      75,906   8.79      79,758   8.68
    Equity Securities                  214,448    4.45         --      --         --      --          --     --     214,448   4.45
    Mortgage-Backed Securities           1,128    6.22     43,910    6.15    397,520    6.71   2,174,890   6.71   2,617,448   6.70
    Purchased Interest-Rate Contracts       --      --      9,485      --      3,063      --          --     --      12,548     --
------------------------------------------------------------------------------------------------------------------------------------
                                       230,706    4.56%    64,591    5.34%    408,525   6.66%  2,266,000   6.77%  2,969,822   6.56%
------------------------------------------------------------------------------------------------------------------------------------
Held to Maturity Portfolio:
    U.S. Treasury Notes                  2,455    6.02          --     --         --      --          --     --       2,455   6.02
    U.S. Government Agency               6,000    5.46          --     --         --      --          --     --       6,000   5.46
    Municipal Bonds and Notes (a)           --      --          --     --     12,500    6.68          --     --      12,500   6.68
    Corporate Bonds and Notes              350    6.54          --     --        100    6.29     151,086   7.38     151,536   7.38
    Mortgage-Backed Securities           4,229    6.11      27,489   6.08     26,703    6.70     170,242   7.20     228,663   6.98
------------------------------------------------------------------------------------------------------------------------------------
                                     $  13,034    5.80%     27,489   6.08%  $ 39,303    6.69% $  321,328   7.28% $  401,154   7.10%
------------------------------------------------------------------------------------------------------------------------------------
Total                                $ 243,740    5.61%  $  92,080   5.56%  $447,828    6.66% $2,587,328   6.83% $3,370,976   6.62%


 (a) Yield is adjusted to a fully tax equivalent basis.

The above table shows contractual maturities of securities. At December 31, 1998 the duration of the Available for Sale and Held to Maturity portfolios, are approximately 2.5 years and 3.0 years, respectively.

NOTE 4: LOANS RECEIVABLE, NET
--------------------------------------------------------------------------------

A summary of loans receivable, net follows:

                                                                                               December 31,
                                                                       --------------------------------------------------------
(Dollars in thousands)                                                               1998                          1997
-------------------------------------------------------------------------------------------------------------------------------
                                                                            Amount             %           Amount        %
                                                                            ------             -           ------        -
Loans Secured by Mortgages on Real Estate:
   Conventional, VA and FHA                                            $    3,479,388         69.7%     $3,744,766      75.7%
   Conventional, VA and FHA Loans Held for Sale                                 1,688           --           3,515       0.1
   Residential Participation                                                   55,820          1.1          12,244       0.2
   Residential Construction                                                   294,542          5.9         151,275       3.0
   Commercial Construction                                                     43,855          0.9          34,974       0.7
   Other Commercial                                                           371,358          7.5         309,966       6.2
-------------------------------------------------------------------------------------------------------------------------------
                                                                            4,246,651         85.1       4,256,740      85.9
-------------------------------------------------------------------------------------------------------------------------------
Consumer Loans:
   Home Equity Loans                                                          436,139          8.7         471,872       9.5
   Other Consumer Loans                                                        41,874          0.9          47,479       1.0
   Credit Cards                                                                    --           --          33,112       0.7
-------------------------------------------------------------------------------------------------------------------------------
                                                                              478,013          9.6         552,463      11.2
-------------------------------------------------------------------------------------------------------------------------------

Commercial Non-Mortgage Loans                                                 403,411          8.1         239,826       4.8
-------------------------------------------------------------------------------------------------------------------------------
   Gross Loans Receivable                                                   5,128,075        102.6       5,049,029     101.9
Less:
   Loans in Process                                                            96,646          1.9          51,263       1.0
   Allowance for Losses on Loans                                               55,109          1.1          59,518       1.2
   Premiums on Loans Purchased, Deferred Loan Fees
     and Unearned Discounts, Net                                              (17,189)        (0.4)        (16,565)     (0.3)
-------------------------------------------------------------------------------------------------------------------------------
       Loans Receivable, Net Excluding Segregated Assets               $    4,993,509        100.0%     $4,954,813      98.2%
Segregated Assets, Net                                                             --          --           41,038       0.8
-------------------------------------------------------------------------------------------------------------------------------
Loans Receivable, Net                                                  $    4,993,509        100.0%     $4,995,851     100.0%
-------------------------------------------------------------------------------------------------------------------------------

The segregated assets disclosed in 1997 are certain loans purchased from the Federal Deposit Insurance Corporation ("FDIC") in the First Constitution acquisition. In 1998, these loans are included in commercial mortgage and non-mortgage loans. Also in 1998, Webster sold credit card receivables of $31.4 million.

Webster adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," on January 1, 1995 as amended by SFAS No. 118, with no impact on its results of operations. At December 31, 1998, Webster had $16.1 million of impaired loans, of which $5.8 million were measured based upon the fair value of the underlying collateral and $10.3 million were measured based upon the expected future cash flows of the impaired loans. The $5.8 million of impaired loans have an allowance for loan losses of $1.5 million and the $10.3 million of impaired loans had no related specific allowance for loan losses. At December 31, 1997, there were $7.3 million of impaired loans with an allowance of $1.1 million and $9.6 million of impaired loans for which there was no related allowance for loan losses. In 1998, 1997 and 1996, the average balance of impaired loans was $14.8 million, $29.0 million and $35.0 million, respectively.

Webster's policy with regard to the recognition of interest income on impaired loans includes an individual assessment of each loan. Interest which is more than 90 days past due is not accrued. When payments on impaired loans are received, interest income is recorded on a cash basis or is applied to principal based on an individual assessment of each loan. Cash basis interest income recognized on impaired loans for the years ended December 31, 1998, 1997 and 1996 amounted to $598,000, $724,000 and $520,000, respectively.

A detail of the changes in the allowances for loan losses for the three years follows:

                                                                               December 31,
                                                         ----------------------------------------------------------
                                                              1998                1997              1996
-------------------------------------------------------------------------------------------------------------------
(In thousands)
-------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                            $ 59,518           $  53,692            $  59,892
Provisions Charged to Operations                             6,800              24,813               13,054
Acquired Allowance for Purchased Loans                          --                  --                6,871
Reclassification of Allowance for Segregated Asset Losses    2,623                  --                   --
Charge-offs                                                (17,064)            (24,794)             (29,205)
Recoveries                                                   3,232               5,807                3,080
-------------------------------------------------------------------------------------------------------------------
  Balance at End of Period                                $ 55,109            $ 59,518            $  53,692
-------------------------------------------------------------------------------------------------------------------

Webster is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments included commitments to extend credit and commitments to sell residential first mortgage loans. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized on the Consolidated Statements of Condition.

The estimated fair value of commitments to extend credit is considered insignificant at December 31, 1998 and 1997. Future loan commitments represent residential mortgage loan commitments, letters of credit, standby letters of credit, as well as unused credit card lines and home equity and commercial credit lines. Rates for these loans are generally established shortly before closing. The rates on home equity lines of credit generally vary with the prime rate.

At December 31, 1998 and 1997, residential mortgage commitments outstanding totaled $104.9 million and $91.6 million, respectively. Residential commitments outstanding at December 31, 1998 consisted of adjustable-rate and fixed-rate mortgages of $43.0 million and $61.9 million, respectively, at rates ranging from 5.7% to 10.5%. Commitments to originate loans generally expire within 60 days. In addition, at December 31, 1998 and 1997, there were unused portions of home equity credit lines extended of $336.9 million and $312.9 million, respectively. Unused commercial lines of credit, letters of credit, standby letters of credit and outstanding commercial new loan commitments totaled $269.5 million and $129.2 million at December 31, 1998 and 1997, respectively. Unused credit card lines were $102.3 million at December 31, 1997.

Webster uses forward commitments to sell residential first mortgage loans which are entered into for the purpose of reducing the market risk associated with originating loans held for sale. The types of risk that may arise are from the possible inability of Webster or the other party to fulfill the contracts. At December 31, 1998 and 1997, Webster had forward commitments to sell loans totaling $1.7 million and $5.5 million, respectively, at rates between 5.9% and 7.5% and 5.8% and 8.3%, respectively. The estimated fair value of commitments to sell loans is considered insignificant at December 31, 1998 and 1997.

At December 31, 1998, 1997 and 1996, Webster serviced, for the benefit of others, mortgage loans aggregating approximately $1.3 billion, $1.3 billion and $1.5 billion, respectively.

--------------------------------------------------------------------------------
NOTE 5: PREMISES AND EQUIPMENT, NET

A summary of premises and equipment, net follows:

                                                                                                         December 31,
                                                                                       ---------------------------------------
(In thousands)                                                                                     1998              1997
------------------------------------------------------------------------------------------------------------------------------
Land                                                                                            $   10,433        $  10,431
Buildings and Improvements                                                                          57,983           52,149
Leasehold Improvements                                                                               4,864            6,273
Furniture, Fixtures and Equipment                                                                   71,935           55,774
------------------------------------------------------------------------------------------------------------------------------
Total Premises and Equipment                                                                       145,215          124,627
Accumulated Depreciation and Amortization                                                           65,891           52,740
------------------------------------------------------------------------------------------------------------------------------
   Premises and Equipment, Net                                                                  $   79,324        $  71,887
------------------------------------------------------------------------------------------------------------------------------

At December 31, 1998, Webster was obligated under various non-cancelable operating leases for properties used as branch office facilities. The leases contain renewal options and escalation clauses which provide for increased rental expense based primarily upon increases in real estate taxes over a base year. Rental expense under leases was $4.8 million, $4.6 million and $4.3 million in 1998, 1997 and 1996, respectively. Webster is also entitled to rental income under various non-cancelable operating leases for properties owned. Rental income under these leases was $2.8 million, $2.0 million and $1.9 million in 1998, 1997 and 1996, respectively.

The following is a schedule of future minimum rental payments and receipts required under these leases as of December 31, 1998:

-------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                              Payments     Receipts
-------------------------------------------------------------------------------------------------------------------
Years ending December 31:
1999                                                                                     $    4,882      $    756
2000                                                                                          4,268           507
2001                                                                                          3,723           392
2002                                                                                          3,261           264
2003                                                                                          2,785           176
Later years                                                                                  20,835           872
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                 $   39,754      $  2,967
-------------------------------------------------------------------------------------------------------------------


NOTE 6: PREPAID EXPENSES AND OTHER ASSETS
--------------------------------------------------------------------------------

A summary of prepaid expenses and other assets follows:


                                                                                                         December 31,
------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                     1998              1997
------------------------------------------------------------------------------------------------------------------------------
Due from FDIC                                                                                   $      769         $  1,660
Income Taxes Receivable                                                                              3,260            4,866
Deferred Tax Asset, Net (Note 13)                                                                   14,737           24,569
Mortgage Servicing Rights, Net                                                                       4,686            5,906
Other Assets                                                                                        20,142           17,605
------------------------------------------------------------------------------------------------------------------------------
   Prepaid Expenses and Other Assets                                                            $   43,594         $ 54,606
------------------------------------------------------------------------------------------------------------------------------

The $769,000 due from the FDIC at December 31, 1998, is net of a $366,000 payable amount that represents the FDIC's 80% reimbursement for fourth quarter 1998 recoveries less certain permitted expenses on Segregated Assets which will be paid in the first quarter of 1999. The $1.1 million receivable balance represents the additional 15% net reimbursement for charge-offs and expenses less the 15% reimbursement payable on recoveries, which Webster will receive at the end of 1999.

During 1998 and 1997, Webster capitalized mortgage servicing assets of $571,000 and $981,000, respectively, related to originating loans and selling them servicing retained. Also, during 1996, Webster purchased mortgage loan servicing assets with a principal balance of $272.5 million and recorded a mortgage loan servicing asset of $2.8 million. Amortization of mortgage servicing rights was $1.1 million, $911,000 and $615,000 for the years ended December 31, 1998, 1997 and 1996, respectively. In 1996, Webster established an allowance to provide for the decrease in value of mortgage servicing rights due to declining interest rates and an increased rate of prepayments. At December 31, 1998 and 1997, the allowance totaled $1.2 million and $458,000, respectively. During 1998 and 1997, provisions to this allowance totaled $712,000 and $363,000, respectively.

NOTE 7: DEPOSITS
--------------------------------------------------------------------------------

Deposits categories are summarized as follows:


                                                                                          December 31,
                                                              -------------------------------------------------------------------
                                                                          1998                              1997
---------------------------------------------------------------------------------------------------------------------------------
                                                    Weighted                                Weighted
                                                    Average                     % of        Average                     % of
(Dollars in thousands)                               Rate         Balance      Total         Rate          Balance      Total
---------------------------------------------------------------------------------------------------------------------------------
Demand Deposits and NOW Accounts                     1.23%      $ 1,070,814      18.9%       1.19%        $ 948,589    16.6%
Regular Savings and Money Market Deposit Accounts    2.55         1,429,271      25.3        2.47         1,400,325    24.5
Time Deposits                                        5.04         3,151,188      55.8        5.35         3,370,116    58.9
---------------------------------------------------------------------------------------------------------------------------------
       Total Deposits                                3.59%      $ 5,651,273     100.0%       3.86%        $5,719,030  100.0%
---------------------------------------------------------------------------------------------------------------------------------

Interest expense on deposits is summarized as follows:



                                                                     Years Ended December 31,
-------------------------------------------------------------------------------------------------------------------
(In thousands)                                              1998               1997                1996
-------------------------------------------------------------------------------------------------------------------
NOW Accounts                                             $ 11,642            $  9,385            $  7,132
Regular Savings and Money Market Deposit Accounts          32,211              34,802              40,016
Time Deposits                                             177,435             179,292             182,075
-------------------------------------------------------------------------------------------------------------------
   Total                                                 $221,288            $223,479            $229,223
-------------------------------------------------------------------------------------------------------------------

Time deposits of $100,000 or more amounted to $302.1 million and represented 5.35% of total deposits at December 31, 1998. The following table presents the amount of these deposits maturing during the periods indicated:

(In thousands)
-------------------------------------------------------------------------------------------------------------------
           Maturing                                                                                  Amount
-------------------------------------------------------------------------------------------------------------------
January 1, 1999 to March 31, 1999                                                                 $  56,153
April 1, 1999 to June 30, 1999                                                                       84,843
July 1, 1999 to December 31, 1999                                                                   105,281
January 1, 2000 and beyond                                                                           55,866
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                          $ 302,143
-------------------------------------------------------------------------------------------------------------------


NOTE 8: FEDERAL HOME LOAN BANK ADVANCES
--------------------------------------------------------------------------------

Advances payable to the FHL Bank are summarized as follows:

                                                                                                       December 31,
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                             1998              1997
------------------------------------------------------------------------------------------------------------------------------
Fixed Rate:
   4.99% to 8.19% Due in 1998                                                                 $         --     $  1,099,700
   4.54% to 8.86% Due in 1999                                                                    1,316,027           62,862
   4.75% to 9.16% Due in 2000                                                                      227,360           31,570
   5.52% to 8.20% Due in 2001                                                                       27,405            7,845
   6.87% Due in 2002                                                                                 2,000            2,000
   5.69% to 6.14% Due in 2003                                                                       28,346            4,157
   6.01% Due in 2004                                                                                    --           80,000
   5.25% Due in 2005                                                                                10,000               --
   6.31% Due in 2006                                                                                 3,169            3,577
   6.98% Due in 2007                                                                                 2,592            2,675
   4.99% Due in 2008                                                                                25,000               --
   6.60% Due in 2011                                                                                 2,661            2,828
---------------------------------------------------------------------------------------------------------------------------
                                                                                              $  1,644,560     $  1,297,214
------------------------------------------------------------------------------------------------------------------------------
Variable Rate:
------------------------------------------------------------------------------------------------------------------------------
   5.65% Due in 1998                                                                          $         --     $    219,420
   5.07% to 5.09% Due in 1999                                                                       50,000               --
   5.76% Due in 2004                                                                                80,000               --
------------------------------------------------------------------------------------------------------------------------------
Total Federal Home Loan Bank Advances                                                         $  1,774,560     $  1,516,634
------------------------------------------------------------------------------------------------------------------------------

The following table sets forth certain information as to the Bank's FHL Bank short-term borrowings at the dates and for the years indicated.

                                                                                     December 31,
                                                           --------------------------------------------------------
(Dollars in thousands)                                               1998               1997               1996
-------------------------------------------------------------------------------------------------------------------
Average amount outstanding during the period                     $  1,654,533       $   954,306        $  452,018
Amount outstanding at end of period                                 1,366,027         1,319,120           559,345
Highest month end balance                                           1,824,729         1,319,120           573,948
Weighted-average interest rate at end of period                          5.33%             5.74%            5.68%
Weighted-average interest rate during the period                         4.93%             5.65%            5.61%

At December 31, 1998, the Bank had additional borrowing capacity of $700 million from the FHL Bank, including a line of credit of approximately $41.3 million. Advances are secured by the Bank's investment in FHL Bank stock and a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities. At
December 31, 1998 and 1997, the Bank was in compliance with the FHL Bank collateral requirements.

NOTE 9: REVERSE REPURCHASE AGREEMENTS AND OTHER BORROWINGS
--------------------------------------------------------------------------------

The  following  table  summarizes  reverse   repurchase   agreements  and  other
borrowings:

                                                                                                     December 31,
                                                                                -------------------------------------------
(In thousands)                                                                                 1998                 1997
---------------------------------------------------------------------------------------------------------------------------
Reverse Repurchase Agreements                                                             $    669,374           $  980,835
Senior Notes                                                                                    40,000               40,000
Bank Lines of Credit                                                                            17,180               10,000
ESOP Borrowings                                                                                  1,367                1,978
Federal Funds Purchased                                                                         11,000                   --
Other Borrowings                                                                                    --                  150
---------------------------------------------------------------------------------------------------------------------------
   Total                                                                                  $    738,921           $1,032,963
---------------------------------------------------------------------------------------------------------------------------

The weighted-average rates on these borrowings were 5.69% and 5.75% at December 31, 1998 and 1997, respectively.

During 1998, reverse repurchase agreement transactions inclusive of dollar roll transactions were the primary source of borrowed funds with the exception of FHL Bank advance borrowings (See Note 8). The average balance and weighted- average rate for reverse repurchase agreements for 1998 were $975.2 million and 5.23% as compared to $557.2 million and 5.65% for 1997. Securities underlying the reverse repurchase transactions held as collateral are primarily U.S. government agency securities consisting of FNMA, GNMA and FHLMC securities. Securities for reverse repurchase agreements related to Webster's funding operations are delivered to broker-dealers who arrange the transactions. Webster also enters into reverse repurchase agreement transactions directly with commercial and municipal customers through its money desk operations.

Information   concerning  short-term  and  long-term  borrowings  under  reverse repurchase agreements as of the end of the current period is summarized below:

(Dollars in thousands)

---------------------------------------------------------------------------------------------------------------------------
           Balance at            Weighted-Average             Weighted-Average       Book Value          Market Value
       December 31, 1998               Rate                       Maturity         of Collateral         of Collateral
---------------------------------------------------------------------------------------------------------------------------
          $669,374                     5.18%                8.2 months                  $664,873                 $676,000

While the Bank used several types of short-term borrowings as part of funding its daily operations, only reverse repurchase agreement transactions within the other borrowing catergory had an average balance that was 30% or more of the Bank's total equity at the end of the 1998 and 1997 periods. The following table sets forth certain information as to the Bank's reverse repurchase agreement short-term borrowings at the dates and for the years indicated.

                                                                                        December 31,
                                                              -----------------------------------------------------
(Dollars in thousands)                                                   1998           1997              1996
-------------------------------------------------------------------------------------------------------------------
Average amount outstanding during the period                         $  931,112      $  557,199       $  184,966
Amount outstanding at end of period                                     589,374         900,836          113,755
Highest month end balance                                             1,189,927         901,156          287,404
Weighted-average interest rate at end of period                            5.06%           5.70%            5.48%
Weighted-average interest rate during the period                           5.08%           5.65%            5.63%


During 1998, Webster at times also used variable-rate lines of credit through correspondent banks and purchased federal funds. Webster has established various sources of funding and uses the most favorable source in conjunction with asset and liability management strategies. The Employee Stock Ownership Plan ("ESOP") borrowings are from a correspondent bank at a floating rate based on the correspondent bank's base (prime) rate and the weighted rates at December 31, 1998 and 1997 were 7.75% and 7.90% respectively. The terms of the loan agreements call for the ESOP to make annual scheduled principal repayments through the year 2004. Interest is paid quarterly and the borrowings are guaranteed and secured by unallocated shares of Webster common stock under the ESOP Plan.

In 1993, Webster completed a registered offering of $40 million of 8 3/4% Senior Notes due 2000 (the "Senior Notes"). Webster used $18.25 million from the net proceeds of the offering to redeem the remaining shares of Series A Stock issued by Webster to the FDIC in connection with the First Constitution acquisition. The Senior Notes may not be redeemed by Webster prior to the maturity date of June 30, 2000, and are not exchangeable for any shares of Webster's common stock.

NOTE 10: INTEREST-RATE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Webster employs as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. See Note 3 for disclosures on futures positions. Webster uses interest-rate financial instruments to hedge mismatches in interest-rate maturities to reduce exposure to movements in interest rates. These interest-rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates or currency rates on the value of the financial instrument. The notional amount of interest-rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest-rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk.

The fair value, which approximates the cost to replace the contract at the current market rates, is generally representative of market risk. Credit risk related to the interest-rate swaps, interest-rate caps and floors at December 31, 1998 is not considered to be significant due to counterparty ratings. In the event of a default by a counterparty, the cost to Webster, if any, would be the replacement cost of the contract at the current market rate.

Interest-rate financial instruments are summarized as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                                           Fair Market
                                              Notional Amount                 Value                        Amortized Cost
-----------------------------------------------------------------------------------------------------------------------------
                                               December 31,                    December 31,                 December 31,
-----------------------------------------------------------------------------------------------------------------------------
(In thousands)                             1998             1997            1998           1997           1998         1997
-----------------------------------------------------------------------------------------------------------------------------
Interest-rate swap agreements        $   25,000       $   75,000       $   (219)     $      291       $     --     $     --
Interest-rate floor agreements          500,000          100,000           8,501            954          4,148        1,138
Interest-rate cap agreements            451,000          501,000           4,047          7,226         11,837       14,630
-----------------------------------------------------------------------------------------------------------------------------
   Total                             $  976,000       $  676,000       $  12,329     $    8,471       $ 15,985     $ 15,768
-------------------------------------------------------------------------------------------------------------------

Interest-rate swap agreements involve the exchange of fixed and variable interest payments based upon notional amounts paid to a maturity date. At December 31, 1998, Webster had one interest-rate swap agreement, hedging $25 million of brokered certificates of deposit, in which Webster receives a fixed rate of 6.65% and pays a variable rate based on LIBOR. For the year ended
December  31,  1998,  net income  recorded  on the  deposit  swap was  $263,000.

Interest-rate cap agreements will result in cash payments to be received by Webster only if current interest rates rise above a predetermined interest rate. At December 31, 1998, Webster had five outstanding cap agreements with notional amounts of $410 million related to the available for sale securities portfolio with interest-rate caps ranging from 6.00% to 9.00%. The amount paid for entering into the interest-rate cap is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1998, this portfolio had $11.3 million of unamortized interest-rate cap balances and during the 1998 period amortized $3.5 million as a reduction of interest income. Similarly, interest-rate floor agreements will result in cash payments to be received by Webster only if current interest rates fall below a predetermined interest rate. At December 31, 1998, Webster had two outstanding interest-rate floor agreements with notional amounts of $500 million and interest rate floors of 5.25% and 5.75%. The amount paid for entering into an interest-rate floor agreement is amortized over the life of the agreement as an adjustment to mortgage-backed securities available for sale interest income. At December 31, 1998, Webster had $4.1 million of unamortized floor income costs and during the 1998 period amortized $396,000 as a reduction of available for sale interest income. In August 1997, Webster purchased a separate interest-rate cap contract with a notional amount of $41 million, a cap rate of 7.00% and a termination date of August 19, 2002. The cost of the interest rate cap contract was $713,400. The interest rate cap contract is matched against two fixed-rate borrowings with maturities of one and two years, respectively, and a five year fixed-rate borrowing that is callable after three years.

NOTE 11: SUMMARY OF ESTIMATED FAIR VALUES
--------------------------------------------------------------------------------

A summary of estimated fair values consisted of the following:

                                                                                          December 31,
                                                               ---------------------------------------------------------------
                                                                                1998                   1997
------------------------------------------------------------------------------------------------------------------------------
                                                                      Carrying      Estimated        Carrying     Estimated
(In thousands)                                                          Amount     Fair Value          Amount     Fair Value
------------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and Due from Depository Institutions                         $  173,863     $  173,863     $  151,322     $  151,322
   Interest-bearing Deposits                                              3,560          3,560         77,104         77,104
   Securities                                                         3,449,542      3,452,753      3,581,456      3,581,280
   Residential Loans                                                  3,749,152      3,881,160      3,855,489      3,927,674
   Consumer Loans                                                        42,122         43,884         81,139         81,774
   Home Equity Loans                                                    439,369        458,727        474,995        490,352
   Commercial Loans                                                     817,975        814,075        602,708        599,716
   Less Allowance for Loan Losses                                        55,109             --         59,518             --
   Segregated Assets, Net                                                    --             --         41,038         42,417
   Interest-rate Contracts                                               12,548         12,548          7,817          7,817
   Mortgage Servicing Rights, Net                                         4,686          6,322          5,906          8,379

Liabilities:
   Deposits Other than Certificates                                  $2,500,085     $2,500,085     $2,348,914     $2,348,914
   Time Deposits:
     Maturing in Less than One Year                                   2,642,908      2,643,754      2,483,946      2,490,362
     Maturing in One Year and Beyond                                    508,280        517,717        886,170        888,803
   Federal Home Loan Bank Advances                                    1,774,560      1,781,391      1,516,634      1,517,263
   Reverse Repurchase Agreements and Other Borrowings                   738,921        741,697      1,032,963      1,033,503
   Capital Securities and Preferred Stock of Subsidiary Corp.           199,577        215,326        194,577        201,001

In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the fair value of financial instruments, including both assets and liabilities recognized and not recognized in the statement of condition, for which it is practicable to estimate fair value.

The carrying amounts for interest-bearing deposits approximate fair value since they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of securities (See Note 3) is estimated based on prices published in financial newspapers or quotations received from securities dealers or pricing services. The fair value of interest-rate contracts was based on the amount Webster could receive or pay to terminate the agreements. FHL Bank stock has no active market and is required to be held by member banks. The estimated fair value of FHL Bank stock equals the carrying amount.

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

NOTE 12: FORECLOSED PROPERTY EXPENSES AND PROVISIONS, NET AND ALLOWANCE FOR LOSSES ON FORECLOSED PROPERTIES
--------------------------------------------------------------------------------

Foreclosed property expenses and provisions, net are summarized as follows:

                                                                                          Years Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                    1998             1997            1996
----------------------------------------------------------------------------------------------------------------------------
Gain on Sale of Foreclosed Properties
   Acquired in Settlement of Loans, Net                                        $   (908)        $  (1,274)       $  (1,650)
Provision for Losses on Foreclosed Properties                                        330             1,637            2,523
Rental Income                                                                      (146)             (202)            (369)
Foreclosed Property Expenses                                                       1,300             4,023            4,654
----------------------------------------------------------------------------------------------------------------------------
     Total                                                                     $     576        $    4,184       $    5,158
----------------------------------------------------------------------------------------------------------------------------


Webster has an allowance for losses on foreclosed properties. A detail of the changes in the allowance follows:


                                                                                               Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                   1998              1997              1996
------------------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Period                                                 $   1,222        $      819        $   1,511
Provisions                                                                           330             1,637            2,523
Losses Charged to Allowance                                                       (1,466)           (1,355)          (3,359)
Recoveries Credited to Allowance                                                     121               121              144
------------------------------------------------------------------------------------------------------------------------------
Balance at End of Period                                                       $     207        $    1,222        $     819
------------------------------------------------------------------------------------------------------------------------------

NOTE 13: INCOME TAXES
--------------------------------------------------------------------------------

Charges for income taxes in the Consolidated Statements of Income are comprised of the following:

                                                                                            Years Ended December 31,
                                                                ---------------------------------------------------
(In thousands)                                                                    1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Current:
     Federal                                                                   $  32,953        $   28,980        $  22,974
     State                                                                           975             5,112            5,777
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  33,928            34,092           28,751
------------------------------------------------------------------------------------------------------------------------------------
Deferred:
     Federal                                                                          13           (6,894)            2,063
     State                                                                        10,603           (1,473)            1,788
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  10,616           (8,367)            3,851
------------------------------------------------------------------------------------------------------------------------------------
Total:
     Federal                                                                      32,966            22,086           25,037
     State                                                                        11,578             3,639            7,565
------------------------------------------------------------------------------------------------------------------------------------
                                                                               $   44,544       $   25,725        $  32,602
------------------------------------------------------------------------------------------------------------------------------------

Income tax expense of $44.5 million, $25.7 million and $32.6 million for the years ended December 31, 1998, 1997 and 1996, respectively, differed from the amounts computed by applying the Federal income tax rate of 35% in 1998, 1997 and 1996 to pre-tax income as a result of the following:

                                                                                           Years Ended December 31,
                                                                                -----------------------------------------------
 (In thousands)                                                                     1998              1997             1996
---------------------------------------------------------------------------------------------------------------------------------
Computed "Expected" Tax Expense                                                 $ 40,253           $ 23,394           $ 30,309
Increase (Decrease) in Income Taxes Resulting From:
   Dividends Received Deduction                                                     (653)              (364)              (603)
   State Income Taxes, Net of Federal Income Tax Benefit
     Including Change in Valuation Allowance and Rate                              7,526              2,365              5,243
   Acquisition Related Expenses                                                    1,208              1,225                 --
   Increase in Bank Owned Life Insurance Value                                    (1,963)                --                 --
   Other, Net                                                                     (1,827)              (895)            (2,347)
---------------------------------------------------------------------------------------------------------------------------------
     Income Taxes                                                               $ 44,544           $ 25,725           $ 32,602
---------------------------------------------------------------------------------------------------------------------------------

At December 31, 1998, Webster had a net deferred tax asset of $14.7 million. In order to fully realize the net deferred tax asset, Webster must either generate future taxable income or incur tax losses to carryback. Based on Webster's historical and current taxable earnings, management believes that Webster will realize the net deferred tax asset. There can be no assurance, however, that Webster will generate taxable earnings or a specific level of continuing taxable earnings in the future.

A deferred tax valuation allowance has been established for the state portion of temporary differences that may not be realized due to tax minimization strategies.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below.

                                                                                                    December 31,
--------------------------------------------------------------------------------------------------------------------------------
(In thousands )                                                                                1998                   1997
--------------------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets:
   Loan Loss Allowances and Other Allowances, Net                                           $  22,906             $  30,363
   Accrued Compensation and Pensions                                                            5,488                 4,632
   Deferred Expenses                                                                            3,438                 3,671
   Intangibles                                                                                  5,812                 5,231
   Other                                                                                        1,318                 2,480
--------------------------------------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Assets                                                             38,962                46,377
   Less State Valuation Allowance, Net of Federal Benefit                                      (5,000)                   --
--------------------------------------------------------------------------------------------------------------------------------
   Deferred Tax Asset after Valuation Allowance                                                33,962                46,377
--------------------------------------------------------------------------------------------------------------------------------
Deferred Tax Liabilities:

   Loan Discount                                                                                2,829                 4,062
   Premises and Equipment                                                                          --                 1,309
   Unrealized Gain on Securities                                                               13,913                14,697
   Other                                                                                        2,483                 1,740
--------------------------------------------------------------------------------------------------------------------------------
   Total Gross Deferred Tax Liabilities                                                        19,225                21,808
--------------------------------------------------------------------------------------------------------------------------------
     Net Deferred Tax Asset                                                                 $  14,737             $  24,569
--------------------------------------------------------------------------------------------------------------------------------


NOTE 14: SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

Shareholders' equity increased $37.6 million to $554.9 million at December 31, 1998 from $517.3 million at December 31, 1997 due primarily to net income of $70.5 million partially offset by common stock repurchases, net of reissuances, of $30.6 million, the effect of option exercises and common stock dividend payments. During 1998, Webster repurchased a total of 1,396,551 shares of its common stock.

On June 1, 1998, Webster acquired Damman Insurance Associates (see Note 2). In connection with the acquisition, Webster issued 274,609 shares of its common stock for 100% ownership interest of Damman.

In May of 1998, Webster repurchased 305,215 shares of Webster common stock related to the settlement of warrants to purchase 600,000 shares issued to Fleet Financial Group in 1996. The warrants were issued in connection with Webster's purchase of former Shawmut Bank branches divested following the Fleet-Shawmut merger. The repurchase was accounted for as a reduction of shareholders' equity.

On April 15, 1998, Webster acquired Eagle (see Note 2). In connection with the acquisition, Webster issued 10,615,156 shares of its common stock for all the outstanding shares of Eagle's common stock. Under the terms of the agreement, Eagle's shareholders received 1.68 shares of Webster common stock after giving effect to a two-for-one stock split in a tax free exchange for each of their shares of Eagle's common stock.

On April 6, 1998, Webster's common stock split two-for-one; the stock split was effected in the form of a stock dividend. Basic and diluted common shares have been restated for all periods presented as if the stock split took place at the beginning of the earliest period shown. Also, shareholders' equity accounts for all periods presented have been restated to give retroactive recognition of the stock split.

On July 31, 1997, Webster acquired People's (see Note 2). In connection with the acquisition, Webster issued 3,151,992 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, People's shareholders received .85 shares of Webster common stock in a tax-free exchange for each of their shares of People's common stock.

On May 31, 1997, Webster acquired MidConn (see Note 2) as a result of the Eagle acquisition. In connection with the acquisition, Webster effectively issued 2,869,440 shares of its common stock for all the outstanding common shares of MidConn.

On January 31, 1997, Webster acquired Derby (see Note 2). In connection with the acquisition, Webster issued 7,002,740 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement, Derby shareholders received 1.14158 shares of Webster common stock in a tax-free exchange for each of their shares of Derby common stock.

Retained earnings at December 31, 1998 included $41.0 million of earnings of the Bank appropriated to bad debt reserves (pre-1988), which were deducted for federal income tax purposes. Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

Applicable Office of Thrift Supervision ("OTS") regulations require federal savings banks such as the Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated institution, the Bank is also subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1998 and 1997, the Bank exceeded all OTS regulatory capital requirements and met the FDIC requirements for a "well capitalized" institution. In order to be considered "well capitalized" a depository institution must have a ratio of Tier 1 capital to adjusted total assets of 5%, a ratio of Tier 1 capital to risk-weighted assets of 6% and a ratio of total capital to risk-weighted assets of 10%. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Webster's Consolidated Financial Statements. Webster's capital amounts and classifications are also subject to qualitative judgments by the OTS about components, risk weightings, and other factors.

At December 31, 1998 and 1997, the Bank was in full compliance with all applicable capital requirements as detailed below:

-----------------------------------------------------------------------------------------------------------------------
                                                                              OTS
                                                                        Minimum Capital               Well
                                                      Actual             Requirements              Capitalized
-----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                         Amount       Ratio     Amount        Ratio      Amount      Ratio
-----------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1998
Total Capital (to Risk-Weighted Assets)       $560,712      12.58%    $356,435      8.00%    $445,543      10.00%
Tier 1 Capital (to Risk-Weighted Assets)       507,778      11.40      178,217      4.00      267,326       6.00
Tier 1 Capital (to Adjusted Total Assets)      507,778       5.79      262,933      3.00      438,221       5.00
Tangible Capital (to Adjusted Total Assets)    502,602       5.74      131,389      1.50                No Requirement

AT DECEMBER 31, 1997
Total Capital (to Risk-Weighted Assets)       $591,066      14.42%    $328,015      8.00%    $410,019      10.00%
Tier 1 Capital (to Risk-Weighted Assets)       542,149      13.22      164,007      4.00      246,011       6.00
Tier 1 Capital (to Adjusted Total Assets)      542,149       6.07      268,115      3.00      446,858       5.00

Tangible Capital (to Adjusted Total Assets)    537,446       6.02      133,987      1.50                No Requirement


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

The OTS capital distribution regulations establish three tiers of institutions for purposes of determining the level of dividends that can be paid. Since the Bank's capital levels exceeded all fully phased-in OTS capital requirements at December 31, 1998, it is considered a Tier 1 Institution. Tier 1 Institutions generally are able to pay dividends up to an amount equal to one-half of their excess capital at the beginning of the year plus all income for the calendar year. In accordance with the OTS capital distribution regulations, the Bank must provide a 30 day notice prior to the payment of any dividends to Webster. As of December 31, 1998, the Bank had $114.8 million available for the payment of dividends under the OTS capital distribution regulations. The Bank has paid dividends and made distributions to Webster amounting to $127.2 million and $45.6 million for 1998 and 1997, respectively. Under the prompt corrective action regulations adopted by the OTS and the FDIC, the Bank is precluded from paying any dividends if such action would cause it to fail to comply with applicable minimum capital requirements.

The Bank has an ESOP that invests in Webster common stock as discussed in Notes 9 and 16. Since Webster has secured and guaranteed the ESOP debt, the outstanding ESOP loan balance which is considered unearned compensation expense and is recorded as a reduction of shareholders' equity. Both the loan obligation and the unearned compensation expense are reduced by the amount of any loan repayments made by the ESOP. Principal repayments totaled $420,000, $568,000 and $677,000 during the years ended December 31, 1998, 1997 and 1996, respectively.

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

NOTE 15: EARNINGS PER SHARE
--------------------------------------------------------------------------------

The following tables reconcile the components of basic and diluted earnings per share.

                                                                                         Years Ended December 31,
                                                                 --------------------------------------------------
(Dollars in thousands, except per share data)                                    1998             1997               1996
-------------------------------------------------------------------------------------------------------------------
BASIC EPS:
Net income                                                             $       70,465    $      41,113       $     53,994
Preferred stock dividends                                                          --               --              1,149
-------------------------------------------------------------------------------------------------------------------------
Income available to common stockholders                                $       70,465    $      41,113       $     52,845
-------------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding                                 37,899,897       37,445,418         36,810,846
-------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                               $         1.86    $        1.10       $       1.44
-------------------------------------------------------------------------------------------------------------------------

DILUTED EPS:
Net income                                                             $       70,465    $      41,113       $     53,994
--------------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding                                 37,899,897       37,445,418         36,810,846

Dilutive common stock equivalents:

Effect of conversion of preferred stock series B                                   --           34,106          1,776,172
Common stock equivalents due to dilutive effect
   of  options                                                                670,656          799,584            903,124
Common stock equivalents due to dilutive effect
   of warrant                                                                      --          194,088             69,388
--------------------------------------------------------------------------------------------------------------------------
Total weighted-average diluted shares                                      38,570,553       38,473,196         39,559,530
--------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                             $         1.83    $        1.07       $       1.36
--------------------------------------------------------------------------------------------------------------------------

At December 31, 1998 and 1997, options to purchase 664,423 and 239,400 shares of common stock at exercise prices between $31.75 and $35.38 and $24.82 and $32.25 respectively, were not included in the computation of diluted earnings per share since the options' exercise prices were greater than the average market price of Webster common shares for 1998 and 1997, respectively.

NOTE 16: EMPLOYEE BENEFIT AND STOCK OPTION PLANS
--------------------------------------------------------------------------------

The Bank has an employee investment plan under section 401(k) of the Internal Revenue Code. Under the savings plan, the Bank will match $.50 for every $1.00 of the employee's contribution up to 6% of the employee's annual compensation. Operations were charged with $1.2 million, $1.2 million and $1.1 million for the years ended December 31, 1998, 1997 and 1996, respectively, for contributions to the investment plan.

The Bank's ESOP, which is noncontributory by employees, is designed to invest in Webster common stock on behalf of employees of the Bank who meet certain minimum age and service requirements. The Bank may make contributions to the ESOP in such amounts as the Board of Directors may determine on an annual basis. To the extent that the Bank's contributions are used to repay the ESOP loan, Webster common stock is allocated to the accounts of participants in the ESOP. Stock and other amounts allocated to a participant's account become fully vested after the participant has completed five years of participation service under the ESOP. Total principal paydown on the ESOP loan during 1998 totaled $610,900. Operations were charged with $1.2 million for each of the years ended December 31, 1998 and 1997, and $1.3 million for the year ended December 31, 1996 for costs related to the ESOP. The 1998 ESOP charge includes $420,000 for principal payments, $36,093 of interest payments (net of $80,404 of dividends on unallocated ESOP shares) and $79,946 of administrative costs. As required under the Accounting Standards Executive Committee's Statement of Position 93-6, "Employers Accounting for Stock Ownership Plans", the 1998 ESOP charge also includes an additional $622,749 in order to measure compensation expense based on the fair value of the shares allocated during the year.

The Bank maintains a noncontributory pension plan for employees who meet certain minimum service and age requirements. Pension benefits are based upon earnings of covered employees during the period of credited service. The following tables set forth changes in benefit obligation, changes in plan assets and the funded status of the Bank's pension plan and amounts recognized in Webster's Consolidated Statements of Condition at December 31, 1998 and 1997.

                                                                                                         December 31,
                                                                                       --------------------------------------
(In thousands)                                                                                         1998          1997
-----------------------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation:
   Projected Benefit  Obligation-Beginning of Year                                                 $    20,829    $  24,023
   Service Cost                                                                                          2,257        2,027
   Interest Cost                                                                                         1,536        1,554
   Plan Amendment                                                                                          114        1,033
   Actuarial Loss (Gain)                                                                                 3,675         (152)
   Acquisition-related                                                                                     651           --
   Benefits Paid                                                                                        (2,007)      (2,979)
   Curtailment Adjustments                                                                               (304)       (4,677)
----------------------------------------------------------------------------------------------------------------------------
  Projected Benefit Obligation-End of Year                                                         $    26,751     $ 20,829
----------------------------------------------------------------------------------------------------------------------------

Change in Plan Assets:
   Plan Assets at Fair Value-Beginning of Year                                                     $    24,351     $ 21,119
   Actual Return on Plan Assets                                                                          2,982        6,223
   Contributions                                                                                           624        1,010
   Acquisition-related                                                                                     651           --
   Benefits Paid                                                                                        (2,007)      (2,979)
   Settlements                                                                                              --       (1,022)
---------------------------------------------------------------------------------------------------------------------------
  Plan Assets at Fair Value-End of Year                                                             $   26,601     $ 24,351
---------------------------------------------------------------------------------------------------------------------------
Funded Status                                                                                       $     (150)    $  3,522
   Unrecognized Prior Service Cost                                                                      (1,207)      (1,403)
   Unrecognized Net Gain                                                                                  (362)      (3,531)
   Unrecognized Net Asset                                                                                 (112)        (121)
----------------------------------------------------------------------------------------------------------------------------
Accrued Pension (Liability)                                                                         $   (1,831)    $ (1,533)
----------------------------------------------------------------------------------------------------------------------------

The pension plan held, in its asset portfolio, 62,000 and 88,000 shares of Webster common stock as of December 31, 1998 and 1997, respectively.

The discount rate, the rate of increase of future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 6.25%, 4.50% and 9.00%, respectively for 1998, and 7.00%, 4.75% and 9.00%, respectively for 1997.

Net pension expense for 1998, 1997 and 1996 included the following components.

                                                                                             Years Ended December 31
                                                                   -----------------------------------------------------------
(In thousands)                                                                    1998             1997              1996
-------------------------------------------------------------------------------------------------------------------------------
Service Cost-Benefits Earned During the Period                                 $   2,257        $    2,027        $   2,260
Interest Cost on Projected Benefit Obligations                                     1,536             1,554            1,623
Expected Return on Plan Assets                                                    (2,242)           (2,476)          (2,229)
Amortization and Deferral                                                           (630)              516              384
-------------------------------------------------------------------------------------------------------------------
   Total                                                                       $     921        $    1,621        $   2,038
-------------------------------------------------------------------------------------------------------------------

The Bank also provides other post-retirement benefits to certain retired employees. The following tables set forth the changes in benefit obligation and the funded status of the plan at December 31, 1998 and 1997:

                                                                                                  Years Ended December 31,
                                                                                        -------------------------------------
(In thousands)                                                                                      1998             1997
------------------------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation:
   Accumulated Benefit Obligation-Beginning of year                                             $    3,655        $   5,837
   Service Cost                                                                                         11               58
   Interest Cost                                                                                       277              249
   Actuarial Loss                                                                                      443              291
   Benefits Paid                                                                                      (231)           (180)
   Curtailment Adjustments                                                                            (412)         (2,600)
------------------------------------------------------------------------------------------------------------------------------
   Accumulated Benefit Obligation-End of Year                                                   $    3,743        $   3,655
------------------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets                                                                       $       --        $      --
------------------------------------------------------------------------------------------------------------------------------
Fund Status                                                                                     $   (3,743)       $  (3,655)
Unrecognized  Prior Service                                                                             --            (331)
Unrecognized Net (Gain) Loss                                                                           359            (184)
------------------------------------------------------------------------------------------------------------------------------
Accrued Post-Retirement (Liability)                                                             $   (3,384)       $ (4,170)
------------------------------------------------------------------------------------------------------------------------------

The discount rate used in determining the accumulated other post-retirement benefit obligation was 6.25% and 7.00% for 1998 and 1997, respectively. The assumed healthcare cost-trend rate is 6.50% for 1999, decreasing 0.5% per year to 5.0% for 2002 and thereafter. An increase of 1% in the assumed healthcare cost-trend rate would increase net periodic post-retirement benefit cost by $17,800 and increase the accumulated benefit obligation by $318,900. A decrease of 1% in the assumed healthcare cost trend rate would decrease net periodic post-retirement cost by $15,400 and decrease the accumulated benefit obligation by $275,800.

The components of post-retirement benefits cost were as follows:

                                                                                            Years Ended December 31,
                                                                              -------------------------------------------------
(In thousands)                                                                    1998             1997               1996
-------------------------------------------------------------------------------------------------------------------------------
Service Cost                                                                   $      11        $       58        $     329
Interest Cost                                                                        277               249              425
Amortization                                                                         112               (49)              33
-------------------------------------------------------------------------------------------------------------------------------
Net Periodic Post-Retirement Benefit Cost                                      $     400        $      258        $     787
-------------------------------------------------------------------------------------------------------------------------------

Webster maintains stock option plans (the "Option Plans") for the benefit of its directors and officers. Webster applies the provisions of APB Opinion No. 25 and related interpretations in accounting for fixed stock option plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans in the Consolidated Statements of Income. Had compensation cost for Webster's stock option based compensation plans been determined consistent with SFAS No. 123 and recorded in the Consolidated Statements of Income, Webster's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

                                                                              Years Ended December 31,
                                                                      ---------------------------------------
(In thousands)                                                            1998         1997          1996
-------------------------------------------------------------------------------------------------------------
Net Income:
   As Reported                                                         $   70,465   $   41,113   $   53,994
   Pro Forma                                                               66,693       39,518       53,057

Basic Earnings Per Share:
   As Reported                                                         $     1.86   $     1.10   $     1.44
   Pro Forma                                                                 1.76         1.06         1.40

Diluted Earnings Per Share:
   As Reported                                                         $     1.83   $     1.07   $     1.36
   Pro Forma                                                                 1.72         1.03         1.34

Webster had five active fixed stock option plans at December 31, 1998. Three of the option plans were acquired through the Eagle, People's and Derby acquisitions. The acquired plans had options outstanding of 413,900, 118,776 and 66,944 respectively, at December 31, 1998. The 1992 option plan was amended in 1994, 1996 and 1998. Stock appreciation rights ("SARS") were granted in tandem with stock options issued under the Derby option plan. In accordance with generally accepted accounting principles, compensation expense for the SARS is recorded when the market value of Webster's common stock exceeds the SARS' strike price. Compensation expense recorded for 1998, 1997 and 1996 was $89,695, $229,000 and $18,800, respectively. During the years ended December 31, 1998, 1997 and 1996, the number of SARS exercised for each respective period were 4,612, 1,050 and 2,204, respectively. Under the terms of the plans, the exercise price of each option granted equals the approximate market price of Webster's stock on the date of grant and each option has a maximum contractual life of ten years.

The fair value of each option grant is estimated based on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions used for grants issued during 1998: expected option term 8.7 years, expected dividend yield 1.70%, expected volatility 31.19%, expected forfeiture rate 2.13%, and risk-free interest rate of 4.96%, the following weighted-average assumptions were used for grants issued during 1997: 8.6 years, 1.85%, 25.14%, 2.23% and 5.83%, respectively; and for 1996 were 10 years, 1.91%, 21.0%, 1.14%
and 6.42%, respectively.

A summary of the status of Webster's fixed stock option plans at December 31, 1998, 1997, and 1996 and changes during the years then ended is presented below:

                                                      1998                           1997                        1996
---------------------------------------------------------------------------------------------------------------------------------
                                                         Weighted-                      Weighted-                   Weighted-
                                                           Average                        Average                     Average
                                                          Exercise                       Exercise                    Exercise
                                             Shares          Price          Shares          Price      Shares           Price
---------------------------------------------------------------------------------------------------------------------------------
Options Outstanding at Beginning of Year  2,471,748        $ 13.61        2,487,791      $  10.02     3,316,310   $      8.38
Granted                                     627,350          31.92          548,358         24.86       467,780         15.33
Exercised                                  (614,111)         12.26         (532,043)         8.25    (1,269,303)         7.71
Forfeited/Canceled                          (38,163)         25.88          (32,358)        16.08       (26,996)         9.63
---------------------------------------------------------------------------------------------------------------------------------
Options Outstanding at End of Year        2,446,824        $ 18.46        2,471,748      $  13.61     2,487,791   $     10.02
---------------------------------------------------------------------------------------------------------------------------------
Options Exercisable at Year End           1,912,138                       1,763,608                   1,793,383

Weighted-Average Per Share Fair Value
   of Options Granted During the Year                      $ 12.30                           $8.73                $      5.60

The following table summarizes information about Webster's fixed stock option plans by price range for options outstanding and exercisable at December 31, 1998:

                                           OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
-------------------------------------------------------------------------------------------------------------------
                                                 Weighted-
                                                  Average              Weighted-                          Weighted-
                                                  Remaining             Average                            Average
                                      Number      Contractual Life      Exercise          Number          Exercise
Range of Exercise Prices           Outstanding    (In years)            Price             Exercisable       Price
-------------------------------------------------------------------------------------------------------------------
$  3.54 and under                     25,960           1.9             $  2.27               25,960       $ 2.27
$  3.55 - $  7.08                    226,213           1.8                4.96              226,213         4.96
$  7.09 - $10.61                     558,831           5.0                9.62              558,831         9.62
$ 10.62 - $14.15                     466,069           5.8               12.35              461,469        12.33
$14.16 - $ 17.69                      31,888           7.4               15.79               16,800        15.98
$ 17.70 - $21.23                     261,690           7.8               18.84              167,082        18.71
$ 21.24 - $24.76                      55,400           3.4               23.56               35,960        23.66
$ 24.77 - $28.30                     163,350           9.3               26.39               10,000        25.00
$28.31 - $ 31.84                     188,423           8.9               31.75                1,823        31.75
$31.85 - $ 35.38                     469,000           9.4               33.77              408,000        33.84
----------------------------------------------------------------------------------------------------------------
                                   2,446,824           6.5             $ 18.46            1,912,138       $16.01
-------------------------------------------------------------------------------------------------------------------

Webster also has two restricted stock plans consisting of a Director Fee Retainer Restricted Stock Plan, which was established in 1996 and a Restricted Stock Plan, which was established in 1992. Under the Director Fee Restricted Stock Plan, a total of 6,480 shares were issued to fifteen directors in 1998 with each receiving 432 shares. These restricted shares were reissued from treasury stock and the cost was measured as of the grant date using the fair market value of Webster's stock as of the grant date. There were no shares granted in 1998, 1997 and 1996 under the Restricted Stock Plan. The cost of all restricted shares is amortized to compensation expense over the contractual service period and such expense is reflected in Webster's Consolidated Statements of Income.


NOTE 17: ACQUISITION RELATED EXPENSES
--------------------------------------------------------------------------------

A summary of acquisition related expenses follows:


                                                                                          Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                1998              1997                1996
------------------------------------------------------------------------------------------------------------------------------
   Shawmut Transaction                                                    $          --        $      --          $     500
   Derby                                                                             --           19,858                 --
   People's                                                                          --            7,200                 --
   MidConn                                                                           --            2,734                 --
   Eagle                                                                         17,400               --                 --
------------------------------------------------------------------------------------------------------------------------------
   Total                                                                  $      17,400        $  29,792          $     500
------------------------------------------------------------------------------------------------------------------------------

In connection with the acquisition of Eagle, which was completed on April 15,1998, Webster recorded approximately $17.4 million of acquisition related expenses during 1998. In addition, in 1998 Webster recorded an increase of $1.5 million to the provision for loan losses related to the acquisition of Eagle for conformity to Webster's credit policies. In connection with the acquisitions of Derby, MidConn and People's, which were completed on January 31, 1997, May 31, 1997 and July 31, 1997, respectively, Webster recorded approximately $29.8 million of acquisition related expenses.

The following table presents a summary of the acquisition related accrued liabilities:

(In thousands)                                                             Derby      People's       MidConn        Eagle
------------------------------------------------------------------------------------------------------------------------------
Balance of acquisition-related accrued liabilities at December 31, 1996  $    --       $    --       $    --       $   --
Additions/Provisions                                                      19,900         7,200         2,700           --
Payments and charges against the liabilities:
   Compensation (severance and related costs)                             (6,700)       (2,400)         (800)          --
   Data processing contract termination                                   (1,600)           --            --           --
   Write-down of fixed assets                                             (1,200)           --            --           --
   Transaction costs (including investment bankers,
   attorneys and accountants)                                             (2,200)       (1,300)       (1,700)          --
   Acquisition-related and miscellaneous expenses                         (2,800)       (1,100)         (200)          --
------------------------------------------------------------------------------------------------------------------------------
Balance of acquisition-related accrued liabilities at December 31, 1997  $ 5,400      $  2,400       $    --       $   --
------------------------------------------------------------------------------------------------------------------------------
Additions/Provisions                                                          --            --            --       17,400
Payments and charges against the liabilities:
   Compensation (severance and related costs)                               (400)         (300)           --       (7,800)
   Data processing contract termination                                     (600)            --           --            --
   Transaction costs (including investment bankers,
   attorneys and accountants)                                                  --            --           --       (4,100)
   Acquisition-related and miscellaneous expenses                           (600)         (500)           --       (4,100)
------------------------------------------------------------------------------------------------------------------------------
Balance of acquisition-related accrued liabilities at December 31, 1998  $ 3,800     $     1,600   $    --      $1,400
------------------------------------------------------------------------------------------------------------------------------

The remaining total accrued liability of $6.8 million at December 31, 1998 represents, for the most part, an accrual for data processing contract termination costs payable over future periods and the estimated loss on sale of excess fixed assets due to consolidation of overlapping branch locations.

NOTE 18: BUSINESS SEGMENTS
--------------------------------------------------------------------------------

Webster has four segments for business segment reporting purposes. These segments include consumer banking, business banking, mortgage lending and treasury. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The organizational hierarchies that define the business segments are periodically reviewed and revised. Results may be restated in future periods to reflect changes in methodologies and organizational structure. The following table presents the Statement of Operations for Webster's reportable segments.

Operating income and total assets by business segment are as follows:

                                                                Year Ended December 31, 1998
                                  ---------------------------------------------------------------------------------------------
                                  Consumer         Business        Mortgage                          All            Total
(In thousands)                     Banking         Banking         Lending         Treasury         Other          Segments
------------------------------ ---------------- --------------- --------------- --------------- --------------- ---------------
Net Interest Income            $       128,762  $       26,285  $       76,165  $       13,905    $      318      $   245,435
Provision for Loan Losses                1,097           1,151           4,552              --             --           6,800
------------------------------ ---------------- --------------- --------------- --------------- --------------- ---------------
Net Interest Income
   After Provision                     127,665          25,134          71,613          13,905            318         238,635
Noninterest Income                      32,421           1,379           7,802          17,945          7,402          66,949
Noninterest Expense                    115,567          11,521          21,683           7,774          9,137         165,682
------------------------------ ---------------- --------------- --------------- --------------- --------------- ---------------
Income (Loss) Before
    Income Taxes                        44,519          14,992          57,732          24,076         (1,417)        139,902
Income Taxes                            16,472           5,547          21,361           8,907           (525)         51,762
------------------------------ ---------------- --------------- --------------- --------------- --------------- ---------------
Net Income (Loss)              $        28,047  $        9,445  $       36,371  $       15,169    $      (892)    $    88,140
------------------------------ ---------------- --------------- --------------- --------------- --------------- ---------------
Total Assets                   $       720,703  $      666,947  $    3,636,046  $    3,847,654    $    21,508     $ 8,892,858

Management allocates expenses not directly incurred to its business segments. These expenses include administration, finance, operations and other support related functions. In addition, the effects of intersegment lending and borrowing activities are allocated based upon whether the respective segments provide or use funds in the course of business activities. Net income after income taxes for the segments do not include certain income and expense categories, totaling $17.7 million, that do not directly relate to the segments. The major categories on a before tax basis include interest expense of $14.7 million on debt reflected as capital at the segment level, $17.4 million of acquisition-related expenses and other income not related to the segments of $7.2 million.

The consumer banking segment includes consumer lending and the Bank's deposit generation and direct banking activities, which include the operation of automated teller machines and telebanking customer support, sales and small business lending. The business banking segment includes the Bank's investment in commercial and industrial loans and commercial real estate loans. The business banking segment also includes deposit and cash management activities for business banking. The mortgage lending segment includes the Bank's investment in residential real estate loans and the Bank's residential real estate loan origination, servicing and secondary marketing activities. The treasury segment includes the Bank's investment in assets and liabilities managed by the treasury department and includes interest-bearing deposits, securities, FHL Bank advances, reverse repurchase agreements and other borrowings. All other includes the results of Webster's trust and investment and insurance subsidiaries, which offer products to both consumer and business customers.

NOTE 19: CAPITAL SECURITIES OF SUBSIDIARY TRUSTS
--------------------------------------------------------------------------------

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

On April 1, 1997, Eagle Financial Capital Trust I, subsequently renamed Webster Capital Trust II ("Trust II"), completed a $50 million private placement of 10.00% capital securities. Proceeds from the issue were invested by Trust II in junior subordinated deferrable debentures issued by Eagle due in 2027. These debentures represent the sole assets of Webster Capital Trust II.

At December 31, 1997, Webster owned $5.0 million of Trust II Securities which were eliminated as a result of the pooling of interests. Subsequent to December 31, 1997 and prior to Webster's acquisition of Eagle, these securities were sold to a third party and were outstanding at December 31, 1998.

The subordinated debt securities are unsecured obligations of Webster and are subordinate and junior in right of payment to all present and future senior indebtedness of Webster. Webster has entered into a guarantee, which together with Webster's obligations under the subordinated debt securities and the declaration of trust governing Trust I and Trust II, including its obligations to pay costs, expenses, debts and liabilities (other than trust securities), provides a full and unconditional guarantee of amounts on the capital securities.

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

In December 1997, WPCC raised $50.0 million in a public offering in which $40 million was issued as Series A 7.375% cumulative redeemable preferred stock and $10.0 million was issued as Series B 8.625% cumulative redeemable preferred stock that is quoted under NASDAQ listing (WBSTP). All of WPCC's common stock is owned by the Bank. The preferred shares are not exchangeable into common stock or any other securities of the Bank or Webster, and will not constitute regulatory capital of either the Bank or Webster .

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


NOTE 22: PARENT COMPANY CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

The Statements of Condition for 1998 and 1997 and the Statements of Income and Cash Flows for the three-year period ended December 31, 1998 (parent only) are presented below.

STATEMENTS OF CONDITION
                                                                                               December 31,
                                                                              ------------------------------------
(In thousands)                                                                          1998               1997
-------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and Due from Depository Institutions                                         $      915         $     1,830
   Interest-Bearing Deposits                                                                 --               2,893
   Securities Available for Sale                                                        148,218              68,641
   Investment in Subsidiaries                                                           607,072             631,164
   Due from Subsidiaries                                                                     22                  --
   Accrued Interest Receivable                                                            1,191                 251
-------------------------------------------------------------------------------------------------------------------
   Other Assets                                                                           4,992               9,813
     Total Assets                                                                    $  762,410         $   714,592
-------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity:
   Senior Notes due 2000                                                             $   40,000         $    40,000
   Lines of Credit                                                                       10,000                  --
   ESOP Borrowings                                                                        1,367               1,978
   Due to Subsidiaries                                                                       --               2,578
   Other Liabilities                                                                      6,164               7,774
   Corporation-Obligated Mandatorily Redeemable Capital Securities of Subsidiary
      Trusts                                                                            150,000             145,000
   Shareholders' Equity                                                                 554,879             517,262
-------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity                                      $  762,410         $   714,592
-------------------------------------------------------------------------------------------------------------------

STATEMENTS OF INCOME

                                                                                          Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                    1998              1997              1996
------------------------------------------------------------------------------------------------------------------------------
Dividends from Subsidiary                                                      $  77,230        $   45,571        $  24,726
Interest on Securities                                                             5,726             2,067            1,012
Gain on Sale of Securities                                                         7,141               937            1,520
Other Noninterest Income                                                              17                11              139
Interest Expense on Borrowings                                                     5,018             3,812            3,780
Capital Securities Expense                                                        14,708            11,368                -
Other Noninterest Expenses                                                         6,538             6,720            3,996
   Income Before Income Taxes and
     Equity in Undistributed Earnings of Subsidiaries                             63,850            26,686           19,621
Income Tax Benefit                                                                 4,000             7,227            1,950
------------------------------------------------------------------------------------------------------------------------------
   Income Before Equity in Undistributed
     Earnings of Subsidiaries                                                     67,850            33,913           21,571
Equity in Undistributed Earnings of Subsidiaries                                   2,615             7,200           32,423
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                        70,465            41,113           53,994
Preferred Stock Dividends                                                             --                 -            1,149
------------------------------------------------------------------------------------------------------------------------------
Income Available to Common Shareholders                                        $  70,465        $   41,113        $  52,845
------------------------------------------------------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
                                                                                          Years Ended December 31,
                                                                        -------------------------------------------------------
(In thousands)                                                                     1998             1997            1996
-------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
   Net Income                                                                  $  70,465        $   41,113        $  53,994
   (Increase) Decrease in Interest Receivable                                       (940)             (186)              42
   Decrease (Increase) in Other Assets                                            11,428            (3,483)            (828)
   Gains on Sale of Securities                                                   (7,141)              (937)          (1,520)
   Equity in Undistributed Earnings of Subsidiaries                               (2,615)           (7,200)         (32,423)
   Other, Net                                                                       (801)           11,978            2,861
-------------------------------------------------------------------------------------------------------------------------------
   Net Cash  Provided by Operating Activities                                     70,396            41,285           22,126
-------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
   Purchases of Securities Available for Sale                                   (265,132)         (114,640)         (35,076)
   Decrease (Increase) in Interest-Bearing Deposits                                2,893            (2,088)             149
   Sales and Maturities of Securities Available for Sale                         175,411            61,986           76,465
   Investment in Insurance Subsidiary                                           (11,068)                --               --
------------------------------------------------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Investing Activities                              (97,896)          (54,742)          41,538
-------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
   Repayment of Borrowings                                                       (85,611)          (28,400)         (7,584)
   Proceeds from Borrowings                                                       95,000            10,000           25,400
   Net Proceeds from Issuance of Capital Securities                                4,846           141,327               --
   Common Stock Issued for Purchase Acquisition                                    9,268                --               --
   Exercise of Stock Options                                                      11,468             5,808            5,476
   Cash Dividends to Shareholders                                                (18,525)          (15,883)         (14,436)
   Common Stock Repurchases                                                      (39,861)           (6,020)         (27,611)
   Distribution from (Investment in) Bank Subsidiary                              50,000           (93,793)         (44,000)
-------------------------------------------------------------------------------------------------------------------------------
   Net Cash Provided (Used) by Financing Activities                               26,585            13,039          (62,755)
-------------------------------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                                    (915)             (418)             909
Cash and Cash Equivalents at Beginning of Year                                     1,830             2,248            1,339
-------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                       $     915        $    1,830        $   2,248
-------------------------------------------------------------------------------------------------------------------------------


NOTE 23: SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)
--------------------------------------------------------------------------------

Selected quarterly data for 1998 and 1997 follows:
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                                First            Second           Third              Fourth
(Dollars in thousands, except per share data)                  Quarter           Quarter         Quarter             Quarter
-------------------------------------------------------------------------------------------------------------------------------

1998:
Interest Income                                              $  159,199        $ 159,628        $  152,283        $ 151,343
Interest Expense                                                 95,802           99,977            92,640           88,599
-------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                              63,397           59,651            59,643           62,744
Provision for Loan Losses                                         1,900            1,900             1,500            1,500
Gain on Sale of Loans, Loan Servicing and Securities, Net         3,364            9,327             1,378            4,572
Other Noninterest Income                                         11,962           12,483            15,016           16,061
Noninterest Expenses                                             45,463           62,848            45,980           43,498
-------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                       31,360           16,713            28,557           38,379
Income Taxes                                                     11,639            7,313             8,474           17,118
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                                   $   19,721        $   9,400        $   20,083        $  21,261
-------------------------------------------------------------------------------------------------------------------------------
Net Income Per Common Share:
Basic                                                        $     0.52        $    0.25        $     0.53        $    0.56
-------------------------------------------------------------------------------------------------------------------------------
Diluted                                                            0.51             0.24              0.52             0.56
-------------------------------------------------------------------------------------------------------------------------------

The quarter ended June 30, 1998 includes $1.5 million of provision for loan losses and $17.4 million of Eagle acquisition related expenses.



                                                                 First          Second         Third     Fourth
(Dollars in thousands, except per share data)                   Quarter         Quarter       Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------
1997:
Interest Income                                               $ 131,807     $  141,355     $ 150,508     $ 155,184
Interest Expense                                                 72,631         78,552        85,444        91,177
--------------------------------------------------------------------------------------------------------------------
Net Interest Income                                              59,176         62,803        65,064        64,007
Provision for Loan Losses                                         7,990          3,320        10,828         2,675
Gain on Sale of Loans, Loan Servicing and Securities, Net           562            471         1,363         1,539
Other Noninterest Income                                          8,932          9,217         9,532        10,648
Noninterest Expenses                                             62,059         41,898        55,370        42,336
--------------------------------------------------------------------------------------------------------------------
Income (Loss) Before Income Taxes                                (1,379)        27,273         9,761        31,183
Income Taxes                                                     (1,076)        10,504         4,386        11,911
--------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                             $    (303)     $  16,769     $   5,375     $  19,272
--------------------------------------------------------------------------------------------------------------------

Net Income (Loss) Per Common Share:
Basic                                                         $   (0.01)     $    0.45     $    0.14     $    0.52
-------------------------------------------------------------------------------------------------------------------
Diluted                                                           (0.01)          0.43          0.14          0.50
--------------------------------------------------------------------------------------------------------------------

The quarter ended March 31, 1997 includes $5.7 million of provision for loan losses and $19.9 million of Derby acquisition related expenses. The quarter ended September 30, 1997 includes $1.5 million of provision for loan losses and $7.2 million of People's acquisition related expenses.

All periods presented have been retroactively restated to reflect the inclusion of the results of Eagle, People's, MidConn and Derby, which were acquired on April 15, 1998, July 31, 1997, May 31, 1997, and January 31, 1997, respectively, and were accounted for using the pooling of interests method.

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

Webster has internal controls which provide management with reasonable assurance that transactions are recorded and executed in accordance with its authorizations, that assets are properly safeguarded and accounted for, and that financial records are maintained so as to permit preparation of financial statements in accordance with generally accepted accounting principles. The internal control components include formal procedures, an organizational structure that segregates duties, and a comprehensive program of periodic audits by the internal auditors. Webster has also instituted policies which require employees to maintain the highest level of ethical standards.

In addition, the Audit Committee of the Board of Directors, consisting solely of outside directors, meets periodically with management, the internal auditors and the independent auditors to review internal controls, audit results and accounting principles and practices, and annually recommends to the Board of Directors the selection of independent auditors.

/s/ James C. Smith                         /s/ John V. Brennan
------------------                         -------------------
James C. Smith                             John V. Brennan
Chairman and Chief Executive Officer       Executive Vice President,
                                           Chief Financial Officer and Treasurer

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

The Board of Directors and Shareholders of
Webster Financial Corporation
Waterbury, Connecticut

We have audited the accompanying consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webster Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG LLP
---------------------
KPMG LLP
Hartford, Connecticut
January 21, 1999

SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS
Webster Financial Corporation and Webster Bank
Webster Plaza
Waterbury, CT 06702
(203) 753-2921
www.websterbank.com


TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Co.
Shareholder Services
40 Wall Street
New York, NY 10005
1-800-937-5449


Dividend Reinvestment and Stock Purchase Plan
Stockholders wishing to receive a prospectus for the Dividend Reinvestment and Stock Purchase Plan are invited to write to American Stock Transfer & Trust Co. at the address listed above, or call 1-800-278-4353.

Stock Listing Information
The common stock of Webster is traded over-the-counter on the NASDAQ National Market System under the symbol "WBST."

INVESTOR RELATIONS CONTACT:         James M. Sitro, CPA, Vice President,
                                    Investor Relations   (203) 578-2399
                                    jsitro@websterbank.com

FORM 10-K AND OTHER REPORTS

Our annual report to the Securities and Exchange Commission (Form 10K), additional copies of this report, and quarterly reports may be obtained free of charge by accessing our website (www.websterbank.com) or by contacting James M. Sitro, CPA, Vice President, Investor Relations, Webster Plaza, Waterbury, CT 06702.

Common Stock Dividends and Market Prices

The following table shows dividends declared and the market price per share by quarter for 1998 and 1997.

--------------------------------------------------------------------------------
                               Common Stock (Per Share)
                       Cash
                  Dividends           Market Price            End of
1998               Declared         Low        High          Period
--------------------------------------------------------------------------------
Fourth            $    .11      $18   7/8   $ 28 1/8         $27 7/16
Third                  .11       20   5/8      34 5/8         24 3/8
Second                 .11       31   7/16     36 1/4         33 1/4
First                  .11       28   9/16         35         34 3/4

                       Cash
                  Dividends                                   End of
1997               Declared         Low         High         Period
--------------------------------------------------------------------------------
Fourth            $    .10      $28   1/2     $33   7/8   $ 33   1/4
Third                  .10       21  11/16     29   7/8     29   3/8
Second                 .10       17   5/16     22   7/8     22   3/4
First                  .10       17   9/16     20 11/16     17   9/16


--------------------------------------------------------------------------------

MARKET MAKERS:
Advest, Inc.
Brean Murray, Foster Secs Inc.
First Albany Corporation
Fox-Pitt, Kelton, Inc.
Friedman, Billings, Ramsey & Co., Inc.
Herzog, Heine, Geduld, Inc.
Island System Corporation
Jeffries & Company, Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities, L.P.
Legg Mason Wood Walker Inc.
Lehman Brothers Inc.
MacAllister Pitfield MacKay
Mayer & Schweitzer Inc.
Merrill Lynch, Pierce, Fenner
Paine Webber Inc.
Rom-Bo Trading Co.
Ryan Beck & Co., Inc.
Sandler O'Neil & Partners
Sherwood Securities Corp.
Solomon Smith Barney Inc.
Troster Singer Corp.
Tucker Anthony Incorporated
USCC Trading, Div. Fleet Secs

ELECTRONIC COMMUNICATIONS NETWORK:
B-Trade Services
The Brass Utility, L.L.C.
Instinet Corporation
Island System Corporation
Spear, Leeds & Kellogg
Strike Technologies
Terra Nova Trading, L.L.C.

RESEARCH COVERAGE:
Advest, Inc.
BT Alex, Brown
Duff & Phelps Credit Rating Co.
First Albany Corporation
Fitch IBCA, Inc.
Fox-Pitt, Kelton, Inc.
Friedman, Billings Ramsey & Co., Inc.
Keefe, Bruyette & Woods, Inc.
Josephthal & Co.
JW Genesis Capital Markets
Lehman Brothers, Inc.
Merrill Lynch, Pierce, Fenner
Sandler O'Neil & Partners
Standard and Poor's
Tucker Anthony Incorporated
Value Line

ANNUAL MEETING
The annual meeting of shareholders of Webster Financial Corporation will be held on April 22, 1999 at 4:00P.M. at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut. As of February 28, 1999, there were 36,056,462 shares of common stock outstanding and approximately 6,997 shareholders of record.

WEBSTER BANK INFORMATION

For more information on Webster Bank products and services, call 1-800-325-2424, or write:

Webster Bank
Telebanking Center
P.O. Box 191
CH420
Waterbury, Connecticut 06720-0191
Worldwide Web Site
www.websterbank.com