Form 10-K, Exhibit 13
period 1999-12-31
WEBSTER FINANCIAL CORP
filed 2000-03-29
CIK 801337

EXHIBIT 13


                 Portions of 1999 Annual Report to Shareholders
                 ----------------------------------------------


MANAGEMENT'S   DISCUSSION  &  ANALYSIS  OF  FINANCIAL  CONDITION  &  RESULTS  OF
OPERATIONS (MD&A)

Introduction
Webster Financial Corporation ("Webster" or the "Company"), through its subsidiaries, Webster Bank (the "Bank") and Damman Associates, Inc. ("Damman"), delivers financial services to individuals, families and businesses primarily in Connecticut. Webster emphasizes five business lines - consumer banking, business banking, mortgage lending, trust and investment services, and insurance services, each supported by centralized administration and operations. Webster has grown significantly in recent years, primarily through a series of acquisitions which have expanded and strengthened its franchise.

Assets at December 31, 1999 were $9.9 billion compared to $9.8 billion a year earlier. Net loans receivable amounted to $6.0 billion at December 31, 1999 and $5.5 billion at December 31, 1998. Deposits were $6.2 billion at December 31, 1999 and $6.3 billion at December 31, 1998.

Business Combinations
Pooling of Interests Transactions
All acquisitions accounted for under the pooling of interests method include financial data as if the combination occurred at the beginning of the earliest period presented.

The NECB Acquisition
On December 1, 1999, Webster acquired New England Community Bancorp., Inc., ("NECB") a multi-bank holding company headquartered in Windsor, Connecticut. Three of its wholly-owned bank subsidiaries, New England Bank and Trust, Equity Bank and Community Bank, were located in the state of Connecticut and one, Olde Port Bank and Trust, was located in New Hampshire. In connection with the merger with NECB, Webster issued 7,298,788 shares of its common stock for all of the outstanding shares of NECB's common stock. Under the terms of the merger agreement, each outstanding share of NECB's common stock was converted into 1.06 shares of Webster common stock.

The Bank of South Windsor  Acquisition
On August 14, 1998, Webster acquired Bank of South Windsor ("BSW") as a result of its acquisition of NECB. In connection with the acquisition, Webster effectively issued 1,346,200 shares of its common stock for all the outstanding shares of BSW common stock after adjusting for the conversion factor related to the NECB acquisition.

The Olde Port Acquisition
On July 10, 1998, Webster acquired Olde Port Bank and Trust Company ("Olde Port") as a result of its acquisition of NECB. In connection with the acquisition, Webster effectively issued 621,160 shares of its common stock for all the outstanding shares of Olde Port common stock after adjusting for the conversion factor related to the NECB acquisition.

The Eagle Acquisition
On April 15, 1998, Webster acquired Eagle Financial Corp. ("Eagle") and its subsidiary, Eagle Bank, a $2.1 billion savings bank, headquartered in Bristol, Connecticut. In connection with the merger with Eagle, Webster issued 10,615,156 shares of its common stock for all of the outstanding shares of Eagle common stock. Under the terms of the agreement, each outstanding share of Eagle common stock was converted into 1.68 shares of Webster common stock. Prior to the acquisition, Eagle's fiscal year ended on September 30. In recording the pooling of interests combination, Eagle's financial statements as of and for the twelve months ended September 30, 1997 were combined with Webster's financial statements as of and for the twelve months ended December 31, 1997. An adjustment has been made in the 1998 Consolidated Statements of Shareholders' Equity to include Eagle's unaudited net income for the period October 1, 1997 to December 31, 1997 as a direct credit to retained earnings. Eagle's operating results for this period included net interest income of $15.7 million and net income of $4.9 million and are not included in the Consolidated Statement of Income of the combined entity for the year ended December 31, 1998.

The First Bank of West Hartford Acquisition
On August 7, 1997, Webster acquired First Bank of West Hartford ("FBWH") as a result of its acquisition of NECB. In connection with the purchase, Webster effectively issued 1,054,700 shares of its common stock for all the outstanding shares of FBWH common stock after adjusting for the conversion factor related to the NECB acquisition.

The People's Acquisition
On July 31, 1997, Webster acquired People's Savings Financial Corp. ("People's") and its subsidiary, People's Savings Bank & Trust, a $482 million in assets savings bank headquartered in New Britain, Connecticut. In connection with the merger with People's, Webster issued 3,151,992 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, each outstanding share of People's common stock was converted into
 .85 shares of Webster common stock.

The MidConn Acquisition
On May 31, 1997, Webster acquired MidConn Bank ("MidConn") as a result of its acquisition of Eagle. In connection with the merger, Webster effectively issued 2,869,440 shares of its common stock for all the outstanding shares of MidConn common stock after adjusting for the conversion factor related to the Eagle Acquisition.

The Derby Acquisition
On January 31, 1997, Webster acquired DS Bancor, Inc. ("Derby") and its subsidiary, Derby Savings Bank, a $1.2 billion in assets savings bank headquartered in Derby, Connecticut. In connection with the merger with Derby, Webster issued 7,002,740 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock.

Purchase Transactions
The following acquisitions were accounted for as purchase  transactions,  and as
such,  results  of  operations  are  included  in  the  Consolidated   Financial
Statements subsequent to acquisition.

The Village Acquisition
On May 19, 1999, Webster acquired Village Bancorp, Inc. ("Village"), the holding company for The Village Bank & Trust Company in a tax-free, stock-for-stock exchange. Village had approximately $215 million in total assets and $200 million in deposits at six branches.

The Maritime Acquisition
On April 21, 1999, Webster acquired Maritime Bank & Trust Company ("Maritime") in a tax-free, stock-for-stock exchange. Maritime had approximately $95 million in total assets and $85 million in deposits at three branches.

The Access  Acquisition
In January 1999, Webster completed its acquisition of Access National Mortgage, Inc. ("Access"). Access was founded in 1996 as a privately held Internet-based mortgage lender located in Wilmington, Massachusetts. In October 1999, Access National Mortgage, LLC was renamed Nowlending, LLC. Nowlending, LLC originates mortgages in 47 states.

The Damman Acquisition
On June 1, 1998, Webster completed its acquisition of Damman. Damman is a full service Westport-based insurance agency, providing property-casualty, life and group coverage to commercial and individual customers. Damman has offices in Westport and Wallingford and approximately 50 employees. During 1998, Webster began offering a full array of insurance services to its consumer and commercial customer base.

The Community Savings Bank Acquisition
On December 31, 1997, Webster acquired Community Savings Bank ("Community Bank") as a result of its acquisition of NECB. In connection with the purchase, Webster effectively paid $5.62 in cash for each Community Bank common share outstanding.

The Sachem Acquisition
On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, Connecticut, in a tax-free stock-for-stock exchange. Sachem Trust had approximately $300 million of trust assets under management at the time of acquisition.

Purchase Transactions Pending Consummation at December 31, 1999
The Mechanics Acquisition
In December 1999, Webster announced a definitive agreement to acquire MECH Financial, Inc. ("Mechanics"), the holding company for Mechanics Savings Bank, in a tax free, stock-for-stock exchange. Mechanics Savings Bank is a state-chartered, Hartford-based savings bank with $1.1 billion in assets and 16 branch offices in the capital region. Based on the terms of the agreement, Mechanics shareholders will receive 1.52 shares of Webster common stock for each share of Mechanics. Webster expects to close the transaction and complete the conversion during the second quarter of 2000.

The Chase Branch Acquisition
In November 1999, Webster announced a definitive agreement to acquire six Connecticut branches from The Chase Manhattan Bank. The branches are located in Cheshire, Middlebury, North Haven, Waterbury (2) and Watertown and have approximately $165 million in deposit balances. The transaction includes the purchase of consumer deposits, small business deposits and loans, and brokerage and custody accounts associated with these branches. Webster expects to close the transaction and complete the acquisition during the second quarter of 2000.

The FleetBoston Branch Acquisition
In November 1999, Webster announced a definitive agreement with FleetBoston Corporation to purchase four Connecticut branches that are being divested as the result of the Fleet-BankBoston merger. The branches, with $163 million in deposit balances, are located in Brookfield, Guilford, Meriden, and Thomaston. The transaction includes the purchase of deposits and loans for individual and small business customers associated with these branches. Webster expects to close the transaction and complete the acquisition during the third quarter of 2000.

Purchase Transactions Subsequent to December 31, 1999
The Levine Acquisition
In February 2000, through Damman, Webster acquired the Levine companies ("Levine"), a privately owned Waterford and Norwich, Connecticut based insurance agency. Founded in 1928, the group combines three entities; Louis Levine Agency, Inc., Levine Financial Services, Inc. and Retirement Planning Associates, Inc. Levine has 50 employees and wrote $41 million in premiums during 1999.

Asset Quality
Nonaccrual Assets
Webster devotes significant attention to maintaining high asset quality through conservative underwriting standards, active servicing of loans and aggressively managing nonaccrual assets. The aggregate amount of nonaccrual assets increased to $43.3 million at December 31, 1999 from $35.9 million at December 31, 1998 and increased as a percentage of total assets to .44% at December 31, 1999 from
 .36% at December 31, 1998. Nonaccrual loans increased $7.7 million in 1999 and foreclosed properties decreased $254,000. The allowance for loan losses at December 31, 1999 was $72.7 million and represented 191% of nonaccrual loans and 1.2% of total loans. Total allowances for nonaccrual assets of $72.9 million represented 167% of nonaccrual assets. The following table details nonaccrual assets for the last five years.


                                                                December 31,
----------------------------------------------------------------------------------------------------
 (In thousands)                                 1999        1998        1997        1996        1995
----------------------------------------------------------------------------------------------------

 Nonaccrual Assets:
 Loans accounted for on a nonaccrual basis:

  Residential                               $ 11,490    $ 12,418    $ 34,731    $ 37,073   $  41,508
  Commercial                                  25,722      16,449      13,626      18,416      26,288
  Consumer                                     1,182       1,852       3,624       6,143       6,904
 Foreclosed Properties:
  Residential and Consumer                     2,698       1,715       8,804      11,099      12,757
  Commercial                                   2,210       3,447       6,335      11,157      17,548
    Total                                   $ 43,302   $  35,881   $  67,120    $ 83,888  $  105,005
----------------------------------------------------------------------------------------------------


A summary of the activity in the allowance for loan losses for the last five years follows:


                                                                       For the Years Ended December 31,
-------------------------------------------------------------------------------------------------------------------
 (Dollars in thousands)                                       1999        1998        1997        1996        1995
-------------------------------------------------------------------------------------------------------------------
 Balance at beginning of period                           $ 65,201    $ 71,599    $ 63,047    $ 69,091   $  73,615
 Charge-offs:
  Residential real estate                                   (3,246)    (13,662)    (16,281)    (21,218)    (14,184)
  Consumer                                                  (1,784)     (3,556)     (4,305)     (4,350)     (1,438)
  Commercial                                                (2,376)     (4,044)     (6,039)     (8,895)     (6,657)
-------------------------------------------------------------------------------------------------------------------
                                                            (7,406)    (21,262)    (26,625)    (34,463)    (22,279)
 Recoveries:
  Residential real estate                                      838       1,081       4,368       1,103       1,020
  Consumer                                                     299         302         555         416       1,068
  Commercial                                                 1,079       2,755       1,697       2,278       1,717
-------------------------------------------------------------------------------------------------------------------
 Net charge-offs                                            (5,190)    (17,124)    (20,005)    (30,666)    (18,474)
 Allowances from purchase transactions                       3,647          --       2,108       8,881       1,961
 Reclassification of allowance for segregated asset losses      --       2,623          --          --          --
 Provisions charged to operations                            9,000       8,103      26,449      15,741      11,989
 Balance at end of period                                 $ 72,658    $ 65,201    $ 71,599    $ 63,047   $  69,091
-------------------------------------------------------------------------------------------------------------------
 Ratio of net charge-offs to average loans outstanding        0.1%        0.3%        0.4%        0.6%        0.4%


-------------------------------------------------------------------------------------------------------------------------------

Net charge-offs decreased $11.9 million to $5.2 million in 1999 due primarily to decreases in residential nonaccrual loans. Included in the 1998 charge-offs were write-downs of $8.6 million related to the bulk sales of $26.3 million of primarily nonaccrual and delinquent loans. Included in the 1997 charge-offs were write-downs of $5.8 million related to a bulk sale of $17.7 million of nonaccrual residential loans and foreclosed properties. The 1998 provisions charged to operations include $1.5 million specifically related to the acquisition of Eagle. See Note 12 to the Consolidated Financial Statements for a summary of activity in the allowance for losses on foreclosed properties. Management believes that the allowance for loan losses at December 31, 1999 is adequate to cover expected losses in the portfolio.

Liquidity and Capital Resources

The Bank is required to maintain minimum levels of liquid assets as defined by regulations adopted by the Office of Thrift Supervision ("OTS"). This requirement, which may be varied by the OTS, is based upon a percentage of net withdrawable deposits and short-term borrowings. The required liquidity ratio is currently 4.00% and the Bank's liquidity ratio at December 31, 1999 exceeded the requirement. Webster Bank is also required by regulation to maintain sufficient liquidity to ensure safe and sound operations. Adequate liquidity as assessed by the OTS may vary from institution to institution depending on such factors as the institution's overall asset/liability structure, market conditions, competition and the nature of the institution's deposit and loan customers. The OTS considers both an institution's liquidity ratio as well as safety and soundness issues in assessing whether an institution has sufficient liquidity.

Liquidity management allows Webster to meet cash needs at a reasonable cost under various operating environments. Liquidity is actively managed and reviewed in order to maintain stable cost effective funding to support the balance sheet. Liquidity comes from a variety of sources such as the cash flow from operating activities including principal and interest payments on loans and investments, unpledged securities which can be sold or utilized to secure funding and by maintaining the ability to attract new deposits. Webster's goal is to maintain a strong base of core deposits to support its growing balance sheet.

Management monitors current and projected cash needs and adjusts liquidity as necessary. Webster has a detailed liquidity contingency plan, which is designed to respond to liquidity concerns in a prompt and comprehensive manner. It is designed to provide early detection of potential problems and details specific actions required to address liquidity risks.

Webster is a member of the Federal Home Loan Bank ("FHLB") system and has additional borrowing capacity from the FHLB of $1.4 billion at December 31, 1999. At that date, the Bank had FHLB advances outstanding of $1.7 billion compared to $1.8 billion at December 31, 1998. See Note 8 to the Consolidated Financial Statements.

Webster's main sources of liquidity at the holding company level are dividends from the Bank, investment income and net proceeds from capital offerings and borrowings. The main uses of liquidity are purchases of available for sale securities, the payment of dividends to preferred and common stockholders, repurchases of Webster's common stock, and the payment of interest to holders of Webster's senior notes and capital securities. $40 million of senior notes will mature on June 30, 2000. Management is assessing alternatives to replace funding provided by this debt. There are certain restrictions on the payment of dividends by the Bank to Webster. See Note 14 to the Consolidated Financial Statements. Webster also maintains $90 million in revolving lines of credit with correspondent banks.

During 1999, Webster repurchased a total of 2,622,608 shares of its common stock under three announced repurchase programs. See Note 14 to the Consolidated Financial Statements for further information concerning the stock repurchases.

Applicable OTS regulations require the Bank, as a federal savings bank, to satisfy certain minimum capital requirements, including a leverage capital requirement and risk-based capital requirements. As an OTS regulated savings institution, the Bank is also subject to a minimum tangible capital requirement. At December 31, 1999, the Bank was in full compliance with all applicable capital requirements. See Note 14 to the Consolidated Financial Statements.

Asset/Liability Management and Market Risk

Interest-rate  risk  is  the  sensitivity  of  the  market  value  of  Webster's interest-sensitive assets and liabilities and the sensitivity of Webster's earnings to changes in interest rates over short-term and long-term time horizons. The primary goal of interest-rate risk management is to control risk within limits approved by the Board of Directors. Webster's Asset & Liability Management Committee manages interest-rate risk to maximize net interest income and net market value over time in changing interest-rate environments. Management measures interest-rate risk using simulation analyses with particular emphasis on measuring changes in net market value and net interest income in different rate environments. Market value is measured as the net present value of future cash flows. Simulation analysis incorporates assumptions about balance sheet changes such as asset and liability growth, loan and deposit pricing and changes due to the mix of assets and liabilities. Key assumptions relate to the behavior of interest rates and spreads, fluctuations in product balances, prepayment speeds and decay rates on deposits. From such simulations, interest-rate risk is quantified and appropriate strategies are formulated and implemented.

Webster also uses as part of its asset/liability management strategy various interest-rate contracts including futures and options, interest-rate swaps and interest-rate caps and floors. Webster utilizes these financial instruments to manage interest-rate risk by reducing net exposures. These interest-rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates on the value of the instruments. The notional amount of interest-rate financial instruments is the amount upon which interest and other payments under the contract are based. The notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit risk. See Notes 3 and 10 to the Consolidated Financial Statements.

Webster holds futures and options positions and interest-rate contracts to minimize the price volatility of certain assets held as Trading Securities.
Changes in the market value of these positions are recognized in the Consolidated Statements of Income in the period for which the change occurred.

The following table summarizes the estimated market value of Webster's interest-sensitive assets and interest-sensitive liabilities at December 31, 1999 and 1998, and the projected change to market values if interest rates instantaneously increase or decrease by 100 basis points.




                                                Book      Market       Estimated Market Value Impact
 (Dollars in thousands)                        Value       Value         -100 BP          +100 BP
-------------------------------------------------------------------------------------------------------------
 1999
  Interest Sensitive Assets:
  Trading                                   $  50,854   $  50,854       $    181        $   (479)
  Non-trading                               8,780,473   8,695,323        223,137        (256,650)
 Interest Sensitive Liabilities             9,219,951   8,838,371       (139,222)        129,373
  Net Impact                                                              84,096        (127,756)
  Net Impact as % of
    interest sensitive assets                                                1.0%           -1.5%
-------------------------------------------------------------------------------------------------------------
 1998

  Interest Sensitive Assets:
  Trading                                   $  91,114   $  91,114       $    (84)       $ (1,236)
  Non-trading                               8,872,123   9,012,443        148,515        (192,378)
 Interest Sensitive Liabilities             8,890,959   9,043,869       (143,097)        137,806
  Net Impact                                                               5,334         (55,808)
  Net Impact as % of
    interest sensitive assets                                                0.1%           -0.6%
-------------------------------------------------------------------------------------------------------------

The tables above exclude interest-earning assets that are not directly impacted by changes in interest rates. These assets include equity securities of $201.4 million at December 31, 1999 and $244.7 million at December 31, 1998 (see Note 3 to the Consolidated Financial Statements) and nonaccrual loans of $38.4 million at December 31, 1999 and $30.7 million at December 31, 1998 (see "Asset Quality" within the MD&A). Values for mortgage servicing rights have been included in the tables above as movements in interest rates affect the valuation of the servicing rights. Equity securities and nonaccrual assets not included in the above tables are, however, subject to fluctuations in market value based on other risks. The equity securities include $103.9 million of FHLB stock which is insensitive to market fluctuations (see Note 3 to the Consolidated Financial Statements). The remaining $97.5 million of equity securities had a net unrealized loss of $3.4 million at December 31, 1999.

Interest-sensitive assets, net of interest-sensitive liabilities, when impacted by a minus 100 basis point rate change, result in a favorable $84.1 million change in net market values for 1999 compared to a favorable $5.3 million net market value change in 1998. These changes represent 1.0% of interest-sensitive assets in 1999 and 0.1% in 1998. A plus 100 basis point rate change results in an unfavorable $127.8 million or 1.5% change in 1999 compared to an unfavorable $55.8 million or 0.6% change in 1998.

Based on Webster's asset/liability mix at December 31, 1999, management estimates that an instantaneous 100 basis point increase in interest rates would decrease net interest income over the next twelve months by 3.4% compared to a 2.6% decrease at December 31, 1998. An instantaneous 100 basis point decline in interest rates would increase net interest income by 5.0% compared to a decrease in net interest income of 1.9% at December 31, 1998. These estimates assume that management takes no action to mitigate any negative effects from changing interest rates.

The market values and net interest income estimates are subject to factors that could cause actual results to differ. Management believes that Webster's interest-rate risk position at December 31, 1999, represents a reasonable level of risk.

COMPARISON OF 1999 AND 1998 YEARS
General
For 1999, Webster reported net income of $95.4 million, or $2.10 per diluted share. Included in the 1999 results are acquisition-related expenses of $9.5 million. Excluding the effect of acquisition-related expenses, net income for the 1999 year would have been $102.2 million or $2.25 per diluted share. Net income for 1998 amounted to $78.0 million or $1.69 per share on a diluted basis. Included in the 1998 results are acquisition-related expenses of $21.0 million and provisions for loan losses of $1.5 million specifically related to the Eagle acquisition. Also, included in the 1998 results is a non-recurring net tax expense of $3.2 million. Excluding the effect of acquisition-related expenses, provisions for loan losses and non-recurring net tax expense, net income for the 1998 year would have been $97.0 million or $2.10 per diluted share.

Net Interest Income
Net interest income before provision for loan losses increased $20.9 million in 1999 to $303.5 million from $282.6 million in 1998. The increase is primarily attributable to a reduction of the yield on interest-bearing liabilities. The cost of interest-bearing liabilities was lower in 1999 due primarily to lower rates on deposits. Interest-rate spread for the 1999 year increased to 3.18% compared to 2.83% in 1998. The average balance for interest-bearing deposits was $5.6 billion with a yield of 3.63% for the 1999 year compared to $5.8 billion with a yield of 4.13% for 1998. The average balance for investment securities was $3.3 billion with a yield of 6.30% for the 1999 year compared to $4.1 billion with a yield of 6.15% for 1998.

Interest Income
Total interest income for 1999 amounted to $645.8 million, a decrease of $36.4 million, or 5.3% compared to $682.2 million in 1998. The lower interest income was due primarily to a decrease in the average volume of securities partially offset by an increase in net loans.

Interest Expense
Interest expense for 1999 totaled $342.3 million, a decrease of $57.3 million compared to $399.6 million in 1998. The lower interest expense was due primarily to a decrease in the yield on interest-bearing deposits in 1999 compared to 1998.

The following table shows the major categories of average assets and average liabilities together with their respective interest income or expense and the rates earned or paid by Webster.

 For the Years ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                    1999                           1998                               1997
                        Average            Average     Average                  Average   Average                Average
(Dollars in thousands)  Balance   Interest  Yield      Balance    Interest       Yield    Balance   Interest      Yield
------------------------------------------------------------------------------------------------------------------------------------
Loans, net (a)       $5,802,453  $435,326(b)  7.50%   $5,416,531  $430,636(b)     7.95%  $5,421,314  $429,154(b)    7.92%
 Securities and
 interest bearing
 deposits             3,342,188    210,466    6.30(c)  4,098,608   251,601        6.15(c) 3,100,412   203,912       6.60(c)
------------------------------------------------------------------------------------------------------------------------------------
Total interest-
  earning assets      9,144,641    645,792    7.06%    9,515,139   682,237        7.16%   8,521,726   633,066       7.43%
Other assets            600,483                          564,689                            420,328
Total assets         $9,745,124                      $10,079,828                         $8,942,054
------------------------------------------------------------------------------------------------------------------------------------

Savings and escrow   $1,477,856   $ 34,058    2.30%   $1,399,519  $ 34,503        2.47%  $1,374,974  $ 32,825       2.39%
Money market
  savings,
  NOW and DDA         1,519,929     15,185    1.00     1,346,043    13,798        1.03    1,311,117    15,945       1.22
Time deposits         3,228,480    154,562    4.79     3,651,017   192,880        5.28    3,653,467   192,637       5.27
FHLB advances         1,585,458     84,498    5.33     1,675,789    96,140        5.74    1,184,948    68,690       5.80
Repurchase agreements
and other borrowings    978,581     50,316    5.14     1,049,520    58,645        5.59      607,638    33,551       5.52
Senior notes             40,000      3,660    9.15        40,000     3,660        9.15       40,000     3,660       9.15
------------------------------------------------------------------------------------------------------------------------
Total interest-
bearing liabilities  $8,830,304   $342,279    3.88%   $9,161,888  $399,626        4.33%  $8,172,144  $347,308       4.25%
Other liabilities        93,252                          109,993                             94,524
Capital securities
  and minority
  interest              199,577                          199,577                            122,630
Shareholders' equity    621,991                          608,370                            552,756
------------------------------------------------------------------------------------------------------------------------------------
Net interest income
 and interest-rate
 spread                $303,513               3.18%               $282,611        2.83%              $285,758       3.18%
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities
 and shareholders'
 equity              $9,745,124                      $10,079,828                         $8,942,054
Net interest margin                           3.32%                               2.97%                             3.35%
------------------------------------------------------------------------------------------------------------------------------------

(a) Interest on nonaccrual loans has been included only to the extent reflected in the Consolidated Statements of Income. Nonaccrual loans, however, are included in the average balances outstanding.

(b) Includes amortization of net deferred loan costs and premiums (net of discounts) of: $469,000, $1.9 million and $4.2 million in 1999, 1998 and 1997, respectively.

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



                                                  Years ended December 31,            Years ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                        1999 v. 1998                         1998 v. 1997
-----------------------------------------------------------------------------------------------------------------------------
                                                 Increase (Decrease) Due to          Increase (Decrease) Due to
 (In thousands)                                 Rate      Volume       Total        Rate      Volume       Total
-----------------------------------------------------------------------------------------------------------------------------
Interest on Interest-earning Assets:
  Loans                                    $ (17,729)  $  22,419    $  4,690   $   1,860    $   (378)   $  1,482
  Securities                                   6,694     (47,829)    (41,135)    (12,446)     60,135      47,689
-----------------------------------------------------------------------------------------------------------------------------
  Total                                    $ (11,035)  $ (25,410)   $(36,445)  $ (10,586)   $ 59,757    $ 49,171
-----------------------------------------------------------------------------------------------------------------------------
 Interest on Interest-bearing Liabilities
  Deposits                                   (31,096)     (6,280)    (37,376)     (2,624)      2,398        (226)
  FHLB advances and other borrowings         (11,028)     (8,943)    (19,971)       (891)     53,435      52,544
-----------------------------------------------------------------------------------------------------------------------------
  Total                                    $ (42,124)  $ (15,223)   $(57,347)  $  (3,515)   $ 55,833    $ 52,318
 Net change in net interest income         $  31,089   $ (10,187)   $ 20,902   $  (7,071)   $  3,924     $(3,147)
-----------------------------------------------------------------------------------------------------------------------------

Provision for Loan Losses
The provision for loan losses for 1999 was $9.0 million compared to $8.1 million in 1998. The increase for 1999 is attributable to the increase in gross loans and a shift within the loan portfolio to a higher concentration of commercial loans. The allowance for losses on loans totaled $72.7 million and represented 189% of nonaccrual loans at December 31, 1999 versus $65.2 million or 212% of nonaccrual loans at December 31, 1998.

Noninterest Income
Noninterest income for 1999 totaled $92.6 million, compared to $82.6 million in 1998. Fees and service charges were $66.9 million in 1999, an increase of $19.7 million, or 42% from 1998 due primarily to an increase in the customer base and fees generated as a result of our expanded product offerings, including insurance and trust and investment services. Gains on the sale of loans and mortgage loan servicing rights decreased to $4.4 million in 1999 compared to $5.8 million in 1998, due primarily to the 1998 sale of the credit card portfolio. Gains on the sale of securities amounted to $4.2 million in 1999 compared to $17.0 million in 1998. Other noninterest income was $9.1 million in 1999, an increase of $2.1 million from $7.0 million in 1998. Noninterest Expenses Noninterest expenses for 1999 were $244.5 million compared to $229.4 million in 1998. Included in the 1999 total are acquisition-related expenses totaling $9.5 million for the NECB acquisition. The 1998 results include acquisition-related expenses totaling $21.0 million which include: $17.4 million for the Eagle acquisition, $3.4 million for the Bank of South Windsor acquisition and $200,000 for the Olde Port acquisition. Excluding acquisition-related expenses, noninterest expenses for 1999 increased $26.5 million compared to 1998. In 1998, salaries and benefits expenses included a $1.5 million reduction in expenses related to the consolidation of the former Eagle pension and post-retirement benefits plans into Webster's plans.

Income Taxes
Income tax expense for 1999 decreased to $47.3 million from $49.7 million in 1998. The decrease in income tax expense is due to a $3.2 million non-recurring net tax expense in 1998, related primarily to the formation of a Connecticut Passive Investment Company and the related reduction in Connecticut income tax in 1999 (see "Tax Legislation").

Comparison of 1998 and 1997 Years
General
In 1998, Webster reported net income of $78.0 million, or $1.69 per share on a diluted basis. Included in the 1998 results were acquisition-related expenses of $21.0 million and provision for loan losses of $1.5 million, the latter specifically related to the Eagle acquisition. Also included in the 1998 results was a non-recurring net tax expense of $3.2 million. Excluding the net effects of tax-effected acquisition-related expenses and non-recurring tax expense, net income for the 1998 year would have been $97.0 million or $2.10 per diluted share. Net income for 1997 amounted to $47.6 million, or $1.04 per share on a diluted basis. Included in the 1997 results were acquisition-related expenses of $32.0 million and provisions for loans losses of $9.9 million related to acquisitions. Excluding the effect of tax-effected acquisition-related expenses and provisions for loan losses, net income for the 1997 year would have been $72.9 million or $1.59 per diluted share.

Net Interest Income
Net interest income before provision for loan losses decreased $3.2 million in 1998 to $282.6 million from $285.8 million in 1997. The decrease was primarily attributed to a lower return on investment securities. The cost of interest-bearing liabilities was higher in 1998 due primarily to a higher volume of borrowings. Interest-rate spread for the 1998 year decreased to 2.83% compared to 3.18% in 1997 due primarily to a higher level of average interest-earning assets that yielded a return that was approximately twenty-seven basis points lower than realized in 1997. The average balance for investment securities was $4.1 billion with a yield of 6.15% for the 1998 year compared to $3.1 billion with a yield of 6.60% for 1997.

Interest Income
Total interest income for 1998 amounted to $682.2 million, an increase of $49.1 million, or 7.8% compared to $633.1 million in 1997. The higher interest income was due primarily to an increase in the average volume of securities partially offset by decreases in net loans and interest-bearing deposits.

Interest Expense
Interest expense for 1998 totaled $399.6 million, an increase of $52.3 million compared to $347.3 million in 1997. The higher interest expense was due primarily to an increase in the average volume of borrowings in 1998 compared to 1997.

Provision for Loan Losses
The provision for loan losses for 1998 was $8.1 million compared to $26.4 million in 1997. The decrease for 1998 is attributable to approximately $8.4 million less in provisions related to acquisitions and an overall reduction in nonaccrual loans. The provision for 1997 included $9.9 million related to acquisitions. The allowance for losses on loans totaled $65.2 million and represented 212% of nonaccrual loans at December 31, 1998 versus $71.6 million and 138% at December 31, 1997.

Noninterest  Income
Noninterest income for 1998 totaled $82.6 million, compared to $47.7 million in 1997. Fees and service charges were $47.3 million in 1998, an increase of $11.6 million or 32.5% from 1997 due primarily to an increase in the customer base and fees generated as a result of the Damman and Sachem Trust acquisitions. Gains on the sale of loans and mortgage loan servicing rights increased to $5.8 million in 1998 compared to $1.7 million in 1997, due primarily to the sale of the credit card portfolio. Gains on the sale of securities amounted to $17.0 million in 1998 compared to $3.5 million in 1997. Other noninterest income increased to $7.0 million from $6.9 million from 1998 to 1997.

Noninterest Expenses
Noninterest expenses for 1998 were $229.4 million compared to $229.5 million in 1997. Included in the 1998 total are acquisition-related expenses totaling $21.0 million. The 1997 results include acquisition-related expenses totaling $32.0 million. Excluding acquisition-related expenses, noninterest expenses for 1998 increased $10.9 million compared to 1997. Increased salaries and benefits, furniture and equipment, intangible amortization, professional services expenses, capital securities and other operating expenses were partially offset by lower expenses for occupancy, federal deposit insurance, foreclosed property and marketing expenses. Salaries and benefits expenses include a $1.5 million reduction to expenses related to the consolidation of the former Eagle pension and post-retirement benefits plans into Webster's plans.

Income Taxes
Income tax expense for 1998 increased to $49.7 million from $29.9 million in 1997. The increase in income tax expense is due primarily to a $50.2 million increase in net income before taxes and a $3.2 million non-recurring net tax expense related primarily to the planned formation of a Connecticut Passive Investment Company (see "Tax Legislation").

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

Recent  Financial  Accounting  Standards
In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS No. 133, as amended by SFAS No. 137, is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Upon adoption, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. Early adoption is permitted, however, retroactive application is prohibited. Management is in the process of evaluating the impact of this statement on its financial position and results of operations.

Tax Legislation
Federal tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post 1987 reserves, its total income tax expense for financial reporting purposes will not be affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

The State of Connecticut enacted tax law changes in May 1998, allowing for the formation of a Passive Investment Company ("PIC") by financial institutions. This legislation exempts Passive Investment Companies from state income taxation in Connecticut, and exempts from inclusion in Connecticut taxable income the dividends paid from a passive investment company to a related financial institution. Webster Bank qualifies as a financial institution under the statute, and has organized a PIC that began operations in the first quarter of 1999. The legislation is effective for tax years beginning on or after January 1, 1999. Webster's formation of a PIC has reduced its Connecticut tax expense in 1999 and, as a result of the PIC's formation, a deferred tax charge was taken in the fourth quarter of 1998.

Year 2000 Disclosure Statement
There has been no disruption to the Company's operations as a result of the Year 2000 issue, which referred to the potential impact of the failure of computer programs and equipment to give proper recognition of dates beyond December 31, 1999 and other issues related to the Year 2000 century date change. No disruption is expected and the Company will continue to monitor its position. Total expenses incurred by the Company in conducting its Year 2000 program were about $1.0 million.

Forward Looking Statements
This annual report contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended. Actual results could differ materially  from  those  management  expectations,  projections  and  estimates.
Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of Webster's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting Webster's operations, markets, products services and prices. Such developments could have an adverse impact on Webster's financial position and results of operations.


                      Consolidated Statements of Condition

                                                                                      December 31,
 (In thousands, except share and per share data)                                    1999        1998
-----------------------------------------------------------------------------------------------------------------

Assets:
 Cash and due from depository institutions                                       $245,783   $213,142
 Interest-bearing deposits                                                        37,838      17,819
 Securities: (Note 3)
  Trading, at fair value                                                           50,854     91,114
  Available for sale, at fair value                                             2,700,585  3,164,886
  Held to maturity, (fair value: $300,282 in 1999; $410,196 in 1998)              315,462    406,829
 Loans receivable, net (Note 4)                                                 6,022,236  5,507,118
 Accrued interest receivable                                                       58,918     60,647
 Premises and equipment, net (Note 5)                                             103,403     93,256
 Foreclosed properties, net (Note 12)                                               4,909      5,162
 Intangible assets (Note 2)                                                       138,829     83,227
 Cash surrender value of life insurance                                           148,252    141,059
 Prepaid expenses and other assets (Note 6)                                       104,675     51,770
  Total assets                                                                 $9,931,744 $9,836,029
-----------------------------------------------------------------------------------------------------------------

 Liabilities and Shareholders' Equity:
 Deposits (Note 7)                                                             $6,191,091 $6,312,974
 Federal Home Loan Bank advances (Note 8)                                       1,714,441  1,801,839
 Securities sold under agreement to repurchase and other borrowings (Note 9)    1,074,004    773,769
 Advance payments by borrowers for taxes and insurance                             41,605     34,670
 Accrued expenses and other liabilities                                            75,359     86,746
  Total liabilities                                                            $9,096,500 $9,009,998
-----------------------------------------------------------------------------------------------------------------

 Corporation-obligated mandatorily redeemable capital securities
 of subsidiary trusts (Note 19)                                                  $150,000   $150,000
 Preferred stock of subsidiary corporation (Note 20)                               49,577     49,577

 Shareholders' Equity: (Note 14)
  Common stock, $.01 par value:
   Authorized - 200,000,000 shares at December 31, 1999 and
   50,000,000 shares at December 31, 1998; Issued - 45,243,770 shares
   at December 31, 1999 and  45,717,089 shares at December 31,1998                    452        457
  Paid-in capital                                                                 301,336    308,790
  Retained earnings                                                               400,413    325,805
  Less Treasury stock at cost, 140,000 shares at December 31,
   1999 and 1,026,770 shares at December 31, 1998                                  (3,274)   (27,914)
  Less employee stock ownership plan shares purchased with debt                    (1,127)    (1,339)

  Accumulated other comprehensive (loss) income                                   (62,133)    20,655
   Total shareholders' equity                                                    $635,667   $626,454
  Commitments and contingencies (Notes 4, 5 and 21)
   Total liabilities and shareholders' equity                                  $9,931,744 $9,836,029
-----------------------------------------------------------------------------------------------------------------


 See accompanying notes to consolidated financial statements.

 Consolidated Statements of Income

                                                                        Years Ended December 31,
 (In thousands, except per share data)                                1999        1998        1997
---------------------------------------------------------------------------------------------------------------
 Interest Income:
 Loans                                                            $435,326    $430,636   $ 429,154
 Securities and interest-bearing deposits                          210,466     251,601     203,912
  Total interest income                                            645,792     682,237     633,066
---------------------------------------------------------------------------------------------------------------
 Interest Expense:
 Deposits (Note 7)                                                 203,805     241,181     241,407
 Borrowings                                                        138,474     158,445     105,901
  Total interest expense                                           342,279     399,626     347,308
---------------------------------------------------------------------------------------------------------------
 Net interest income                                               303,513     282,611     285,758
 Provision for loan losses (Note 4)                                  9,000       8,103      26,449
 Net interest income after provision for loan losses               294,513     274,508     259,309
 Noninterest Income:
 Fees and service charges                                           66,936      47,250      35,651
 Gain on sale of loans and loan servicing, net                       4,434       5,754       1,676
 Gain on sale of securities, net (Note 3)                            4,248      17,015       3,517
 Increase in cash surrender value of life insurance                  7,892       5,607          --
 Other noninterest income                                            9,120       7,012       6,879
  Total noninterest income                                          92,630      82,638      47,723
---------------------------------------------------------------------------------------------------------------
 Noninterest Expenses:
 Salaries and employee benefits                                    106,493      92,506      87,694
 Occupancy expense of premises                                      20,892      19,068      19,278
 Furniture and equipment expenses                                   22,302      19,335      15,892
 Intangible amortization                                            13,780      10,033       9,563
 Marketing expenses                                                  9,584       7,392       8,258
 Professional services expenses                                     11,223      10,257       8,483
 Acquisition-related expenses (Note 17)                              9,500      20,993      31,989
 Capital securities expense (Note 19)                               14,645      14,708      11,368
 Dividends on preferred stock of subsidiary corporation (Note 20)    4,151       4,151          85
 Other operating expenses                                           31,891      30,990      36,923
  Total noninterest expenses                                       244,461     229,433     229,533
---------------------------------------------------------------------------------------------------------------
 Income before income taxes                                        142,682     127,713      77,499
 Income taxes (Note 13)                                             47,332      49,694      29,887
 Net Income                                                       $ 95,350    $ 78,019   $  47,612
---------------------------------------------------------------------------------------------------------------
 Net Income Per Common Share (Note 15):
  Basic                                                           $   2.14    $   1.72   $    1.06
  Diluted                                                             2.10        1.69        1.04
---------------------------------------------------------------------------------------------------------------

 See accompanying notes to consolidated financial statements.

 Consolidated Statements of Shareholders' Equity

(In thousands, except per share data)


                                                                                           Employee
                                                                                            Stock
                                                                                          Ownership     Accumulated
                                                                                         Plan Shares      Other
                                Preferred  Common   Paid-in      Retained     Treasury   Purchased    Comprehensive
                                 Stock     Stock    Capital      Earnings      Stock     With Debt   Income (Loss)   Total
 --------------------------------------------------------------------------------------------------------------------------
Balance,
December 31, 1996               $    1    $    450   $ 312,666   $ 243,035    $(18,801)  $  (2,574)    $   310    $535,087
------------------------------------------------------------------------------------------------------------------------------
 Net income for 1997                --          --          --      47,612          --          --          --      47,612
 Dividends paid:
  $.40 per common share             --          --          --     (10,508)         --          --          --     (10,508)
 Cash dividends declared by
  pooled companies prior to
  mergers                           --          --          --      (7,133)         --          --          --      (7,133)
 Allocation of ESOP shares          --          --         166          --          --         603          --         769
 Exercise of stock options          --          10         416          --       5,058          --          --       5,484
 Conversion of preferred

  Series B to common stock          (1)         --     (18,499)         --      18,500          --          --          --
 Common stock repurchased           --          --          --          --      (6,020)         --          --      (6,020)
 Common stock issued in
 consideration for purchase
 acquisitions                       --           2       3,971          (1)         --          --          --       3,972
 Pooling adjustments, net           --         (53)     (8,785)      2,909          --          --          --      (5,929)
 Stock dividend granted by pooled
  company and cash paid on
  fractional shares                 --          47      11,831     (11,906)         --          --          --         (28)
 Net unrealized gain on securities
  available for sale, net of taxes  --          --          --           --         --      --          21,603      21,603
 Other, net                         --          (6)        703         (61)        147          --         (89)        694
 Balance, December 31, 1997  $      --   $     450   $ 302,469   $ 263,947    $ (1,116)  $  (1,971)   $ 21,824    $585,603
--------------------------------------------------------------------------------------------------------------------------
 Net income for 1998                --          --          --      78,019          --          --          --      78,019
 Dividends paid:
 $.44 per common share              --          --          --     (17,687)         --          --          --     (17,687)
 Cash dividends declared by
  pooled companies prior  to mergers--          --          --      (3,371)         --          --          --      (3,371)
 Allocation of ESOP shares          --          --         411          --          --         632          --       1,043
 Exercise of stock options          --          (1)      7,349          --       3,778          --          --      11,126
 Common stock repurchased           --          --          --          --     (39,873)         --          --     (39,873)
 Common stock issued in consideration
  for purchase acquisitions         --          --         185          --       9,083          --          --       9,268
 Pooling adjustments, net           --          (2)     (1,906)         --          --          --         133      (1,775)
 Net unrealized loss on
  securities available for
  sale, net of taxes                --          --          --          --          --          --      (1,302)     (1,302)
 Adjustment for the effect
  of the change of Eagle's
  fiscal year end (Note 2)          --          --          --       4,898          --          --          --       4,898
 Other, net                         --          10         282          (1)        214          --          --         505
 Balance, December 31, 1998  $      --   $     457   $ 308,790   $ 325,805    $(27,914)  $  (1,339)   $ 20,655    $626,454
--------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


Consolidated Statements of Shareholders' Equity (Continued)
 (In thousands, except per share data)                                                     Employee
                                                                                             Stock
                                                                                          Ownership   Accumulated
                                                                                          Plan Shares    Other
                             Preferred      Common     Paid-in    Retained    Treasury    Purchased  Comprehensive
                               Stock         Stock     Capital    Earnings      Stock     With Debt   Income (Loss)  Total
--------------------------------------------------------------------------------------------------------------------------
Net income for 1999                 --          --          --      95,350          --          --          --      95,350
Dividends paid:
  $.47 per common share             --          --          --     (17,532)         --          --          --     (17,532)
 Cash dividends declared by
  pooled companies prior to
  mergers                           --          --          --      (3,197)         --          --          --      (3,197)
 Allocation of ESOP shares          --          --         348                                 212                     560
 Exercise of stock options          --          --      (3,130)         --      12,472          --          --       9,342
 Common stock repurchased           --          --          --          --     (72,161)         --          --     (72,161)
 Common stock issued in
  consideration for purchase
  acquisitions                      --          (5)     (4,672)         --      84,456          --          --      79,779
 Net unrealized loss on
  securities available for
  sale, net of taxes                --          --          --          --          --          --     (82,788)    (82,788)
 Other, net                         --          --          --         (13)       (127)         --          --        (140)
--------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1999  $      --   $     452   $ 301,336   $ 400,413    $ (3,274)  $  (1,127)   $(62,133)   $635,667



Consolidated Statements of Comprehensive Income

                                                                     Years Ended December 31,
 (In thousands)                                                      1999        1998        1997
------------------------------------------------------------------------------------------------------------
Net Income                                                        $ 95,350    $ 78,019   $  47,612
 Other comprehensive (loss) income, net of tax
  Unrealized  net holding gain (loss) on  securities
  available for sale arising
  during year (net of income tax effect of $(54,370),
  $6,410, and  $16,052 for 1999, 1998 and 1997, respectively)      (79,865)      9,407      23,558

 Reclassification adjustment for net gains included in
  net income (net of income tax effect of $1,992,
  $7,206, and $1,333 for 1999, 1998 and 1997, respectively)         (2,923)    (10,576)     (1,955)
 Other comprehensive (loss) income                                  82,788)     (1,169)     21,603
 Comprehensive income                                             $ 12,562    $ 76,850   $  69,215
------------------------------------------------------------------------------------------------------------

 See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

                                                                       Years Ended December 31,
 (In thousands)                                                      1999        1998        1997
------------------------------------------------------------------------------------------------------------------------------------
 Operating Activities:
 Net income                                                      $  95,350    $ 78,019    $ 47,612
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Provision for loan losses                                          9,000       8,103      26,449
  Provision for foreclosed property losses                             100         330       1,637
  Provision for depreciation on premises
   and equipment                                                    13,190      14,131      12,507
  Amortization (accretion) of securities and
  loan premiums, net                                                 4,753       7,371      (1,626)
  Amortization of intangible assets                                 13,780      10,033       9,563
  Amortization of hedging costs, net                                 4,696       4,669       2,985
  Amortization of mortgage servicing rights                          1,639       1,303         930
  Gains on sale of deposits                                             --          --        (546)
  Gains on sale of foreclosed properties, net                         (906)       (822)     (1,274)
  Gains on sale of loans and securities, net                        (9,156)    (23,536)     (4,964)
  Losses (gains) on sale of trading securities, net                    474         767        (229)
  Decrease (increase) in trading securities                         39,786      (7,132)    (40,952)
  Loans originated for sale                                       (221,171)   (106,156)    (60,578)
  Proceeds from sales of loans, originated for sale                228,280     111,109      70,410
  Other loan sales                                                      --      46,400          --
  Decrease (increase) in interest receivable                         3,734      (2,509)     (6,318)
  Decrease (increase) in prepaid expenses and other assets           3,847      15,430      (5,397)
  (Decrease) increase in interest payable                          (12,513)      2,890      18,389
  (Decrease) increase in accrued expenses and other
   liabilities, net                                                   (334)     (8,006)      8,670
  Increase in cash surrender value of life insurance                (7,193)     (5,621)         --
  Adjustment to conform Eagle's fiscal year end                         --       4,898          --
   Net cash provided by operating activities                       167,356     151,671      77,268
------------------------------------------------------------------------------------------------------------------------------------
 Investing Activities:
 Purchases of securities, available for sale                    (1,150,893) (2,501,136) (2,231,443)
 Purchases of securities, held to maturity                          (1,283)   (152,662)    (25,239)
 Principal collected on investment securities                      648,648     988,390     368,000
 Maturities of securities                                          446,910     253,893     238,246
 Proceeds from sales of securities, available for sale             513,714   1,527,959     204,228
 Proceeds from sales of securities, held to maturity                15,458          --         --
 Net (increase) decrease in interest-bearing deposits              (18,654)     76,856     (40,648)
 Purchase of loans                                                      --     (66,173)   (191,078)
 Net (increase) decrease in loans                                 (325,366)     21,395     (84,450)
 Proceeds from sale of foreclosed properties                        10,081      16,383      41,538
 Purchases of life insurance, net                                       --    (122,700)    (12,750)
 Purchase of premises and equipment, net                          (16,339)    (22,050)     (12,107)
 Net cash received (paid) through purchase acquisitions             16,706         (67)      7,924
  Net cash provided (used) by investing activities                 138,982      20,088  (1,737,779)
-------------------------------------------------------------------------------------------------------------------------------
 Financing Activities:
 Net decrease in deposits                                         (405,124)    (98,531)    (85,852)
 Sale of deposits                                                       --          --      (9,179)
 Repayment of FHLB advances                                     (2,976,192) (4,425,651) (5,172,660)
 Proceeds from FHLB advances                                     2,888,794   4,688,547   5,927,764
 Repayment of securities sold under agreement
  to repurchase and other borrowings                           (48,069,816)(19,133,606) (4,451,441)
 Proceeds from securities sold under agreement to
  repurchase and other borrowings                               48,365,295  18,858,140   5,316,703
 Net proceeds from issuance of capital securities                       --       5,000     141,327
 Net proceeds from preferred stock of subsidiary corporation            --          --      49,577
 Cash dividends to common and preferred shareholders               (20,729)    (21,058)    (17,641)
 Net increase (decrease) in advance payments for
  taxes and insurance                                                6,894       1,629      (7,747)
 Exercise of stock options                                           9,342      11,126       5,484
 Common stock repurchased                                          (72,161)    (39,873)     (6,020)
  Net cash (used) provided by financing activities               1,690,315    (273,697)   (154,277)
------------------------------------------------------------------------------------------------------------------------------------

 See accompanying notes to consolidated financial statements.


 Consolidated Statements of Cash Flows (Continued)
                                                                                                   Years Ended December 31,
 (In thousands)                                                                               1999        1998        1997
------------------------------------------------------------------------------------------------------------------------------------
 Increase in cash and cash equivalents                                                      32,641      17,482      29,804
 Cash and cash equivalents at beginning of year                                            213,142     195,660     165,856
 Cash and cash equivalents at end of year                                                 $245,783    $213,142   $ 195,660
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                   Years Ended December 31,
 (In thousands)                                                                               1999        1998        1997
------------------------------------------------------------------------------------------------------------------------------------
 Supplemental Disclosures:
 Income taxes paid                                                                        $ 50,862    $ 39,324   $  30,962
 Interest paid                                                                             353,414     395,806     334,679
 Supplemental Schedule of Noncash Investing and Financing Activities:
 Transfer of loans to foreclosed properties                                                  9,022       5,498      32,076
 Transfer of securities from held to maturity to available for sale                             --       2,492     109,329
------------------------------------------------------------------------------------------------------------------------------------

 Assets acquired and liabilities assumed in purchase business combinations were as follows:

                                                                                           Twelve Months Ended December 31,

 (In thousands)                                                                               1999        1998        1997
------------------------------------------------------------------------------------------------------------------------------------
 Fair value of noncash assets acquired in purchase acquisitions                           $283,609    $  1,160   $  61,761
 Fair value of liabilities assumed in purchase acquisitions                                289,918       1,991      65,713
 Common stock issued in purchase acquisitions                                               79,779       9,268       3,972
------------------------------------------------------------------------------------------------------------------------------------

 See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a) Business
Webster Financial Corporation ("Webster" or the "Company"), through its subsidiaries, Webster Bank and Damman Associates Inc. ("Damman"), delivers financial services to individuals, families and businesses primarily in Connecticut. Webster emphasizes five business lines - consumer banking, business banking, mortgage lending, trust and investment services, and insurance services, and each is supported by centralized administration and operations. Webster Bank was founded in 1935 and converted from a federal mutual to a federal stock institution in 1986.

b) Basis of Financial Statement Presentation
The Consolidated Financial Statements include the accounts of Webster and its subsidiaries. The Consolidated Financial Statements and notes hereto have been restated to include the accounts of New England Community Bancorp., Inc. ("NECB") acquired on December 1, 1999, Bank of South Windsor acquired on August 14, 1998 (through Webster's acquisition of NECB), Olde Port Bank and Trust acquired on July 10, 1998 (through Webster's acquisition of NECB), Eagle
Financial Corp. ("Eagle") acquired on April 15, 1998, First Bank of West Hartford acquired on August 7, 1997 (through Webster's acquisition of NECB), People's Savings Financial Corp. ("People's") acquired on July 31, 1997, MidConn Bank acquired on May 31, 1997 (through Webster's acquisition of Eagle) and DS Bancor, Inc. ("Derby") acquired on January 31, 1997 as though these pooling-of-interests mergers had occurred at the beginning of the earliest period presented (see Note 2). The number of common shares have been restated for stock dividends and stock splits (see Note 14). The Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles and all significant intercompany transactions have been eliminated in consolidation.

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the periods presented. The actual results of Webster could differ from those estimates. Material estimates that are susceptible to near-term changes include the determination of the allowance for loan losses and the valuation allowance for the deferred tax asset.

c) Foreclosed  Properties
Foreclosed properties are acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Foreclosed properties are reported at the lower of fair value (less estimated selling expenses) or cost, with an allowance for losses to provide for declines in value. Operating expenses are charged to current period earnings and gains and losses upon disposition are reflected in the Consolidated Statements of Income when realized.

d) Loans Receivable, Net
A significant portion of the Company's loans are secured by real estate in the state of Connecticut. In addition, a substantial portion of foreclosed properties are located in the state of Connecticut. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio, and the recovery of the carrying amount of foreclosed properties are dependent on economic and market conditions in Connecticut.

Loans receivable are stated at the principal amounts outstanding, net of deferred loan fees and/or costs and an allowance for loan losses. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Interest which is more than 90 days past due is not accrued. Such interest when ultimately collected, if any, is credited to income in the period received. Loans are removed from nonaccrual status when they become current as to principal and interest or demonstrate a period of performance under contractual terms and, in the opinion of management, are fully collectible as to principal and interest.

Loan origination fees, net of certain direct origination costs and premiums and discounts on loans purchased, are recognized in interest income over the lives of the loans using a method approximating the interest method. Loans held for sale are carried at the lower of cost or market value in the aggregate as determined by outstanding loan commitments from investors or current market prices for loans with no sale commitments. Net unrealized losses on loans held for sale, if any, are recognized in a valuation allowance by charges to income.

The allowance for loan losses is maintained at a level estimated by management to provide adequately for probable losses inherent in the loan portfolio. Probable losses are estimated based upon a review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors which, in management's judgment, deserve current recognition in estimating loan losses. The allowance is increased by provisions for loan losses charged to operations.

A loan is considered impaired when it is probable that the borrower will be unable to repay the loan according to the original contractual terms of the loan agreement, or the loan is restructured in a troubled debt restructuring. These standards are applicable principally to commercial real estate loans, however, certain provisions related to restructured loans are applicable to all loan types.

The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell on a discounted basis, when determining the fair value of collateral in the measurement of impairment if these costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

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

e)  Securities
Securities are classified as either, available-for-sale, held-to-maturity or trading. Management determines the appropriate classification of securities at the time of purchase. Securities are classified as held-to-maturity when the Company has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities classified as trading are carried at fair value, with net unrealized gains and losses recognized currently in income. Securities not classified as held-to-maturity or trading are classified as available-for-sale and are stated at fair value. Unrealized gains and losses, net of tax, on available-for-sale securities are included in accumulated other comprehensive income (loss), net of income taxes - a separate component of shareholders' equity. The value at which held-to-maturity or available-for-sale securities are reported are adjusted for amortization of premiums or accretion of discounts over the estimated terms of the securities using a method which approximates the level yield method. Such amortization and accretion is included in interest income from securities. Unrealized losses on securities are charged to earnings when the decline in fair value of a security is judged to be other than temporary. The specific identification method is used to determine realized gains and losses on sales of securities.

f) Interest-rate Instruments
Webster uses derivatives (swaps, caps, floors, futures and options) in connection with its risk management strategies. These products are used to reduce the volatility in earnings and market value arising from mismatches in assets and liabilities during periods of changing interest rates.

Risk management strategies that meet the criteria for hedge accounting treatment are designated as hedges and are accounted for as such. Interest income or expense associated with derivative products are recorded as a component of net interest income. Derivatives that hedge available-for-sale assets are marked to fair value monthly with adjustments to shareholders' equity as a component of accumulated other comprehensive income (loss), net of income taxes. Premiums paid are amortized as an adjustment to interest income or expense of the asset or liability being hedged. If the derivative is disposed of prior to the end of the hedge period, any gain or loss is realized over the remainder of the period that was being hedged. If the asset or liability is disposed of prior to the end of the period being hedged, the related derivative is marked to fair value, with any gain or loss recognized in current period income as an adjustment to the gain or loss on the disposed asset or liability.

g) Interest-bearing Deposits
Interest-bearing deposits consist primarily of deposits in the Federal Home Loan Bank ("FHLB") or other short-term investments. These deposits are carried at cost which approximates market value.

h) Premises and Equipment
Premises and equipment are carried at cost, less accumulated depreciation. Depreciation of premises and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 20 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the terms of the related leases.

Maintenance and repairs are charged to expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated and any resulting gains and losses are credited or charged to income.

i) Intangible Assets
Intangible assets consist of core deposit intangibles and goodwill. Intangible assets equal the excess of the purchase price over the fair value of the tangible net assets acquired in acquisitions accounted for using the purchase method of accounting. The core deposit intangibles are being amortized on a straight-line basis over a period of seven to ten years from the acquisition dates. On a periodic basis, management assesses the recoverability of the core deposit intangibles. Goodwill is being amortized on a straight-line basis over periods up to twenty years from the acquisition dates. The Company also reviews goodwill on a periodic basis for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable, and impairment is recognized as a charge to income if a permanent loss in value is indicated.

j) Income Taxes
Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance has been provided for a portion of the deferred tax asset that may not be realized. The valuation allowance is adjusted, by a charge or credit to tax expense, as facts and circumstances warrant.

k) Employee Benefit Plans
The Bank has a noncontributory pension plan covering substantially all employees. Pension costs are accrued in accordance with generally accepted accounting principles and are funded in accordance with the requirements of the Employee Retirement Income Security Act ("ERISA"). The Bank also accrues costs related to post-retirement benefits. The provisions of SFAS No. 132, "Employers' Disclosure about Pensions and Other Post-retirement Benefits," were adopted on December 31, 1998. SFAS No. 132 revised disclosures about pension and other post-retirement benefit plans; it did not change the measurement or recognition of these plans. Prior period disclosures have been revised to conform with SFAS No. 132.

l) Net Income Per Common Share
Basic net income per share is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding. Diluted net income per share is calculated by dividing adjusted net income by the weighted-average diluted common shares, including the effect of potential common stock, and for the hypothetical conversion into common stock of the Series B cumulative preferred stock. Potential common stock consists of common stock options and warrants. Unallocated employee stock ownership plan ("ESOP") shares are not included in the weighted average number of common shares outstanding for either basic or diluted earnings per share.

m) Stock Based Compensation
SFAS No. 123, "Accounting for Stock-Based Compensation," encourages all companies to adopt a new fair value based method of accounting for stock-based employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its stock option plans using the accounting method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25") "Accounting for Stock Issued to Employees." Entities electing to continue to follow APB No. 25 must make pro forma disclosures for net income and earnings per share as if the fair value based method of accounting had been applied. See Note 16.

Compensation expense in connection with the Company's ESOP is recorded based on average market value of the Company's common stock and the number of shares committed to be released.

n) Statements of Cash Flows
For the purposes of the Statements of Cash Flows, Webster includes cash on hand and in banks as cash and cash equivalents.

o) Loan Sales and Servicing Sales
Gains or losses on sales of loans are recognized at the time of sale. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Fair values are estimated considering loan prepayment predictions, historical prepayment rates, interest-rates, and other economic factors. For purposes of impairment evaluation and measurement, Webster stratifies mortgage servicing rights based on predominate risk characteristics of the underlying loans including loan type, interest-rate (fixed or adjustable) and amortization type. To the extent that the carrying value of mortgage ser- vicing rights exceeds fair value by individual stratum, a valuation allowance is established by a charge to earnings. The allowance is adjusted for subsequent changes in fair value. The cost basis of mortgage servicing rights is amortized into noninterest income over the estimated period of servicing revenue.

p) Cash Surrender Value of Life Insurance
The investment in life insurance represents the cash surrender value of life insurance policies on officers of the Bank. Increases in the cash surrender value are recorded as other noninterest income. Decreases are the result of collection on the policies due to the death of an insured.

q) Comprehensive Income
The provisions of SFAS No. 130, "Reporting Comprehensive Income," were adopted as of January 1, 1998. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes net income and any changes in equity from non-owner sources that bypass the statements of income (such as changes in net unrealized gains and losses on securities available for sale). The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The adoption of SFAS No. 130 resulted in a change in financial statement disclosures only and had no effect on Webster's financial position or results.

r) Reclassifications
Certain  financial   statement   balances  as  previously   reported  have  been
reclassified  to  conform  to  the  1999   Consolidated   Financial   Statements
presentation.

NOTE 2: BUSINESS COMBINATIONS

Pooling of Interests Transactions
All acquisitions accounted for under the pooling of interests method include financial data as if the combination occurred at the beginning of the earliest period presented.

The NECB Acquisition
On December 1, 1999, Webster acquired New England Community Bancorp, Inc., a multi-bank holding company headquartered in Windsor, Connecticut. Three of its wholly-owned bank subsidiaries, New England Bank and Trust, Equity Bank and Community Bank, were located in the state of Connecticut and one, Olde Port Bank and Trust, was located in New Hampshire. In connection with the merger with NECB, Webster issued 7,298,788 shares of its common stock for all of the outstanding shares of NECB's common stock. Under the terms of the merger agreement, each outstanding share of NECB's common stock was converted into 1.06 shares of Webster common stock.

The Bank of South Windsor  Acquisition
On August 14, 1998, Webster acquired Bank of South Windsor ("BSW") as a result of its acquisition of NECB. In connection with the acquisition, Webster effectively issued 1,346,200 shares of its common stock for all the outstanding shares of BSW common stock after adjusting for the conversion factor related to the NECB acquisition.

The Olde Port Acquisition
On July 10, 1998, Webster acquired Olde Port Bank and Trust Company ("OPBT") as a result of its acquisition of NECB. In connection with the acquisition, Webster effectively issued 621,160 shares of its common stock for all the outstanding shares of OPBT common stock after adjusting for the conversion factor related to the NECB acquisition.

The Eagle Acquisition
On April 15, 1998, Webster acquired Eagle Financial Corp., ("Eagle") and its subsidiary, Eagle Bank, a $2.1 billion savings bank, headquartered in Bristol, Connecticut. In connection with the merger with Eagle, Webster issued 10,615,156 shares of its common shares for all of the outstanding shares of Eagle common stock. Under the terms of the agreement, each outstanding share of Eagle common stock was converted into 1.68 shares of Webster common stock. Prior to the acquisition, Eagle's fiscal year ended on September 30. In recording the pooling of interests combination, Eagle's financial statements as of and for the twelve months ended September 30, 1997 were combined with Webster's financial statements as of and for the twelve months ended December 31, 1997. An adjustment has been made in the 1998 Consolidated Statement of Shareholders' Equity to include Eagle's unaudited net income for the period October 1, 1997 to December 31, 1997 as a direct credit to retained earnings. Eagle's operating results for this period included net interest income of $15.7 million and net income of $4.9 million and are not included in the Consolidated Statements of Income of the combined entity for the year ended December 31, 1998.

The First Bank of West Hartford Acquisition
On August 7, 1997, Webster acquired First Bank of West Hartford ("FBWH") as a result of its acquisition of NECB. In connection with the purchase, Webster effectively issued 1,054,700 shares of its common stock for all the outstanding shares of FBWH common stock after adjusting for the conversion factor related to the NECB acquisition.

The People's Acquisition
On July 31, 1997, Webster acquired People's Savings Financial Corp. ("People's") and its subsidiary, People's Savings Bank & Trust, a $482 million in assets savings bank headquartered in New Britain, Connecticut. In connection with the merger with People's, Webster issued 3,151,992 shares of its common stock for all the outstanding shares of People's common stock. Under the terms of the agreement, each outstanding share of People's common stock was converted into
 .85 shares of Webster  common stock.

The MidConn  Acquisition
On May 31, 1997, Webster acquired MidConn as a result of its acquisition of Eagle. In connection with the merger, Webster effectively issued 2,869,440 shares of its common stock for all the outstanding shares of MidConn common stock after adjusting for the conversion factor related to the Eagle Acquisition and subsequent common stock split.

The Derby Acquisition
On January 31, 1997, Webster acquired DS Bancor, Inc. ("Derby") and its subsidiary, Derby Savings Bank, a $1.2 billion in assets savings bank headquartered in Derby, Connecticut. In connection with the merger with Derby, Webster issued 7,002,740 shares of its common stock for all the outstanding shares of Derby common stock. Under the terms of the agreement each outstanding share of Derby common stock was converted into 1.14158 shares of Webster common stock.

Purchase Transactions
The following acquisitions were accounted for as purchase  transactions,  and as
such,  results  of  operations  are  included  in  the  Consolidated   Financial
Statements  subsequent to acquisition.

The Village Acquisition
On May 19, 1999, Webster acquired Village Bancorp, Inc. ("Village"), the holding company for The Village Bank & Trust Company in a tax-free, stock-for-stock exchange. Village had approximately $215 million in total assets and $200 million in deposits at six branches. In connection with the acquisition, Webster issued 1,666,116 shares of its common stock for all the outstanding shares of Village.

The Maritime Acquisition
On April 21, 1999, Webster acquired Maritime Bank & Trust Company ("Maritime") in a tax-free, stock-for-stock exchange. Maritime had approximately $95 million in total assets and $85 million in deposits at three branches. In connection with the acquisition, Webster issued 778,855 shares of its common stock for all the outstanding shares of Maritime.

The Access Acquisition
In January 1999, Webster completed its acquisition of Access National Mortgage, Inc. ("Access"). Access was founded in 1996 as a privately held Internet-based mortgage lender located in Wilmington, Massachusetts. In October 1999, Access National Mortgage, LLC was renamed Nowlending, LLC. Nowlending, LLC originates mortgages in 47 states. In connection with the acquisition, Webster issued 125,998 shares of its common stock for a majority ownership in Access.

The Damman Acquisition
On June 1, 1998, Webster completed its acquisition of Damman Insurance Associates, Inc. ("Damman"). Damman is a full service Westport-based insurance agency, providing property-casualty, life and group coverage to commercial and individual customers. Damman has offices in Westport and Wallingford and approximately 50 employees. During 1998, Webster began offering a full array of insurance services to its consumer and commercial customer base. In connection with the acquisition, Webster issued 274,609 shares of its common stock for 100% ownership interest of Damman.

The Community Savings Bank Acquisition
On December 31, 1997, Webster acquired Community Savings Bank ("Community Bank") as a result of its acquisition of NECB. In connection with the purchase, Webster effectively paid $5.62 in cash for each Community Bank common share outstanding. The acquisition was accounted for as a purchase, and therefore, results are reported only for the periods subsequent to the acquisition.

The  Sachem Acquisition
On August 1, 1997, Webster acquired Sachem Trust National Association ("Sachem Trust"), a trust company headquartered in Guilford, Connecticut which had approximately $300 million of trust assets under management, in a tax-free stock-for-stock exchange.

Purchase Transactions Pending Consummation at December 31, 1999 (Unaudited)
The Mechanics Acquisition
In December 1999, Webster announced a definitive agreement to acquire MECH Financial, Inc. ("Mechanics"), the holding company for Mechanics Savings Bank, in a tax- free, stock-for-stock exchange. Mechanics Savings Bank is a state-chartered, Hartford-based savings bank with $1.1 billion in assets and 16 branch offices in the capital region. Based on the terms of the agreement, Mechanics shareholders will receive 1.52 shares of Webster common stock for each share of Mechanics. Webster expects to close the transaction and complete the conversion during the second quarter of 2000.

The Chase Branch Acquisition
In November 1999, Webster announced a definitive agreement to acquire six Connecticut branches from The Chase Manhattan Bank. The branches are located in Cheshire, Middlebury, North Haven, Waterbury (2) and Watertown and have approximately $165 million in deposit balances. The transaction includes the purchase of consumer deposits, small business deposits and loans, and brokerage and custody accounts associated with these branches. Webster expects to close the transaction and complete the acquisition during the second quarter of 2000.

The FleetBoston Branch Acquisition
In November 1999, Webster announced a definitive agreement with FleetBoston Corporation to purchase four Connecticut branches that are being divested as the result of the Fleet-BankBoston merger. The branches, with $163 million in deposit balances, are located in Brookfield, Guilford, Meriden, and Thomaston. The transaction includes the purchase of deposits and loans for individual and small business customers associated with these branches. Webster expects to close the transaction and complete the acquisition during the third quarter of 2000.

Purchase Transactions Subsequent to December 31, 1999 (Unaudited)
The Levine Acquisition
In February 2000, through Damman, Webster acquired the Levine companies ("Levine"), a privately owned Waterford and Norwich, Connecticut based insurance agency. Founded in 1928, the group combines three entities; Louis Levine Agency, Inc., Levine Financial Services, Inc. and Retirement Planning Associates, Inc. Levine has 50 employees and wrote $41 million in premiums during 1999.

NOTE 3: SECURITIES

A summary of securities follows:

                                                                                                               December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                          1999                                            1998
                             Amortized   Unrealized  Unrealized  Estimated    Amortized  Unrealized   Unrealized  Estimated
 (In thousands)                   Cost       Gains      Losses   Fair Value       Cost       Gains      Losses    Fair Value
------------------------------------------------------------------------------------------------------------------------------------
 Trading Securities:
 Mortgage-backed securities(a)$50,854(b) $      --   $      --   $  50,854    $91,114 (b)     $--     $     --  $   91,114
------------------------------------------------------------------------------------------------------------------------------------
 Available for Sale Portfolio:
 U.S. Treasury Notes         $  17,070   $      18   $    (233)  $  16,855    $ 25,617   $     400    $     --  $   26,017
 U.S. Government Agency         92,733          --      (4,338)     88,395     106,427       1,018        (109)    107,336
 Municipal bonds and notes      27,591           3      (1,463)     26,131      27,874         776         (29)     28,621
 Corporate bonds and notes      75,068          --      (9,895)     65,173      92,062         601      (2,178)     90,485
 Equity securities (c)         201,352       7,684     (11,060)    197,976     244,670       8,107      (4,763)    248,014
 Mortgage-backed
  securities (a)             2,379,491       6,330     (88,848)  2,296,973    2,616,695     40,469      (5,299)  2,651,865
 Purchased interest-rate
  contracts  (Note 10)          10,874          --      (1,792)      9,082      15,985          --      (3,437)     12,548
                            $2,804,179   $  14,035   $(117,629) $2,700,585   $3,129,330  $  51,371    $(15,815) $3,164,886
------------------------------------------------------------------------------------------------------------------------------------
 Held to Maturity Portfolio:
 U.S. Treasury Notes         $  10,396   $      --   $    (112)  $  10,284    $  2,955   $      18    $     --  $    2,973
 U.S. Government Agency          1,520          --          (6)      1,514       7,399          24          --       7,423
 Municipal bonds and notes      24,861          39        (783)     24,117      15,339         477          --      15,816
 Corporate bonds and notes     135,476         405     (12,322)    123,559     151,801       2,631      (1,171)    153,261
 Mortgage-backed
  securities (a)               143,209         544      (2,945)    140,808     229,335       2,432      (1,044)    230,723
                               315,462         988     (16,168)    300,282     406,829       5,582      (2,215)    410,196
  Total                      $3,170,495  $  15,023   $(133,797)  $3,051,721   $3,627,273 $  56,953    $(18,030)  $ 3,666,196
------------------------------------------------------------------------------------------------------------------------------------

 (a) Mortgage-backed securities, which are guaranteed by Fannie Mae, Federal Home Loan Mortgage Corporation and Government National Mortgage Association, represent participating interests in direct pass through pools of mortgage loans originated and serviced by the issurers of the securities.

 (b) Stated at fair value, including the effect of short futures positions.

 (c) The fair value of equity securities at December 31, 1999 consisted of FHLB stock of $103.9 million, mutual funds of $13.6 million, preferred stock of $24.3 million and common stock of $56.2 million. As of December 31, 1998, the fair value of equity securities consisted of FHLB stock of $102.5 million, mutual funds of $35.1 million, preferred stock of $45.7 million and common stock of $64.7 million.

A summary of realized gains and losses follows:

                                                                                                   Years ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                              1999                           1998                           1997
 (In thousands)                    Gains    Losses        Net     Gains    Losses        Net    Gains     Losses           Net
-----------------------------------------------------------------------------------------------------------------------------------
 Trading Securities:
 Mortgage-backed securities       $2,006   $ (5,328)   $(3,322)  $ 4,789   $(3,548)   $ 1,241  $ 4,052   $ (2,647)   $     1,405
 Futures and options contracts    13,107    (10,259)     2,848     8,015   (10,023)    (2,008)   7,318     (8,494)       (1,176)
-----------------------------------------------------------------------------------------------------------------------------------
                                  15,113    (15,587)     (474)    12,804   (13,571)      (767)  11,370    (11,141)          229
-----------------------------------------------------------------------------------------------------------------------------------
 Held to Maturity:
 Corporate debt                       --       (193)     (193)        --        --         --       --         --            --
-----------------------------------------------------------------------------------------------------------------------------------

 Available for Sale:
 Mortgage-backed securities        2,704       (428)    2,276      7,149      (230)     6,919      600       (119)          481
 U.S. Treasury Notes                  15         (5)       10          5        --          5       15        (46)          (31)

 U.S. Government Agencies             38       (556)     (518)        49        (6)        43      111       (222)         (111)
 Corporate debt                      210       (118)       92         --        (6)        (6)      81        (12)           69
 Mutual funds                        263        (90)      173      1,156        --      1,156    1,210        (58)        1,152
 Other equity securities           3,456       (429)    3,027      9,627      (899)     8,728    1,415        (21)        1,394
 Other                                27       (172)     (145)       982       (45)       937      920       (586)          334
                                   6,713     (1,798)    4,915     18,968    (1,186)    17,782    4,352     (1,064)        3,288
  Total                          $21,826   $(17,578)  $ 4,248    $31,772  $(14,757)   $17,015  $15,722   $(12,205)   $    3,517
-----------------------------------------------------------------------------------------------------------------------------------

During the first quarter of 1999, Webster sold $15.5 million of securities classified as held to maturity, which resulted in a loss of $193,000. The securities were sold due to a regulator's request that Webster divest of the holdings as the securities did not meet regulatory guidelines published subsequent to the acquisition of the securities. There were no sales of securities from the held to maturity portfolio for the years ended December 31, 1998 and 1997.

On June 30, 1997 Eagle transferred securities with a book value of $109.3 million from held to maturity to available for sale. The transfer resulted in an unrealized gain of approximately $299,000 which is net of income taxes of approximately $200,000, being recorded as an increase to shareholders' equity. The securities were transferred due to a change in intent with respect to holding the securities to maturity precipitated by changes in the balance sheet following the merger with MidConn.

Webster enters into short futures and long options positions to minimize the price volatility of certain assets held as Trading Securities. At December 31, 1999, Webster had 321 short positions in Eurodollar futures contracts ($321.0 million notional amount) and 310 short positions in 5 year Treasury note futures ($31.0 million notional amount). Changes in the market value of short futures positions are recognized as a gain or loss in the period for which the change occurred. All gains and losses resulting from short futures positions are reflected in gains (losses) on sale of securities, net in the Consolidated Statements of Income.

The following is a summary of the amortized cost, estimated fair value and weighted average yield (based on amortized cost) of debt securities at December 31, 1999, by contractual maturity. Mortgage backed securities are included by final contractual maturity. Actual maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              As of December 31, 1999
                                  Trading Securities                   Available for Sale                        Held to Maturity
------------------------------------------------------------------------------------------------------------------------------------
                                                    Weighted                          Weighted                             Weighted
                          Amortized   Estimated      Average    Amortized   Estimated  Average   Amortized    Estimated     Average
 (In thousands)                Cost  Fair Value        Yield         Cost  Fair Value    Yield        Cost    Fair Value      Yield
------------------------------------------------------------------------------------------------------------------------------------
 Within 1 year               $    --    $     --          --%    $ 217,320   $ 213,902    5.21%    $14,181     $ 14,114    5.87%
 After 1 but within
  5 years                         --          --          --        76,675      72,090    5.63      29,273       28,754    6.00
 After 5 but within
  10 years                     4,740       4,740        6.55       459,165     430,160    6.52      32,759       31,712    6.41
 After 10 years               46,114      46,114        5.90     2,051,019   1,984,433    6.76     239,249      225,702    7.29
------------------------------------------------------------------------------------------------------------------------------------
                             $50,854    $ 50,854        5.96%   $2,804,179  $2,700,585    6.57%   $315,462     $300,282    7.01%
------------------------------------------------------------------------------------------------------------------------------------


NOTE 4: LOANS RECEIVABLE, NET

A summary of loans receivable, net follows:

                                                                                                           December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  1999                    1998
 (Dollars in thousands)                                                         Amount        %         Amount        %
------------------------------------------------------------------------------------------------------------------------------------
 Mortgage loans secured by real estate:
  Conventional, VA and FHA                                                  $3,558,636       59.1%  $3,602,834        65.5%
  Conventional, VA and FHA loans held for sale                                   7,022        0.1        9,409         0.2
  Residential participation                                                     15,895        0.3       55,820         1.0
  Residential construction                                                     427,186        7.1      294,542         5.3
  Commercial construction                                                       45,648        0.8       67,717         1.2
  Other commercial                                                             695,442       11.5      547,497         9.9
                                                                             4,749,829       78.9    4,577,819        83.1
------------------------------------------------------------------------------------------------------------------------------------
 Consumer loans:
  Home equity loans                                                            489,257        8.1      458,454         8.3
  Other consumer loans                                                          46,737        0.8       65,130         1.2
                                                                               535,994        8.9      523,584         9.5
 Commercial loans (a)                                                          918,583       15.3      550,373        10.0
 Gross loans receivable                                                      6,204,406      103.1    5,651,776       102.6
------------------------------------------------------------------------------------------------------------------------------------
 Less:
  Loans in process                                                             129,665        2.2       96,646         1.8
  Allowance for loan losses                                                     72,658        1.2       65,201         1.2
  Premiums on loans purchased, deferred loan fees
  and unearned discounts, net                                                  (20,153)      (0.3)     (17,189)       (0.4)
 Loans receivable, net                                                      $6,022,236      100.0%   $5,507,118      100.0%
------------------------------------------------------------------------------------------------------------------------------------

 (a)  Commercial  loans  include  syndicated  loans  and   collateralized   loan
 obligations totaling $297 million and $105 million at December 31, 1999 and 1998, respectively.

At December 31, 1999, Webster had $8.1 million of impaired loans, of which $4.8 million were measured based upon the fair value of the underlying collateral and $3.3 million were measured based upon the expected future cash flows of the impaired loans. The $4.8 million of impaired loans have an allowance for loan losses of $1.5 million and $3.3 million of impaired loans had no related specific allowance for loan losses. At December 31, 1998, Webster had $19.4 million of impaired loans, of which $9.0 million were measured based upon the expected fair value of the underlying collateral and $10.4 million were measured based upon the expected future cash flows of the impaired loans. The $9.0 million of impaired loans have an allowance for loan losses of $2.2 million and $10.4 million of impaired loans had no related specific allowance for loan losses. In 1999, 1998 and 1997, the average balance of impaired loans was $13.1 million, $18.3 million and $37.4 million, respectively.

Webster's policy with regard to the recognition of interest income on impaired loans includes an individual assessment of each loan. Interest which is more than 90 days past due is not accrued. When payments on impaired loans are received, interest income is recorded on a cash basis or is applied to principal based on an individual assessment of each loan. Cash basis interest income recognized on impaired loans for the years 1999, 1998 and 1997 amounted to $782,000, $603,000 and $733,000, respectively.

Webster's nonaccrual loans are $38.4 million and $30.7 million, respectively at December 31, 1999 and 1998.

A detail of the changes in the allowances for loan losses for three years follows:

                                                                                                            December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Balance at beginning of period                                                           $ 65,201    $ 71,599   $  63,047
 Provisions charged to operations                                                            9,000       8,103      26,449
 Allowances from purchase transactions                                                       3,647          --       2,108
 Reclassification of allowance for segregated asset losses                                      --       2,623          --
 Charge-offs                                                                                (7,406)    (21,262)    (26,625)
 Recoveries                                                                                  2,216       4,138       6,620
  Balance at end of period                                                                $ 72,658    $ 65,201   $  71,599
-----------------------------------------------------------------------------------------------------------------------------------

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

The estimated fair value of commitments to extend credit is considered insignificant at December 31, 1999 and 1998. Future loan commitments represent residential mortgage loan commitments, letters of credit, standby letters of credit, as well as unused credit card lines and home equity and commercial credit lines. Rates for these loans are generally established shortly before closing. The rates on home equity lines of credit generally vary with the prime rate.

As of December 31, 1999 and 1998, residential mortgage commitments totaled $71.4 million and $120.3 million, respectively. Residential commitments outstanding at December 31, 1999 consisted of adjustable-rate and fixed-rate mortgages of $48.7 million and $22.7 million, respectively, at rates ranging from 5.25% to 11.5%. Commitments to originate loans generally expire within 60 days. In addition, at December 31, 1999 and 1998, there were unused portions of home equity credit lines extended of $367.3 million and $355.0 million, respectively. Unused commercial lines of credit, letters of credit, standby letters of credit and outstanding commercial new loan commitments totaled $610.6 million and $342.4 million at December 31, 1999 and 1998, respectively. Unused credit card lines were $3.7 million at December 31, 1998.

Webster uses forward commitments to sell residential mortgage loans, which are entered into for the purpose of reducing the market risk associated with originating loans held for sale. The types of risk that may arise are from the possible inability of Webster or the other party to fulfill the contracts. At December 31, 1999 and 1998, Webster had forward commitments to sell loans totaling $7.0 million and $9.4 million, respectively, at rates between 6.5% and 8.75%, and 5.9% and 7.5%, respectively. The estimated fair value of commitments to sell loans is considered insignificant at December 31, 1999 and 1998.

At December 31, 1999, 1998 and 1997, Webster serviced, for the benefit of others, mortgage loans aggregating approximately $1.3 billion, $1.4 billion and $1.4 billion, respectively.

During 1999 and 1998, Webster capitalized mortgage servicing assets of $801,000 and $1.4 million, respectively, related to originating loans and selling them with servicing retained. Amortization of mortgage servicing rights was $1.6 million, $1.3 million and $930,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 5: PREMISES AND EQUIPMENT, NET

A summary of premises and equipment, net follows:

                                                                                                            December 31,
 (In thousands)                                                                                           1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
 Land                                                                                                 $ 15,841    $ 12,860
 Buildings and improvements                                                                             78,392      68,876
 Leasehold improvements                                                                                 10,182       8,480
 Furniture, fixtures and equipment                                                                      87,240      80,895
-----------------------------------------------------------------------------------------------------------------------------------
 Total premises and equipment                                                                          191,655     171,111
 Accumulated depreciation and amortization                                                             (88,252)    (77,855)
  Premises and equipment, net                                                                         $103,403    $ 93,256
-----------------------------------------------------------------------------------------------------------------------------------

At December 31, 1999, Webster was obligated under various non-cancelable operating leases for properties used as branch office facilities. The leases contain renewal options and escalation clauses which provide for increased rental expense based primarily upon increases in real estate taxes over a base year. Rental expense under leases was $7.1 million, $6.3 million and $6.0 million in 1999, 1998 and 1997, respectively. Webster is also entitled to rental income under various non-cancelable operating leases for properties owned. Rental income under these leases was $2.4 million, $3.1 million and $2.3 million in 1999, 1998 and 1997, respectively.

The following is a schedule of future minimum rental payments and receipts required under these leases as of December 31, 1999:

 Years ending December 31,


 (In thousands)                                                                                       Payments    Receipts
-----------------------------------------------------------------------------------------------------------------------------------
 2000                                                                                                 $  6,735    $  1,449
 2001                                                                                                    6,010       1,229
 2002                                                                                                    5,217       1,003
 2003                                                                                                    4,487         824
 2004                                                                                                    3,996         770
 Later years                                                                                            34,635       1,960
  Total                                                                                               $ 61,080    $  7,235
-----------------------------------------------------------------------------------------------------------------------------------

NOTE 6: PREPAID EXPENSES AND OTHER ASSETS

A summary of prepaid expenses and other assets follows:

                                                                                                            December 31,
 (In thousands)                                                                                           1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
 Due from FDIC                                                                                        $    679    $    769
 Income taxes receivable                                                                                 2,077       3,260
 Deferred tax asset, net (Note 13)                                                                      68,744      15,707
 Mortgage servicing rights, net                                                                          6,429       5,868
 Other assets                                                                                           26,746      26,166
  Prepaid expenses and other assets                                                                   $104,675    $ 51,770
-----------------------------------------------------------------------------------------------------------------------------------

The $679,000 due from the Federal Deposit Insurance Corporation (FDIC) at December 31, 1999 is net of a $499,000 payable amount that represents the FDIC's 80% reimbursement for fourth quarter 1999 recoveries less certain permitted expenses on segregated assets which will be paid in the first quarter of 2000. The $1.2 million receivable balance represents the additional 15% reimbursement on net charge-offs and certain related expenses, which Webster expects to receive during the first quarter of 2000.

NOTE 7: DEPOSITS

Deposits categories are summarized as follows:

                                                                                                             December 31,
                                                                             1999                            1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                          Weighted                          Weighted
                                                           Average                    % of   Average                % of
 (Dollars in thousands)                                       Rate        Balance    Total      Rate     Balance   Total
-----------------------------------------------------------------------------------------------------------------------------------
 Demand deposits                                              --%     $ 675,449       10.9%    --%     $626,996      9.9%
 NOW accounts                                               1.20        718,016       11.6   1.24       694,074     11.0
 Regular savings and money market deposit accounts          2.56      1,701,789       27.5   2.52     1,582,424     25.1
 Time deposits                                              4.84      3,095,837       50.0   5.07     3,409,480     54.0
  Total deposits                                            3.26%    $6,191,091      100.0%  3.53%   $6,312,974    100.0%
------------------------------------------------------------------------------------------------------------------------------------


Interest expense on deposits is summarized as follows:

                                                                                                               December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 NOW accounts                                                                             $ 14,587    $ 12,724   $  10,446
 Regular savings and money market deposit accounts                                          34,655      35,935      38,324
 Time deposits                                                                             154,563     192,522     192,637
  Total                                                                                   $203,805    $241,181   $ 241,407
-----------------------------------------------------------------------------------------------------------------------------------

Time deposits of $100,000 or more amounted to $493.6 million and represented 7.97% of total deposits at December 31, 1999.

The following table represents the amount of time deposits maturing during the periods indicated:

 (In thousands)                                                                                                     Totals
-----------------------------------------------------------------------------------------------------------------------------------
 Maturing:
  January 1, 2000 to December 31, 2000                                                                          $2,139,820
  January 1, 2001 to December 31, 2001                                                                             572,878
  January 1, 2002 to December 31, 2002                                                                             290,791
  January 1, 2003 to December 31, 2003                                                                              31,345
  January 1, 2004 to December 31, 2004                                                                              31,377
  January 1, 2005 and beyond                                                                                        29,626
   Total                                                                                                        $3,095,837
-----------------------------------------------------------------------------------------------------------------------------------

NOTE 8: FEDERAL HOME LOAN BANK ADVANCES

Advances payable to the Federal Home Loan Bank are summarized as follows:

                                                                                                               December 31,
 (In thousands)                                                                                           1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
 Fixed Rate:
  4.54% to 8.86% due in 1999                                                                          $     --  $1,322,435
  4.75% to 6.68% due in 2000                                                                           833,860     232,554
  5.39% to 8.20% due in 2001                                                                           230,413      31,143
  6.30% to 6.87% due in 2002                                                                             2,250       7,040
  5.69% to 6.14% due in 2003                                                                            31,462      32,477
  5.25% to 6.78% due in 2004                                                                           200,540         657
  5.25% to 6.01% due in 2005                                                                            14,296      10,632
  4.85% to 6.31% due in 2006                                                                           307,520       3,748
  6.98% due in 2007                                                                                      2,520       3,156
  5.93% due in 2008                                                                                      3,461      25,239
  5.50% due in 2009                                                                                      5,000          83
  8.44% due in 2010                                                                                        602          14
  6.60% due in 2011                                                                                      2,517       2,661
                                                                                                    $1,634,441  $1,671,839
------------------------------------------------------------------------------------------------------------------------------------
 Variable Rate:
  5.07% to 5.09% due in 1999                                                                                --      50,000
  5.76% due in 2004                                                                                     80,000      80,000
 Total Federal Home Loan Bank advances (a)                                                          $1,714,441  $1,801,839
-----------------------------------------------------------------------------------------------------------------------------------

 (a) Of the $1.7 billion FHLB advances at December 31, 1999, the FHLB holds the option to call $539 million in 2000 and $5 million in 2004. In early 2000, the FHLB called a total of $400 million.

At December 31, 1999, the Bank had additional borrowing capacity of $1.4 billion from the FHLB, including a line of credit of approximately $41.3 million. Advances are secured by the Bank's investment in FHLB stock and a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities. At December 31, 1999 and 1998, the Bank was in compliance with the FHLB collateral requirements.

NOTE 9: SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE AND OTHER BORROWINGS

The following table summarizes securities sold under agreement to repurchase and other borrowings:

                                                                                                            December 31,
 (In thousands)                                                                                           1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
 Securities sold under agreement to repurchase                                                     $ 943,801(a)   $700,034
 Senior notes                                                                                           40,000      40,000
 Bank lines of credit                                                                                   39,000      10,000
 Treasury tax and loan                                                                                  41,187      11,368
 ESOP borrowings                                                                                           766       1,367
 Federal funds purchased                                                                                 9,250      11,000
  Total (b)                                                                                        $ 1,074,004    $773,769
-----------------------------------------------------------------------------------------------------------------------------------


 (a) Of the $943.8 million securities sold under agreements to repurchase, $75 million are structured so that the broker has the option to call the agreement in mid-2000.

 (b) The weighted average rates on these borrowings were 5.69% and 5.60% at December 31, 1999 and 1998, respectively.

During 1999, securities sold under agreements to repurchase was the primary source of borrowed funds with the exception of FHLB advance borrowings (see Note
8). The average balance and weighted average rate for securities sold under agreement to repurchase for 1999 were $786.5 million and 5.1% as compared to $953.8 million and 5.1% for 1998. Securities underlying the repurchase transactions held as collateral are primarily U.S. Government agency securities consisting of Fannie Mae, GNMA and FHLMC securities. Securities sold under agreement to repurchase related to Webster's funding operations are delivered to broker-dealers. Webster also enters into repurchase agreement transactions directly with commercial and municipal customers through its treasury sales desk.

Information concerning short-term and long-term borrowings under securities sold under agreement to repurchase as of the end of the current period is as follows:

                                                                                                      Weighted      Weighted
                                                        Balance at     Book Value      Market Value    Average       Average
 (Dollars in thousands)                          December 31, 1999    of Collateral   of Collateral       Rate      Maturity
------------------------------------------------------------------------------------------------------------------------------
 Maturity up to 30 days                                   $220,612        $222,935        $222,558        4.80%     3.9 days
 31 to 90 days                                             162,831         172,587         169,276        5.69      2.7 months
 Over 90 days                                              560,360         597,807         585,870        5.77     10.8 months
 Totals                                                   $943,803        $993,329        $977,704        5.53%     6.9 months
------------------------------------------------------------------------------------------------------------------------------------


While the Bank used several types of short-term borrowings as part of funding its daily operations, only securities sold under agreement to repurchase transactions had an average balance that was 30% or more of the Bank's total equity at the end of the 1999 and 1998 periods. The following table sets forth certain information as to the Bank's short-term securities sold under agreement to repurchase borrowings at the dates and for the years indicated.

                                                                                                               December 31,
 (Dollars in thousands)                                                                       1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Average amount outstanding during the period                                             $786,536    $953,789   $ 571,808
 Amount outstanding at end of period                                                       861,160     620,034     917,108
 Highest month end balance                                                                 938,285    1,222,750    920,348
 Weighted-average interest rate at end of period                                              5.49%        5.00%      5.69%
 Weighted-average interest rate during the period                                             5.14%        5.06%      5.64%
-----------------------------------------------------------------------------------------------------------------------------------

During 1999, Webster at times also used variable-rate lines of credit through correspondent banks and purchased federal funds. The Employee Stock Ownership Plan ("ESOP") borrowings are from a correspondent bank at a floating rate based on the correspondent bank's base (prime) rate and the weighted average interest rates at December 31, 1999 and 1998 were 8.5% and 7.75%, respectively. The terms of the loan agreements call for the ESOP to make annual scheduled principal repayments through the year 2004. Interest is paid quarterly and the borrowings are guaranteed and secured by unallocated shares of Webster common stock under the ESOP Plan.

In 1993, Webster completed a registered offering of $40 million of 8 3/4% Senior Notes due 2000 (the "Senior Notes"). Webster used $18.3 million from the net proceeds of the offering to redeem the remaining shares of Series A Stock issued by Webster to the FDIC in connection with the First Constitution acquisition. The Senior Notes may not be redeemed by Webster prior to the maturity date of June 30, 2000, and are not exchangeable for any shares of Webster's common stock.

NOTE 10: INTEREST-RATE FINANCIAL INSTRUMENTS

Webster employs as part of its asset/liability management strategy various interest-rate contracts including short futures positions, interest-rate swaps and interest-rate caps and floors. See Note 3 for disclosures on futures positions. Webster uses financial instruments to hedge mismatches in maturities to reduce exposure to movements in interest rates. These interest-rate financial instruments involve, to varying degrees, credit risk and market risk. Credit risk is the possibility that a loss may occur if a counterparty to a transaction fails to perform according to the terms of the contract. Market risk is the effect of a change in interest rates on the value of the financial instrument. The notional amount of interest-rate financial instruments is the amount upon which interest and other payments under the contract are based. For interest-rate financial instruments, the notional amount is not exchanged and therefore, the notional amounts should not be taken as a measure of credit or market risk.

Fair value, which approximates the cost to replace the contract at current market rates, is generally representative of market risk. Credit risk related to the interest-rate swaps, interest-rate caps and floors at December 31, 1999 is not considered to be significant due to counterparty ratings. In the event of a default by a counterparty, the cost to Webster, if any, would be the replacement cost of the contract at the current market rate.

Interest-rate financial instruments are summarized as follows:

                                                                                                               December 31,
                                                                      1999                                1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                      Notional        Fair    Amortized   Notional        Fair    Amortized
 (In thousands)                                        Amount        Value        Cost      Amount       Value        Cost
-----------------------------------------------------------------------------------------------------------------------------------
 Swap agreements                                     $  25,000   $  (1,226)   $     --   $  25,000    $   (219)   $     --
 Floor agreements                                      500,000         137       2,154     500,000       8,501       4,148
 Cap agreements                                        410,000       8,945       8,720     451,000       4,047      11,837
  Total                                              $ 935,000   $   7,856    $ 10,874   $ 976,000    $ 12,329    $ 15,985
-----------------------------------------------------------------------------------------------------------------------------------

Interest-rate swap agreements involve the exchange of fixed and variable interest payments based upon notional amounts paid to a maturity date. At December 31, 1999, Webster had one interest-rate swap agreement, hedging $25 million of brokered certificates of deposit, in which Webster receives a fixed rate of 6.65% and pays a variable rate based on Libor. For the years ended December 31, 1999 and 1998, net income recorded on the deposit swap was $360,000 and $263,000, respectively.

Interest-rate cap agreements will result in cash payments to be received by Webster only if index rates rise above a predetermined strike. At December 31, 1999, Webster had five outstanding cap agreements with notional amounts of $410 million related to the available for sale securities portfolio with interest-rate caps ranging from 6.00% to 9.00%. At December 31, 1999, this portfolio had $8.7 million of unamortized interest-rate cap balances and during the 1999 period amortized $2.7 million as a reduction of interest income. Similarly, interest-rate floor agreements will result in cash payments to be received by Webster only if current interest rates fall below a predetermined strike. At December 31, 1999, Webster had two outstanding interest-rate floor agreements with notional amounts of $500 million and interest-rate floors of 5.25% and 5.75%. At December 31, 1999, Webster had $2.2 million of unamortized floor expense and during the 1999 period amortized $2.0 million as a reduction of available for sale interest income. The premium paid for caps and floors is amortized over the life of the contract.

NOTE 11: SUMMARY OF ESTIMATED FAIR VALUES

A summary of estimated fair values consisted of the following:

                                                                                                               December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      1999                    1998
                                                                              Carrying   Estimated    Carrying    Estimated
 (In thousands)                                                                 Amount   Fair Value     Amount    Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
 Assets:
  Cash and due from depository institutions                                  $  245,783    $245,783  $  213,142  $  213,142

  Interest-bearing deposits                                                      37,838      37,838      17,819      17,819
  Securities                                                                  3,057,819   3,042,639   3,650,281   3,653,648
  Residential loans                                                           3,898,943   3,869,912   3,880,319   4,013,742
  Consumer loans                                                                 47,064      47,520      68,081      70,206
  Home equity loans                                                             492,684     492,106     458,981     478,339
  Commercial loans                                                            1,656,203   1,599,584   1,164,938   1,158,010
  Allowance for loan losses                                                     (72,658)    (72,658)    (65,201)    (65,201)
  Interest-rate contracts                                                         9,082       9,082      12,548      12,548
-----------------------------------------------------------------------------------------------------------------------------------

 Liabilities:
  Deposits other than time deposits                                          $3,095,254  $3,095,254  $2,903,494  $2,903,494
  Time deposits:
   Maturing in less than one year                                             2,143,180   2,149,981   2,849,755   2,850,601
   Maturing in one year and beyond                                              952,657     965,132     559,725     570,504
  Federal Home Loan Bank advances                                             1,714,441   1,706,299   1,801,839   1,809,011
  Securities sold under agreement to repurchase and other borrowings          1,074,004   1,071,871     773,769     776,545

  Capital securities and preferred stock of subsidiary corp.                    199,577     194,344     199,577     215,326

-----------------------------------------------------------------------------------------------------------------------------------

In December 1991, the FASB issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the fair value of financial instruments, including both assets and liabilities recognized and not recognized in the statement of condition, for which it is practicable to estimate fair value.

The carrying amounts for interest-bearing deposits other than time deposits approximate fair value since they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of securities (see Note 3) is estimated based on prices or quotations received from third parties or pricing services. The fair value of interest-rate contracts was based on the amount Webster could receive or pay to terminate the agreements. FHLB stock has no active market and is required to be held by member banks. The estimated fair value of FHLB stock equals the carrying amount.

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

The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The estimated fair values of time deposits, FHLB advances, other borrowings, capital securities and preferred stock of subsidiary corporation were calculated using the discounted cash flow method. The discount rate for time deposits is based on rates currently offered by Webster and the discount rates for FHLB advances and securities sold under agreements to repurchase is based on Libor rates that coincide with the remaining maturities. The discount rate used for the senior notes was calculated using a spread over treasury notes consistent with the spread used to price the senior notes at their inception. The discount rates used for the capital securities and preferred stock of subsidiary corporation liabilities were calculated using a spread over Libor that coincides with the remaining maturities.

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

NOTE 12: ALLOWANCE FOR LOSSES ON FORECLOSED PROPERTIES

Webster has an allowance for losses on foreclosed properties. A detail of the changes in the allowance follows:

                                                                                                   Years ended December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Balance at beginning of period                                                           $    207    $  1,222   $     819
 Provisions                                                                                    100         330       1,637
 Losses charged to allowance                                                                   (81)     (1,466)     (1,355)
 Recoveries credited to allowance                                                               23         121         121
 Balance at end of period                                                                 $    249    $    207   $   1,222
-----------------------------------------------------------------------------------------------------------------------------------

NOTE 13: INCOME TAXES

Income taxes in the Consolidated Statements of Income comprises the following:

                                                                                                   Years ended December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Current:
  Federal                                                                                 $ 49,740    $ 35,788   $  32,248
  State                                                                                        494       1,821       6,195
                                                                                            50,234      37,609      38,443
-----------------------------------------------------------------------------------------------------------------------------------
 Deferred:
  Federal                                                                                   (2,902)      1,104      (7,122)
  State                                                                                         --      10,981      (1,434)
                                                                                            (2,902)     12,085      (8,556)
------------------------------------------------------------------------------------------------------------------------------------
 Total:
  Federal                                                                                   46,838      36,892      25,126
  State                                                                                        494      12,802       4,761
                                                                                          $ 47,332    $ 49,694   $  29,887
-----------------------------------------------------------------------------------------------------------------------------------


Income tax expense of $47.3 million, $49.7 million and $29.9 million for the years ended December 31, 1999, 1998 and 1997, respectively, differed from the amounts computed by applying the Federal income tax rate of 35% in 1999, 1998 and 1997 to pre-tax income as a result of the following:

                                                                                                   Years ended December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Computed "expected" tax expense                                                         $  49,939    $ 44,699   $  27,125
 Increase (decrease) in income taxes resulting from:
  Dividends received deduction                                                              (1,091)       (756)       (412)
  State income taxes, net of federal income tax benefit
     including change in state valuation allowance and tax rate                                321       8,241       2,834
  Tax exempt interest                                                                         (853)       (178)        (99)
  Goodwill                                                                                   1,158         459          29
  Acquisition-related expenses                                                                 781       1,520       1,431
  Increase in cash surrender value of life insurance                                        (2,762)     (1,963)         --
  Other, net                                                                                  (161)     (2,328)     (1,021)
  Income taxes                                                                            $ 47,332    $ 49,694   $  29,887
-----------------------------------------------------------------------------------------------------------------------------------

At December 31, 1999, Webster had a net deferred tax asset of $68.7 million. In order to fully realize the net deferred tax asset, Webster must either generate future taxable income or incur tax losses to carry back. Based on Webster's historical and current taxable earnings, management believes that Webster will realize the net deferred tax asset. There can be no assurance, however, that Webster will generate taxable earnings or a specific level of continuing taxable earnings in the future.

A deferred tax valuation allowance has been established for the state portion of temporary differences that may not be realized due to having no expected state taxable income for the foreseable future.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below.

                                                                                                               December 31,
 (In thousands)                                                                                           1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
 Deferred tax assets:
  Loan loss allowances and other allowances, net                                                      $ 28,808    $ 24,321
  Accrued compensation and pensions                                                                      6,557       5,544
  Deferred expenses                                                                                      3,061       3,544
  Unrealized loss on securities                                                                         41,463          --
  Intangibles                                                                                            6,946       5,812
  Net operating loss carry forward                                                                       1,696         641
  Other                                                                                                  2,007       1,686
-----------------------------------------------------------------------------------------------------------------------------------
  Total gross deferred tax assets                                                                       90,538      41,548
  Less state valuation allowance, net of federal benefit                                                (4,329)     (5,000)
  Deferred tax asset after valuation allowance                                                          86,209      36,548
-----------------------------------------------------------------------------------------------------------------------------------
 Deferred tax liabilities:
  Loan discount                                                                                          3,777       2,837
  Intangibles                                                                                            9,177          --
  Unrealized gain on securities                                                                             __      14,809
  Mortgage servicing rights                                                                              1,127         810
  Other                                                                                                  3,384       2,294
-----------------------------------------------------------------------------------------------------------------------------------
  Total gross deferred tax liabilities                                                                  17,465      20,750
   Net deferred tax asset                                                                             $ 68,744    $ 15,798
-----------------------------------------------------------------------------------------------------------------------------------

NOTE 14: SHAREHOLDERS' EQUITY
On April 6, 1998, Webster's common stock split two-for-one; the stock split was effected in the form of a stock dividend. Basic and diluted common shares have been restated for all periods presented as if the stock split took place at the beginning of the earliest period shown. Also, shareholders' equity accounts for all periods presented have been restated to give retroactive recognition of the stock split.

Retained earnings at December 31, 1999 included $41.0 million of earnings of the Bank appropriated to bad debt reserves (pre-1988), which were deducted for federal income tax purposes. Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since Webster previously recorded a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes is not affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include stock and cash distributions to the holding company from the Bank in excess of specified amounts. Webster does not expect such reserves to be recaptured into taxable income.

Applicable OTS regulations require federal savings banks such as the Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated institution, the Bank is also subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 1999 and 1998, the Bank exceeded all OTS regulatory capital requirements and met the FDIC requirements for a "well capitalized" institution. In order to be considered "well capitalized" a depository institution must have a ratio of Tier 1 capital to adjusted total assets of 5%, a ratio of Tier 1 capital to risk-weighted assets of 6% and a ratio of total capital to risk-weighted assets of 10%. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Webster's Consolidated Financial Statements. Webster's capital amounts and classifications are also subject to qualitative judgments by the OTS about components, risk weightings, and other factors.

At December 31, 1999 and 1998, the Bank was in full compliance with all applicable capital requirements as detailed below:

                                                                                          OTS Minimum
                                                                                               Capital
                                                                    Actual                   Requirements   Well Capitalized
 (Dollars in thousands)                                             Amount       Ratio      Amount  Ratio    Amount  Ratio
-----------------------------------------------------------------------------------------------------------------------------------
 At December 31, 1999
 Total capital (to risk-weighted assets)                          $727,399        12.30%  $473,243   8.00% $591,554  10.00%
 Tier 1 capital (to risk-weighted assets)                          656,561        11.10    236,621   4.00   354,932   6.00
 Tier 1 capital (to adjusted total assets)                         656,561         6.73    390,374   4.00   487,967   5.00
 Tangible capital (to adjusted total assets)                       652,439         6.69    195,104   2.00     No Requirement
-----------------------------------------------------------------------------------------------------------------------------------
 At December 31, 1998
 Total capital (to risk-weighted assets)                          $627,791        12.53%  $400,978   8.00% $501,223  10.00%
 Tier 1 capital (to risk-weighted assets)                          567,614        11.32    200,489   4.00   300,734   6.00
 Tier 1 capital (to adjusted total assets)                         567,614         5.93    382,868   4.00   478,585   5.00
 Tangible capital (to adjusted total assets)                       562,438         5.88    191,331   2.00     No Requirement
-----------------------------------------------------------------------------------------------------------------------------------

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

Regulatory rules currently impose limitations on all capital distributions by savings institutions, including dividends, stock repurchase and cash-out mergers. Under current OTS capital distribution regulations, as long as the Bank meets the OTS capital requirements before and after the payment of dividends and meets the standards for expedited treatment of applications (including having certain regulatory composite, compliance and Community Reinvestment Act ratings), the Bank may pay dividends to the Company without prior OTS approval equal to the net income to date over the calendar year, plus retained net income over the preceding two years. In addition, the OTS has the discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds, and must be given 30 days advance notice of all capital distributions during which time it may object to any proposed distribution. The Bank has paid dividends and made distributions to Webster amounting to $60.8 million and $130.8 million for 1999 and 1998, respectively.

The Bank has an ESOP that invests in Webster common stock as discussed in Notes 9 and 16. Since Webster has secured and guaranteed the ESOP debt, the outstanding ESOP loan balance, which is considered unearned compensation expense, is recorded as a reduction of shareholders' equity. Both the loan obligation and the unearned compensation expense are reduced by the amount of any loan repayments made by the ESOP. Principal repayments totaled $601,300, $610,900 and $568,000 during the years ended December 31, 1999, 1998 and 1997, respectively.

During 1999, Webster repurchased 2,622,608 shares of its common stock under three repurchase programs that were announced in November 1998 and December 1999. The two plans announced in November 1998 were specifically related to the purchase acquisitions of Maritime and Village that closed in the second quarter of 1999. The plan announced in December 1999 is specifically related to the purchase acquisition of Mechanics that is scheduled to close during the second quarter of 2000.

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

NOTE 15: NET INCOME PER COMMON SHARE

The following tables reconcile the components of basic and diluted earnings per share.

                                                                                                    Year ended December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Basic Earnings Per Share:
 Net income                                                                            $    95,350  $    78,019  $    47,612
-----------------------------------------------------------------------------------------------------------------------------------
 Weighted-average common shares outstanding                                             44,553,859   45,275,165   44,835,738
 Basic earnings per share                                                              $      2.14  $      1.72  $      1.06
-----------------------------------------------------------------------------------------------------------------------------------
 Diluted Earnings Per Share:
 Net income                                                                            $    95,350  $    78,019  $    47,612
-----------------------------------------------------------------------------------------------------------------------------------
 Weighted-average common shares outstanding                                             44,553,859   45,275,165   44,835,738
 Dilutive potential common stock:
  Effect of conversion of preferred stock series B                                              --           --       34,106
  Options                                                                                  839,629      842,376      902,404
  Warrant                                                                                       --           --      194,088
 Total weighted-average diluted shares                                                  45,393,488   46,117,541   45,966,336
 Diluted earnings per share                                                            $      2.10  $      1.69  $      1.04
------------------------------------------------------------------------------------------------------------------------------------

At December 31, 1999 and 1998, options to purchase 711,097 and 664,423 shares of common stock at exercise prices between $28.25 and $35.38 and $31.75 and $35.38, respectively, were not considered in the computation of diluted potential common stock since the options' exercise prices were greater than the average market price of Webster common stock for 1999 and 1998, respectively.

NOTE 16: EMPLOYEE BENEFIT AND STOCK OPTION PLANS

The Bank has an employee investment plan under section 401(k) of the Internal Revenue Code. Under the savings plan, the Bank will match $.50 for every $1.00 of the employee's contribution up to 6% of the employee's annual compensation. Operations were charged with $1.6 million for the year ended December 31, 1999 and $1.5 million for the years ended December 31, 1998 and 1997, respectively, for contributions to the investment plan.

The Bank's ESOP, which is noncontributory by employees, is designed to invest in Webster common stock on behalf of employees of the Bank who meet certain minimum age and service requirements. The Bank may make contributions to the ESOP in such amounts as the Board of Directors may determine on an annual basis. To the extent that the Bank's contributions are used to repay the ESOP loan, Webster common stock is allocated to the accounts of participants in the ESOP. Stock and other amounts allocated to a participant's account become fully vested after the participant has completed five years of participation service under the ESOP. At December 31, 1999, there were 108,831 unallocated shares of Webster common stock in the ESOP with 46,931 shares scheduled for release in 2000. Subsequent to the release, approximately 61,900 unallocated shares will remain in the ESOP for future distributions. At December 31, 1999, the unallocated shares in the ESOP had an aggregate market value of approximately $2.6 million. Total principal reductions on the ESOP loan during 1999 and 1998 totaled $601,300 and $610,900, respectively. Operations were charged with $727,000 for the year ended December 31, 1999 and $1.2 million for the years ended December 31, 1998 and 1997 for costs related to the ESOP. The 1999 ESOP charge includes $560,000 of compensation expense, $20,000 of interest payments (net of $58,000 of dividends on unallocated ESOP shares) and $147,000 of administrative costs.

The Bank maintains a noncontributory pension plan for employees who meet certain minimum service and age requirements. Pension benefits are based upon earnings of covered employees during the period of credited service. The following tables set forth changes in benefit obligation, changes in plan assets and the funded status of the Bank's pension plan and amounts recognized in Webster's Consolidated Statements of Condition at December 31, 1999 and 1998.

 December 31,
 (In thousands)                                                                                           1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
 Change in benefit obligation:
  Accumulated benefit obligation-beginning of year                                                    $ 26,751    $ 20,829
  Service cost                                                                                           3,053       2,257
  Interest cost                                                                                          1,741       1,536
  Plan amendment                                                                                            --         114
  Actuarial (gain) loss                                                                                 (3,328)      3,675
  Acquisition-related                                                                                       --         651
  Benefits paid                                                                                         (2,244)     (2,007)
  Curtailment adjustments                                                                                   --        (304)
  Accumulated benefit obligation-end of year                                                          $ 25,973    $ 26,751
-----------------------------------------------------------------------------------------------------------------------------------
 Change in plan assets:
  Plan assets at fair value-beginning of year                                                         $ 26,601    $ 24,351
  Actual return on plan assets                                                                           1,608       2,982
  Contributions                                                                                          1,400         624
  Acquisition-related                                                                                       --         651
  Benefits paid                                                                                         (2,244)     (2,007)
  Settlements                                                                                               --          --
  Plan assets at fair value-end of year                                                               $ 27,365    $ 26,601
-----------------------------------------------------------------------------------------------------------------------------------
  Funded status                                                                                          1,392    $   (150)
  Unrecognized prior service cost                                                                       (1,131)     (1,207)
  Unrecognized net gain                                                                                 (2,887)       (362)
  Unrecognized net asset                                                                                  (104)       (112)
 Accrued pension liability                                                                            $ (2,730)   $ (1,831)
-----------------------------------------------------------------------------------------------------------------------------------

The pension plan held in its asset portfolio 62,000 shares of Webster common stock as of December 31, 1999 and 1998. The discount rate, the rate of increase of future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 7.25%, 5.00% and 9.00%, respectively for 1999, and 6.25%, 4.50% and 9.00% for 1998.

Net pension expense for 1999, 1998 and 1997 included the following components.

                                                                                                   Years ended December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Service cost-benefits earned during the period                                           $  3,053    $  2,257   $   2,027
 Interest cost on projected benefit obligations                                              1,741       1,536       1,554
 Expected return on plan assets                                                             (2,412)     (2,242)     (2,476)
 Amortization and deferral of unrecognized prior service cost,
  transition and gains (losses)                                                                (83)       (630)        516
  Total                                                                                   $  2,299    $    921   $   1,621
-----------------------------------------------------------------------------------------------------------------------------------

The Bank also provides other post-retirement benefits to certain retired employees. The following tables set forth the changes in benefit obligation and the funded status of the plan at December 31, 1999 and 1998:

                                                                                                               December 31,
 (In thousands)                                                                                           1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
 Change in benefit obligation:
  Accumulated benefit obligation-beginning of year                                                    $  3,743    $  3,655
  Service cost                                                                                              --          11
  Interest cost                                                                                            202         277
  Actuarial (gain) loss                                                                                   (711)        443
  Benefits paid                                                                                           (200)       (231)
  Curtailment adjustments                                                                                   --        (412)
  Accumulated benefit obligation-end of year                                                          $  3,034    $  3,743
 Fair value of plan assets                                                                                  --          --
-----------------------------------------------------------------------------------------------------------------------------------
 Funded status                                                                                        $ (3,034)   $ (3,743)
 Unrecognized prior service cost                                                                            --          --
 Unrecognized net (gain) loss                                                                             (352)        359
 Accumulated post-retirement liability                                                                $ (3,386)   $ (3,384)
-----------------------------------------------------------------------------------------------------------------------------------

The discount rate used in determining the accumulated other post-retirement benefit obligation of 1999 and 1998 was 7.25% and 6.25%, respectively. The assumed healthcare cost-trend rate is 6.00% for 2000, decreasing 0.5% per year to 5.0% for 2002 and thereafter. An increase of 1% in the assumed healthcare cost-trend rate would increase net periodic post-retirement benefit cost by $14,537 and increase the accumulated benefit obligation by $226,657. A decrease of 1% in the assumed healthcare cost trend rate would decrease net periodic post-retirement cost by $12,717 and decrease the accumulated benefit obligation by $198,531.

The components of post-retirement benefits cost were as follows:

                                                                                                   Years ended December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Service cost                                                                             $     --    $     11   $      58
 Interest cost                                                                                 202         277         249
 Amortization and deferral of unrecognized prior service cost,
  transition and gains (losses)                                                                 --         112         (49)
 Net periodic post-retirement benefit cost                                                $    202    $    400   $     258
-----------------------------------------------------------------------------------------------------------------------------------

Webster maintains stock option plans (the "Option Plans") for the benefit of its directors and officers. Webster applies the provisions of APB Opinion No. 25 and related interpretations in accounting for the fixed stock option plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans in the Consolidated Statements of Income. Had compensation cost for Webster's stock option based compensation plans been determined consistent with SFAS No. 123 and recorded in the Consolidated Statements of Income, Webster's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:

                                                                                                   Years ended December 31,
 (Dollars in thousands, except per share data)                                                1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Net income:
  As reported                                                                             $ 95,350    $ 78,019   $  47,612
  Pro forma                                                                                 93,981      74,005      45,885
-----------------------------------------------------------------------------------------------------------------------------------
 Basic earnings per share:
  As reported                                                                             $  2.14     $   1.72   $    1.06
  Pro forma                                                                                  2.11         1.63        1.02
-----------------------------------------------------------------------------------------------------------------------------------
 Diluted earnings per share:
  As reported                                                                             $  2.10     $   1.69   $    1.04
  Pro forma                                                                                  2.07         1.60        1.00
-----------------------------------------------------------------------------------------------------------------------------------

Webster had eight active fixed stock option plans at December 31, 1999. Six of the option plans were acquired through the NECB, Village, Maritime, Eagle, People's and Derby acquisitions. The acquired plans had options outstanding of 470,046, 12,817, 89,026, 256,416, 24,476 and 11,322, respectively, at December
31, 1999. Webster's 1992 option plan was amended in 1999, 1998, 1996, 1994 and 1992. Stock appreciation rights ("SARS") were granted in tandem with stock options issued under the Derby option plan. In accordance with generally accepted accounting principles, compensation expense for the SARS is recorded when the market value of Webster's common stock exceeds the SARS' strike price. During 1999, there were no SARS transacted and there were no remaining SARS outstanding at December 31, 1999. Compensation expense recorded for 1998 and 1997 was $89,695 and $229,000 respectively. During the years ended December 31, 1998 and 1997 the number of SARS exercised were 4,612, and 1,050 respectively. Under the terms of the option plans, the exercise price of each option granted equals the approximate market price of Webster's stock on the date of grant and each option has a maximum contractual life of ten years.

The fair value of each option is estimated on the grant date using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions used for grants issued during 1999: expected option term 9.0 years, expected dividend yield 2.35%, expected volatility 33.94%, expected forfeiture rate 2.00%, and weighted risk-free interest-rate of 5.89%. The weighted-average assumptions used for grants issued during 1998 were: 8.7 years, 1.70%, 31.19%, 2.13% and 4.96%, respectively; and for 1997 were 8.6 years, 1.85%, 25.14%, 2.23%
and 5.83%.

A summary of the status of Webster's fixed stock option plans at December 31, 1999, 1998, and 1997 and changes during the years then ended is presented below:

                                                                      1999                    1998                    1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  Weighted                Weighted                Weighted
                                                                   Average                 Average                 Average
                                                                  Exercise                Exercise                Exercise
                                                        Shares       Price      Shares       Price      Shares       Price
-----------------------------------------------------------------------------------------------------------------------------------
 Options outstanding at beginning of year            3,036,414    $  17.30    3,174,383   $  13.23    2,875,896    $     9.66
 Granted                                               340,147       25.56      627,350      31.92      922,337          21.18
 Options acquired through purchase acquisitions        136,166        7.98           --         --           --             --
 Exercised                                            (577,355)      11.51     (714,330)     11.63     (591,492)          8.08
 Forfeited/canceled                                    (10,467)      21.37      (50,989)     23.47      (32,358)         16.08
 Options outstanding at end of year                  2,924,905    $  19.00    3,036,414   $  17.30    3,174,383    $     13.23
-----------------------------------------------------------------------------------------------------------------------------------

 Options exercisable at year end                     2,176,068                2,148,197               1,956,710
 Weighted-average per share fair value
  of options granted during the year                 $    9.87             $      12.30             $      7.36
-----------------------------------------------------------------------------------------------------------------------------------


The following table summarizes information about Webster's fixed stock option plans by price range for options outstanding and exercisable at December 31, 1999:

                                                               Options Outstanding                         Options Exercisable
-----------------------------------------------------------------------------------------------------------------------------------
                                                                Weighted Average     Weighted                     Weighted
                                                                       Remaining      Average                      Average
                                                       Number   Contractual Life     Exercise           Number    Exercise
 Range of Exercise Prices                         Outstanding         (in years)        Price      Exercisable       Price
-----------------------------------------------------------------------------------------------------------------------------------
 $ 3.54 and under                                      23,760                0.9     $   2.27           23,760      $ 2.27
 $ 3.55 - $7.08                                       249,102                1.7         5.68          249,102        5.68
 $ 7.09 - $10.61                                      620,712                4.7         9.41          620,712        9.41
 $ 10.62 - $14.15                                     341,397                5.4        12.40          341,397       12.40
 $ 14.16 - $17.69                                     290,390                7.3        16.24          267,653       16.23
 $ 17.70 - $21.23                                     230,958                6.9        18.82          214,958       18.81
 $ 21.24 - $24.76                                     274,444                9.4        24.48           14,294       23.61
 $ 24.77 - $28.30                                     185,545                9.0        26.49              695       26.50
 $ 28.31 - $31.84                                     239,597                8.2        31.29           35,497       30.22
 $ 31.85 - $35.38                                     469,000                8.4        33.77          408,000       33.84
                                                    2,924,905                6.5     $  19.00        2,176,068      $16.16
-----------------------------------------------------------------------------------------------------------------------------------

Webster also has two restricted stock plans consisting of a First Amended and Restated Directors Retainer Fees Plan, which was established in 1996, and a Restricted Stock Plan, which was established in 1992. Under the Directors Retainer Fee Restricted Stock Plan, a total of 5,928 shares were issued to thirteen directors in 1999 with each receiving 456 shares. These restricted shares were reissued from treasury stock and the cost was measured as of the grant date using the fair market value of Webster's stock as of the grant date. There were 39,093 and 15,908 restricted shares granted during 1999 and 1997 under the 1992 Restricted Stock Plan. There were no restricted shares granted during 1998 from the 1992 Restricted Stock Plan. During 1999, 52,900 restricted shares were granted to management under the 1992 Stock Option Plan. The cost of all restricted shares is amortized to compensation expense over the service or vesting period and such expense is reflected in Webster's Consolidated Statements of Income.

NOTE 17: ACQUISITION-RELATED EXPENSES

A summary of acquisition-related expenses follows:

                                                                                                   Years ended December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Derby                                                                                    $     --    $     --   $  19,858
 MidConn                                                                                        --          --       2,734
 People's                                                                                       --          --       7,200
 FBWH                                                                                           --          --       2,197
 Eagle                                                                                          --      17,400          --
 OPBT                                                                                           --         207          --
 BSW                                                                                            --       3,386          --
 NECB                                                                                        9,500          --          --
  Total                                                                                   $  9,500    $ 20,993   $  31,989
-----------------------------------------------------------------------------------------------------------------------------------

Webster recorded $9.5 million in acquisition-related expenses in connection with the acquisition of NECB which was completed on December 1, 1999. In 1998, Webster recorded approximately $17.4 million in acquisition-related expenses for the acquisition of Eagle, which was completed on April 15, 1998. Webster also recorded in 1998 acquisition-related expenses of $3.4 million and $207,000 in connection with the purchases of BSW, which was completed on August 14, 1998, and OPBT which was completed on August 10, 1998. In connection with the acquisitions of Derby, MidConn, People's, and FBWH, which were completed on January 31, 1997, May 31, 1997, July 31, 1997 and August 7, 1997, respectively, Webster recorded approximately $32.0 million of acquisition-related expenses.

The following table presents a summary of the acquisition-related accrued liabilities:

 (In thousands)                                          Derby    People's       Eagle        OPBT         BSW        NECB
-----------------------------------------------------------------------------------------------------------------------------------

 Balance of acquisition-related accrued liabilities at
 December 31, 1997                                   $   5,400   $   2,400    $     --   $      --    $     --    $     --
-----------------------------------------------------------------------------------------------------------------------------------
 Additions/provisions                                       --          --      17,400         207       3,386          --
 Payments and charges against the liabilities:
  Compensation (severance and related costs)              (400)       (300)     (7,800)         --      (1,650)
  Data processing contract termination                    (600)         --      (1,200)         --      (1,000)         --
  Transaction costs (including investment bankers,
   attorneys and accountants)                               --          --      (4,100)       (207)       (150)         --
  Writedown of fixed assets and facilities costs                      (150)       (200)       (500)         --          --
  Acquisition-related miscellaneous expenses (a)          (450)       (300)     (2,400)         --        (586)         --
 Balance of acquisition-related accrued liabilities at
 December 31, 1998                                   $   3,800   $   1,600    $  1,400   $      --    $     --    $     --
-----------------------------------------------------------------------------------------------------------------------------------
 Additions/provisions                                       --          --          --          --          --       9,500
 Payments and charges against the liabilities:
  Compensation (severance and related costs)                --          --          --          --          --      (3,000)
  Data processing contract termination                    (700)         --          --          --          --        (400)
  Transaction costs (including investment bankers,
   attorneys and accountants)                               --          --         (50)         --          --      (1,300)
  Writedown of fixed assets and facilities costs          (100)     (1,100)       (400)         --          --        (700)
  Acquisition-related miscellaneous expenses (a)            --        (100)       (175)         --          --        (800)
 Balance of acquisition-related accrued liabilities at
 December 31, 1999                                   $   3,000   $     400    $    775   $      --    $     --    $  3,300
------------------------------------------------------------------------------------------------------------------------------------

 (a) Includes customer retention, data conversion and supplies expenses.

The remaining total accrued liability of $7.5 million at December 31, 1999 represents, for the most part, an accrual for data processing contract termination costs payable over future periods and the estimated loss on sale of excess fixed assets due to consolidation of overlapping branch locations.

NOTE 18: BUSINESS SEGMENTS
Webster has four segments for business segment reporting purposes. These segments include consumer banking, business banking, mortgage lending and treasury. The organizational hierarchies that define the business segments are periodically reviewed and revised. Results may be restated in future periods to reflect changes in organizational structure. The following table presents the statement of operations for Webster's reportable segments.

Operating income and total assets by business segment are as follows:

                                                                                               Year Ended December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                      Consumer    Business    Mortgage                     All       Total
 (In thousands)                                        Banking     Banking     Lending    Treasury      Other     Segments
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                $  166,393  $   47,413  $   73,809  $   13,715    $  2,183  $  303,513
 Provision for loan losses                               1,181       3,891       3,928          --          --       9,000
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision                   165,212      43,522      69,881      13,715       2,183     294,513
 Noninterest income                                     49,070       3,353      11,515      16,913      11,779      92,630
 Noninterest expenses                                  137,476      34,190      17,609      13,364      13,526     216,165
-----------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes                             76,806      12,685      63,787      17,264         436     170,978
 Income taxes                                           25,480       4,208      21,160       5,727         148      56,723
 Net income after taxes                             $   51,326  $    8,477  $   42,627  $   11,537    $    288  $  114,255
 Total assets                                       $1,150,354  $1,294,651  $3,973,558  $3,491,527    $ 21,654  $9,931,744
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                               Year Ended December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                      Consumer    Business    Mortgage                     All       Total
 (In thousands)                                        Banking     Banking     Lending    Treasury       Other    Segments
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                $  131,508  $   47,816  $   82,090  $   20,879    $    318  $  282,611
 Provision for loan losses                               1,227       2,063       4,813          --          --       8,103
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision                   130,281      45,753      77,277      20,879         318     274,508
 Noninterest income                                     34,327       3,820      10,266      19,609       7,402      75,424
 Noninterest expenses                                  117,671      28,351      26,452      12,122       9,137     193,733
-----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) before income taxes                      46,937      21,222      61,091      28,366      (1,417)    156,199
 Income taxes                                           17,373       7,884      22,607      10,540        (525)     57,879
 Net income (loss) after taxes                      $   29,564  $   13,338  $   38,484  $   17,826    $   (892) $   98,320
 Total assets                                       $  770,704  $1,047,640  $3,771,493  $4,224,685    $ 21,507  $9,836,029
-----------------------------------------------------------------------------------------------------------------------------------

The consumer banking segment includes consumer lending and the Bank's deposit generation and direct banking activities, which include the operation of automated teller machines and telebanking customer support, sales and small business lending. The business banking segment includes the Bank's investment in commercial and industrial loans and commercial real estate loans. The business banking segment also includes deposits and cash management activities for business banking. The mortgage lending segment includes the Bank's investment in residential real estate loan origination, servicing and secondary marketing activities. The treasury segment includes the Bank's investment in assets and liabilities managed by Treasury and includes interest-bearing deposits, securities, FHLB advances, repurchase agreements and other borrowings. All other includes the results of Webster's trust and investment and insurance subsidiaries, which offer products to both consumer and business customers.

During 1999 Webster changed its internal funds transfer pricing methodology, which charges or credits for use or source of funds. This change effected net interest income for all reported segments. As a result of the change in methodology there was an increase in interest income allocated to Consumer Banking and an increase in interest expense allocated to Business Banking, Mortgage Lending and Treasury.

The allocations are subject to periodic adjustment as the internal management accounting system is revised and business or product lines within the segments change. Also, because the development and application of these methodologies is a dynamic process, the financial results presented may be periodically revised.

Management allocates indirect expenses to its business segments. These expenses include administration, finance, operations and other support related functions. Net income (loss) after income taxes for the segments do not include certain income and expense categories (net of taxes), that aggregate to net expenses of $18.9 million for the year ended December 31, 1999 and $20.3 million for the year ended December 31, 1998, that do not directly relate to segments. The major categories not included in the segments for the year ended December 31, 1999, were (on a before tax basis) $14.6 million of capital securities expense, $4.2 million of dividend expense on the preferred stock of subsidiary corporation and $9.5 million of acquisition-related expenses. For the year ended December 31, 1998, the major categories not included in the segments were (on a before tax basis) $14.7 million of capital securities expense, $4.2 million of dividend expense on preferred stock and $21.0 million of acquisition-related expense.

NOTE 19: CAPITAL SECURITIES OF SUBSIDIARY TRUSTS
During 1997, Webster formed a statutory business trust, Webster Capital Trust I ("Trust I"), of which Webster owns all of the common stock. Trust I exists for the sole purpose of issuing trust securities and investing the proceeds in an equivalent amount of subordinated debentures of the Corporation. On January 31, 1997, Trust I completed a $100 million underwritten public offering of 9.36% Corporation-Obligated Manditorily Redeemable Capital Securities of Webster Capital Trust I ("capital securities"). The sole asset of Trust I is the $100 million of Webster's 9.36% junior subordinated deferrable interest debentures due in 2027 ("subordinated debt securities"), purchased by Trust I on January 30, 1997.

On April 1, 1997, Eagle Financial Capital Trust I, subsequently renamed Webster Capital Trust II ("Trust II"), completed a $50 million private placement of 10.00% capital securities. Proceeds from the issue were invested by Trust II in junior subordinated deferrable debentures issued by Eagle due in 2027. These debentures represent the sole assets of Trust II.

Total expenses for Trusts I and II were $14.6 million, $14.7 million and $11.4 million for 1999, 1998 and 1997 respectively, inclusive of issuance cost amortization. The expense associated with Trust I and Trust II is tax deductible.

At December 31, 1997, Webster owned $5.0 million of Trust II securities which were eliminated as a result of the pooling of interests. Subsequent to December 31, 1997 and prior to Webster's acquisition of Eagle, these securities were sold to a third party and were outstanding at December 31, 1998.

The subordinated debt securities are unsecured obligations of Webster and are subordinate and junior in right of payment to all present and future senior indebtedness of Webster. Webster has entered into a guarantee, which together with Webster's obligations under the subordinated debt securities and the declaration of trust governing Trust I and Trust II, including its obligations to pay costs, expenses, debts and liabilities (other than trust securities), provides a full and unconditional guarantee of amounts on the capital securities. The capital securities qualify as Tier I capital under regulatory definitions.

NOTE 20: PREFERRED STOCK OF SUBSIDIARY CORPORATION
The Bank formed and incorporated Webster Preferred Capital Corporation ("WPCC") in March 1997. WPCC was formed to provide a cost-effective means of raising funds, including capital, on a consolidated basis for the Bank. WPCC's strategy is to acquire, hold and manage real estate mortgage assets.

In December 1997, WPCC raised $50.0 million in a public offering in which $40 million was issued as Series A 7.375% cumulative redeemable preferred stock and $10.0 million was issued as Series B 8.625% cumulative redeemable preferred stock that is quoted under NASDAQ listing (WBSTP). All of WPCC's common stock is owned by the Bank. Dividend expense on the preferred stock for 1999 and 1998, inclusive of issuance cost amortization, was $4.2 million for each respective period and $85,000 for 1997. The preferred shares are not exchangeable into common stock or any other securities of the Bank or Webster, and will not constitute regulatory capital of either the Bank or Webster.

NOTE 21: LEGAL PROCEEDINGS
Webster is party to various legal proceedings normally incident to the kind of business conducted. Management believes that no material liability will result from such proceedings.

NOTE 22: PARENT COMPANY CONDENSED FINANCIAL INFORMATION
The Statements of Condition for 1999 and 1998 and the Statements of Income and Cash Flows for the three-year period ended December 31, 1999 (parent only) are presented below.

Statements of Condition

                                                                                                               December 31,
 (In thousands)                                                                                           1999        1998
-----------------------------------------------------------------------------------------------------------------------------------
 Assets:
  Cash and due from depository institutions                                                           $  7,032    $  1,021
  Interest-bearing deposits                                                                                300         735
  Securities available for sale                                                                        118,584     146,534
  Investment in subsidiaries                                                                           735,335     679,422
  Due from subsidiaries                                                                                      2          22
  Accrued interest receivable                                                                            1,263       1,191
  Other assets                                                                                           7,429       5,929
   Total assets                                                                                       $869,945    $834,854
-----------------------------------------------------------------------------------------------------------------------------------
 Liabilities and shareholders' equity:
  Senior notes due 2000                                                                               $ 40,000    $ 40,000
  Lines of credit                                                                                       39,000      10,000
  ESOP borrowings                                                                                          766       1,367
  Due to subsidiaries                                                                                       36          --
  Other liabilities                                                                                      4,476       7,033
  Corporation-obligated mandatorily redeemable capital securities of subsidiary trusts                 150,000     150,000
  Shareholders' equity                                                                                 635,667     626,454
   Total liabilities and shareholders' equity                                                         $869,945    $834,854
-----------------------------------------------------------------------------------------------------------------------------------

Statements of Income

                                                                                                   Years ended December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Dividends from subsidiary                                                                $ 50,806    $ 80,776   $  52,895
 Interest on securities                                                                      8,088       5,750       2,384
 Gain on sale of securities                                                                  1,834       8,039         937
 Other noninterest income                                                                        1          24          11
 Interest expense on borrowings                                                              5,541       5,018       3,812
 Capital securities expense                                                                 14,645      14,708      11,368
 Other noninterest expenses                                                                  7,304       7,104       8,062
-----------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes and equity
  in undistributed earnings of subsidiaries                                                 33,239      67,759      32,985
 Income tax benefit                                                                          6,524       3,856       7,765
-----------------------------------------------------------------------------------------------------------------------------------
 Income before equity in undistributed
  earnings of subsidiaries                                                                  39,763      71,615      40,750
 Equity in undistributed earnings of subsidiaries                                           55,587       6,404       6,862
 Net income                                                                               $ 95,350    $ 78,019   $  47,612
-----------------------------------------------------------------------------------------------------------------------------------

Statements of Cash Flows

                                                                                                   Years ended December 31,
 (In thousands)                                                                               1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------------
 Operating Activities:
  Net income                                                                              $ 95,350    $ 78,019   $  47,612
  Increase in interest receivable                                                              (72)       (940)       (186)
  (Increase) decrease in other assets                                                       (1,500)     11,428      (3,483)
  Gains on sale of securities                                                               (1,834)     (8,039)       (937)
  Equity in undistributed earnings of subsidiaries                                         (55,587)     (6,404)     (6,862)
  (Decrease) increase in other liabilities                                                  (2,557)     (3,036)        587
  Other, net                                                                                 1,080       1,038      11,786
  Net cash provided by operating activities                                                 34,880      72,066      48,517
-----------------------------------------------------------------------------------------------------------------------------------
 Investing activities:
  Purchases of securities available for sale                                              (132,824)   (265,132)   (114,819)
  Decrease (increase) in interest-bearing deposits                                             435       2,158      (2,088)
  Other, net                                                                                  (183)     (1,265)     (5,409)
  Sales and maturities of securities available for sale                                    148,852     176,688      61,986
  Distribution from (investment in) bank subsidiary                                         10,000      50,000     (93,793)
  Net cash provided (used) by investing activities                                          26,280     (37,551)   (154,123)
-----------------------------------------------------------------------------------------------------------------------------------
 Financing activities:
  Repayment of borrowings                                                                 (151,607)    (85,611)    (28,400)
  Proceeds from borrowings                                                                 180,006      95,000      10,000
  Net proceeds from issuance of capital securities                                              --       4,846     141,327
     Exercise of stock options                                                               9,342      10,816       5,808
     Cash dividends to shareholders                                                        (20,729)    (20,848)    (17,477)
     Common stock repurchases                                                              (72,161)    (39,861)     (6,020)
  Net cash (used) provided by financing activities                                         (55,149)    (35,658)    105,238
-----------------------------------------------------------------------------------------------------------------------------------
 Increase (decrease) in cash and cash equivalents                                            6,011      (1,143)       (368)
 Cash and cash equivalents at beginning of year                                              1,021       2,164       2,532
 Cash and cash equivalents at end of year                                                 $  7,032    $  1,021   $   2,164
-----------------------------------------------------------------------------------------------------------------------------------

NOTE 23: SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Selected quarterly data for 1999 and 1998 follows:

                                                                                 First      Second       Third      Fourth
 (In thousands, except per share data)                                          Quarter    Quarter     Quarter     Quarter
-----------------------------------------------------------------------------------------------------------------------------------
 1999:
 Interest income                                                              $160,026   $ 159,813    $162,179    $163,774
 Interest expense                                                               87,340      83,372      84,331      87,236
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                            72,686      76,441      77,848      76,538
 Provision for loan losses                                                       2,165       2,268       2,245       2,322
 Gain (loss) on sale of loans, loan servicing and securities, net               3,444        3,572        (499)      2,165
 Other noninterest income                                                       18,132      18,998      22,402      24,416
 Noninterest expenses                                                           55,646      58,272      59,136      71,407
-----------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes                                                     36,451      38,471      38,370      29,390
 Income taxes                                                                   12,478      13,121      11,973       9,760
 Net income                                                                   $ 23,973   $  25,350    $ 26,397    $ 19,630
-----------------------------------------------------------------------------------------------------------------------------------
 Net income per common share:
 Basic                                                                        $   0.55   $    0.57    $   0.58    $   0.44
 Diluted                                                                          0.54        0.56        0.57        0.43
------------------------------------------------------------------------------------------------------------------------------------



                                                                                 First      Second       Third      Fourth
 (Dollars in thousands, except per share data)                                 Quarter     Quarter     Quarter     Quarter
-----------------------------------------------------------------------------------------------------------------------------------
 1998:
 Interest income                                                              $174,300   $ 174,648    $167,185    $166,104
 Interest expense                                                              101,586     105,713      98,333      93,994
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                            72,714      68,935      68,852      72,110
 Provision for loan losses                                                       2,339       2,266       1,887       1,611
 Gain on sale of loans, loan servicing and securities, net                       4,190      10,438       2,510       5,631
 Other noninterest income                                                       13,228      13,548      15,943      17,150
 Noninterest expenses                                                           52,321      70,218      56,355      50,539
-----------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes                                                     35,472      20,437      29,063      42,741
 Income taxes                                                                   13,255       8,908       8,900      18,631
 Net income                                                                   $ 22,217   $  11,529    $ 20,163    $ 24,110
-----------------------------------------------------------------------------------------------------------------------------------
 Net income per common share:
 Basic                                                                        $   0.49   $    0.25    $   0.44    $   1.71
 Diluted                                                                          0.47        0.25        0.44        0.53
------------------------------------------------------------------------------------------------------------------------------------


Quarters affected by acquisition-related charges include the quarter ended December 31, 1999 with approximately $9.5 million of NECB expenses, the quarter ended September 30, 1998 with approximately $3.6 million of BSW and OPBT expenses and the quarter ended June 30, 1998 which includes $1.5 million of provision for loan losses and $17.4 million of Eagle acquisition-related expenses.

All periods presented have been retroactively restated to reflect the inclusion of the results of NECB and Eagle, which were acquired on December 1, 1999 and April 15, 1998, respectively, and were accounted for using the pooling of interests method.

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

In addition, the Audit Committee of the Board of Directors, consisting solely of independent outside directors, meets periodically with management, the internal auditors and the independent auditors to review internal controls, audit results and accounting principles and practices, and annually recommends to the Board of Directors the selection of independent auditors.

/s/ James C. Smith
------------------------------------
James C. Smith
Chairman and Chief Executive Officer



/s/ Peter J. Swiatek
------------------------------------
Peter J. Swiatek
Controller

Independent Auditors' Report

The Board of Directors and Shareholders of Webster Financial Corporation Waterbury, Connecticut
We have audited the accompanying consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webster Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.



/s/ KPMG LLP
---------------------
KPMG LLP
Hartford, Connecticut
January 28, 2000

Shareholder Information
Corporate Headquarters

Webster Financial Corporation and Webster Bank
Webster Plaza
Waterbury, CT 06702
(203) 753-2921
www.websterbank.com
Transfer Agent and Registrar
American Stock Transfer & Trust Co.
Shareholder Services
40 Wall Street
New York, NY 10005
1-800-937-5449
www.amstock.com

Dividend Reinvestment and Stock Purchase Plan
Stockholders wishing to receive a prospectus for the Dividend Reinvestment and Stock Purchase Plan are invited to write to American Stock Transfer & Trust Co. at the address listed above, or call 1-800-278-4353.

Stock Listing Information
The common stock of Webster is traded on the NASDAQ National Market System under the symbol "WBST."

Investor Relations Contact:
James M. Sitro, CPA, Senior Vice President,
Investor Relations (203) 578-2399
jsitro@websterbank.com

Form 10-K and Other Reports
Our annual report to the Securities and Exchange Commission (Form 10-K), additional copies of this report, and quarterly reports may be obtained free of charge by accessing our Web site (www.websterbank.com) or by contacting James M. Sitro, CPA, Senior Vice President, Investor Relations, Webster Plaza, Waterbury, CT 06702.

Common Stock  Dividends and Market  Prices
The following table shows dividends declared and the market price per share by quarter for 1999 and 1998.

Common Stock

           (Per Share)                 Market Price
-------------------------------------------------------------------------------

                  Cash
             Dividends                              End of
 1999         Declared          Low        High     Period
-------------------------------------------------------------------------------
 Fourth          $  .12      $ 21 7/8   $ 28 3/4   $ 23 9/16
 Third              .12        24 3/4     28 13/16   25 1/2
 Second             .12        26 3/16    32         27 1/8
 First              .11        27 7/16    31 1/8     28 7/8
-------------------------------------------------------------------------------
                  Cash
             Dividends                              End of
 1998         Declared          Low        High     Period
-------------------------------------------------------------------------------
 Fourth          $  .11      $ 18 7/8   $ 28 1/8   $ 27 7/16
 Third              .11        20 5/8     34 5/8     24 3/8
 Second             .11        31 7/16    36 1/4     33 1/4
 First              .11        28 9/16    35         34 3/4
-------------------------------------------------------------------------------


Market Makers:
Adams, Harkness & Hill, Inc.
Advest, Inc.
Bear, Stearns & Co., Inc.
First Albany Corporation
F.J. Morrissey & Co., Inc.
Fox-Pitt, Kelton, Inc.
Friedman, Billings, Ramsey & Co., Inc.
Herzog, Heine, Geduld, Inc.
Jeffries & Company, Inc.
J.P. Morgan Securities Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities, L.P.
Legg Mason Wood Walker Inc.
Lehman Brothers Inc.
Mayer & Schweitzer Inc.
Merrill Lynch, Pierce, Fenner & Smith, Inc.
Paine Webber Inc.
Ryan Beck & Co., Inc.
Sandler O'Neill & Partners
Sherwood Securities Corp.
Salomon Smith Barney Inc.
Spear, Leeds & Kellogg
Troster Singer Corp.
Tucker Anthony Incorporated
USCC Trading, Div. Fleet Secs
Warburg Dillon Read, L.L.C.

Research Coverage:
Advest, Inc.
Duff & Phelps Credit Rating Co.
First Albany Corporation
Fitch IBCA, Inc.
Fox-Pitt, Kelton
Friedman, Billings, Ramsey & Co., Inc.
Keefe, Bruyette & Woods, Inc.
Johnston Lemon and Co.
Lehman Brothers, Inc.
Merrill Lynch, Pierce, Fenner & Smith, Inc.
Ryan Beck and Co.
Sandler O'Neil & Partners
Standard and Poor's
Tucker Cleary Incorporated
Value Line

Annual Meeting

The annual meeting of shareholders of Webster Financial Corporation will be held on April 27, 2000 at 4:00 P.M. at the Courtyard by Marriott, 63 Grand Street, Waterbury, Connecticut. As of February 28, 2000 there were 43,010,202 shares of common stock outstanding and approximately 12,000 shareholders of record.

Webster Bank Information
For more information on Webster Bank products and services, call 1-800-325-2424, or write:

Webster Bank
Customer Contact Center
P.O. Box 191
CH420
Waterbury, Connecticut 06720-0191
www.websterbank.com